     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 2, 1996
                                                      REGISTRATION NO. 33-
________________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                       BENEDEK COMMUNICATIONS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------

                 DELAWARE                                       6719                               36-4076007
       (STATE OR OTHER JURISDICTION                 (PRIMARY STANDARD INDUSTRIAL                (I.R.S. EMPLOYER
             OF INCORPORATION)                       CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

                            ------------------------

                           STEWART SQUARE, SUITE 210
                             308 WEST STATE STREET
                            ROCKFORD, ILLINOIS 61101
                                 (815) 987-5350
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                               A. RICHARD BENEDEK
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                       BENEDEK COMMUNICATIONS CORPORATION
                           STEWART SQUARE, SUITE 210
                             308 WEST STATE STREET
                            ROCKFORD, ILLINOIS 61101
                                 (815) 987-5350
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                WITH A COPY TO:

                             PAUL S. GOODMAN, ESQ.
                              SHACK & SIEGEL, P.C.
                                530 FIFTH AVENUE
                            NEW YORK, NEW YORK 10036
                                 (212) 782-0700

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED               PROPOSED
                                                                   MAXIMUM                MAXIMUM
          TITLE OF EACH CLASS OF SECURITIES    AMOUNT TO BE     OFFERING PRICE       AGGREGATE OFFERING         AMOUNT OF
                  TO BE REGISTERED              REGISTERED        PER UNIT(1)             PRICE(1)         REGISTRATION FEE(1)
13 1/4% Senior Subordinated Discount Notes
  due 2006..................................   $170,000,000          53.046%             $90,178,200           $ 31,096.15

(1) Calculated pursuant to Rule 457(f).
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

________________________________________________________________________________

                  SUBJECT TO COMPLETION, DATED AUGUST 2, 1996

PROSPECTUS

                       BENEDEK COMMUNICATIONS CORPORATION

                             OFFER TO EXCHANGE ITS
      13 1/4% SENIOR SUBORDINATED DISCOUNT NOTES DUE 2006, WHICH HAVE BEEN
            REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED,
                       FOR ANY AND ALL OF ITS OUTSTANDING
              13 1/4% SENIOR SUBORDINATED DISCOUNT NOTES DUE 2006,

                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
          NEW YORK CITY TIME, ON               , 1996, UNLESS EXTENDED
                            ------------------------
     Benedek Communications Corporation, a Delaware corporation (the 'Company'), hereby offers to exchange $1,000 principal amount at maturity of its 13 1/4% Senior Subordinated Discount Notes due 2006 (the 'Exchange Securities') which have been registered under the Securities Act of 1933, as amended (the 'Securities Act'), pursuant to a Registration Statement of which this Prospectus is a part, for each $1,000 principal amount at maturity of its 13 1/4% Senior Subordinated Discount Notes due 2006 (the 'Existing Notes') outstanding on the date hereof upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the 'Exchange Offer'). The Exchange Securities and Existing Notes are collectively hereinafter referred to as the 'Notes.' The terms of the Exchange Securities are identical in all material respects to those of the Existing Notes except (i) for certain transfer restrictions and registration rights relating to the Existing Notes and (ii) that, if by November 4, 1996, neither an Exchange Offer with respect to the Existing Notes has been consummated nor a Shelf Registration Statement (as defined) with respect to such Existing Notes has been declared effective, additional cash interest will accrue on each Existing Note from and including November 5, 1996 until but excluding the earlier of the date of consummation of the Exchange Offer and the effective date of the Shelf Registration Statement at a rate of 0.50% per annum. The Exchange Securities will be issued pursuant to, and entitled to the benefits of, the Indenture (as defined) governing the Existing Notes.

     The Existing Notes were issued at a substantial discount from their principal amount. Interest will not accrue on the Notes prior to May 15, 2001. Thereafter, interest will be payable in cash semi-annually on May 15 and November 15 of each year, commencing on November 15, 2001.

     The Exchange Securities will be obligations of the Company evidencing the same debt as the Existing Notes, and will be entitled to the benefits of the same Indenture, which governs both the Existing Notes and the Exchange Securities. The form and terms of the Exchange Securities are the same as the form and terms of the Existing Notes except that the Exchange Securities have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof. See 'The Exchange Offer.' The Existing Notes are, and the Exchange Securities will be, subordinated in right of payment to all existing and future Senior Debt (as defined) of the Company. As of March 31, 1996, on a pro forma basis after giving effect to the Transactions (as defined), the Company would have had outstanding approximately $263.7 million of Senior Debt. The Existing Notes are, and the Exchange Securities will be, effectively subordinated to creditors of subsidiaries of the Company. At March 31, 1996, on a pro forma basis, the total liabilities of the Company's subsidiaries would have been $286.3 million, including $263.7 million of Senior Debt.

     The Company will accept for exchange any and all Existing Notes validly tendered and not withdrawn prior to the Expiration Date. The term 'Expiration
Date'  shall mean 5:00 p.m., New York City time, on               , 1996, unless
the Company shall, in its sole discretion, have extended the period of time for which the Exchange Offer is open, in which event the 'Expiration Date' shall mean the latest time and date at which the Exchange Offer, as so extended by the Company, shall expire. The Exchange Offer may be extended, terminated or amended as provided herein. Notwithstanding the foregoing, the Expiration Date shall not be later than 5:00 p.m., New York City time, on the date 60 days from the date of this Prospectus. The Exchange Offer is subject to certain customary conditions. See 'The Exchange Offer.'

                                                  (Cover continued on next page)
                            ------------------------
     Prior to the Exchange Offer, there has been no public market for the Existing Notes. If a market for the Exchange Securities should develop, such Exchange Securities could trade at a discount from the Accreted Value (as defined). The Company currently does not intend to list the Exchange Securities on any securities exchange or to seek approval for quotation through any automated quotation system and no active public market for the Exchange Securities is currently anticipated. There can be no assurance that an active public market for the Exchange Securities will develop.

     The Exchange Offer is not conditioned upon any minimum principal amount of Existing Notes being tendered for exchange pursuant to the Exchange Offer.

     SEE 'RISK FACTORS' ON PAGE 23 FOR A DISCUSSION OF CERTAIN FACTORS WHICH HOLDERS OF EXISTING NOTES SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER.
                            ------------------------
THESE  SECURITIES  HAVE  NOT  BEEN APPROVED  OR  DISAPPROVED  BY  THE SECURITIES
  AND EXCHANGE COMMISSION OR  ANY STATE SECURITIES  COMMISSION, NOR HAS  THE
    SECURITIES  AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES COMMISSION
     PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.   ANY
       REPRESENTATION   TO   THE   CONTRARY   IS   A   CRIMINAL  OFFENSE.
                            ------------------------
               The date of this Prospectus is              , 1996.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

(Cover continued from previous page)

     The Exchange Securities are being offered hereunder in order to satisfy certain obligations of the Company contained in the Exchange and Registration Rights Agreement dated May 30, 1996 (the 'Registration Agreement'), between the Company and Goldman, Sachs & Co., as the initial purchaser (the 'Initial Purchaser'), with respect to the initial sale of the Existing Notes. Based on interpretations by the staff of the Securities and Exchange Commission (the 'SEC') in letters issued to third parties, Exchange Securities issued pursuant to the Exchange Offer in exchange for Existing Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder which is an 'affiliate' of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Securities are acquired in the ordinary course of such holder's business, such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Securities and such holder is not engaged in and does not intend to engage in a distribution of such Exchange Securities. Each broker-dealer that receives Exchange Securities for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Securities. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an 'underwriter' within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Securities received in exchange for Existing Notes where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See 'Plan of Distribution.'

     The Company will not receive any proceeds from the Exchange Offer. The Company will pay all the expenses incident to the Exchange Offer. Tenders of Existing Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date for the Exchange Offer. In the event the Company terminates the Exchange Offer and does not accept for exchange any Existing Notes with respect to the Exchange Offer, the Company will promptly return such Existing Notes to the holders thereof. See 'The Exchange Offer.'

                             AVAILABLE INFORMATION

     The Company has filed with the SEC a Registration Statement (which term shall include any amendment thereto) on Form S-4 under the Securities Act, with respect to the Exchange Securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Company and the Exchange Securities, reference is made to the Registration Statement, including the exhibits and schedules to such Registration Statement, copies of which may be obtained as noted below. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

     The Registration Statement and the exhibits and schedules to such Registration Statement filed by the Company with the SEC, may be inspected and copied at the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or part of such materials can be obtained from the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

     Following consummation of the Exchange Offer, the Company will be subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), during the current fiscal year by reason of the public offering and the issuance of the Exchange Securities. In accordance with the Exchange Act, the Company will file with the SEC the reports and other information required to be filed under the Exchange Act. The Company anticipates, however, that it will not be subject to the reporting requirements of the Exchange Act in future fiscal years; however, the Indenture governing the Exchange Securities provides that the Company must continue to file with the SEC copies of the annual reports and other information, documents and reports specified in Sections 13 and 15(d) of the Exchange Act so long as the Exchange Securities are outstanding.

                     [THE STATIONS GRAPHIC REPRESENTATION]

                              CERTAIN DEFINITIONS

     As used in the Prospectus, unless the context otherwise requires:

     Company   refers   to  Benedek   Communications  Corporation,   a  Delaware
corporation which is the sole stockholder of Benedek Broadcasting;

     Benedek Broadcasting refers to Benedek Broadcasting Corporation, a Delaware corporation, and its subsidiaries (BLC);

     LLC refers to Benedek Broadcasting Company, L.L.C., a Delaware limited liability company, owned 99% by Benedek Broadcasting and 1% by A. Richard Benedek, formed in connection with the issuance of Benedek Broadcasting's outstanding 11 7/8% Senior Secured Notes due 2005 (the 'Senior Secured Notes') to hold all of the licenses and authorizations issued by the Federal Communications Commission (the 'FCC') for the operation of the Benedek Stations which was merged with BLC upon the consummation of the Transactions;

     BLC refers to Benedek License Corporation, a Delaware corporation which was merged with the LLC upon the consummation of the Transactions as a result of which it became a wholly-owned subsidiary of Benedek Broadcasting, and which holds all of the licenses and authorizations issued by the FCC for the operation of all the Stations;

     Benedek Stations refers to the nine network-affiliated television stations owned by Benedek Broadcasting prior to consummation of the Transactions;

     Stauffer refers to Stauffer Communications, Inc.;

     Stauffer Agreement refers to the Assets Purchase and Sale Agreement, as amended, among the Company, Stauffer and Morris Communications Corporation pursuant to which the Company acquired substantially all of the broadcast television assets of Stauffer.

     Stauffer Stations refers to the five network-affiliated television stations (and four satellite stations) owned by Stauffer prior to the consummation of the Transactions and acquired by Benedek Broadcasting;

     Brissette refers to Brissette Broadcasting Corporation and its wholly-owned subsidiaries;

     Brissette Agreement refers to the Stock Purchase Agreement, as amended, among the Company, Mr. Paul Brissette, General Electric Capital Corporation ('GECC') and Brissette, pursuant to which the Company acquired all of the capital stock of Brissette.

     Brissette Stations refers to the eight network-affiliated television stations owned by Brissette prior to the consummation of the Transactions and acquired by Benedek Broadcasting;

     Acquired Stations refers collectively to the Stauffer Stations and the Brissette Stations; and

     Stations refers collectively to the Benedek Stations and the Acquired Stations.

     As further described under 'The Acquisitions,' Benedek Broadcasting acquired substantially all of the television broadcast assets of Stauffer and all of the capital stock of Brissette (the 'Acquisitions'). The Company, together with Benedek Broadcasting, implemented a financing plan (the 'Financing Plan,' and together with the Acquisitions and certain other events, the 'Transactions') in order to finance the Acquisitions and to pay fees and expenses related thereto. The Financing Plan consisted of the offer and sale by the Company of the Existing Notes, borrowings by Benedek Broadcasting under the Credit Agreement, the offer and sale by the Company of the Units and the issuance by the Company of its Seller Junior Discount Preferred Stock. Issue Date refers to June 6, 1996, the date on which the Transactions were completed.

     Credit Agreement refers to the credit agreement, dated as of June 6, 1996, among Benedek Broadcasting, as borrower, the Company, the Lenders referred to therein, Canadian Imperial Bank of Commerce, New York Agency ('CIBC'), as administrative agent and collateral agent, Pearl Street L.P. ('Pearl Street'), as arranging agent, and Goldman, Sachs & Co., as syndication agent, pursuant to which Benedek Broadcasting borrowed $128.0 million in term loans (the 'Term Loan Facilities') and may borrow up to $15.0 million in revolving credit loans (the 'Revolving Credit Facility');

     Exchangeable Preferred Stock refers to the 15.0% Exchangeable Redeemable Senior Preferred Stock issued by the Company;

     Seller Junior Discount Preferred Stock refers to the preferred stock issued by the Company to GECC and Mr. Paul Brissette, the sellers of the Brissette Stations;

     Senior Secured Notes refers to the 11 7/8% Senior Secured Notes due 2005 of Benedek Broadcasting;

     Units refers to the Units issued by the Company, each consisting of ten shares of Exchangeable Preferred Stock, ten Initial Warrants and 14.8 Contingent Warrants;

     Initial Warrants refers to 600,000 warrants, each to purchase one share of Class A Common Stock of the Company;

     Contingent Warrants refers to 888,000 warrants, each to purchase one share of Class A Common Stock of the Company;

     Warrants refers to the Initial Warrants and the Contingent Warrants;

     Warrant Shares refers to the shares of the Company's Class A Common Stock issuable upon exercise of the Warrants;

     Operating cash flow refers to operating income before financial income (expense) as derived from statements of operations plus depreciation and amortization, amortization of program broadcast rights and non-cash compensation less cash payments for program broadcast rights;

     Operating cash flow margin refers to operating cash flow divided by net revenues;

     Broadcast cash flow refers to operating income before financial income (expense) as derived from statements of operations plus depreciation and amortization, amortization of program broadcast rights, corporate expenses and non-cash compensation less cash payments for program broadcast rights; and

     Broadcast cash flow margin refers to broadcast cash flow divided by net revenues.

     Operating cash flow and broadcast cash flow data have been included herein because such data is used by certain investors to measure a company's ability to service debt. Operating cash flow and broadcast cash flow do not purport to represent cash provided by operating activities as reflected in the Consolidated Financial Statements of Benedek Broadcasting, the Financial Statements of Stauffer or the Consolidated Financial Statements of Brissette, are not measures of financial performance under generally accepted accounting principles ('GAAP') and should not be considered in isolation or as substitutes for measures of performance prepared in accordance with GAAP.

                            MARKET AND INDUSTRY DATA

     As used in the Prospectus:

     designated market area ('DMA') or market area is defined as a specific geographic market designated by A.C. Nielsen Company ('Nielsen') for the sale of national 'spot' and local advertising time sales;

     market rank means the ranking of the DMA among all markets, measured by the number of television households in each DMA, as listed in the February 1996 Nielsen Station Index reports;

     number of commercial stations in market represents the number of television broadcasting stations in the market, excluding public, low power and national cable stations;

     station rank in market is a station's rank in the market among all commercial stations in a station's market, measured by such station's average share during the February, May, July and November ratings periods, Sunday through Saturday, 6:00 a.m. to 2:00 a.m., unless another measurement period is referenced;

     a station's rating represents the number of households actually viewing the station as a percentage of the total potential audience in the DMA, measured by such station's average ratings during the February, May, July and November ratings periods, Sunday through Saturday, 6:00 a.m. to 2:00 a.m., unless another measurement period is referenced;

     a station's share represents the percentage of households actually viewing television which are viewing that station, measured by such station's average Nielsen shares during the February, May, July and November ratings periods, Sunday through Saturday, 6:00 a.m. to 2:00 a.m., unless another measurement period is referenced; and

     cable penetration means the percentage of all television households in a DMA subscribing to cable television service, according to the February 1996 Nielsen Station Index reports.

     All rank, rating and share information set forth in the Prospectus refers to the calendar year 1995 unless otherwise specified. See 'Business -- Rating Service Data.'

                                    SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this Prospectus. As used herein, unless the context otherwise requires, the 'Company' means Benedek Communications Corporation and its subsidiaries (including Benedek Broadcasting Corporation) after giving effect to the Transactions, which were completed on June 6, 1996. Certain capitalized terms used in the Offering Circular are defined herein under the caption 'Description of the Notes -- Certain Definitions.'

                                  THE COMPANY

     The Company owns 22 network-affiliated television stations in the United States. The Stations are diverse in geographic location and network affiliation, serve small to medium-sized markets and, in the aggregate, reach communities in 24 states. Twelve of the Stations are affiliated with CBS, six are affiliated with ABC, and four are affiliated with NBC. On a pro forma basis giving effect to the Transactions, the Company would have had net revenues, broadcast cash flow and operating cash flow of $121.3 million, $52.7 million and $50.8 million, respectively, for the fiscal year ended December 31, 1995.

     The Company believes that the Acquired Stations have been underperforming in terms of their overall revenue potential and can be operated more efficiently under Company management, thereby offering the Company an attractive opportunity to improve broadcast cash flow. The Company believes that such improvement can be achieved by expanding the Acquired Stations' share of market revenues and by increasing viewership levels through an increased emphasis on local news and informational programming and cost-effective purchasing of competitive syndicated and first run programming.

     The Company believes that the broadcast cash flow margins of the Stauffer Stations of 19.7%, 29.5% and 23.1% during 1993, 1994 and 1995, respectively, can be substantially improved in the near-term. In comparison, the broadcast cash flow margins for the Benedek Stations for the same periods were 40.5%, 44.4% and 42.3%, respectively. The Company further believes that although the Brissette Stations have operated at attractive margins, the previous ownership of the Brissette Stations operated with a focus on managing costs, not on maximizing revenues and broadcast cash flow growth. This strategy typically resulted in the Brissette Stations capturing a smaller share of advertising revenue in their respective markets than their audience share in these markets. The compound annual growth rate of net revenues and broadcast cash flow of the Benedek Stations (excluding the station in Dothan, Alabama acquired by Benedek Broadcasting in 1995) for the five-year period from 1991 through 1995 was 7.8% and 9.0%, respectively, as compared to 4.0% and 3.6%, respectively, for the Brissette Stations during the same period.

     The Stations are located in markets ranked in size from 83 to 201 out of the 211 markets surveyed by Nielsen. The Company believes that broadcast television stations in small to medium-sized markets offer an opportunity to generate attractive and stable operating cash flow due to limited competition for viewers from other over-the-air broadcasters, from other media soliciting advertising expenditures and from other broadcasters purchasing syndicated programming. The Company targets small and medium-sized markets that have stable employment and population and a diverse base of employers. The markets targeted by the Company generally have population centers that share common community interests and are receptive to local programming. Each of the Stations is affiliated with one of the national television networks, which provides an established audience and reputation for national news, sports and entertainment programming. With the established audiences provided by network affiliations, management seeks to implement its strategy to enhance non-network ratings and revenues while controlling costs.

     The Company believes that the television industry is in a period of consolidation as a result of which a relatively small number of station operators will emerge as the leading television station group owners in the United States. Recent telecommunications legislation that eliminates restrictions on the number of television stations that any individual or entity may own so long as the aggregate audience reach does not exceed 35% of all United States households is likely to accelerate this trend. The Company's growth strategy, of which the acquisition of the Stauffer Stations and Brissette Stations is a part, is to become one of the leading group owners of small to medium-sized market television stations in the United States. The Company believes that this expansion will create economies of scale which will (i) improve its ability to negotiate more favorable arrangements with program suppliers, national sales representation firms, equipment vendors and television networks, (ii) enable it to develop program consortiums for regional news and sports programming and (iii) enhance its ability to attract and retain strong management and on-air talent.

     The following table sets forth certain information for each of the Stations and the markets they serve:

                                                                                             NUMBER OF
                                                                                             COMMERCIAL
                                                                                              STATIONS    STATION
                                            MARKET      CALL                      NETWORK        IN       RANK IN       CABLE
                MARKET AREA                  RANK      LETTERS     CHANNEL(c)   AFFILIATION    MARKET     MARKET    PENETRATION
- ------------------------------------------- ------   ----------    ----------   ------------ ----------   -------   -----------
BENEDEK STATIONS
    Youngstown, Ohio                           95         WYTV         33           ABC           3           3        72.3%
    Duluth, Minnesota and                     134      KDLH-TV          3           CBS           3           2        52.7%
      Superior, Wisconsin
    Rockford, Illinois                        136      WIFR-TV         23           CBS           4           1        68.4%
    Quincy, Illinois and Hannibal, Missouri   158      KHQA-TV          7           CBS           2           1        60.6%
    Dothan, Alabama                           172      WTVY-TV          4           CBS           3           1        65.8%
    Panama City, Florida                      159      WTVY-TV          4           CBS           4           3        68.3%
    Bowling Green, Kentucky                   181      WBKO-TV         13           ABC           2           1        56.7%
    Meridian, Mississippi                     182      WTOK-TV         11           ABC           3           1        52.4%
    Parkersburg, West Virginia                184      WTAP-TV         15           NBC           1           1        76.4%
    Harrisonburg, Virginia                    201      WHSV-TV          3           ABC           1           1        67.3%

STAUFFER STATIONS
    Santa Barbara, Santa Maria and            115      KCOY-TV         12           CBS           4           3        85.7%
      San Luis Obispo, California
    Topeka, Kansas                            140      WIBW-TV         13           CBS           3           1        73.1%
    Columbia and Jefferson City, Missouri     146     KMIZ(TV)         17           ABC           3           3        59.7%
    Casper and Riverton, Wyoming              192      KGWC-TV         14           CBS           3           2(e)     68.9%(e)
                                              192      KGWL-TV(a)       5           CBS          (d)         (e)      (e)
                                              192      KGWR-TV(a)      13           CBS          (d)         (e)      (e)
    Cheyenne, Wyoming, Scottsbluff,           193      KGWN-TV          5           CBS           4           1(f)     73.0%(f)
      Nebraska and Sterling, Colorado         193      KSTF-TV(b)      10           CBS          (d)         (f)      (f)
                                              193      KTVS-TV(b)       3           CBS          (d)         (f)      (f)

BRISSETTE STATIONS
    Madison, Wisconsin                         83     WMTV(TV)         15           NBC           4           2        61.5%
    Springfield and Holyoke, Massachusetts    102     WWLP(TV)         22           NBC           2           1        81.8%
    Lansing, Michigan                         106      WILX-TV         10           NBC           4           2        65.1%
    Peoria and Bloomington, Illinois          109     WHOI(TV)         19           ABC           4           3        71.3%
    Wausau and Rhinelander, Wisconsin         131      WSAW-TV          7           CBS           3           1        50.6%
    Wheeling, West Virginia and               138      WTRF-TV          7           CBS           2           2        76.4%
      Steubenville, Ohio
    Wichita Falls, Texas and                  139      KAUZ-TV          6           CBS           4           3        68.8%
      Lawton, Oklahoma
    Odessa and Midland, Texas                 149      KOSA-TV          7           CBS           4           2        73.5%

- ------------

(a) Satellite station of KGWC-TV.

(b) Satellite station of KGWN-TV.

(c) Channels 2 through 13 are broadcast over the very high frequency (VHF) band of the broadcast spectrum and channels 14 through 69 are broadcast over the ultra-high frequency (UHF) band of the broadcast spectrum.

(d) Satellite stations are not considered distinct stations in this market for Nielsen purposes.

(e) Station Rank and Cable Penetration information for KGWC-TV includes data for satellite stations KGWL-TV, Lander, Wyoming and KGWR-TV, Rock Springs, Wyoming, as reported by Nielsen.

(f) Station Rank and Cable Penetration information for KGWN-TV includes data for satellite stations KSTF-TV, Scottsbluff, Nebraska and KTVS-TV, Sterling, Colorado, as reported by Nielsen.

                                    STRATEGY

     The Company's senior management team, led by A. Richard Benedek, Chairman and Chief Executive Officer, and K. James Yager, President and Chief Operating Officer, has extensive experience in acquiring and improving the operations of television stations. Management's primary operating strategy is to maximize each Station's advertising revenue through local news, information and community-oriented programming that has broad audience appeal and value-added sales potential, while maintaining strict cost controls. Key elements of management's strategy include:

          LOCAL NEWS LEADERSHIP AND LOCAL PROGRAMMING. The Company concentrates its programming resources on local news and informational programming that distinguish its Stations in their respective markets. Management of the Company believes that strong, well-differentiated local news programming attracts high viewership levels, particularly of demographic groups that are appealing to both local and national advertisers, thereby allowing the Company to maximize advertising rates. Six of the nine Benedek Stations are the number one ranked news stations in their respective markets, whereas only four of the 13 Acquired Stations are the number one ranked news stations in their respective markets. The Company believes that the Acquired Stations will benefit from the Company's focus on local news and community-oriented programming.

          SYNDICATED PROGRAMMING. The Company selectively purchases first run and off-network syndicated programming designed to reach specific demographic groups attractive to advertisers. The Company seeks to acquire programs that are available on a cost effective basis for limited licensing periods, allow scheduling flexibility, complement each Station's overall programming mix and counter competitive programming. As a result of the limited competition from other broadcasters purchasing syndicated programming in the small and medium-sized markets served by the Company, program expense as a percentage of net revenues for the Stations was 4.3% and 4.1% in 1994 and 1995, respectively, as compared to approximately 9.1% for all network-affiliated stations in 1994. In addition, the Company believes that the programming mix of the Acquired Stations can be improved on a cost effective basis.

          LOCAL SALES EMPHASIS. Management's sales strategy focuses on increasing the sale of local advertising by attracting new advertisers to television and increasing the amount of advertising dollars being spent by existing local advertisers. Management emphasizes local sales by operating professional local sales departments, utilizing extensive sales training programs, producing commercials for local clients, producing news and informational programming with local advertising appeal and sponsoring or co-promoting local events and activities that give local advertisers unique value-added community identity.

          FINANCIAL PLANNING AND CONTROLS. Management emphasizes strict control of the Company's programming and operating costs as an important factor in increasing broadcast cash flow. The Company continually seeks to identify and implement cost savings opportunities. Furthermore, the Company maintains a detailed budgeting process and reviews performance relative to budget monthly with respect to both revenues and expenses, thereby enabling management to react promptly to changes in market conditions.

          FUTURE ACQUISITIONS AND OPPORTUNITIES. The Company intends to pursue additional acquisitions of broadcast television stations, primarily of network-affiliated stations in small to medium-sized markets where the Company believes it can successfully implement its operating strategy and where such stations can be acquired on financially acceptable terms. Additionally, a rule making proceeding is currently pending before the FCC regarding possible relaxation of the local television duopoly rules. If these rules are implemented, the Company intends to explore opportunities to enter into local marketing agreements with other stations in markets where it currently operates as well as in other markets.

                                THE ACQUISITIONS
     The Acquisitions are a central part of the Company's strategy to become one of the leading television station group owners of small to medium-sized market television stations in the United States. The Acquisitions are consistent with the Company's strategy to acquire network-affiliated television stations in markets with a limited number of media competitors for local advertising revenues.

     The Company has identified approximately $4.998 million of increases to operating cash flow which it would have realized in 1995 on a pro forma basis giving effect to the Transactions. See 'Pro Forma Financial Statements.' Of this amount, the Company would have realized an increase in pro forma net revenues of $0.446 million to reflect (i) increased network compensation under new affiliation agreements for certain of the Stations and (ii) increased revenues from a national sales representative firm for certain of the Acquired Stations. In addition the Company would have realized $4.552 million of pro forma cost savings at the Stations comprised of (i) the net effect of the elimination of substantially all of the corporate expenses of Brissette, offset in part by the addition of certain corporate management by the Company and related costs ($1.983 million on a net basis), (ii) the effect of reduced commission rates payable to national sales representative firms under new agreements negotiated by the Company ($0.284 million), (iii) elimination of redundant operating expenses, including the elimination of certain positions at the Acquired Stations ($1.345 million), (iv) adjustments to certain employee benefits and compensation practices at the Acquired Stations ($0.355 million), (v)
implementation at the Acquired Stations of operating strategies currently utilized at the Benedek Stations ($0.545 million) and (vi) the implementation of the Company's historical program purchase practices ($0.040 million).

     THE STAUFFER ACQUISITION. On June 6, 1996, the Company acquired substantially all of the broadcast television assets (including working capital of approximately $1.6 million) of Stauffer consisting of five principal broadcast television stations and four satellite broadcast television stations for a purchase price of $54.5 million. The principal stations acquired by the Company were KCOY-TV, Santa Maria, California; WIBW-TV, Topeka, Kansas; KMIZ(TV), Columbia, Missouri; KGWC-TV, Casper, Wyoming; and KGWN-TV, Cheyenne, Wyoming. KGWC-TV operates two satellite stations, KGWL-TV, Lander, Wyoming, and KGWR-TV, Rock Springs, Wyoming, both of which rebroadcast the programming of KGWC-TV. KGWN-TV operates two satellite stations, KSTF-TV, Scottsbluff, Nebraska and KTVS-TV, Sterling, Colorado, both of which rebroadcast the programming of KGWN-TV. All of the Stauffer Stations are affiliated with CBS, except for KMIZ(TV), Columbia, Missouri, which is affiliated with ABC. For the year ended December 31, 1995, the Stauffer Stations had net revenues of $17.3 million, broadcast cash flow of $4.0 million and broadcast cash flow margin of 23.1%.

     THE BRISSETTE ACQUISITION. On June 6, 1996, the Company acquired all of the capital stock of Brissette for $270.0 million in cash and preferred stock. All of the outstanding indebtedness of Brissette was paid in full by the sellers at the closing. Pursuant to the Brissette Agreement, at the closing Brissette was required to have working capital of at least $8.8 million and any amount in excess thereof was paid to the sellers. By acquiring all of the capital stock of Brissette, the Company acquired eight network-affiliated television stations including WMTV(TV), the NBC affiliate serving Madison, Wisconsin; WWLP(TV), the NBC affiliate serving Springfield, Massachusetts; WILX-TV, the NBC affiliate serving Lansing, Michigan; WHOI(TV), the ABC affiliate serving Peoria, Illinois; WSAW-TV, the CBS affiliate serving Wausau, Wisconsin; WTRF-TV, the CBS affiliate serving Wheeling, West Virginia and Steubenville, Ohio; KAUZ-TV, the CBS affiliate serving Wichita Falls, Texas; and KOSA-TV, the CBS affiliate serving Odessa, Texas. For the year ended December 31, 1995, Brissette had net revenues of $51.3 million, broadcast cash flow of $23.9 million and broadcast cash flow margin of 46.5%.

     Of the $270.0 million paid for the capital stock of Brissette, $225.0 million was paid in cash and $45.0 million was paid by the issuance to GECC and Mr. Paul Brissette of the Seller Junior Discount Preferred Stock of the Company. See 'The Financing Plan.'

                               THE FINANCING PLAN

     The Company, together with its subsidiary Benedek Broadcasting, implemented the Financing Plan in order to finance the Acquisitions and to pay fees and expenses related thereto. The Financing Plan consisted of (i) the offer and sale by the Company of the Existing Notes to generate gross proceeds of $90.2 million, (ii) the offer and sale by the Company of the Units to generate gross proceeds of $60.0 million, (iii) Benedek Broadcasting borrowing $128.0 million pursuant to the Term Loan Facilities of the Credit Agreement and (iv) the Company issuing an aggregate of $45.0 million initial liquidation preference of Seller Junior Discount Preferred Stock to GECC and Mr. Paul Brissette.

     The following table sets forth the sources and uses for the Financing Plan on a pro forma basis as of March 31, 1996:

                                                                                   (DOLLARS
                                                                                IN THOUSANDS)
SOURCES:
  Benedek Broadcasting
     Cash....................................................................      $  7,322
     Deposit(a)..............................................................         5,000
     Credit Agreement
          Revolving Credit Facility(b).......................................            --
          Term Loan Facilities...............................................       128,000
  The Company
     The Existing Notes......................................................        90,178
     The Units(c)............................................................        60,000
     Seller Junior Discount Preferred Stock..................................        45,000
                                                                                --------------
                                                                                   $335,500
                                                                                --------------
                                                                                --------------
USES:
     Stauffer Acquisition....................................................      $ 54,500
     Brissette Acquisition...................................................       270,000
     Fees and Expenses.......................................................        11,000
                                                                                --------------
                                                                                   $335,500
                                                                                --------------
                                                                                --------------

- ------------

(a) Pursuant to the Stauffer Agreement, Benedek Broadcasting had made a $5.0 million down payment which had been deposited in escrow pending consummation of the Stauffer Acquisition.

(b) Benedek Broadcasting has available to it $15.0 million under the Revolving Credit Facility.

(c) Each Unit consisted of ten shares of Exchangeable Preferred Stock, ten Initial Warrants and 14.8 Contingent Warrants, each Warrant to purchase one share of Class A Common Stock of the Company.

                    POST-TRANSACTIONS CORPORATE STRUCTURE(a)

                                  [GRAPHIC]

- ------------

(a) Concurrently with the consummation of the Transactions, Brissette and all of its subsidiaries were merged with and into Benedek Broadcasting with the result that the operating assets of all of the Stations (other than the FCC licenses and authorizations) are owned directly by Benedek Broadcasting.

(b) The obligations of Benedek Broadcasting in respect of the Senior Secured Notes, the Term Loan Facilities and the Revolving Credit Facility are guaranteed by the Company and, except in the case of the Revolving Credit Facility, by BLC. Although the Credit Agreement does not limit the ability of Benedek Broadcasting to pay dividends or make other payments to the Company, the Senior Secured Note Indenture does contain such limitations. However, after giving effect to the Transactions (assuming the contribution to the common equity of Benedek Broadcasting of approximately $188.5 million net proceeds of the sale of the Existing Notes, the Units and the Seller Junior Discount Preferred Stock), as of March 31, 1996, Benedek Broadcasting could have distributed approximately $188.5 million to the Company under such limitations.

                               THE EXCHANGE OFFER

SECURITIES OFFERED.....................  Up  to $170.0 million aggregate principal  amount at maturity of 13 1/4%
                                         Senior Subordinated Discount Notes due  2006. The terms of the  Exchange
                                         Securities  and Existing Notes  are identical in  all material respects,
                                         except  for  certain  transfer  restrictions  and  registration   rights
                                         relating   to  the  Existing  Notes  and  except  for  certain  interest
                                         provisions  relating  to  the  Existing  Notes  described  below   under
                                         ' -- Terms of Exchange Securities.'

THE EXCHANGE OFFER.....................  The  Exchange  Securities  are  being offered  in  exchange  for  a like principal amount at maturity  of Existing Notes.  Existing Notes may  be exchanged  only in  integral multiples  of $1,000.  The issuance  of the
                                         Exchange Securities is  intended to satisfy  obligations of the  Company contained in the Registration Agreement.

EXPIRATION DATE; WITHDRAWAL OF
  TENDER...............................  The  Exchange Offer  will expire  at 5:00 p.m.,  New York  City time, on
                                                       , 1996,  or  such later  date  and  time to  which  it  is extended  by the Company. Notwithstanding  the foregoing, the Expiration
                                         Date shall not be later than 5:00 p.m., New York City time, on the  date
                                         60  days from the date of this  Prospectus. The tender of Existing Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the
                                         Expiration Date. Any Existing  Notes not accepted  for exchange for  any reason  will be returned without expense to the tendering holder thereof as promptly as practicable  after the expiration  or termination of  the
                                         Exchange Offer.

CERTAIN CONDITIONS TO THE EXCHANGE
  OFFER................................  The Exchange Offer is subject to certain customary conditions, which may be  waived by the Company. See 'The Exchange Offer -- Certain Conditions
                                         to the Exchange Offer.'

PROCEDURES FOR TENDERING EXISTING
  NOTES................................  Each holder of Existing Notes wishing to accept the Exchange Offer  must complete,  sign  and  date  the Letter  of  Transmittal  or  a facsimile thereof, in  accordance  with  the  instructions  contained  herein  and therein,  and mail or  otherwise deliver such  Letter of Transmittal, or such facsimile, together with such Existing Notes and any other required documentation, to the  Exchange Agent  (as defined) at  the address  set forth  herein. By executing the Letter  of Transmittal, each holder will represent to the Company that, among other things, (i) the holder is not an 'affiliate' of the Company within  the meaning of Rule 405 under  the
                                         Securities  Act, (ii) the  Exchange Securities acquired  pursuant to the
                                         Exchange Offer are being acquired in the ordinary course of the holder's business, (iii) such holder has no arrangement or understanding with any person to participate in a distribution of such Exchange Securities  and
                                         (iv)  such holder is not  engaged in and does not  intend to engage in a
                                         distribution  of   such   Exchange   Securities.   See   'The   Exchange
                                         Offer  --  Exchange  Offer  Procedures.'  Pursuant  to  the Registration
                                         Agreement, the Company is required to file a registration statement  for a  continuous offering pursuant to Rule  415 under the Securities Act (a
                                         'Shelf Registration Statement') in respect of Existing Notes held by any holder which indicates in  a Letter of Transmittal  that it cannot  make such  representations  to the  Company and  that it  wishes to  have its
                                         Existing Notes registered under the Securities Act.

USE OF PROCEEDS........................  There will be no proceeds to  the Company from the exchange of  Existing
                                         Notes  for Exchange Securities pursuant to the Exchange Offer. The gross proceeds received by the  Company from the sale  of the Existing  Notes, together with the gross proceeds from the sale of the Units and advances under the

                                         Credit  Agreement, were used to finance the Acquisitions and to pay fees and expenses in connection with the Transactions. See 'The Acquisitions'
                                         and 'The Financing Plan.'

EXCHANGE AGENT.........................  United States Trust Company of New York is serving as the Exchange Agent in connection with the Exchange Offer.

FEDERAL INCOME TAX CONSEQUENCES........  The exchange of Existing Notes  for Exchange Securities pursuant to  the
                                         Exchange  Offer  will not  be  a taxable  event  for Federal  income tax purposes. See  'Certain  Federal  Income Tax  Consequences  --  Exchange
                                         Offer.'

                          TERMS OF EXCHANGE SECURITIES

     The terms of the Exchange Securities are identical in all material respects to the Existing Notes, except (i) for certain transfer restrictions and registration rights relating to the Existing Notes and (ii) that, if by November 4, 1996 neither the Exchange Offer has been consummated nor a Shelf Registrations Statement has been declared effective, additional cash interest will accrue on each Existing Note from and including November 5, 1996, until but excluding the earlier of the date of consummation of the Exchange Offer and the effective date of a Shelf Registration Statement at a rate of 0.50% per annum. See 'Description of the Notes.'

                            THE EXCHANGE SECURITIES

SECURITIES OFFERED.....................  $170.0 million aggregate principal amount at maturity of 13 1/4%  Senior
                                         Subordinated Discount Notes due 2006.

MATURITY DATE..........................  May 15, 2006.

YIELD TO MATURITY......................  13.25%  per  annum  (computed on  a  semi-annual  bond-equivalent basis)
                                         calculated from June 6, 1996.

INTEREST...............................  The Exchange Securities will be issued at 100% of the Accreted Value  of the  Existing Notes and  no cash interest  will accrue prior  to May 15,
                                         2001. Thereafter, cash interest will accrue until maturity at an  annual rate  of  13.25%  payable  semi-annually  on  May  15  and  November 15, commencing November 15, 2001.

OPTIONAL REDEMPTION....................  On or after May 15, 2000, the Notes are redeemable at the option of  the
                                         Company,  in whole or in part, at the redemption prices set forth herein plus accrued and  unpaid interest, if  any, to the  date of  redemption.
                                         Until  May 15, 1999, the Company may, at its option, redeem up to 25% of the aggregate principal amount  at maturity of the  Notes at 113.25%  of the  Accreted Value thereof with the net  proceeds of one or more Public
                                         Equity Offerings or Strategic Investments  (as defined) if at least  75%
                                         of  the original  aggregate principal  amount at  maturity of  the Notes remain outstanding after each such redemption.

CHANGE OF CONTROL......................  After the occurrence of a Change of Control (as defined), the Company is required to offer  to repurchase all  outstanding Notes at  101% of  the principal amount plus accrued interest to the date of repurchase (or, if prior  to May  15, 2001, at  101% of the  Accreted Value on  the date of repurchase). There can be  no assurance that the  Company will have  the financial  ability to purchase  the Notes upon a  Change of Control. See
                                         'Description of the Notes -- Change of Control.'

RANKING................................  The Exchange Securities  will be general,  unsecured obligations of  the
                                         Company,  will be subordinated in right of payment to all Senior Debt of the Company, will rank pari passu  with all senior subordinated debt  of the  Company, including Existing Notes not exchanged, and will be senior in right of payment to all existing and future subordinated debt of  the
                                         Company. As of March 31,

                                         1996,  on a pro forma basis after giving effect to the Transactions, the
                                         Company would have had  no Senior Debt other  than its guarantee of  the obligations of Benedek Broadcasting with respect to the Credit Agreement and  the Senior  Secured Notes and  Benedek Broadcasting  would have had
                                         $263.7 million of indebtedness outstanding.  The Company has no  present intention  to  incur any  indebtedness junior  to  the Notes.  See 'Risk
                                         Factors --  Leveraged  Financial Position,'  and  ' --  Holding  Company
                                         Structure;  Subordination  of the  Notes,' 'Management's  Discussion and
                                         Analysis of Financial Condition and  Results of Operations --  Liquidity
                                         and Capital Resources' and 'Description of the Notes -- Ranking.'

RESTRICTIVE COVENANTS..................  The  indenture pursuant to which the  Existing Notes were issued and the
                                         Exchange Securities will  be issued (the  'Indenture') contains  certain covenants that, among other things, limit (i) the issuance of additional indebtedness  by the Company and its  subsidiaries, (ii) the creation of certain liens on the assets of  the Company and its subsidiaries,  (iii)
                                         the  Company from entering into certain sale and leaseback transactions,
                                         (iv) the issuance of preferred stock by the Company's subsidiaries,  (v)
                                         the payment of dividends on, and redemption of, certain capital stock of
                                         the   Company  and  its  subsidiaries  and  the  redemption  of  certain subordinated obligations  of the  Company, (vi)  investments in  certain
                                         affiliates,   (vii)  sales  of  assets   and  subsidiary  stock,  (viii)
                                         transactions  with  affiliates  and  (ix)  consolidations,  mergers  and transfers  of  all or  substantially all  of  the Company's  assets. The
                                         Indenture also  prohibits  certain restrictions  on  distributions  from subsidiaires.  However, all  of these  limitations and  prohibitions are subject to a number of important qualifications. See 'Description of the
                                         Notes -- Certain Covenants.'

ORIGINAL ISSUE DISCOUNT................  The Existing  Notes were  offered  at an  issue price  that  represented original  issue discount for Federal income tax purposes. Thus, although cash interest  will not  accrue on  the  Notes prior  to May  15,  2001, original  issue discount (i.e., the difference between the principal and interest payable on the Notes and  their issue price) will accrete  from the  issue date  of the  Notes and will  be included  as ordinary income
                                         (including for periods ending prior to May 15, 2001) for Federal  income tax purposes in advance of receipt of cash payments to which such income is attributable. See 'Certain Federal Income Tax
                                         Consequences -- Original Issue Discount.'

REGISTRATION REQUIREMENTS..............  The  Company  has  agreed to  use  its  best efforts  to  consummate the
                                         Exchange Offer  by  October  5,  1996.  In  the  event  that  applicable interpretations  of the staff  of the SEC  do not permit  the Company to effect the Exchange Offer, or if for any other reason the Exchange Offer is not  consummated  by  November  4,  1996,  and  under  certain  other specified  circumstances, the Company will use its best efforts to cause to become effective a Shelf  Registration Statement with respect to  the resale  of  the  Existing  Notes  and  to  keep  the  Shelf Registration
                                         Statement effective until  three years  after the date  of the  original issuance  of the Existing Notes. If the Company does not comply with its obligations with respect to the Exchange Offer or the Shelf Registration
                                         Statement, additional cash interest will accrue on the Existing Notes at a rate of 0.50% per annum until such obligations are satisfied. See 'The
                                         Exchange Offer -- Acceptance of Existing Notes for Exchange; Delivery of
                                         Exchange Securities.'

                                  RISK FACTORS

     Holders of of the Existing Notes should consider carefully all of the information set forth in this Prospectus and, in particular, the information set forth under 'Risk Factors' commencing on page 23.

                               OTHER INFORMATION

     The Company was incorporated under the laws of the State of Delaware on April 10, 1996. Benedek Broadcasting was incorporated under the laws of the State of Delaware on January 22, 1979. Benedek Broadcasting is a wholly-owned subsidiary of the Company. The principal executive offices of the Company and Benedek Broadcasting are located at 308 West State Street, Rockford, Illinois 61101. The telephone number at the executive offices is 815-987-5350.

                        SUMMARY PRO FORMA FINANCIAL DATA

     The following tables present summary pro forma financial data of the Company for the year ended December 31, 1995 and as of and for the three months ended March 31, 1996. The pro forma operations and financial data for the year ended December 31, 1995 give effect to the Transactions as if the Transactions had been consummated on January 1, 1995. The pro forma operations and financial data as of and for the three months ended March 31, 1996 give effect to the Transactions as if the Transactions had been consummated on January 1, 1996. The pro forma balance sheet data gives effect to the Transactions as if they had occurred on March 31, 1996. The pro forma financial statements do not purport to represent what the Company's results or financial condition would actually have been if the Transactions had occurred on the dates indicated or to project the Company's results or financial condition for or at any future period or date. Additionally, certain reclassification entries have been made to the audited financial statements of Stauffer and Brissette for consistent presentation with Benedek Broadcasting. The following financial information should be read in conjunction with the Pro Forma Financial Statements, Consolidated Financial Statements of Benedek Broadcasting, the Financial Statements of Stauffer and the Consolidated Financial Statements of Brissette included elsewhere in this Prospectus.

                                                                       YEAR ENDED DECEMBER 31, 1995
                                                  -----------------------------------------------------------------------
                                                      BENEDEK             HISTORICAL          ADJUSTMENTS     THE COMPANY
                                                   BROADCASTING      ---------------------        FOR             PRO
                                                  AS ADJUSTED(a)     STAUFFER    BRISSETTE    TRANSACTIONS       FORMA
                                                  ---------------    --------    ---------    ------------    -----------
                                                                          (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Net revenues..................................     $  51,972       $ 17,317    $  51,326      $    250(e)    $ 121,345
                                                                                                     132(f)
                                                                                                     284(g)
                                                                                                      64(h)
  Operating expenses:
      Station operating expenses................        30,139         13,534       27,515        (2,245)(i)      68,943
      Depreciation and amortization.............         5,467          2,229        6,252        13,677(j)       27,625
                                                  ---------------    --------    ---------    ------------    -----------
        Station operating income (loss).........        16,366          1,554       17,559       (10,702)         24,777
      Corporate expenses........................         1,576(d)          --        2,307        (1,983)(k)       1,900
                                                  ---------------    --------    ---------    ------------    -----------
  Operating income (loss).......................        14,790          1,554       15,252        (8,719)         22,877

  Financial expense, net:
      Interest expense, net:
        Cash interest, net......................       (15,779)            --      (20,837)        9,401(l)      (27,215)
        Other interest..........................          (620)            --         (549)      (12,602)(l)     (13,771)
                                                  ---------------    --------    ---------    ------------    -----------
          Total interest, net...................       (16,399)            --      (21,386)       (3,201)        (40,986)
      Other, net................................            --             --         (354)          354(m)           --
  Provision for income taxes....................            --             --         (147)          147(n)           --
                                                  ---------------    --------    ---------    ------------    -----------
  Net income (loss) from continuing
    operations..................................        (1,609)         1,554       (6,635)      (11,419)        (18,109)
                                                  ---------------    --------    ---------    ------------    -----------
  Exchangeable Preferred Stock dividends........            --             --           --        (9,519)(o)      (9,519)
  Seller Junior Discount Preferred Stock
    dividends...................................            --             --           --        (3,672)(p)      (3,672)
                                                  ---------------    --------    ---------    ------------    -----------
  Net income (loss) from continuing operations
    available to common stockholders............     $  (1,609)      $  1,554    $  (6,635)     $(24,610)      $ (31,300)
                                                  ---------------    --------    ---------    ------------    -----------
                                                  ---------------    --------    ---------    ------------    -----------

  Ratio of earnings to fixed charges(b).........            --                                                        --

CERTAIN FINANCIAL DATA:
  Broadcast cash flow...........................     $  21,863       $  4,000    $  23,856      $  3,015       $  52,734
  Broadcast cash flow margin....................          42.1%          23.1%        46.5%                         43.5%

  Operating cash flow...........................     $  20,287       $  4,000    $  21,549      $  4,998       $  50,834
  Operating cash flow margin....................          39.0%          23.1%        42.0%                         41.9%

  Amortization of program broadcast rights......     $   2,183       $  1,025    $   1,684      $    (39)(q)   $   4,853
  Payments for program broadcast rights.........         2,153            808        1,639           (79)(q)       4,521
  Capital expenditures..........................         2,126            406        2,748            --           5,280
  Cash payments for Federal income taxes........            --                                                        --

CERTAIN RATIOS:

  Operating cash flow to cash interest
    expense, net................................          1.29x                                                     1.87x

  Operating cash flow to total interest
    expense, net................................          1.24x                                                     1.24x

  Operating cash flow less capital expenditures
    to cash interest expense, net...............          1.15x                                                     1.67x

  Operating cash flow less capital expenditures
    to total interest expense, net..............          1.11x                                                     1.11x

  Net Senior Debt to operating cash flow(c).....           6.2x                                                      5.2x

  Net debt to operating cash flow(c)............           6.2x                                                      6.9x

                                                               THREE MONTHS ENDED MARCH 31, 1996 (UNAUDITED)
                                                  -----------------------------------------------------------------------
                                                                                              ADJUSTMENTS     THE COMPANY
                                                      BENEDEK                                     FOR             PRO
                                                   BROADCASTING      STAUFFER    BRISSETTE    TRANSACTIONS       FORMA
                                                  ---------------    --------    ---------    ------------    -----------
                                                                          (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Net revenues..................................     $  11,683       $  3,965    $  11,970      $     34(g)    $  27,652
  Operating expenses:
      Station operating expenses................         7,549          3,516        7,107          (520)(i)      17,652
      Depreciation and amortization.............         1,360            575        1,513         3,616(j)        7,064
                                                  ---------------    --------    ---------    ------------    -----------
        Station operating income (loss).........         2,774           (126)       3,350        (3,062)          2,936
      Corporate expenses........................           496             --          762          (762)(k)         496
                                                  ---------------    --------    ---------    ------------    -----------
  Operating income (loss).......................         2,278           (126)       2,588        (2,300)          2,440

  Financial expense, net:
      Interest expense, net:
        Cash interest, net......................        (3,920)            --       (4,893)        1,994(l)       (6,819)
        Other interest..........................          (101)            --         (137)       (3,107)(l)      (3,345)
                                                  ---------------    --------    ---------    ------------    -----------
          Total interest, net...................        (4,021)            --       (5,030)       (1,113)        (10,164)
      Other, net................................            --             --         (109)          109(m)           --
  Provision for income taxes....................            --             --         (103)          103(n)           --
                                                  ---------------    --------    ---------    ------------    -----------
  Net income (loss) from continuing
    operations..................................        (1,743)          (126)      (2,654)       (3,201)         (7,724)
                                                  ---------------    --------    ---------    ------------    -----------
  Exchangeable Preferred Stock dividends........            --             --           --        (2,250)(o)      (2,250)
  Seller Junior Discount Preferred Stock
    dividends...................................            --             --           --          (891)(p)        (891)
                                                  ---------------    --------    ---------    ------------    -----------
  Net income (loss) from continuing operations
    available to common stockholders............     $  (1,743)      $   (126)   $  (2,654)     $ (6,342)      $ (10,865)
                                                  ---------------    --------    ---------    ------------    -----------
                                                  ---------------    --------    ---------    ------------    -----------
  Ratio of earnings to fixed charges(b).........            --

CERTAIN FINANCIAL DATA:
  Broadcast cash flow...........................     $   4,209       $    584    $   4,834      $    554       $  10,181
  Broadcast cash flow margin....................          36.0%          14.7%        40.4%                         36.8%

  Operating cash flow...........................     $   3,713       $    584    $   4,072      $  1,316       $   9,685
  Operating cash flow margin....................          31.8%          14.7%        34.0%                         35.0%

  Amortization of program broadcast rights......     $     597       $    314    $     483                     $   1,394
  Payments for program broadcast rights.........           522            179          512                         1,213
  Capital expenditures..........................           655             43          405                         1,103
  Cash payments for Federal income taxes........            --             --           --                            --

                                                                           MARCH 31, 1996
                                                  ----------------------------------------------------------------
                                                                              BENEDEK BROADCASTING     THE COMPANY
                                                   BENEDEK BROADCASTING           PRO FORMA(s)          PRO FORMA
                                                  -----------------------     --------------------     -----------
                                                                       (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA(r):
  Total assets..................................         $ 107,933                  $440,271            $ 440,271
  Working capital...............................            11,146                     7,860                7,860
  Total debt(t).................................           135,681                   263,681              353,859
  Exchangeable Preferred Stock..................                --                        --               51,000
  Seller Junior Discount Preferred Stock........                --                        --               45,000
  Stockholder's equity (deficit)................           (38,305)                  153,939              (32,239)

(a) Concurrently with the consummation of the Transactions, Benedek Broadcasting became a wholly-owned subsidiary of the Company. The operations and financial data of 'Benedek Broadcasting as Adjusted' for the year ended December 31, 1995 are derived from the pro forma consolidated financial statements of Benedek Broadcasting adjusted to give pro forma effect to the acquisition on March 31,1995 of WTVY-TV, serving Dothan, Alabama and Panama City, Florida (the 'Dothan Station') and the issuance of the Senior Secured Notes is as if both such events had occurred on January 1, 1995. Capital expenditures do not include assets acquired in connection with the acquisition of the Dothan Station.

(b) For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of net income (loss) before income taxes and extraordinary item plus fixed charges (excluding capitalized interest). Fixed charges consist of interest on all debt (including capitalized interest), amortization of debt discount and deferred loan costs and the portion of rental expense that is representative of the interest component of rental expense (deemed to be one-third of rental expense which management believes is a reasonable approximation of the interest component). For 'Benedek Broadcasting As Adjusted,' for the year ended December 31, 1995, earnings were insufficient to cover fixed charges by $1.6 million. The net income
     (loss) for 'Benedek Broadcasting As Adjusted' includes certain non-cash charges as follows: non-cash interest of $0.6 million and depreciation and amortization of $5.5 million. For 'The Company Pro Forma,' for the year ended December 31, 1995, earnings were insufficient to cover fixed charges by $18.1 million. The net income (loss) for 'The Company Pro Forma' includes certain non-cash charges as follows: non-cash interest of $13.8 million and depreciation and amortization of $27.6 million. For Benedek Broadcasting for the three months ended March 31, 1996, earnings were insufficient to cover fixed charges by $1.7 million. The net income (loss) for Benedek Broadcasting includes certain non-cash charges as follows: non-cash interest of $0.1 million and depreciation and amortization of $1.4 million. For the 'The Company Pro Forma' for the three months ended March 31, 1996, earnings were insufficient to cover fixed charges by $7.7 million. The net income (loss) for 'The Company Pro Forma' includes certain non-cash charges as follows: non-cash interest of $3.3 million and depreciation and amortization of $7.1 million.

(c) Net Senior Debt and net debt are defined as Senior Debt or total debt (as defined in footnote (t)), as the case may be, less cash and cash equivalents. These ratios are not the same as the Cash Flow Leverage Ratios as defined in the Senior Secured Note or Exchange Indentures, or in the Certificate of Designation for the Exchangeable Preferred Stock, and in particular, such Cash Flow Leverage Ratios do not credit cash against the outstanding debt amount.

(d) Includes $0.1 million in one-time expenses incurred in connection with potential acquisitions which were not entered into by Benedek Broadcasting.

(e) The adjustment reflects the annualized effect of increased network compensation resulting from new affiliation agreements effective July 1, 1995 for the CBS-affiliated Benedek Stations. In connection with such new affiliation agreements, CBS paid the Company a bonus payment of $5.0 million which is required under GAAP to be recognized as revenue at the rate of $500,000 per year over the ten-year term of the affiliation agreements, of which $250,000 was recognized in Benedek Broadcasting's statement of operations for 1995.

(f) The adjustment reflects the annualized effect of increased revenues from the national sales representative firm for the Brissette Stations resulting from the amortization of a $700,000 signing bonus which is required under GAAP to be recognized as revenue at the rate of $140,000 per year over a period of five years, of which $8,000 was recognized in Brissette's statement of operations for 1995.

(g) The adjustment reflects the annualized effect of reduced commission rates payable to national sales representative firms under new agreements negotiated by the Company.

(h) The adjustment reflects the annualized effect of new network compensation arrangements that took effect at various times in 1995 at certain of the Acquired Stations.

(i)  The adjustment reflects cost savings resulting from the following:

                                                                                            THREE MONTHS
                                                                             YEAR ENDED        ENDED
                                                                            DECEMBER 31,     MARCH 31,
                                                                                1995            1996
                                                                            ------------    ------------
                                                                               (DOLLARS IN THOUSANDS)

 (i) Elimination of redundant operating expenses, consisting of the
     elimination of certain positions at the Acquired Stations...........      $1,345           $309
 (ii) Adjustments to certain employee benefits and compensation practices
      at the Acquired Stations...........................................         355            116
(iii) Implementation at the Acquired Stations of operating strategies
      currently utilized at the Benedek Stations.........................         545             95
                                                                            ------------       -----
                                                                               $2,245           $520
                                                                            ------------       -----
                                                                            ------------       -----

   The pro forma cost savings as allocated among departments are summarized in the table below:

                                                                     THREE MONTHS    THIRTEEN WEEKS   PERIOD
                                                                        ENDED            ENDED        ENDED
                                 YEAR ENDED DECEMBER 31, 1995         MARCH 31,        MARCH 31,     MARCH 31,
                                                                         1996             1996         1996
                                -------------------------------      ------------    -------------- --------
                                STAUFFER    BRISSETTE    TOTAL         STAUFFER        BRISSETTE       TOTAL
                                --------    ---------    ------      ------------    --------------    -----
                                                           (DOLLARS IN THOUSANDS)
Selling expenses.............    $   94      $    83     $  177          $ 24             $ 13         $  37
Programming and technical....       528          531      1,059           122              133           255
Advertising and promotions...        69          180        249            17               45            62
General and administrative...       522          238        760           130               36           166
                                --------    ---------    ------         -----            -----         -----
    Total....................    $1,213      $ 1,032     $2,245          $293             $227         $ 520
                                --------    ---------    ------         -----            -----         -----
                                --------    ---------    ------         -----            -----         -----

(j) The adjustment reflects primarily the additional depreciation and amortization expense resulting from the allocation of the purchase price for the Acquired Stations to the assets acquired, including an increase in property and equipment and intangible assets to their estimated fair market value and the recording of goodwill associated with each of the Acquisitions.

(k) The adjustment reflects the net annualized cost savings resulting from the acquisition of the Acquired Stations by the Company, including (i) the elimination of substantially all of the corporate expenses of Brissette and
     (ii) the addition of certain corporate management personnel by the Company and related costs.

(l) Interest expense has been adjusted to reflect the net effect of the change in outstanding debt and deferred financing costs described in Notes (a) and
     (d) to the Pro Forma Balance Sheet as if it had occurred on January 1, 1995 for the year ended December 31, 1995 and January 1, 1996 for the three months ended March 31, 1996. The following table details the calculation of the adjustment:

                                                  YEAR ENDED                              THREE MONTHS ENDED
                                              DECEMBER 31, 1995                             MARCH 31, 1996
                                    --------------------------------------       -------------------------------------
                                      CASH      OTHER INTEREST     TOTAL           CASH      OTHER INTEREST     TOTAL
                                    --------    --------------    --------       --------    --------------    -------
                                                                  (DOLLARS IN THOUSANDS)

Notes at a rate of 13.25%........   $     --       $(12,344)      $(12,344)      $     --       $ (2,987)      $(2,987)
Term Loan Facilities at an
  assumed blended rate of 8.73%..    (11,039)            --        (11,039)        (2,793)            --        (2,793)
Interest on existing Brissette
  notes..........................     20,837             --         20,837          4,893             --         4,893
Reduction in interest income.....       (397)            --           (397)          (106)            --          (106)
Increase in amortization of
  deferred financing costs.......         --           (807)          (807)            --           (257)         (257)
Reduction of amortization on
  deferred financing costs on
  Brissette debt.................         --            549            549             --            137           137
                                    --------    --------------    --------       --------    --------------    -------
    Net adjustment...............   $  9,401       $(12,602)      $ (3,201)      $  1,994       $ (3,107)      $(1,113)
                                    --------    --------------    --------       --------    --------------    -------
                                    --------    --------------    --------       --------    --------------    -------

   The actual interest rate with respect to the Term Loan Facilities may be higher or lower than the rate set forth above. A change of 0.125% in the interest rate on borrowings under the Term Loan Facilities would change pro forma interest expense by approximately $160,000 for the year ended December 31, 1995 and by approximately $40,000 for the three months ended March 31, 1996.

(m) The adjustment reflects the elimination of certain legal and investment advisory fees paid by Brissette in connection with the sale to Benedek Broadcasting.

(n) The adjustment reflects the elimination of income tax expense. The Company is not expected to have income tax expense on a pro forma basis.

(o) The adjustment reflects the dividends paid on the Exchangeable Preferred Stock at a rate of 15.0% per annum paid quarterly for an effective rate of 15.9% annually.

(p) The adjustment reflects the dividends paid on the Seller Junior Discount Preferred Stock at an assumed rate of 7.92% per annum paid quarterly for an effective rate of 8.16% annually.

(q) The adjustment reflects a reduction in program payments and the related amortization to be consistent with Benedek Broadcasting's historical program purchase practices.

(r) The adjustments reflect the combined effect of the acquisition of the Stauffer Stations ($54.5 million purchase price) and Brissette ($270.0 million purchase price), using the purchase method of accounting, and the Financing Plan, all as if the Transactions had occurred on March 31, 1996. The pro forma financial data reflects the utilization at closing of $7.3 million cash on hand and the application of a $5.0 million deposit. The Financing Plan includes (i) borrowings by Benedek Broadcasting of $128.0 million under the Term Loan Facilities, (ii) the sale by the Company of the Existing Notes for gross proceeds of $90.2 million, (iii) the sale by the Company for $60.0 million of the Units consisting of Exchangeable Preferred Stock, Initial Warrants to purchase 7.5% of the fully diluted Common Stock of the Company (with an assumed initial allocated value of $9.0 million) and Contingent Warrants to purchase 10.0% of the fully diluted Common Stock of the Company and (iv) the issuance by the Company of the Seller Junior Discount Preferred Stock with an initial liquidation preference of $45.0 million.

(s) Concurrently with the consummation of the Transactions, Benedek Broadcasting became a wholly-owned subsidiary of the Company. The pro forma balance sheet reflects the contribution of the proceeds from the sale of the Exchangeable Preferred Stock of $51.0 million, the Seller Junior Discount Preferred Stock of $45.0 million and the Existing Notes of $90.2 million, as additional paid-in capital.

(t) Total debt is defined as notes payable and capital leases payable (including the current portion thereof).

                       SUMMARY HISTORICAL FINANCIAL DATA

     The following tables present summary historical financial data of (i) Benedek Broadcasting (prior to the Transactions), (ii) Stauffer and (iii) Brissette. The following financial information should be read in conjunction with the Consolidated Financial Statements of Benedek Broadcasting, the Financial Statements of Stauffer and the Consolidated Financial Statements of Brissette included elsewhere in this Prospectus.

BENEDEK BROADCASTING (PRIOR TO THE TRANSACTIONS)

                                                                                                      THREE MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,                            MARCH 31,
                                        --------------------------------------------------------     ---------------------
                                         1991        1992        1993        1994         1995         1995         1996
                                        -------     -------     -------     -------     --------     --------     --------
                                                                      (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
    Net revenues(a).................    $33,608     $36,311     $38,352     $44,221     $ 50,329     $ 10,150     $ 11,683
    Operating expenses:
        Station operating
          expenses..................     20,309      21,511      22,805      24,810       29,049        6,308        7,549
        Depreciation and
          amortization..............      5,871       4,428       3,721       3,403        5,041          856        1,360
                                        -------     -------     -------     -------     --------     --------     --------
            Station operating
              income................      7,428      10,372      11,826      16,008       16,239        2,986        2,774
        Corporate expenses..........        887       1,288       1,249       1,309        1,576          343          496
        Special bonus, officer-
          stockholder...............         --          --       1,400          --           --           --           --
                                        -------     -------     -------     -------     --------     --------     --------
    Operating income................      6,541       9,084       9,177      14,699       14,663        2,643        2,278
                                        -------     -------     -------     -------     --------     --------     --------
    Interest expense, net(b):
        Cash interest, net..........     (9,856)     (6,605)     (8,194)     (7,740)     (14,763)      (2,274)      (3,920)
        Other interest..............     (3,923)     (7,774)     (6,161)     (4,905)        (712)        (753)        (101)
                                        -------     -------     -------     -------     --------     --------     --------
            Total interest, net.....    (13,779)    (14,379)    (14,355)    (12,645)     (15,475)      (3,027)      (4,021)
                                        -------     -------     -------     -------     --------     --------     --------
    Extraordinary item(c)...........         --          --          --          --        6,864        6,864           --
    Net income (loss)(d)............     (8,143)     (5,605)     (5,034)      2,044        6,052        6,480       (1,743)
    Ratio of earnings to fixed
      charges(e)....................         --          --          --         1.2x          --           --           --

CERTAIN FINANCIAL DATA:
    Broadcast cash flow.............    $13,531     $14,728     $15,546     $19,627     $ 21,310     $  3,924     $  4,209
    Broadcast cash flow margin......       40.3%       40.6%       40.5%       44.4%        42.3%        38.7%        36.0%

    Operating cash flow.............    $12,644     $13,440     $14,297     $18,318     $ 19,734     $  3,581     $  3,713
    Operating cash flow margin......       37.6%       37.0%       37.3%       41.4%        39.2%        35.3%        31.8

    Amortization of program
      broadcast rights..............    $ 2,131     $ 1,996     $ 2,179     $ 2,104     $  2,162     $    511     $    597
    Payments for program broadcast
      rights........................      1,899       2,068       2,180       1,888        2,132          429          522
    Capital expenditures............      1,581       1,458       1,278       1,161        2,008          552          655

                                                                DECEMBER 31,
                                        ------------------------------------------------------------           MARCH 31,
                                          1991         1992         1993         1994         1995               1996
                                        --------     --------     --------     --------     --------     ---------------------
BALANCE SHEET DATA:
    Total assets....................    $ 76,111     $ 77,049     $ 72,818     $ 73,621     $114,453           $107,933
    Working capital (deficit).......       1,997          (71)       3,684        1,611       13,665            11,146
    Total debt(e)...................     107,350      109,439      112,874      107,607      135,767            135,681
    Stockholder's equity
      (deficit).....................     (35,296)     (41,004)     (44,660)     (42,615)     (36,563)          (38,306)

 (a) Net revenues reflect deductions from gross revenues for agency and national sales representative commissions.

 (b) Cash interest, net includes cash interest paid and normal adjustments to accrued interest. Other interest includes accrued interest with respect to warrants to purchase Benedek Broadcasting's common stock, accrued interest with respect to the contingent equity value of Benedek Broadcasting and long-term deferred interest, accrued interest added to long-term debt balances, deferred loan amortization and accretion of discounts.

 (c) Benedek Broadcasting recorded an extraordinary gain from the early extinguishment of debt comprised of a gain of $11.1 million reduced by losses of $2.7 million of prepayment premiums and contingent payments and $1.5 million of unamortized debt discount and deferred loan costs.

 (d) Benedek Broadcasting had historically elected to be taxed as an S Corporation for Federal and state income tax purposes. Accordingly, the sole stockholder of Benedek Broadcasting has been responsible for the payment of income taxes on Benedek Broadcasting's taxable income. Net income (loss) does not include a pro forma adjustment for income taxes due to the availability of net operating loss carryforwards and a valuation allowance. Benedek Broadcasting's election to be taxed as an S Corporation terminated automatically upon the consummation of the Transactions.

 (e) For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of net income (loss) before income taxes and extraordinary item plus fixed charges (excluding capitalized interest). Fixed charges consist of interest on all debt (including capitalized interest), amortization of debt discount and deferred loan costs and the portion of rental expense that is representative of the interest component of rental expense (deemed to be one-third of rental expense which management believes is a reasonable approximation of the interest component). For each of the four years ended December 31, 1991, 1992, 1993 and 1995, earnings were insufficient to cover fixed charges by $8.1 million, $5.6 million, $5.0 million and $0.8 million, respectively. For the year ended December 31, 1994 the ratio of earnings to fixed charges was 1.2 to 1.0. For the three months ended March 31, 1995 and 1996, earnings were insufficient to cover fixed charges by $0.4 million and $1.7 million, respectively. Benedek Broadcasting's net income (loss) includes certain non-cash charges as follows:

                                                                                                         THREE MONTHS
                                                                                                            ENDED
                                                               YEAR ENDED DECEMBER 31,                    MARCH 31,
                                                  -------------------------------------------------    ----------------
                                                   1991       1992       1993       1994      1995      1995      1996
                                                  -------    -------    -------    ------    ------    ------    ------
                                                                         (DOLLARS IN THOUSANDS)
   Non-cash interest...........................   $ 3,923    $ 7,774    $ 6,161    $4,905    $  712    $  753    $  101
   Depreciation and amortization...............     5,871      4,428      3,721     3,403     5,041       856     1,360
   Provision for loss on note receivable.......       905        310         --        --        --        --        --
   Special bonus, officer-stockholder..........        --         --      1,400        --        --        --        --
                                                  -------    -------    -------    ------    ------    ------    ------
                                                  $10,699    $12,512    $11,282    $8,308    $5,753    $1,609    $1,461
                                                  -------    -------    -------    ------    ------    ------    ------
                                                  -------    -------    -------    ------    ------    ------    ------

(f) Total debt is defined as notes payable and capital leases payable (including the current portion thereof), net of discount.

STAUFFER(a)

                                                                                                      THREE MONTHS
                                                                                                         ENDED
                                                                     YEAR ENDED DECEMBER 31,           MARCH 31,
                                                                  -----------------------------    ------------------
                                                                   1993       1994       1995       1995       1996
                                                                  -------    -------    -------    -------    -------
                                                                                                      (UNAUDITED)
                                                                                 (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
    Net revenues...............................................   $16,661    $19,081    $17,317    $ 4,097    $ 3,965
    Operating expenses:
        Station operating expenses.............................    13,327     13,422     13,534      3,223      3,516
        Depreciation and amortization..........................     2,264      2,304      2,229        554        575
                                                                  -------    -------    -------    -------    -------
            Station operating income...........................     1,070      3,355      1,554        320       (126)

        Corporate expenses.....................................        --         --         --         --         --
                                                                  -------    -------    -------    -------    -------
    Operating income (loss)....................................   $ 1,070    $ 3,355    $ 1,554    $   320    $  (126)
                                                                  -------    -------    -------    -------    -------
                                                                  -------    -------    -------    -------    -------

CERTAIN FINANCIAL DATA:
    Broadcast cash flow........................................   $ 3,285    $ 5,623    $ 4,000    $   882    $   584
    Broadcast cash flow margin.................................      19.7%      29.5%      23.1%      21.6%      14.7%

    Operating cash flow........................................   $ 3,285    $ 5,623    $ 4,000    $   882    $   584
    Operating cash flow margin.................................      19.7%      29.5%      23.1%      21.6%      14.7%

    Amortization of program broadcast rights...................   $ 1,277    $ 1,045    $ 1,025    $   234    $   314
    Payments for program broadcast rights......................     1,326      1,081        808        226        179
    Capital expenditures.......................................     1,182        934        406        233         43

- ------------

 (a) Reclassification entries have been made to the financial statements for consistent presentation with Benedek Broadcasting.

BRISSETTE(a)

                                                                                                       THIRTEEN WEEKS
                                                                                                           ENDED
                                                          YEAR ENDED DECEMBER 31,                  ----------------------
                                            ---------------------------------------------------    MARCH 26,    MARCH 31,
                                             1991       1992       1993       1994       1995        1995         1996
                                            -------    -------    -------    -------    -------    ---------    ---------
                                                                                                        (UNAUDITED)
                                                                          (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
    Net revenues.........................   $43,817    $46,414    $44,404    $49,530    $51,326     $11,602      $11,970
    Operating expenses:
        Station operating expenses.......    23,470     23,791     23,511     25,667     27,515       6,383        7,107
        Depreciation and amortization....    13,334     12,881      8,116      6,551      6,252       1,432        1,513
                                            -------    -------    -------    -------    -------    ---------    ---------
            Station operating income.....     7,013      9,742     12,777     17,312     17,559       3,787        3,350

        Management fee paid to
          affiliate(b)...................     2,650      4,365         --         --         --          --           --
        Corporate expenses...............     2,204      1,655      1,487      1,895      2,307         687          762
                                            -------    -------    -------    -------    -------    ---------    ---------
    Operating income.....................   $ 2,159    $ 3,722    $11,290    $15,417    $15,252     $ 3,100      $ 2,588
                                            -------    -------    -------    -------    -------    ---------    ---------
                                            -------    -------    -------    -------    -------    ---------    ---------

CERTAIN FINANCIAL DATA:
    Broadcast cash flow..................   $20,688    $22,613    $20,927    $24,065    $23,856     $ 5,220      $ 4,834
    Broadcast cash flow margin...........      47.2%      48.7%      47.1%      48.6%      46.5%       45.0%        40.4%

    Operating cash flow(b)...............   $18,484    $20,958    $19,440    $22,170    $21,549     $ 4,533      $ 4,072
    Operating cash flow margin(b)........      42.2%      45.1%      43.8%      44.8%      42.0%       39.1%        34.0%

    Amortization of program broadcast
      rights.............................   $ 2,709    $ 1,987    $ 1,743    $ 1,757    $ 1,684     $   400      $   483
    Payments for program broadcast
      rights.............................     2,368      1,997      1,709      1,555      1,639         399          512
    Capital expenditures.................     2,466      1,280      2,217      1,559      2,748         327          405

- ------------

 (a) Reclassification entries have been made to the financial statements for consistent presentation with Benedek Broadcasting.

 (b) Brissette paid management fees to an affiliated company for expenses relating to payroll, rent and other corporate expenses. Operating cash flow and operating cash flow margin are calculated prior to any reduction for such management fees.

                                  RISK FACTORS

     Holders of Existing Notes should consider carefully all of the information set forth in this Prospectus and, in particular, should evaluate the following risks before tendering their Existing Notes in the Exchange Offer, although the risk factors (other than the first risk factor) are generally applicable to the Existing Notes as well as the Exchange Securities.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Existing Notes who do not exchange their Existing Notes for Exchange Securities pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Existing Notes as set forth in the legend thereon as a consequence of the issuance of the Existing Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Existing Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Existing Notes under the Securities Act. Based on interpretations by the staff of the SEC in letters issued to third parties, Exchange Securities issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by any holder thereof (other than any such holder which is an 'affiliate' of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Securities are acquired in the ordinary course of such holder's business, such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Securities and such holder is not engaged in and does not intend to engage in a distribution of such Exchange Securities. However, to comply with the securities laws of certain jurisdictions, if applicable, the Exchange Securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

LEVERAGED FINANCIAL POSITION

     After giving effect to the Transactions, the Company had substantial indebtedness. Prior to the consummation of the Transactions, Benedek Broadcasting's total indebtedness was $135.7 million, of which $135.0 million consisted of the Senior Secured Notes. In connection with the Transactions, the Company incurred substantial additional indebtedness under the Credit Agreement and in connection with the issuance of the Existing Notes. As of March 31, 1996, on a pro forma basis after giving effect to the Transactions, the Company would have had outstanding total indebtedness of approximately $353.9 million, redeemable Exchangeable Preferred Stock with an initial liquidation preference of approximately $60.0 million and redeemable Seller Junior Discount Preferred Stock with an initial liquidation preference of $45.0 million. The certificates of designation with respect to the Exchangeable Preferred Stock and the Seller Junior Discount Preferred Stock (the 'Certificates of Designation') the Exchange Indenture, the Indenture and the Credit Agreement limit the incurrence of additional indebtedness and the issuance of redeemable preferred stock by the Company and its subsidiaries. In addition, the Senior Secured Note Indenture (as defined) limits the incurrence of additional indebtedness by Benedek Broadcasting. However, all these limitations are subject to a number of important qualifications.

     The Company's high degree of leverage will have important consequences to holders of the Notes, including the following: (i) the ability of the Company to obtain additional financing for working capital, capital expenditures, debt service requirements or other purposes may be impaired; (ii) a substantial portion of the Company's operating cash flow will be required to be dedicated to the payment of the Company's interest expense and principal repayment obligations; (iii) the Company may be more highly leveraged than companies with which it competes, which may place it at a competitive disadvantage; and (iv) the Company may be more vulnerable in the event of a downturn in its business. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

ABILITY TO SERVICE DEBT

     The ability of the Company to make scheduled payments or to refinance its obligations with respect to its indebtedness and redeemable preferred stock depends on its financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond its control. There can be no assurance that its operating results will be sufficient for payment of its indebtedness or the redemption of preferred stock in the future.

     For the year ended December 31, 1995 and the three months ended March 31, 1996, on a pro forma basis after giving effect to the Transactions, the Company's earnings would have been insufficient to cover fixed charges by $18.1 million and $7.7 million, respectively, and earnings would have been insufficient to cover fixed charges and preferred stock dividends by $31.3 million and $10.9 million, respectively. If non-cash charges to income for depreciation and amortization and non-cash interest were excluded, the Company's pro forma earnings from continuing operations for 1995 and the three months ended March 31, 1996 would have been sufficient to cover its pro forma fixed charges for such year.

     In order to repay the Notes and the Senior Secured Notes at maturity, the Company will need to refinance all or a portion of the Notes and Benedek Broadcasting or the Company will need to refinance all or a portion of the Senior Secured Notes. The Company's ability to refinance the Notes and the Company's and Benedek Broadcasting's ability to refinance the Senior Secured Notes will depend upon Benedek Broadcasting's operating performance, as well as prevailing economic and market conditions, levels of interest rates, refinancing costs and other factors, many of which are beyond the Company's control. There can be no assurance that the Company or Benedek Broadcasting will be able to refinance the Notes or the Senior Secured Notes, as the case may be, or otherwise raise funds in a timely manner or that the proceeds therefrom will be sufficient to effect such refinancing.

     The Notes do not bear interest until May 15, 2001, and the Company will not be obligated to pay cash interest on the Notes until November 15, 2001. In addition, for all dividend payment dates with respect to the Exchangeable Preferred Stock and interest payment dates with respect to the Exchange Debentures through and including July 1, 2001, the Company may, at its option, pay dividends by adding the amount thereof to the then effective liquidation preference of the Exchangeable Preferred Stock and pay interest on the Exchange Debentures by issuing additional Exchange Debentures. For all dividend payment dates with respect to the Seller Junior Discount Preferred Stock prior to October 1, 2001, the Company will pay such dividends by adding the amount thereof to the then effective liquidation preference of the Seller Junior Discount Preferred Stock. In order for the Company to meet its debt service obligations and pay required dividends after May 15, 2001 with respect to the Notes, after July 1, 2001 with respect to the Exchangeable Preferred Stock or Exchange Debentures, as the case may be, and from and after October 1, 2001 with respect to the Seller Junior Discount Preferred Stock, the Company will need to substantially increase broadcast cash flow at the Stations. However, there can be no assurance that the Company's broadcast cash flow will improve or improve in a sufficient degree to enable the Company to meet such obligations. The Credit Agreement restricts the Company's ability to sell assets and use the proceeds therefrom, and the Senior Secured Note Indenture restricts the ability of Benedek Broadcasting to sell assets and use the proceeds therefrom. In the absence of such improvement, the Company could face liquidity problems and might be required to reduce its capital expenditures and overhead expenses or dispose of material assets or operations to meet its debt and preferred stock service and other obligations. There can be no assurance as to the ability of the Company to consummate such sales or the proceeds which the Company could realize therefrom or that such proceeds would be adequate to meet the obligations then due.

     If the Company or Benedek Broadcasting is unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments on its indebtedness or, if the Company or Benedek Broadcasting otherwise fails to comply with the various covenants in such indebtedness (including covenants in the Credit Agreement), it would be in default under the terms thereof, which would permit the holders of such indebtedness to accelerate the maturity of such indebtedness and could cause defaults under other indebtedness of the Company or Benedek Broadcasting or result in a bankruptcy of the Company or Benedek Broadcasting. Such defaults or any bankruptcy of the Company or

Benedek Broadcasting resulting therefrom would have a material adverse effect on the holders of the Notes.

HOLDING COMPANY STRUCTURE; SUBORDINATION OF THE NOTES

     The Company is a holding company that will derive all of its operating income and cash flow from its sole subsidiary, Benedek Broadcasting, the common stock of which, together with all other assets of the Company, has been pledged to secure the Company's senior guarantee of all indebtedness of Benedek Broadcasting outstanding under the Credit Agreement and in respect of the Senior Secured Notes. As a holding company, the Company's ability to pay its obligations, including its obligation to pay interest on and principal of the Notes, whether at maturity, upon a Change of Control or otherwise, will be dependent primarily upon receiving dividends and other payments or advances from Benedek Broadcasting. Benedek Broadcasting is a separate and distinct legal entity and has no obligation, contingent or otherwise, to pay any amounts to the Company or to make funds available to the Company for debt service or any other obligation.

     Although the Credit Agreement does not limit the ability of Benedek Broadcasting to pay dividends or make other payments to the Company, the Senior Secured Note Indenture does contain such limitations. However, after giving effect to the Transactions (assuming the contribution to the common equity of Benedek Broadcasting of net cash proceeds of approximately $188.5 million from the sale of the Existing Notes, the Units and the Seller Junior Discount Preferred Stock), as of March 31, 1996, Benedek Broadcasting could have distributed approximately $188.5 million to the Company under such limitations.

     The Existing Notes are, and the Exchange Securities will be, subordinated in right of payment to all existing and future Senior Debt of the Company.
Additionally, the Existing Notes are, and the Exchange Securities will be, effectively subordinated to all existing and future indebtedness and other obligations of Benedek Broadcasting, including the Senior Secured Notes and the obligations of Benedek Broadcasting under the Credit Agreement, and of any future subsidiaries of the Company. As of March 31, 1996, on a pro forma basis after giving effect to the Transactions, the Company would have had Senior Debt of $263.7 million, including its guarantee of the obligations of Benedek Broadcasting with respect to the Credit Agreement and the Senior Secured Notes, and the aggregate liabilities of the Company's subsidiaries, including with respect to the Credit Agreement and the Senior Secured Notes, would have been $286.3 million. See 'Description of the Notes -- Ranking.' In the event of bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay obligations on the Notes only after all Senior Debt of the Company has been paid in full, and there may not be sufficient assets remaining to pay amounts due on the Notes then outstanding. Additional indebtedness, including Senior Debt, may be incurred by the Company from time to time, subject to the terms of the Indenture.

SENSITIVITY TO GENERAL ECONOMIC CONDITIONS

     The Company's operating results are sensitive to general economic conditions in the United States. Additionally, because the Company relies on sales of advertising time for substantially all of its revenues, the Company's operating results are and will be sensitive to local and regional economic conditions in each of the markets in which the Stations operate. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and 'Business -- Competition.'

COMPETITION WITHIN THE TELEVISION INDUSTRY; ADVANCED TELEVISION

     The television broadcast industry faces competition for market share and advertising revenues from a variety of alternative media, including cable television, 'wireless' cable systems, direct broadcast satellite systems, telephone company video systems, radio, newspapers, computer on-line services, periodicals and other entertainment and advertising media.

     The ability of television broadcast stations to generate advertising revenues depends to a significant degree upon audience ratings. Technological innovation and the resulting proliferation of programming alternatives, such as independent broadcast stations, cable television and other multi-channel competitors, pay-per-view and VCRs, have fractionalized television viewing audiences and subjected television broadcast stations to new types of competition. During the past decade, cable television and independent stations have captured an increasing market share while overall viewership of network television has declined.

     Advances in technology may increase competition for household audiences and advertising revenues. Video compression techniques, now in use with direct broadcast satellites and in development for cable and 'wireless' cable, are expected to permit greater numbers of channels to be carried within existing bandwidths.  These  compression  techniques,  as  well  as  other  technological developments, are applicable to all video delivery systems, including over-the-air broadcasting, and have the potential to provide vastly expanded programming to highly-targeted audiences. Reduction in the cost of creating additional channel capacity may lower entry barriers for new channels and encourage the development of increasingly specialized 'niche' programming. This ability to reach highly-targeted audiences may alter the competitive dynamics for advertising expenditures.

     The FCC currently is determining whether and how to assign licenses to permit television broadcasters to provide digital advanced television ('ATV') services. ATV refers to improvements in image definition and sound quality (commonly known as high-definition television), as well as flexibility to provide additional-spectrum based services. The FCC has tentatively decided to issue a second channel to each television broadcaster to permit it to provide ATV over a transition period. At the end of the transition period, each broadcaster would be required to return to the FCC one of these two channels. This transition will permit broadcasters to provide higher quality services to their viewers and may permit broadcasters to compete more effectively with other digital video systems. However, constructing and operating a second television channel will require a substantial capital outlay for all of the Stations. The Company is unable to predict the effect that technological changes will have on the broadcast television industry or the future results of the Company's operations. See 'Business -- Competition.'

     In addition, certain leaders in Congress and the Administration have proposed legislation that would require broadcasters to (i) bid at auction for ATV channels, potentially against other non-broadcast applicants, (ii) return their analog channels on an expedited basis by 2005 to permit the old channels to be reauctioned to new licensees and/or (iii) pay a fee for use of the second channel, starting either immediately or after 2005. These proposals, if enacted, could affect the Company. First, auctions for ATV channels could substantially increase the Company's up-front costs of converting to ATV and would raise the possibility that the Company could be subject to additional competition in its markets if it, or another licensee, is out-bid by a newcomer. Second, an expedited transition period could require the Company to end analog transmission before all its viewers (particularly those in the small and medium-sized markets which the Company serves) have purchased ATV-compatible reception equipment.

REGULATION BY FCC

     The broadcasting industry is subject to significant regulation by the FCC pursuant to the Communications Act of 1934, as amended (the 'Communications Act'). FCC approval is required for the issuance, renewal and transfer of station operating licenses. The Company's business is dependent upon the retention and renewal of television broadcasting licenses from the FCC. While in the vast majority of cases such licenses are renewed by the FCC, there can be no assurance that the Company's licenses will be renewed upon their expiration. All of the Stations are presently operating under five-year licenses expiring on various dates from 1996 to 1999. Currently, WTAP-TV, Parkersburg, West Virginia, WHSV-TV, Harrisonburg, Virginia, and WTRF-TV, Wheeling, West Virginia and Steubenville, Ohio, have pending applications for license renewal. Pursuant to recent legislation, the term of each of these licenses will be extended to eight years upon ordinary course renewal. The United States Congress and the FCC currently have under consideration and may in the future adopt new laws, regulations and policies regarding a wide variety of matters (including technological changes) which could, directly or indirectly, affect the operations and ownership of the Stations. See 'Business -- Federal Regulation of Television Broadcasting.'

     The FCC granted the Company's application to acquire the Stauffer Stations on April 8, 1996 and its application to acquire the Brissette Stations on May 23, 1996. In approving the Brissette acquisition, the FCC granted six-month waivers of the 'duopoly' rule that prevents a licensee from having an interest in two stations that have a certain degree of overlap in their transmission signals. The six-month waivers granted by the FCC pertain to the transmission signal overlap of (i) WIFR-TV, the Benedek Station serving Rockford, Illinois, and WMTV(TV), the Brissette Station serving Madison, Wisconsin; (ii) WYTV, the Benedek Station serving Youngstown, Ohio, and WTRF-TV, the Brissette Station serving Wheeling, West Virginia and Steubenville, Ohio; and (iii) WTAP-TV, the Benedek Station serving Parkersburg, West Virginia, and WTRF-TV. These waivers permit the Company to hold the Stations in question for a six-month period after closing before divesting one of the two Stations that do not comply with the duopoly rule in each instance. The FCC has a pending proceeding, which it has committed to complete during 1996, that may result in the liberalization of the duopoly rule to permit the Company to continue to own all the Stations it currently owns as well as all of those it has received FCC consent to acquire. There can be no assurance that the FCC will act to liberalize the rule or that it will do so in time to avoid the Company's being required to divest certain Stations in order to eliminate any signal overlap.

DEPENDENCE ON NETWORK AFFILIATION

     Each of the Stations is affiliated with either ABC, CBS or NBC. Viewership levels for each of the Stations are materially dependent upon programming provided by the Station's affiliated network. There can be no assurance that such programming will achieve or maintain satisfactory viewership levels in the future.

     Each of the Benedek Stations' network affiliation agreements currently runs for a period of five to 10 years. WYTV, WBKO-TV, WTOK-TV and WHSV-TV, all of which are ABC affiliates, each have a five-year affiliation agreement which expires in 1999. KDLH-TV, WIFR-TV, KHQA-TV and WTVY-TV, all of which are CBS affiliates, each have a ten-year affiliation agreement which expires in 2005 and is automatically renewed for successive five-year terms, subject to either party's right to terminate the agreement at the end of any term upon six months' advance notice. WTAP-TV, an NBC affiliate, currently operates under a five-year affiliation agreement which expires in 2000 and is automatically renewed for successive terms, subject to either party's right to terminate the agreement at the end of any term upon 12 months' advance notice.

     Each of the Stauffer Stations' network affiliation agreements currently runs for a period of five to 10 years. KMIZ(TV), an ABC affiliate, operates under an affiliation agreement which expires in 2000 and is automatically renewed for successive terms, subject to either party's right to terminate the agreement at the end of its term upon 180 days' advance notice. All of the other Stauffer Stations are CBS affiliates operating under affiliation agreements which expire in 2005 and which automatically renew for successive terms, subject to either party's right to terminate the agreement at the end of its term upon six months' advance notice.

     Each of the Brissette Stations' network affiliation agreements currently runs for a period of 10 to 11 years. WMTV(TV), WWLP(TV) and WILX-TV, all of which are NBC affiliates, each has an affiliation agreement which expires in 2006 and is automatically renewed for successive five-year terms, subject to either party's right to terminate the agreement at the end of any term upon six months' advance notice. Each of the Brissette CBS affiliates, WSAW-TV, WTRF-TV, KAUZ-TV and KOSA-TV, are operating under affiliation agreements which expire in 2005 and which automatically renew for successive 10-year terms, subject to either party's right to terminate the agreement upon six months' advance notice. WHOI(TV), an ABC affiliate, currently operates under an affiliation agreement which expires in 2005 and which does not provide for renewals.

     Although the Company expects to be able to renew these affiliation agreements, no assurance can be given that such renewals will be obtained. The non-renewal or termination of one or more of the network affiliation agreements would likely have a material adverse effect on the Company's results of operations. See 'Business -- Network Affiliation of the Stations.'

DEPENDENCE ON MANAGEMENT

     Certain of the executive officers of the Company, including A. Richard Benedek and K. James Yager, are especially important to the direction and management of the Company. The loss of the services of such persons could have a material adverse effect on the business and operations of the Company, and there can be no assurance that the Company would be able to find replacements for such persons with equivalent business experience.

CONTROL BY SOLE STOCKHOLDER; CHANGE OF CONTROL COULD RESULT IN DEFAULT

     A. Richard Benedek owns all of the outstanding common stock of the Company. Consequently, Mr. Benedek has the power to control the business and affairs of the Company by virtue of his power to elect all of the Company's directors and his voting power with respect to actions requiring stockholder approval. See 'Stock Ownership.' The Communications Act and FCC rules require the prior consent of the FCC to any change of control of the Company.

     A Change of Control (as defined in various debt instruments and certificates of designation) could require the Company and Benedek Broadcasting to refinance substantial amounts of their indebtedness and preferred stock, including the Notes, the Senior Secured Notes, the Term Loan Facilities and the Exchangeable Preferred Stock. The Company's failure to refinance such indebtedness and preferred stock when required would result in a default under the Indenture, the Senior Secured Note Indenture and the Credit Agreement. In the event of a Change of Control, there can be no assurance that the Company would have sufficient assets to satisfy all of its obligations. In addition, the Credit Agreement and the Senior Secured Note Indenture both contain provisions that may prohibit the Company from repurchasing the Notes upon a Change of Control. See 'Description of Other Indebtedness -- Credit Agreement' and ' -- Senior Secured Notes.'

RISKS ASSOCIATED WITH INTEGRATION OF THE ACQUIRED STATIONS

     The Company's strategic plans with respect to the Acquired Stations include increasing net revenue and broadcast cash flow and controlling operating expenses. Although the Company believes these strategies are reasonable, there can be no assurance that it will be able to implement its plans without delay or that, when implemented, its efforts will result in the increased broadcast cash flow or other benefits currently anticipated by the Company. In addition, there can be no assurance that the Company will not encounter unanticipated problems or liabilities in connection with the Acquired Stations. The integration of the Acquired Stations into the Company will require substantial attention from the Company's senior management, which may limit the amount of time available to be devoted to the Company's existing operations.

TERMINATION OF S CORPORATION STATUS; POTENTIAL CORPORATE TAX LIABILITY

     Historically, Benedek Broadcasting had elected to be treated as an S Corporation for Federal and state income tax purposes. Upon consummation of the Transactions, Benedek Broadcasting no longer met the requirements for S Corporation status and, therefore, the Company and Benedek Broadcasting will be liable for Federal and state taxes on their income from and after the consummation of the Transactions. As a result, Benedek Broadcasting no longer has available to it certain suspended losses which would otherwise have been available to it as an S Corporation.

     For so long as the S election was in effect, Benedek Broadcasting was generally not responsible for Federal income taxes and income taxes of any state or locality for which a valid S election had been made. A. Richard Benedek, as the sole stockholder of Benedek Broadcasting prior to the consummation of the Transactions, is responsible for the payment of income taxes on Benedek Broadcasting's taxable income prior to the consummation of the Transactions, and the Indenture and the Senior Secured Note Indenture permit payments to Mr. Benedek of certain amounts in respect thereof. While the Company believes that Benedek Broadcasting had met until consummation of the Transactions, the requirements for S Corporation status, there can be no assurance that such position, if challenged, would be upheld. If such status were challenged and not upheld, the Company would be liable for corporate taxes on its income at the effective Federal and state corporate tax rates for any year in which its S Corporation status was denied plus interest and perhaps penalties. Mr. Benedek has agreed to repay to the Company any payments of Tax Amounts (as defined) made by Benedek Broadcasting for any year for which Benedek Broadcasting's S
Corporation status is ultimately determined to have been invalid. See 'Description of the Notes -- Certain Covenants -- Limitation on

Restricted Payments.' There can be no assurance, however, that funds for such repayment would be available or sufficient to reimburse the Company for all income taxes due.

ORIGINAL ISSUE DISCOUNT CONSEQUENCES

     The Existing Notes were, and the Exchange Securities will be, issued with original issue discount for Federal income tax purposes. Consequently, holders of the Notes generally will be required to include amounts in gross income for Federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See 'Certain Federal Income Tax Consequences' for a more detailed discussion of the Federal income tax consequences to the holders of the Notes of the purchase, ownership and disposition of the Notes.

UNMATURED INTEREST

     If a bankruptcy case is commenced by or against the Company under Federal bankruptcy law after the issuance of the Notes, the claim of a holder of Notes with respect to the principal amount thereof may be limited to an amount equal to that portion of the original issue discount which is not deemed to constitute 'unmatured interest' for purposes of Federal bankruptcy law. Any original issue discount that was not amortized as of any such bankruptcy filing would constitute 'unmatured interest.'

ABSENCE OF PUBLIC MARKET FOR THE NOTES

     The Exchange Securities are being offered to the holders of the Existing Notes. The Existing Notes were purchased and immediately resold by the Initial Purchaser in June 1996 to a small number of institutional investors and are eligible for trading in the Private Offerings, Resale and Trading through Automatic Linkages (PORTAL) Market.

     The Company does not intend to apply for a listing of the Exchange Securities on a securities exchange. There is currently no established market for the Exchange Securities and there can be no assurance as to the liquidity of markets that may develop for the Exchange Securities, the ability of the holders of the Exchange Securities to sell their Exchange Securities or the price at which such holders would be able to sell their Exchange Securities. If such markets were to exist, the Exchange Securities could trade at prices that may be lower than the initial market values thereof depending on many factors, including prevailing interest rates and the markets for similar securities.

     The liquidity of, and trading market for, the Exchange Securities also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, the Company.

                                THE ACQUISITIONS

     The Acquisitions are a central part of the Company's strategy to become one of the leading television station group owners of small to medium-sized market television stations in the United States. The Company believes that this expansion will create economies of scale which will (i) improve its ability to negotiate more favorable arrangements with program suppliers, national sales representation firms, equipment vendors and television networks, (ii) enable it to develop program consortiums for regional news and sports programming and
(iii) enhance its ability to attract and retain strong management and on-air talent. The Acquisitions are consistent with the Company's strategy to acquire network-affiliated television stations in markets with a limited number of media competitors for local advertising revenues.

     THE STAUFFER ACQUISITION. On June 6, 1996, the Company acquired substantially all of the broadcast television assets (including working capital) of Stauffer consisting of five principal broadcast television stations and four satellite broadcast television stations for a purchase price of $54.5 million. The Company also assumed certain liabilities and obligations of Stauffer incurred in the ordinary course of business, excluding, among other things, any indebtedness for borrowed money. Pursuant to the Stauffer Agreement, at closing Stauffer was required to have working capital of at least $1.6 million. To the extent the working capital of Stauffer exceeded $1.6 million (including therein accounts receivable of Stauffer only to the extent actually collected), the Company is obligated to remit such excess to Stauffer over the 90-day period immediately after the closing.

     The principal stations acquired by the Company were KCOY-TV, Santa Maria, California; WIBW-TV, Topeka, Kansas; KMIZ(TV), Columbia, Missouri; KGWC-TV, Casper, Wyoming; and KGWN-TV, Cheyenne, Wyoming. KGWC-TV operates two satellite stations, KGWL-TV, Lander, Wyoming, and KGWR-TV, Rock Springs, Wyoming, both of which rebroadcast the programming of KGWC-TV. KGWN-TV operates two satellite stations, KSTF-TV, Scottsbluff, Nebraska and KTVS-TV, Sterling, Colorado, both of which rebroadcast the programming of KGWN-TV. All of the Stauffer Stations are affiliated with CBS, except for KMIZ(TV), Columbia, Missouri, which is affiliated with ABC. For the year ended December 31, 1995, the Stauffer Stations had net revenues of $17.3 million, broadcast cash flow of $4.0 million and broadcast cash flow margin of 23.1%.

     THE BRISSETTE ACQUISITION. On June 6, 1996, the Company acquired all of the capital stock of Brissette for $270.0 million in cash and preferred stock. All of the outstanding indebtedness of Brissette was paid in full by the sellers at the closing. Pursuant to the Brissette Agreement, at the closing Brissette was required to have working capital of at least $8.8 million and any amount in excess thereof will be paid to the sellers. By acquiring all of the capital stock of Brissette, the Company acquired eight network-affiliated television stations including WMTV(TV), the NBC affiliate serving Madison, Wisconsin; WWLP(TV), the NBC affiliate serving Springfield, Massachusetts; WILX-TV, the NBC affiliate serving Lansing, Michigan; WHOI(TV), the ABC affiliate serving Peoria, Illinois; WSAW-TV, the CBS affiliate serving Wausau, Wisconsin; WTRF-TV, the CBS affiliate serving Wheeling, West Virginia and Steubenville, Ohio; KAUZ-TV, the CBS affiliate serving Wichita Falls, Texas; and KOSA-TV, the CBS affiliate serving Odessa, Texas. For the year ended December 31, 1995, Brissette had net revenues of $51.3 million, broadcast cash flow of $23.9 million and broadcast cash flow margin of 46.5%.

     Of the $270.0 million paid for the capital stock of Brissette, $225.0 million was paid in cash and the balance was paid by the issuance to GECC and Mr. Paul Brissette of the Seller Junior Discount Preferred Stock. See 'The Financing Plan.'

     For  a  description  of  the   Acquired  Stations  see  'Business  --   The
Stations -- Stauffer' and ' -- Brissette.'

                               THE FINANCING PLAN

     The Company, together with its subsidiary Benedek Broadcasting, implemented the Financing Plan in order to finance the Acquisitions and to pay fees and expenses related thereto. The Financing Plan consisted of (i) the offer and sale by the Company of the Existing Notes to generate gross proceeds of $90.2 million, (ii) the offer and sale by the Company of the Units to generate gross proceeds of $60.0 million, (iii) Benedek Broadcasting borrowing $128.0 million pursuant to the Term Loan Facilities of the Credit Agreement and (iv) the Company issuing an aggregate of $45.0 million initial liquidation preference of Seller Junior Discount Preferred Stock to GECC and Mr. Paul Brissette.

     The following table sets forth the sources and uses for the Financing Plan on a pro forma basis as of March 31, 1996:

                                                                                   (DOLLARS
                                                                                IN THOUSANDS)
SOURCES:
  Benedek Broadcasting
     Cash....................................................................      $  7,322
     Deposit(a)..............................................................         5,000
     Credit Agreement
          Revolving Credit Facility(b).......................................            --
          Term Loan Facilities...............................................       128,000
  The Company
     The Existing Notes......................................................        90,178
     The Units(c)............................................................        60,000
     Seller Junior Discount Preferred Stock..................................        45,000
                                                                                --------------
                                                                                   $335,500
                                                                                --------------
                                                                                --------------
USES:
     Stauffer Acquisition....................................................      $ 54,500
     Brissette Acquisition...................................................       270,000
     Fees and Expenses.......................................................        11,000
                                                                                --------------
                                                                                   $335,500
                                                                                --------------
                                                                                --------------

- ------------

 (a) Pursuant to the Stauffer  Agreement, Benedek Broadcasting  had made a  $5.0
     million   down  payment  which   had  been  deposited   in  escrow  pending
     consummation of the Stauffer Acquisition.

 (b) Benedek Broadcasting has available to it $15.0 million under the Revolving Credit Facility.

 (c) Each Unit consisted of ten shares of Exchangeable Preferred Stock, ten Initial Warrants and 14.8 Contingent Warrants, each Warrant to purchase one share of Class A Common Stock of the Company.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the Exchange Offer. The gross proceeds received by the Company from the sale of the Existing Notes, together with the gross proceeds from the sale of the Units and advances under the Credit Agreement, were used to finance the Acquisitions and to pay fees and expenses in connection with the Transactions.

                                 CAPITALIZATION

     The following table sets forth at March 31, 1996, the historical capitalization of Benedek Broadcasting and the pro forma capitalization of Benedek Broadcasting and the Company after giving effect to the Transactions. This table should be read in conjunction with the Unaudited Consolidated Financial Statements of Benedek Broadcasting, the Financial Statement of the Company and the Pro Forma Financial Statements included elsewhere in this Prospectus.

                                                                                     AT MARCH 31, 1996
                                                                         -----------------------------------------
                                                                           BENEDEK        BENEDEK
                                                                         BROADCASTING   BROADCASTING   THE COMPANY
                                                                          HISTORICAL     PRO FORMA      PRO FORMA
                                                                         ------------   ------------   -----------
                                                                                  (DOLLARS IN THOUSANDS)

Cash and cash equivalents..............................................    $  7,381       $    940      $     940
                                                                         ------------   ------------   -----------
                                                                         ------------   ------------   -----------

Current maturities:
     Credit Agreement:
          Revolving Credit Facility(a).................................    $     --       $     --      $      --
          Term Loan Facilities.........................................          --          6,000          6,000
     Capital leases payable............................................         304            304            304
     Program broadcast rights payable..................................       1,754          4,069          4,069
                                                                         ------------   ------------   -----------
          Total current indebtedness...................................       2,058         10,373         10,373
                                                                         ------------   ------------   -----------
Long-term obligations:
     11 7/8% Senior Secured Notes due 2005.............................     135,000        135,000        135,000
     Credit Agreement:
          Revolving Credit Facility(a).................................          --             --             --
          Term Loan Facilities.........................................          --        122,000        122,000
     Capital leases payable............................................         377            377            377
     13 1/4% Senior Subordinated Discount Notes due 2006...............          --             --         90,178
                                                                         ------------   ------------   -----------
                                                                            135,377        257,377        347,555
     Program broadcast rights payable..................................         479          2,289          2,289
                                                                         ------------   ------------   -----------
          Total long-term obligations..................................     135,856        259,666        349,844
                                                                         ------------   ------------   -----------
Redeemable preferred stock:
     Exchangeable Preferred Stock(b)...................................          --             --         51,000
     Seller Junior Discount Preferred Stock............................          --             --         45,000
                                                                         ------------   ------------   -----------
          Total preferred stock........................................          --             --         96,000
                                                                         ------------   ------------   -----------
Stockholder's equity (deficit):
     Common Stock......................................................       1,047          1,047          1,047
     Additional paid-in capital (b)(c)(d)..............................       2,758        154,373        (31,805)
     Accumulated equity (deficit)(d)...................................     (40,629)            --             --
                                                                         ------------   ------------   -----------
                                                                            (36,824)       155,420        (30,758)
     Less treasury stock...............................................       1,481          1,481          1,481
                                                                         ------------   ------------   -----------
          Total stockholder's equity (deficit).........................     (38,305)       153,939        (32,239)
                                                                         ------------   ------------   -----------
               Total capitalization....................................    $ 99,609       $423,978      $ 423,978
                                                                         ------------   ------------   -----------
                                                                         ------------   ------------   -----------

- ------------

(a) Benedek Broadcasting has available to it $15.0 million under the Revolving Credit Facility.

(b) Exchangeable Preferred Stock with an initial liquidation preference of $60.0 million was issued by the Company as part of the Units. Each Unit consisted of ten shares of Exchangeable Preferred Stock, ten Initial Warrants and 14.8 Contingent Warrants, each Warrant to purchase one share of Class A Common Stock of the Company. An assumed initial value of $9.0 million has been allocated to additional paid-in capital, representing the portion of the Units allocated to the Warrants.

(c) Includes the allocation of the purchase price for the Warrants described in footnote (b) above and is reduced by $2.934 million of the allocable cost associated with the offering of the Units.

(d) The accumulated deficit has been reclassified to paid-in capital as a result of the automatic termination upon consummation of the Transactions of Benedek Broadcasting's election to be treated as an S Corporation for Federal income tax purposes. In addition, the Pro Forma Balance Sheet reflects the contribution of the proceeds from the sale of the Exchangeable Preferred Stock of $51.0 million, the Seller Junior Discount Preferred Stock of $45.0 million and the Existing Notes of $90.2 million to Benedek Broadcasting as additional paid-in capital.

                         PRO FORMA FINANCIAL STATEMENTS

     The following unaudited pro forma financial statements (the 'Pro Forma Financial Statements') are based on the Consolidated Financial Statements of Benedek Broadcasting, the Financial Statements of Stauffer and the Consolidated Financial Statements of Brissette, all of which are included elsewhere in this Prospectus, adjusted to give pro forma effect to the Acquistions, the Financing Plan, the acquisition in 1995 of the Dothan Station, the issuance in 1995 of the Senior Secured Notes and certain contractual arrangements which have been entered into since January 1, 1995 (collectively, for purposes of the Pro Forma Financial Statements, the 'Transactions').

     The unaudited Pro Forma Statements of Operations for the year ended December 31, 1995 are derived from the audited consolidated statement of operations of Benedek Broadcasting for the year ended December 31, 1995, the audited statement of operations of Dothan Holdings II Inc. (the former owners of the Dothan Station) for the three months ended March 31, 1995, the audited statement of operations of Stauffer for the year ended December 31, 1995 and the audited statement of operations of Brissette for the year ended December 31, 1995, all of which, other than the audited statements of Dothan Holdings II Inc., are included elsewhere in this Prospectus, and assume that the Transactions were consummated as of January 1, 1995. The unaudited Pro Forma Statements of Operations for the three months ended March 31, 1996 are derived from the unaudited consolidated statement of operations of Benedek Broadcasting for the three months ended March 31, 1996, the unaudited statement of operations of Stauffer for the three months ended March 31, 1996, and the unaudited statement of operations of Brissette for the 13-week period ended March 31, 1996, all of which are included elsewhere in this Prospectus, and assume that the Transactions were consummated as of January 1, 1996. The unaudited Pro Forma Balance Sheet is derived from the unaudited balance sheets of Benedek Broadcasting, Stauffer and Brissette as of March 31, 1996, included elsewhere in this Prospectus, and assumes that the Transactions were consummated on that date.

     The Pro Forma Financial Statements do not purport to represent what the Company's results of operations or financial condition would actually have been if the Transactions had occurred on the dates indicated or to project the Company's results or financial condition for or at any future period or date. The Pro Forma Financial Statements are presented for comparative purposes only. The pro forma adjustments, as described in the accompanying data, are based on available information and certain assumptions that management believes are reasonable. Additionally, certain reclassification entries have been made to the audited financial statements of Stauffer and Brissette for consistent presentation with Benedek Broadcasting.

     The unaudited pro forma information with respect to the Acquisitions is based on the historical financial statements of the business or assets acquired. The Acquisitions are and will be accounted for under the purchase method of accounting. The purchase price for the Acquisitions will be allocated to the tangible and identifiable intangible assets and liabilities of the acquired businesses based upon management's preliminary estimates of their fair value with the remainder, if any, allocated to goodwill. The allocation of purchase price for the Acquisitions is subject to revision when additional information concerning asset and liability valuations is obtained. In the opinion of the Company's management, the asset and liability valuations for the Acquisitions will not be materially different from the Pro Forma Financial Statements presented. The pro forma expenses directly attributable to the Transactions include interest expense and changes in depreciation and amortization expenses resulting from the allocation of the purchase cost.

                       PRO FORMA STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)

                                                HISTORICAL
                                       ----------------------------
                                                         DOTHAN
                                                       JANUARY 1,
                                                         1995 TO     ADJUSTMENTS     BENEDEK            HISTORICAL
                                          BENEDEK       MARCH 31,    FOR DOTHAN    BROADCASTING    --------------------
                                       BROADCASTING       1995       ACQUISITION  AS ADJUSTED(a)   STAUFFER   BRISSETTE
                                       -------------  -------------  -----------  --------------   --------   ---------
                                                                    (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
    Net revenues......................    $50,329        $ 1,643        $  --        $ 51,972      $ 17,317   $  51,326
    Operating expenses:
      Station operating expenses......     29,049          1,440         (350)(e)      30,139        13,534      27,515
      Depreciation and amortization...      5,041            389           37(f)        5,467         2,229       6,252
                                       -------------  -------------  -----------  --------------   --------   ---------
        Station operating income
          (loss)......................     16,239           (186)         313          16,366         1,554      17,559

      Corporate expenses..............      1,576(d)         182         (182)(g)       1,576            --       2,307
                                       -------------  -------------  -----------  --------------   --------   ---------
    Operating income (loss)...........     14,663           (368)         495          14,790         1,554      15,252
                                       -------------  -------------  -----------  --------------   --------   ---------
    Financial expense, net:
      Interest expense, net:
        Cash interest, net............    (14,763)          (209)        (807)(h)     (15,779)           --     (20,837)
        Other interest................       (712)            --           92(i)         (620)           --        (549)
                                       -------------  -------------  -----------  --------------   --------   ---------
          Total interest, net.........    (15,475)          (209)        (715)        (16,399)           --     (21,386)
                                       -------------  -------------  -----------  --------------   --------   ---------
      Other, net......................         --             --           --              --            --        (354)
    Provision for income taxes........         --            208         (208)(j)          --            --        (147)
                                       -------------  -------------  -----------  --------------   --------   ---------
    Net income (loss) from continuing
      operations......................       (812)          (369)        (428)         (1,609)        1,554      (6,635)
    Exchangeable Preferred Stock
      dividends.......................         --             --           --              --            --          --
    Seller Junior Discount Preferred
      Stock dividends.................         --             --           --              --            --          --
                                       -------------  -------------  -----------  --------------   --------   ---------
    Net income (loss) from continuing
      operations available to common
      stockholders....................    $  (812)       $  (369)       $(428)       $ (1,609)     $  1,554   $  (6,635)
                                       -------------  -------------  -----------  --------------   --------   ---------
                                       -------------  -------------  -----------  --------------   --------   ---------
    Ratio of earnings to fixed
      charges(b)......................         --                                          --

CERTAIN FINANCIAL DATA:
    Broadcast cash flow...............    $21,310        $   103        $ 450        $ 21,863      $  4,000   $  23,856
    Broadcast cash flow margin........       42.3%           6.3%                        42.1%         23.1%       46.5%

    Operating cash flow...............    $19,734        $   (79)       $ 632        $ 20,287      $  4,000   $  21,549
    Operating cash flow margin........       39.2%            NM                         39.0%         23.1%       42.0%

    Amortization of program broadcast
      rights..........................    $ 2,162        $    21        $  --        $  2,183      $  1,025   $   1,684
    Payments for program broadcast
      rights..........................      2,132            121         (100)(k)       2,153           808       1,639
    Capital expenditures..............      2,008            118           --           2,126           406       2,748
    Cash payments for Federal income
      taxes...........................         --                                          --

CERTAIN RATIOS:
    Operating cash flow to cash
      interest expense, net...........       1.33x                                       1.29x
    Operating cash flow to total
      interest expense, net...........       1.27x                                       1.24x

    Operating cash flow less capital
      expenditures to cash interest
      expense, net....................       1.20x                                       1.15x
    Operating cash flow less capital
      expenditures to total interest
      expense, net....................       1.15x                                       1.11x

    Net Senior Debt to operating cash
      flow(c).........................        6.4x                                        6.2x

    Net debt to operating cash
      flow(c).........................        6.4x                                        6.2x


                                                              THE
                                        ADJUSTMENTS         COMPANY
                                            FOR               PRO
                                        TRANSACTIONS         FORMA
                                        ------------     -------------

STATEMENT OF OPERATIONS DATA:
    Net revenues......................    $    250(l)    $     121,345
                                               132(m)
                                               284(n)
                                                64(o)
    Operating expenses:
      Station operating expenses......      (2,245)(p)          68,943
      Depreciation and amortization...      13,677(q)           27,625
                                        ------------     -------------
        Station operating income
          (loss)......................     (10,702)             24,777
      Corporate expenses..............      (1,983)(r)           1,900
                                        ------------     -------------
    Operating income (loss)...........      (8,719)             22,877
                                        ------------     -------------
    Financial expense, net:
      Interest expense, net:
        Cash interest, net............       9,401(s)          (27,215)
        Other interest................     (12,602)(s)         (13,771)
                                        ------------     -------------
          Total interest, net.........      (3,201)            (40,986)
                                        ------------     -------------
      Other, net......................         354(t)               --
    Provision for income taxes........         147(u)               --
                                        ------------     -------------
    Net income (loss) from continuing
      operations......................     (11,419)            (18,109)
    Exchangeable Preferred Stock
      dividends.......................      (9,519)(v)          (9,519)
    Seller Junior Discount Preferred
      Stock dividends.................      (3,672)(w)          (3,672)
                                        ------------     -------------
    Net income (loss) from continuing
      operations available to common
      stockholders....................    $(24,610)      $     (31,300)
                                        ------------     -------------
                                        ------------     -------------
    Ratio of earnings to fixed
      charges(b)......................                              --
CERTAIN FINANCIAL DATA:
    Broadcast cash flow...............    $  3,015       $      52,734
    Broadcast cash flow margin........                            43.5%
    Operating cash flow...............    $  4,998       $      50,834
    Operating cash flow margin........                            41.9%
    Amortization of program broadcast
      rights..........................    $    (39)(x)   $       4,853
    Payments for program broadcast
      rights..........................         (79)(x)           4,521
    Capital expenditures..............          --               5,280
    Cash payments for Federal income
      taxes...........................                              --
CERTAIN RATIOS:
    Operating cash flow to cash
      interest expense, net...........                            1.87x
    Operating cash flow to total
      interest expense, net...........                            1.24x
    Operating cash flow less capital
      expenditures to cash interest
      expense, net....................                            1.67x
    Operating cash flow less capital
      expenditures to total interest
      expense, net....................                            1.11x
    Net Senior Debt to operating cash
      flow(c).........................                             5.2x
    Net debt to operating cash
      flow(c).........................                             6.9x

                       PRO FORMA STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1996
                                  (UNAUDITED)

                                                                                                               THE
                                                                                          ADJUSTMENTS        COMPANY
                                                  BENEDEK                                     FOR              PRO
                                               BROADCASTING      STAUFFER    BRISSETTE    TRANSACTIONS        FORMA
                                              ---------------    --------    ---------    ------------       --------
                                                                      (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:

    Net revenues...........................       $11,683         $3,965      $11,970       $     34(n)      $27,652
    Operating expenses:
      Station operating expenses...........         7,549          3,516        7,107           (520)(p)      17,652
      Depreciation and amortization........         1,360            575        1,513          3,616(q)        7,064
                                              ---------------    --------    ---------    ------------       --------
        Station operating income (loss)....         2,774           (126)       3,350         (3,062)          2,936
      Corporate expenses...................           496             --          762           (762)(r)         496
                                              ---------------    --------    ---------    ------------       --------
    Operating income (loss)................         2,278           (126)       2,588         (2,300)          2,440
                                              ---------------    --------    ---------    ------------       --------
    Financial expense, net:
      Interest expense, net:
        Cash interest, net.................        (3,920)            --       (4,893)         1,994(s)       (6,819 )
        Other interest.....................          (101)            --         (137)        (3,107)(s)      (3,345 )
                                              ---------------    --------    ---------    ------------       --------
          Total interest, net..............        (4,021)            --       (5,030)        (1,113)        (10,164 )
                                              ---------------    --------    ---------    ------------       --------
      Other, net...........................            --             --         (109)           109(t)           --
    Provision for income taxes.............            --             --         (103)           103(u)           --
                                              ---------------    --------    ---------    ------------       --------
    Net income (loss) from continuing
      operations...........................        (1,743)          (126)      (2,654)        (3,201)         (7,724 )
    Exchangeable Preferred Stock
      dividends............................            --             --           --         (2,250)(v)      (2,250 )
    Seller Junior Discount Preferred
      Stock dividends......................            --             --           --           (891)(w)        (891 )
                                              ---------------    --------    ---------    ------------       --------
    Net income (loss) from continuing
      operations available to common
      stockholders.........................       $(1,743)        $ (126)     $(2,654)      $ (6,342)        $(10,865)
                                              ---------------    --------    ---------    ------------       --------
                                              ---------------    --------    ---------    ------------       --------
    Ratio of earnings to fixed
      charges(b)...........................            --                                                         --

CERTAIN FINANCIAL DATA:
    Broadcast cash flow....................       $ 4,209         $  584      $ 4,834       $    554         $10,181
    Broadcast cash flow margin.............          36.0%          14.7%        40.4%                          36.8 %

    Operating cash flow....................       $ 3,713         $  584      $ 4,072       $  1,316         $ 9,685
    Operating cash flow margin.............          31.8%          14.7%        34.0%                          35.0 %

    Amortization of program broadcast
      rights...............................       $   597         $  314      $   483                        $ 1,394
    Payments for program broadcast
      rights...............................           522            179          512                          1,213
    Capital expenditures...................           655             43          405                          1,103
    Cash payments for Federal income
      taxes................................            --             --           --                             --

(a) Concurrently with the consummation of the Transactions, Benedek Broadcasting became a wholly-owned subsidiary of the Company. The operations and financial data of 'Benedek Broadcasting as Adjusted' for the year ended December 31, 1995 are derived from the pro forma consolidated financial statements of Benedek Broadcasting adjusted to give pro forma effect to the acquisition on March 31, 1995 of the Dothan Station and the issuance of the Senior Secured Notes as if both such events had occurred on January 1, 1995. Capital expenditures do not include assets acquired in connection with the acquisition of the Dothan Station.

(b) For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of net income (loss) before income taxes and extraordinary item plus fixed charges (excluding capitalized interest). Fixed charges consist of interest on all debt (including capitalized interest), amortization of debt discount and deferred loan costs and the portion of rental expense that is representative of the interest component of rental expense (deemed to be one-third of rental expense which management believes is a reasonable approximation of the interest component). For 'Benedek Broadcasting As Adjusted,' for the year ended December 31, 1995, earnings were insufficient to cover fixed charges by $1.6 million. The net income (loss) for 'Benedek Broadcasting As Adjusted' includes certain non-cash charges as follows: non-cash interest of $0.6 million and depreciation and amortization of $5.5 million. For 'The Company Pro Forma,' for the year ended December 31, 1995, earnings were insufficient to cover fixed charges by $18.1 million. The net income
      (loss) for 'The Company Pro Forma' includes certain non-cash charges as follows: non-cash interest of $13.8 million and depreciation and amortization of $27.6 million. For Benedek Broadcasting for the three months ended March 31, 1996, earnings were insufficient to cover fixed charges by $1.7 million. The net income (loss) for Benedek Broadcasting includes certain non-cash charges as follows: non cash interest of $0.1 million and depreciation and amortization of $1.4 million. For the 'The Company Pro Forma,' for the three months ended March 31, 1996, earnings were insufficient to cover fixed charges by $7.7 million. The net income
      (loss) for 'The Company Pro Forma' includes certain non-cash charges as follows: non-cash interest of $3.3 million and depreciation and amortization of $7.1 million.

(c) Net Senior Debt and net debt are defined as Senior Debt or total debt, as the case may be, less cash and cash equivalents. These ratios are not the same as the Cash Flow Leverage Ratios as defined in the Senior Secured Note or Exchange Indentures or in the Certificate of Designation for the Exchangeable Preferred Stock, and in particular, such Cash Flow Leverage Ratios do not credit cash against the outstanding debt amount.

(d)   Includes  $0.1  million  one-time  expenses  incurred  in  connection with
      potential  acquisitions   which  were   not   entered  into   by   Benedek
      Broadcasting.

(e) The adjustment reflects the reduction of operating expenses of the former owner of the Dothan Station for the three months ended March 31, 1995 based on the Company's actual expense reductions made during the nine months ended December 31, 1995.

(f) The adjustment reflects (i) the additional depreciation and amortization expense resulting from the allocation of the purchase price of the Dothan Station to the property and equipment and intangible assets acquired and
      (ii) a change in depreciation and amortization resulting from conforming the estimated useful lives of the assets of the Dothan Station to those of the Company.

(g) The adjustment reflects the elimination of the management fee paid by the former owner of the Dothan Station to its parent company prior to the acquisition by the Company.

(h) The adjustment reflects (i) pro forma adjustments as if the issuance of the Senior Secured Notes had occurred on January 1, 1995 and the debt refinanced with the net proceeds of such issuance had been discharged on such date and (ii) the elimination of interest expense incurred by the former owner of the Dothan Station prior to the acquisition by the Company.

(i) The adjustment reflects the net amount required to (i) amortize deferred financing costs incurred in connection with the issuance of the Senior Secured Notes as if such issuance had occurred on January 1, 1995 and (ii) eliminate the amortization in the first quarter of 1995 of the deferred financing costs incurred by the Company in connection with the debt refinanced with the net proceeds of the issuance of the Senior Secured Notes.

(j) The adjustment reflects the elimination of income tax credits recorded by the former owner of the Dothan Station prior to the acquisition by the Company.

(k) The adjustment reflects a reduction in program payments and the related amortization to be consistent with Benedek Broadcasting's historical programming purchasing.

(l) The adjustment reflects the annualized effect of increased network compensation resulting from new affiliation agreements effective July 1, 1995 for the CBS-affiliated Benedek Stations. In connection with such new affiliation agreements, CBS paid the Company a bonus payment of $5.0 million which is required under GAAP to be recognized as revenue at the rate of $500,000 per year over the ten-year term of the affiliation agreements, of which $250,000 was recognized in Benedek Broadcasting's statement of operations for 1995.

(m) The adjustment reflects the annualized effect of increased revenues from the national sales representative firm for the Brissette Stations resulting from the amortization of a $700,000 signing bonus which is required under GAAP to be recognized as revenue at the rate of $140,000 per year over a period of five years, of which $8,000 was recognized in Brissette's statement of operations for 1995.

(n) The adjustment reflects the annualized effect of reduced commission rates payable to national sales representative firms under new agreements negotiated by the Company.

(o) The adjustment reflects the annualized effect of new network compensation arrangements that took effect at various times in 1995 at certain of the Acquired Stations.

(p)   The adjustment reflects cost savings resulting from the following:

                                                                    YEAR ENDED        THREE MONTHS ENDED
                                                                 DECEMBER 31, 1995      MARCH 31, 1996
                                                                 -----------------    ------------------
                                                                         (DOLLARS IN THOUSANDS)
 (i) Elimination of redundant operating expenses, consisting of the elimination of certain positions at the Acquired
     Stations.................................................        $ 1,345                $309
 (ii) Adjustments to certain employee benefits and
      compensation practices at the Acquired Stations.........            355                 116
(iii) Implementation at the Acquired Stations of operating
      strategies currently utilized at the Benedek Stations...            545                  95
                                                                      -------               -----
                                                                      $ 2,245                $520
                                                                      -------               -----
                                                                      -------               -----

     The pro forma cost savings as allocated among departments are summarized in the table below:

                                                                      THREE MONTHS   THIRTEEN WEEKS    PERIOD
                                                                         ENDED           ENDED          ENDED
                                           YEAR ENDED                  MARCH 31,       MARCH 31,      MARCH 31,
                                        DECEMBER 31, 1995                 1996            1996          1996
                                 -------------------------------      ------------   --------------   ---------
                                 STAUFFER    BRISSETTE    TOTAL         STAUFFER       BRISSETTE        TOTAL
                                 --------    ---------    ------      ------------   --------------   ---------
                                                             (DOLLARS IN THOUSANDS)
Selling expenses...............   $   94      $    83     $  177          $ 24            $ 13          $  37
Programming and technical......      528          531      1,059           122             133            255
Advertising and promotions.....       69          180        249            17              45             62
General and administrative.....      522          238        760           130              36            166
                                 --------    ---------    ------         -----           -----        ---------
    Total......................   $1,213      $ 1,032     $2,245          $293            $227          $ 520
                                 --------    ---------    ------         -----           -----        ---------
                                 --------    ---------    ------         -----           -----        ---------

(q) The adjustment reflects primarily the additional depreciation and amortization expense resulting from the preliminary allocation of the purchase price for the Acquired Stations to the assets acquired, including an increase in property and equipment and intangible assets to their estimated fair market value and the recording of goodwill associated with each of the Acquisitions. See Note (c) to the Pro Forma Balance Sheet for allocation of excess of purchase price over net book value of assets acquired to property and equipment and intangible assets.

(r) The adjustment reflects the net annualized cost savings resulting from the acquisition of the Acquired Stations by the Company, including (i) the elimination of substantially all of the corporate expenses of Brissette and (ii) the addition of certain corporate management personnel by the Company and related costs.

(s) Interest expense has been adjusted to reflect the net effect of the change in outstanding debt and deferred financing costs described in Notes (a) and (d) to the Pro Forma Balance Sheet as if it had occurred on January 1, 1995 for the year ended December 31, 1995 and January 1, 1996 for the three months ended March 31, 1996. The following table details the calculation of the adjustment:

                                                                                      THREE MONTHS ENDED
                                     YEAR ENDED DECEMBER 31, 1995                       MARCH 31, 1996
                                --------------------------------------       ------------------------------------
                                  CASH      OTHER INTEREST     TOTAL          CASH      OTHER INTEREST     TOTAL
                                --------    --------------    --------       -------    --------------    -------
                                                             (DOLLARS IN THOUSANDS)
Notes at a rate of 13.25%....   $     --       $(12,344)      $(12,344)      $    --       $ (2,987)      $(2,987)
Term Loan Facilities at an
  assumed blended rate of
  8.73%......................    (11,039)            --        (11,039)       (2,793)            --        (2,793)
Interest on existing
  Brissette notes............     20,837             --         20,837         4,893             --         4,893
Reduction in interest
  income.....................       (397)            --           (397)         (106)            --          (106)
Increase in amortization of
  deferred financing costs...         --           (807)          (807)           --           (257)         (257)
Reduction of amortization of
  deferred financings costs
  on Brissette debt..........         --            549            549            --            137           137
                                --------    --------------    --------       -------        -------       -------
    Net adjustment...........   $  9,401       $(12,602)      $ (3,201)      $ 1,994       $ (3,107)      $(1,113)
                                --------    --------------    --------       -------        -------       -------
                                --------    --------------    --------       -------        -------       -------

     The actual interest rate with respect to the Term Loan Facilities may be higher or lower than the rate set forth above. A change of 0.125% in the interest rate on borrowings under the Term Loan Facilities would change pro forma interest expense by approximately $160,000 for the year ended December 31, 1995 and by approximately $40,000 for the three months ended March 31, 1996.

(t) The adjustment reflects the elimination of certain legal and investment advisory fees paid by Brissette in connection with the sale to Benedek Broadcasting.

(u) The adjustment reflects the elimination of income tax expense. The Company is not expected to have income tax expense on a pro forma basis.

(v) The adjustment reflects the dividends paid on the Exchangeable Preferred Stock at a rate of 15.0% per annum paid quarterly for an effective annual rate of 15.9%.


(w) The adjustment reflects the dividends paid on the Seller Junior Discount Preferred Stock at an assumed rate of 7.92% per annum paid quarterly for an effective annual rate of 8.16%.

(x) The adjustment reflects a reduction in program payments and the related amortization to be consistent with Benedek Broadcasting's historical program purchase practices.

                            PRO FORMA BALANCE SHEET
                              AS OF MARCH 31, 1996
                                  (UNAUDITED)

                                                                    HISTORICAL
                                                      ---------------------------------------    ADJUSTMENTS           THE
                                                          BENEDEK                                    FOR             COMPANY
                                                       BROADCASTING     STAUFFER    BRISSETTE    TRANSACTIONS       PRO FORMA
                                                      ---------------   --------    ---------    ------------       ---------
                       ASSETS
Current assets:
    Cash and cash equivalents.......................     $   7,381      $    347    $   1,534     $   (8,322)(a)    $    940
    Trade receivables...............................         7,771         2,797        9,259             --          19,827
    Other receivables...............................           120            --           --          2,252(b)        2,372
    Current portion of program broadcast rights.....         1,205           874        1,443             --           3,522
    Prepaid expenses................................           872           128          518             --           1,518
                                                      ---------------   --------    ---------    ------------       ---------
        Total current assets........................        17,349         4,146       12,754         (6,070)         28,179
                                                      ---------------   --------    ---------    ------------       ---------
Property and equipment..............................        19,798        10,446       12,012         49,705(c)       91,961
                                                      ---------------   --------    ---------    ------------       ---------
Intangible assets...................................        59,952         7,087       76,349        159,498(c)      302,886
                                                      ---------------   --------    ---------    ------------       ---------
Other assets:
    Program broadcast rights, less current
      portion.......................................           541           851        1,482             --           2,874
    Deposit on Stauffer Acquisition.................         4,000            --           --         (4,000)(a)          --
    Deferred financing costs........................         5,624            --           --          8,066(d)       13,690
    Other...........................................           669            12           --             --             681
                                                      ---------------   --------    ---------    ------------       ---------
        Total other assets..........................        10,834           863        1,482          4,066          17,245
                                                      ---------------   --------    ---------    ------------       ---------
        Total.......................................     $ 107,933      $ 22,542    $ 102,597     $  207,199        $440,271
                                                      ---------------   --------    ---------    ------------       ---------
                                                      ---------------   --------    ---------    ------------       ---------

   LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current liabilities:
    Current maturities of notes payable and leases
      payable.......................................     $     304      $     --    $ 197,348     $ (197,348)(e)    $  6,304
                                                                                                       6,000(a)
    Current maturities of program broadcast rights
      payable.......................................         1,754           684        1,631             --           4,069
    Accounts payable and accrued expenses...........         3,644           760        4,906             --           9,310
    Deferred revenue................................           500            --          136             --             636
                                                      ---------------   --------    ---------    ------------       ---------
        Total current liabilities...................         6,202         1,444      204,021       (191,348)         20,319
                                                      ---------------   --------    ---------    ------------       ---------
Long-term obligations:
    Notes and capital leases payable................       135,377            --           --        122,000(a)      347,555
                                                                                                      90,178(a)
    Program broadcast rights payable................           479           805        1,005             --           2,289
    Deferred revenue................................         4,180            --          530             --           4,710
    Other noncurrent liabilities....................            --            --        1,637                          1,637
                                                      ---------------   --------    ---------    ------------       ---------
        Total long-term liabilities.................       140,036           805        3,172        212,178         356,191
                                                      ---------------   --------    ---------    ------------       ---------
Redeemable preferred stock:
  Exchangeable Preferred Stock......................            --            --           --         51,000(a)       51,000
  Seller Junior Discount Preferred Stock............            --            --           --         45,000(a)       45,000
                                                      ---------------   --------    ---------    ------------       ---------
        Total redeemable preferred stock............            --            --           --         96,000          96,000
                                                      ---------------   --------    ---------    ------------       ---------
Stockholder's equity (deficit):
    Brissette preferred stock.......................            --            --       66,500        (66,500)(e)          --
    Common stock....................................         1,047            --           --             --           1,047
    Additional paid-in capital......................         2,758            --       35,837        (35,837)(e)     (31,805)
                                                                                                       9,000(a)
                                                                                                     (40,629)(a)
                                                                                                      (2,934)(d)

    Accumulated (deficit)...........................       (40,629)       20,293     (206,933)        40,629(f)           --
                                                                                                     186,640(e)
                                                      ---------------   --------    ---------    ------------       ---------
                                                           (36,824)       20,293     (104,596)        90,369         (30,758)
    Less treasury stock.............................         1,481            --           --             --           1,481
                                                      ---------------   --------    ---------    ------------       ---------
        Total stockholder's equity (deficit)........       (38,305)       20,293     (104,596)        90,369         (32,239)
                                                      ---------------   --------    ---------    ------------       ---------
        Total.......................................     $ 107,933      $ 22,542    $ 102,597     $  207,199        $440,271
                                                      ---------------   --------    ---------    ------------       ---------
                                                      ---------------   --------    ---------    ------------       ---------

(a) Reflects the Financing Plan and costs in connection therewith as follows (in thousands):

Cash...............................................................   $  7,322
Deposit(1).........................................................      5,000
Term Loan Facilities(2)............................................    128,000
Notes..............................................................     90,178
Exchangeable Preferred Stock.......................................     51,000
Initial Warrants(3)................................................      9,000
Seller Junior Discount Preferred Stock(4)..........................     45,000
                                                                      --------
    Total..........................................................   $335,500
                                                                      --------
                                                                      --------

    (1) Pursuant to the Stauffer Agreement, the Company had made an aggregate down payment of $5.0 million. At March 31, 1996, the amount of the down payment was $4.0 million. The additional $1.0 million was paid in April 1996.

    (2) The pro forma financial statements assume semi-annual principal payments of $3.0 million for the year ended December 31, 1995.

    (3) The Initial Warrants are for the purchase of 7.5% of the fully-diluted Common Stock of the Company (with an assumed initial allocated value of $9.0 million).

    (4) The Seller Junior Discount Preferred Stock represents securities of the Company issued to GECC in connection with the acquisition of the Brissette Stations.

(b) The adjustment reflects the net pro forma increase in working capital to be acquired from Stauffer and Brissette, as if such transactions had occurred at December 31, 1995. The purchase agreements require certain working capital amounts for Stauffer and Brissette at the date of closing. See Note (c)(2) below.

(c) The Acquisitions will each be accounted for as a purchase, applying the provisions of Accounting Principles Board Opinion 16. The purchase price will be allocated to acquired assets and liabilities based on their relative fair values as of the closing date, determined using valuations and other studies which are not yet complete. The purchase price and preliminary allocation of such cost for each Acquisition is as follows, assuming the Acquisitions occurred on March 31, 1996 (in thousands):

                                                                    STAUFFER    BRISSETTE     TOTAL
                                                                    --------    ---------    --------
Purchase price...................................................   $54,500     $ 270,000    $324,500
                                                                    --------    ---------    --------
Book value (deficit) per historical financial statements.........    20,293      (104,596)    (84,303)
Add (deduct) --
    Indebtedness not assumed(1)..................................        --       197,348     197,348
    Adjustment to working capital(2).............................      (935)        3,187       2,252
                                                                    --------    ---------    --------
        Adjusted book value......................................    19,358        95,939     115,297
                                                                    --------    ---------    --------
Excess of purchase price over net book value of assets
  acquired.......................................................   $35,142     $ 174,061    $209,203
                                                                    --------    ---------    --------
                                                                    --------    ---------    --------
Allocated to:
    Property and equipment(3)....................................   $11,283     $  38,422    $ 49,705
    Intangible assets(4).........................................    23,859       135,639     159,498
                                                                    --------    ---------    --------
Total allocated..................................................   $35,142     $ 174,061    $209,203
                                                                    --------    ---------    --------
                                                                    --------    ---------    --------

    (1) The Brissette Agreement specifies that long-term debt owed by Brissette was required to be discharged by the sellers at closing.

    (2) Working capital has been adjusted to reflect that the purchase agreements specify the level of working capital, exclusive of program broadcast rights and assets and payables, that existed on the closing date (Stauffer $1.6 million; Brissette $8.8 million plus a pro rata portion of the signing bonus received from the national sales representative firm which portion at March 31, 1996 would have equaled $657,000).

    (3) The recorded value of acquired property and equipment, based on a preliminary allocation, will total $21.7 million and $50.4 million for the assets of the Stauffer Stations and Brissette Stations, respectively.

    (4) The recorded value of acquired intangibles, based on a preliminary allocation, will total $30.9 million and $220.9 million for the assets of the Stauffer Stations and Brissette Stations, respectively.

(d) The adjustment reflects the estimated transaction costs in connection with the Financing Plan, of which $8.066 million has been allocated to deferred financing costs and $2.934 million has been charged to capital as the allocable cost associated with the sale of the Existing Notes.

(e) The adjustment reflects the elimination of (i) the long-term debt owed by Brissette and not assumed in the acquisition and (ii) the historical stockholder's equity of Stauffer and Brissette, as the Acquisitions will be accounted for using the purchase method of accounting.

(f) The adjustment reflects the reclassification of the accumulated deficit to paid-in capital, which occurred upon the consummation of the Transactions, at which time the Company's election to be treated as an S Corporation for tax purposes automatically terminated.

                            SELECTED FINANCIAL DATA

     The following tables present selected financial data of (i) Benedek Broadcasting (prior to the Transactions), (ii) Stauffer and (iii) Brissette. The following financial information should be read in conjunction with the Consolidated Financial Statements of Benedek Broadcasting, the Financial Statements of Stauffer and the Consolidated Financial Statements of Brissette included elsewhere in this Prospectus.

BENEDEK BROADCASTING (PRIOR TO THE TRANSACTIONS)

                                                                                                               THREE MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,                          MARCH 31,
                                                   --------------------------------------------------------    -------------------
                                                     1991        1992        1993        1994        1995       1995        1996
                                                   --------    --------    --------    --------    --------    -------    --------
                                                                               (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Net revenues(a)...............................   $ 33,608    $ 36,311    $ 38,352    $ 44,221    $ 50,329    $10,150    $ 11,683
  Operating expenses:
      Station operating expenses................     20,309      21,511      22,805      24,810      29,049      6,308       7,549
      Depreciation and amortization.............      5,871       4,428       3,721       3,403       5,041        856       1,360
                                                   --------    --------    --------    --------    --------    -------    --------
        Station operating income................      7,428      10,372      11,826      16,008      16,239      2,986       2,774
      Corporate expenses........................        887       1,288       1,249       1,309       1,576        343         496
      Special bonus, officer-stockholder........         --          --       1,400          --          --         --          --
                                                   --------    --------    --------    --------    --------    -------    --------
  Operating income..............................      6,541       9,084       9,177      14,699      14,663      2,643       2,278
                                                   --------    --------    --------    --------    --------    -------    --------
  Financial expenses, net:
    Interest expense, net(b):
      Cash interest, net........................     (9,856)     (6,605)     (8,194)     (7,740)    (14,763)    (2,274)     (3,920)
      Other interest............................     (3,923)     (7,774)     (6,161)     (4,905)       (712)      (753)       (101)
                                                   --------    --------    --------    --------    --------    -------    --------
        Total interest, net.....................    (13,779)    (14,379)    (14,355)    (12,645)    (15,475)    (3,027)     (4,021)
    Other, net..................................       (905)       (310)        144         (10)         --         --          --
                                                   --------    --------    --------    --------    --------    -------    --------
        Total financial expenses, net...........    (14,684)    (14,689)    (14,211)    (12,655)    (15,475)    (3,027)     (4,021)
                                                   --------    --------    --------    --------    --------    -------    --------
  Net income (loss) before extraordinary item...     (8,143)     (5,605)     (5,034)      2,044        (812)      (384)     (1,743)
  Extraordinary item(c).........................         --          --          --          --       6,864      6,864          --
                                                   --------    --------    --------    --------    --------    -------    --------
  Net income (loss)(d)..........................   $ (8,143)   $ (5,605)   $ (5,034)   $  2,044    $  6,052    $ 6,480    $ (1,743)
                                                   --------    --------    --------    --------    --------    -------    --------
                                                   --------    --------    --------    --------    --------    -------    --------
  Ratio of earnings to fixed charges(e).........         --          --          --         1.2x         --         --          --
CERTAIN FINANCIAL DATA:
  Broadcast cash flow...........................   $ 13,531    $ 14,728    $ 15,546    $ 19,627    $ 21,310    $ 3,924    $  4,209
  Broadcast cash flow margin....................       40.3%       40.6%       40.5%       44.4%       42.3%      38.7%       36.0%
  Operating cash flow...........................   $ 12,644    $ 13,440    $ 14,297    $ 18,318    $ 19,734    $ 3,581    $  3,713
  Operating cash flow margin....................       37.6%       37.0%       37.3%       41.4%       39.2%      35.3%       31.8%

  Amortization of program broadcast rights......   $  2,131    $  1,996    $  2,179    $  2,104    $  2,162    $   511    $    597
  Payment for program broadcast rights..........      1,899       2,068       2,180       1,888       2,132        429         522
  Capital expenditures..........................      1,581       1,458       1,278       1,161       2,008        552         655
  Cash payments for Federal income taxes........         --          --          --          --          --         --          --


                                                                         DECEMBER 31,
                                                   --------------------------------------------------------         MARCH 31,
                                                     1991        1992        1993        1994        1995             1996
                                                   --------    --------    --------    --------    --------    -------------------

BALANCE SHEET DATA:
  Total assets..................................   $ 76,111    $ 77,049    $ 72,818    $ 73,621    $114,453         $107,933
  Working capital (deficit).....................      1,997         (71)      3,684       1,611      13,665          11,146
  Total debt(f).................................    107,350     109,439     112,874     107,607     135,767          135,681
  Stockholder's equity (deficit)................    (35,296)    (41,004)    (44,660)    (42,615)    (36,563)        (38,306)

- ------------

 (a) Net revenues reflect deductions from gross revenues for agency and national sales representative commissions.

 (b) Cash interest, net includes cash interest paid and normal adjustments to accrued interest. Other interest includes accrued interest with respect to warrants to purchase Benedek Broadcasting's common stock, accrued interest with respect to the contingent equity value of Benedek Broadcasting and long-term deferred interest, accrued interest added to long-term debt balances, deferred loan amortization and accretion of discounts.

 (c) Benedek Broadcasting recorded an extraordinary gain from the early extinguishment of debt comprised of a gain of $11.1 million reduced by losses of $2.7 million of prepayment premiums and contingent payments and $1.5 million of unamortized debt discount and deferred loan costs.

 (d) Benedek Broadcasting has historically elected to be taxed as an S Corporation for Federal and state income tax purposes. Accordingly, the sole stockholder of Benedek Broadcasting has been responsible for the payment of income taxes on Benedek Broadcasting's taxable income. Net income (loss) does not include a pro forma adjustment for income taxes due to the availability of net operating loss carryforwards and a valuation allowance. Benedek Broadcasting's election to be taxed as an S Corporation terminated automatically upon the consummation of the Transactions.

 (e) For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of net income (loss) before income taxes and extraordinary item plus fixed charges (excluding capitalized interest). Fixed charges consist of interest on all debt (including capitalized interest), amortization of debt discount and deferred loan costs and the portion of rental expense that is representative of the interest component of rental expense (deemed to be one-third of rental expense which management believes is a reasonable approximation of the interest component). For each of the four years ended December 31, 1991, 1992, 1993 and 1995, earnings were insufficient to cover fixed charges by $8.1 million, $5.6 million, $5.0 million and $0.8 million, respectively. For the year ended December 31, 1994 the ratio of earnings to fixed charges was 1.2 to 1.0. For the three months ended March 31, 1995 and 1996, earnings were insufficient to cover fixed charges by $0.4 million and $1.7 million, respectively. Benedek Broadcasting's net income (loss) includes certain non-cash charges as follows:

                                                                                                          THREE MONTHS
                                                                YEAR ENDED DECEMBER 31,                 ENDED MARCH 31,
                                                   -------------------------------------------------    ----------------
                                                    1991       1992       1993       1994      1995      1995      1996
                                                   -------    -------    -------    ------    ------    ------    ------
                                                                                                          (UNAUDITED)
                                                                          (DOLLARS IN THOUSANDS)
Non-cash interest................................. $ 3,923    $ 7,774    $ 6,161    $4,905    $  712    $  753    $  101
Depreciation and amortization of intangibles......   5,871      4,428      3,721     3,403     5,041       856     1,360
Provision for loss on note receivable.............     905        310         --        --        --        --        --
Special bonus, officer-stockholder................      --         --      1,400        --        --        --        --
                                                   -------    -------    -------    ------    ------    ------    ------
                                                   $10,699    $12,512    $11,282    $8,308    $5,753    $1,609    $1,461
                                                   -------    -------    -------    ------    ------    ------    ------
                                                   -------    -------    -------    ------    ------    ------    ------

 (f) Total debt is defined as notes payable and capital leases payable (including the current portion thereof), net of discount.

STAUFFER(a)

                                                                                                        THREE MONTHS
                                                                     YEAR ENDED DECEMBER 31,          ENDED MARCH 31,
                                                                  -----------------------------   ------------------------
                                                                   1993       1994       1995        1995         1996
                                                                  -------    -------    -------   -----------  -----------
                                                                                   (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
    Net revenues................................................  $16,661    $19,081    $17,317    $   4,097    $   3,965
    Operating expenses:
        Station operating expenses..............................   13,327     13,422     13,534        3,223        3,516
        Depreciation and amortization...........................    2,264      2,304      2,229          554          575
                                                                  -------    -------    -------   -----------  -----------

            Station operating income............................    1,070      3,355      1,554          320         (126)
        Corporate expenses......................................       --         --         --           --           --
                                                                  -------    -------    -------   -----------  -----------
    Operating income............................................  $ 1,070    $ 3,355    $ 1,554    $     320    $    (126)
                                                                  -------    -------    -------   -----------  -----------
                                                                  -------    -------    -------   -----------  -----------
CERTAIN FINANCIAL DATA:
    Broadcast cash flow.........................................  $ 3,285    $ 5,623    $ 4,000    $     882    $     584
    Broadcast cash flow margin..................................     19.7%      29.5%      23.1%        21.6%        14.7%

    Operating cash flow.........................................  $ 3,285    $ 5,623    $ 4,000    $     882    $     584
    Operating cash flow margin..................................     19.7%      29.5%      23.1%        21.6%        14.7%

    Amortization of program broadcast rights....................  $ 1,277    $ 1,045    $ 1,025    $     234    $     314
    Payments for program broadcast rights.......................    1,326      1,081        808          226          179
    Capital expenditures........................................    1,182        934        406          233           43

- ------------

 (a) Reclassification entries have been made to the financial statements for consistent presentation with Benedek Broadcasting.

BRISSETTE(a)

                                                                                                           THIRTEEN WEEKS
                                                                                                               ENDED
                                                           YEAR ENDED DECEMBER 31,                     ----------------------
                                           --------------------------------------------------------    MARCH 26,    MARCH 31,
                                             1991        1992        1993        1994        1995        1995         1996
                                           --------    --------    --------    --------    --------    ---------    ---------
                                                                                                             (UNAUDITED)
                                                                         (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
    Net revenues.......................... $ 43,817    $ 46,414    $ 44,404    $ 49,530    $ 51,326     $11,602      $11,970
    Operating expenses:
        Station operating expenses........   23,470      23,791      23,511      25,667      27,515       6,383        7,107
        Depreciation and amortization.....   13,334      12,881       8,116       6,551       6,252       1,432        1,513
                                           --------    --------    --------    --------    --------    ---------    ---------
            Station operating income......    7,013       9,742      12,777      17,312      17,559       3,787        3,350
        Management fee paid to
          affiliate(b)....................    2,650       4,365          --          --          --          --           --
        Corporate expenses................    2,204       1,655       1,487       1,895       2,307         687          762
                                           --------    --------    --------    --------    --------    ---------    ---------
    Operating income...................... $  2,159    $  3,722    $ 11,290    $ 15,417    $ 15,252     $ 3,100      $ 2,588
                                           --------    --------    --------    --------    --------    ---------    ---------
                                           --------    --------    --------    --------    --------    ---------    ---------
CERTAIN FINANCIAL DATA:
    Broadcast cash flow................... $ 20,688    $ 22,613    $ 20,927    $ 24,065    $ 23,856     $ 5,220      $ 4,834
    Broadcast cash flow margin............     47.2%       48.7%       47.1%       48.6%       46.5%       45.0%        40.4%

    Operating cash flow................... $ 18,484    $ 20,958    $ 19,440    $ 22,170    $ 21,549     $ 4,533      $ 4,072
    Operating cash flow margin............     42.2%       45.1%       43.8%       44.8%       42.0%       39.1%        34.0%

    Amortization of program broadcast
      rights.............................. $  2,709    $  1,987    $  1,743    $  1,757    $  1,684     $   400      $   483
    Payments for program broadcast
      rights..............................    2,368       1,997       1,709       1,555       1,639         399          512
    Capital expenditures..................    2,466       1,280       2,217       1,559       2,748         327          405

- ------------

 (a) Reclassification entries have been made to the financial statements for consistent presentation with Benedek Broadcasting.

 (b) Brissette paid management fees to an affiliated company for expenses relating to payroll, rent and other corporate expenses. Operating cash flow and operating cash flow margin are calculated prior to any reduction for such management fees.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The operating revenues of Benedek Broadcasting are derived primarily from the sale of advertising time and, to a lesser extent, from compensation paid by the networks for broadcasting network programming and from barter transactions for goods and services. Revenue depends on the ability of Benedek Broadcasting to provide popular programming which attracts audiences in the demographic groups targeted by advertisers, thereby allowing Benedek Broadcasting to sell advertising time at satisfactory rates. Revenue also depends significantly on factors such as the national and local economy and the level of local competition.

     Approximately 59.2% of the gross revenues of the Benedek Stations in 1995 was generated from local and regional advertising, which is sold primarily by a Station's sales staff, and the remainder of the advertising revenues is comprised primarily of national advertising, which is sold by national sales representatives retained by Benedek Broadcasting. Benedek Broadcasting generally pays commissions to advertising agencies on local, regional and national advertising and to national sales representatives on national advertising. Net revenues reflect deductions from gross revenues for commissions payable to advertising agencies and national sales representatives.

     Local/regional advertising and national advertising constitute the largest categories of Benedek Broadcasting's operating revenues and represent approximately 86.0% of gross revenues in each of the last three fiscal years. Although relatively constant as a total percentage of gross revenues, the mix of advertising revenue can vary depending on the level of political advertising revenue. Excluding political advertising revenue, the percentage of gross revenues attributable to local/regional advertising and national advertising of Benedek Broadcasting in 1993, 1994 and 1995 was 88.9%, 88.8% and 87.4%, respectively. The decrease in 1995 was the result of an increase in network compensation of $0.8 million or 36.5%, representing 5.6% of gross revenues (excluding political advertising revenues) in 1995 as compared to 4.8% of gross revenues (excluding political advertising revenues) in 1994.

     In 1995, Benedek Broadcasting reported net revenues of $50.3 million compared to net revenues of $44.2 million in 1994 and $38.4 million in 1993. Benedek Broadcasting had net income of $6.1 million (after an extraordinary gain of $6.9 million) in 1995 and $2.0 million in 1994, compared to a loss of $5.0 million in 1993. Operating cash flow in 1995 was $19.7 million compared to $18.3 million in 1994 and $14.3 million in 1993. Benedek Broadcasting's net revenues and operating cash flow have increased every year since 1989 with the exception of 1991. In 1991, the television industry experienced an absolute decline in revenues for the first time since the early 1970s when cigarette advertising on television was prohibited by Congress. Benedek Broadcasting's revenue growth in the last three years can be attributed to greater demand for advertising time on the part of local and national advertisers and increases in unit rates and to the acquisition of the Dothan Station in March 1995.

     In December 1995, Benedek Broadcasting entered into new long-term affiliation agreements with CBS effective retroactive to July 1, 1995. In connection with such arrangements, CBS paid Benedek Broadcasting bonus payments of $2.5 million in the fourth quarter of 1995 and $2.5 million in the first quarter of 1996. These payments will be recognized as revenue by the Company at the rate of $0.5 million per year over the ten-year term of the affiliation agreements. In connection with these payments, Benedek Broadcasting also agreed with CBS that, upon the consummation of the Acquisitions, the terms of the affiliation agreements for the Acquired Stations which are CBS affiliates would be extended through 2005.

     Benedek Broadcasting's primary operating expenses are employee compensation, programming and depreciation and amortization. Changes in compensation expense result primarily from adjustments to fixed salaries based on employee performance and inflation and, to a lesser extent, from changes in sales commissions paid based on levels of advertising revenues. Programming expense consists primarily of amortization of program rights. Benedek Broadcasting purchases first run and off-network syndicated programming on an on-going basis and has a policy of closely matching payments for and amortization of program rights in each period. A network-affiliated station receives approximately two-thirds of its required daily programming from the network at no cost. Depreciation and amortization expense has generally declined from period to period as assets acquired at the time of the acquisition of a station are fully depreciated. However, for 1995 depreciation and amortization increased $1.3 million due to the acquisition of the Dothan Station. Barter expense generally offsets barter revenue and reflects the fair market value of goods and services received. Benedek Broadcasting's operating expenses in 1993, 1994 and 1995 (excluding depreciation and amortization and a non-cash special bonus paid to the sole stockholder of Benedek Broadcasting in 1993) have remained fairly constant and represent approximately 60.9% of net revenues in each such year.

     On March 31, 1995, Benedek Broadcasting acquired for a cash purchase price of $28.7 million substantially all of the assets (excluding cash and accounts receivable) of the Dothan Station which is the CBS affiliate serving both Dothan, Alabama and Panama City, Florida.

     Benedek Broadcasting has included operating cash flow data because such data is used by certain investors to measure a company's ability to service debt. Operating cash flow is defined as operating income before financial income as derived from statements of operations plus depreciation and amortization, amortization of program broadcast rights and non-cash compensation less cash payments for program broadcast rights. Operating cash flow is used to pay principal and interest on long-term debt and to fund capital expenditures. Operating cash flow does not purport to represent cash provided by operating activities as reflected in Benedek Broadcasting's Consolidated Financial Statements, is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

RESULTS OF OPERATIONS

     The following table sets forth certain pro forma financial and operating data for the Company for the year ended December 31, 1995 and the three months ended March 31, 1996 giving effect to the Transactions as if the Transactions had been consummated at January 1, 1995 for the year ended December 31, 1995 and January 1, 1996 for the three months ended March 31, 1996:


                                                                        YEAR ENDED           THREE MONTHS ENDED
                                                                     DECEMBER 31, 1995         MARCH 31, 1996
                                                                     -----------------   --------------------------
                                                                         PRO FORMA               PRO FORMA
                                                                     -----------------   --------------------------
Revenues:
    Local/regional.................................................  $ 78,769     56.7%   $  17,370          54.7%
    National.......................................................    42,316     30.5        9,488          29.9
    Political......................................................     1,389      1.0          887           2.8
    Network........................................................     9,689      7.0        2,499           7.9
    Barter.........................................................     4,046      2.9          759           2.4
    Other..........................................................     2,661      1.9          728           2.3
                                                                     --------    -----   -----------       ------
Gross revenues.....................................................   138,870    100.0%      31,731         100.0%
                                                                                 -----                     ------
                                                                                 -----                     ------
    Agency and national sales representative commissions...........    17,525                 4,079
                                                                     --------            -----------
Net revenues.......................................................   121,345                27,652
                                                                     --------            -----------
Operating expenses:
    Compensation expense and payroll taxes(a)......................    39,198                 9,941
    Amortization of program broadcast rights.......................     4,853                 1,394
    Depreciation and amortization..................................    27,625                 7,064
    Barter.........................................................     3,574                   648
    Other(b).......................................................    21,318                 5,669
                                                                     --------            -----------
                                                                       96,568                24,716
                                                                     --------            -----------
Station operating income...........................................    24,777                 2,936
    Corporate expenses.............................................     1,900                   496
Operating income...................................................    22,877                 2,440
Financial (expense), net...........................................   (40,986)              (10,164)
                                                                     --------            -----------
Net income (loss) before extraordinary item........................   (18,109)               (7,724)
Extraordinary item, gain on early extinguishment of debt...........     6,864                    --
                                                                     --------            -----------
Net income (loss)..................................................  $(11,245)            $  (7,724)
                                                                     --------            -----------
                                                                     --------            -----------
Broadcast cash flow................................................  $ 52,734             $  10,181
Broadcast cash flow margin.........................................      43.5%                 36.8%

Operating cash flow................................................  $ 50,834             $   9,685
Operating cash flow margin.........................................      41.9%                 35.0%

- ------------
 (a) Does not include corporate overhead.
 (b) Includes   utilities,  insurance  and   other  general  and  administrative
     expenses.

     The following table sets forth certain historical financial and operating data for the periods indicated:

  BENEDEK BROADCASTING (PRIOR TO THE TRANSACTIONS)

                                                 YEAR ENDED DECEMBER 31,                        THREE MONTHS ENDED MARCH 31,
                                 -------------------------------------------------------     -----------------------------------
                                      1993                1994                1995                1995                1996
                                 ---------------     ---------------     ---------------     ---------------     ---------------
                                                                     (DOLLARS IN THOUSANDS)
Revenues:
    Local/regional...........    $26,844    60.6%    $29,622    58.1%    $34,111    59.2%    $ 6,901    59.0%    $ 7,553    56.9%
    National.................     12,164    27.4      13,406    26.3      15,456    26.8       3,438    29.4       3,437    25.9
    Political................        394     0.9       2,662     5.2         923     1.6          14     0.1         445     3.4
    Network..................      2,280     5.1       2,320     4.5       3,166     5.5         605     5.2         972     7.3
    Barter...................      1,829     4.1       2,076     4.1       2,943     5.1         487     4.2         589     4.4
    Other....................        817     1.9         940     1.8       1,035     1.8         243     2.1         275     2.1
                                 -------   -----     -------   -----     -------   -----     -------   -----     -------   -----
Gross revenues...............     44,328   100.0%     51,026   100.0%     57,634   100.0%     11,688   100.0%     13,271   100.0%
                                           -----               -----               -----               -----               -----
                                           -----               -----               -----               -----               -----
    Agency and national sales
      representative
      commissions............      5,976               6,805               7,305               1,538               1,588
                                 -------             -------             -------             -------             -------
Net revenues.................     38,352              44,221              50,329              10,150              11,683
                                 -------             -------             -------             -------             -------
Operating expenses:
    Compensation expense and
      payroll taxes(a).......     12,106              13,165              15,410               3,386               4,088
    Amortization of program
      broadcast rights.......      2,179               2,104               2,162                 511                 597
    Depreciation and
      amortization...........      3,721               3,403               5,041                 856               1,360
    Special bonus, officer-
      stockholder............      1,400                  --                  --                  --                  --
    Barter...................      1,737               1,766               2,414                 434                 494
    Other(b).................      6,783               7,775               9,063               1,977               2,370
                                 -------             -------             -------             -------             -------
                                  27,926              28,213              34,090               7,164               8,909
                                 -------             -------             -------             -------             -------
Station operating income.....     10,426              16,008              16,239               2,986               2,774
    Corporate expenses.......      1,249               1,309               1,576                 343                 496
                                 -------             -------             -------             -------             -------
Operating income.............      9,177              14,699              14,663               2,643               2,278
Financial (expenses), net....    (14,211)            (12,655)            (15,475)             (3,027)             (4,021)
                                 -------             -------             -------             -------             -------
Net income (loss) before
  extraordinary item.........     (5,034)              2,044                (812)               (384)             (1,743)
Extraordinary item, gain on
  early extinguishment of
  debt.......................         --                  --               6,864               6,864                  --
                                 -------             -------             -------             -------             -------
Net income (loss)............    $(5,034)            $ 2,044             $ 6,052             $ 6,480             $(1,743)
                                 -------             -------             -------             -------             -------
                                 -------             -------             -------             -------             -------

Broadcast cash flow..........    $15,546             $19,627             $21,310             $ 3,924             $ 4,209
Broadcast cash flow margin...       40.5%               44.4%               42.3%               38.7%               36.0%

Operating cash flow..........    $14,297             $18,318             $19,734             $ 3,581             $ 3,713
Operating cash flow margin...       37.3%               41.4%               39.2%               35.3%               31.8%

- ------------

 (a) Does not include corporate overhead or special bonus.

 (b) Includes   utilities,  insurance  and   other  general  and  administrative
     expenses.

     The following table contains a summary of Benedek Broadcasting's historical operations as a percentage of net revenues and the percentage change in the dollar amounts as compared to prior periods:

                                               PERCENTAGE OF NET REVENUES                     PERIOD TO PERIOD
                                        -----------------------------------------            PERCENTAGE CHANGES
                                                                                     ----------------------------------
                                                 YEAR               THREE MONTHS                           THREE MONTHS
                                                 ENDED              ENDED MARCH         FISCAL YEARS          ENDED
                                             DECEMBER 31,               31,          ------------------     MARCH 31,
                                        -----------------------    --------------    1994 VS    1995 VS        1996
                                        1993     1994     1995     1995     1996      1993       1994        VS 1995
                                        -----    -----    -----    -----    -----    -------    -------    ------------
Net revenues.........................   100.0%   100.0%   100.0%   100.0%   100.0%     15.3 %     13.8%         15.1%
                                        -----    -----    -----    -----    -----
Operating expenses:
    Compensation expense and payroll
      taxes..........................    31.6     29.8     30.6     33.4     35.0       8.7       17.1          20.7
    Amortization of program broadcast
      rights.........................     5.7      4.8      4.3      5.0      5.1      (3.4)       2.8          16.8
    Depreciation and amortization....     9.7      7.7     10.0      8.4     11.6      (8.5)      48.2          58.9
    Special bonus,
      officer-stockholder............     3.7       --       --       --       --    (100.0)        --            --
    Barter...........................     4.5      4.0      4.8      4.3      4.2       1.7       36.7          13.8
    Other............................    17.7     17.6     18.1     19.5     20.4      14.6       16.6          19.9
                                        -----    -----    -----    -----    -----
                                         72.9     63.9     67.8     70.6     76.3       1.0       20.8          24.4
                                        -----    -----    -----    -----    -----

Station operating income.............    27.1     36.2     32.2     29.4     23.7      53.5        1.4          (7.1)
    Corporate expenses...............     3.2      3.0      3.1      3.4      4.2       4.8       20.4          44.6
                                        -----    -----    -----    -----    -----
Operating income.....................    23.9     33.2     29.1     26.0     19.5      60.2       (0.3)        (13.8)
Financial (expenses), net............   (37.0)   (28.6)   (30.7)   (29.8)   (34.4)    (10.9)      22.3          32.8
                                        -----    -----    -----    -----    -----
Net income (loss)....................   (13.1)%    4.6%    (1.6)%   (3.8)%  (14.9)%      --         --            --
                                        -----    -----    -----    -----    -----
                                        -----    -----    -----    -----    -----

Broadcast cash flow..................    40.5%    44.4%    42.3%    38.7%    36.0%     26.2 %      8.6%          7.3%

Operating cash flow..................    37.3%    41.4%    39.2%    35.3%    31.8%     28.1 %      7.7%          3.7%

     The following tables set forth certain historical financial and operating data for Stauffer and Brissette for the periods indicated:

  STAUFFER(a)

                                                    YEAR ENDED DECEMBER 31,                       THREE MONTHS ENDED MARCH 31,
                                    -------------------------------------------------------     ---------------------------------
                                         1993                1994                1995                1995               1996
                                    ---------------     ---------------     ---------------     --------------     --------------
                                                                                                           (UNAUDITED)
                                                                       (DOLLARS IN THOUSANDS)
Revenues:
    Local/regional..............    $11,795    61.7%    $11,944    53.7%    $12,061    60.5%    $2,826    59.7%    $2,587    56.8%
    National....................      5,220    27.3       6,042    27.2       5,646    28.3      1,415    29.9      1,261    27.7
    Political...................         78     0.4       2,223    10.0          87     0.4          3     0.1        140     3.1
    Network.....................      1,292     6.8       1,305     5.9       1,492     7.5        337     7.1        400     8.8
    Barter......................         --                  --                  --      --         --                 --
    Other.......................        730     3.8         706     3.2         652     3.3        150     3.2        163     3.6
                                    -------   -----     -------   -----     -------   -----     ------   -----     ------   -----
Gross revenues..................     19,115   100.0%     22,220   100.0%     19,938   100.0%     4,731   100.0%     4,551   100.0%
                                              -----               -----               -----              -----              -----
                                              -----               -----               -----              -----              -----
    Agency and national sales
      representative
      commissions...............      2,454               3,139               2,621                634                586
                                    -------             -------             -------             ------             ------
Net revenues....................     16,661              19,081              17,317              4,097              3,965
                                    -------             -------             -------             ------             ------
Operating expenses:
    Compensation expense and
      payroll taxes(b)..........      7,542               7,718               7,904              1,900              2,012
    Amortization of program
      broadcast rights..........      1,277               1,045               1,025                234                314
    Depreciation and
      amortization..............      2,264               2,304               2,229                554                575
    Barter......................         --                  --                  --                 --                 --
    Other(c)....................      4,508               4,659               4,606              1,089              1,190
                                    -------             -------             -------             ------             ------
                                     15,591              15,726              15,763              3,777              4,091
                                    -------             -------             -------             ------             ------
Station operating income
  (loss)........................      1,070               3,355               1,554                320              (126)
    Corporate expenses..........         --                  --                  --                 --                 --
                                    -------             -------             -------             ------             ------
Operating Income (loss).........    $ 1,070             $ 3,355             $ 1,554             $  320             $(126)
                                    -------             -------             -------             ------             ------
                                    -------             -------             -------             ------             ------

Broadcast cash flow.............    $ 3,285             $ 5,623             $ 4,000             $  882             $  584
Broadcast cash flow margin......       19.7%               29.5%               23.1%              21.6%              14.7%

Operating cash flow.............    $ 3,285             $ 5,623             $ 4,000             $  882             $  584
Operating cash flow margin......       19.7%               29.5%               23.1%              21.6%              14.7%

- ------------
 (a) Reclassification entries have been made to the financial statements for consistent presentation with Benedek Broadcasting.
 (b) Does not include corporate overhead.
 (c) Includes   utilities,  insurance  and   other  general  and  administrative
     expenses.

  BRISSETTE(a)


                                                 YEAR ENDED DECEMBER 31,                            THIRTEEN WEEKS ENDED
                                 -------------------------------------------------------     -----------------------------------
                                      1993                1994                1995           MARCH 26, 1995      MARCH 31, 1996
                                 ---------------     ---------------     ---------------     ---------------     ---------------
                                                                                                         (UNAUDITED)
                                                                     (DOLLARS IN THOUSANDS)
Revenues:
    Local/regional...........    $28,214    54.9%    $30,091    52.1%    $31,575    53.5%    $ 7,002    52.6%    $ 7,230    52.0%
    National.................     17,730    34.5      19,391    33.6      20,617    34.9       4,813    36.2       4,790    34.4
    Political................        403     0.8       3,536     6.1         379     0.6          57     0.4         302     2.2
    Network..................      3,163     6.2       3,094     5.4       4,589     7.8       1,043     7.8       1,127     8.1
    Barter...................        569     1.1         686     1.2         903     1.5         139     1.0         170     1.2
    Other....................      1,273     2.5         941     1.6         990     1.7         261     2.0         290     2.1
                                 -------   -----     -------   -----     -------   -----     -------   -----     -------   -----
Gross revenues...............     51,352   100.0%     57,739   100.0%     59,053   100.0%     13,314   100.0%     13,909   100.0%
                                           -----               -----               -----               -----               -----
                                           -----               -----               -----               -----               -----
    Agency and national sales
      representative
      commissions............      6,948               8,209               7,727               1,712               1,939
                                 -------             -------             -------             -------             -------
Net revenues.................     44,404              49,530              51,326              11,602              11,970
                                 -------             -------             -------             -------             -------
Operating expenses:
    Compensation expense and
      payroll taxes(b).......     13,855              15,494              16,647               3,929               4,266
    Amortization of program
      broadcast rights.......      1,743               1,757               1,684                 400                 483
    Depreciation and
      amortization...........      8,116               6,551               6,252               1,432               1,513
    Special deferred
      compensation...........         44                 196                 616                  --                  --
    Barter...................        495                 877                 903                 165                 154
    Other(c).................      7,374               7,343               7,665               1,889               2,204
                                 -------             -------             -------             -------             -------
                                  31,627              32,218              33,767               7,814               8,620
                                 -------             -------             -------             -------             -------
Station operating income.....     12,777              17,312              17,559               3,787               3,350
    Corporate expenses.......      1,487               1,895               2,307                 687                 762
                                 -------             -------             -------             -------             -------
Operating income.............    $11,290             $15,417             $15,252             $ 3,100             $ 2,588
                                 -------             -------             -------             -------             -------
                                 -------             -------             -------             -------             -------

Broadcast cash flow..........    $20,927             $24,065             $23,856             $ 5,220             $ 4,834
Broadcast cash flow margin...       47.1%               48.6%               46.5%               45.0%               40.4%

Operating cash flow..........    $19,440             $22,170             $21,549             $ 4,533             $ 4,072
Operating cash flow margin...       43.8%               44.8%               42.0%               39.1%               34.0%

- ------------

 (a) Reclassification entries have been made to the financial statements for consistent presentation with Benedek Broadcasting.

 (b) Does not include corporate overhead.

 (c) Includes   utilities,  insurance  and   other  general  and  administrative
     expenses.

THREE MONTHS ENDED MARCH 31, 1996 COMPARED TO THREE MONTHS ENDED MARCH 31, 1995

     Net revenues for the three months ended March 31, 1996 increased $1.5 million or 15.1% to $11.7 million from $10.2 million for the three months ended March 31, 1995. Of this increase, $1.4 million was attributable to the acquisition in March 1995 of the Dothan Station. For the eight Benedek Stations owned by Benedek Broadcasting during the entire first quarter of both 1995 and 1996, net revenues for the three months ended March 31, 1996 increased $0.2 million or 1.5% from the three months ended March 31, 1995. For such Benedek Stations, political advertising revenue for the three months ended March 31, 1996 increased by $0.4 million to $0.4 million. Gross revenues for such Benedek Stations excluding political advertising revenue decreased $0.4 million or 3.1% from the three months ended March 31, 1995.

     Operating expenses for the three months ended March 31, 1996 increased $1.9 million or 25.3% to $9.4 million from $7.5 million for the three months ended March 31, 1995. Of the increase in operating expenses, $1.4 million was attributable to the acquisition of the Dothan Station. As a percentage of net revenues, operating expenses increased to 80.5% from 74.0% in the three months ended March 31, 1995, primarily as a result of an increase of $0.5 million in depreciation and amortization expense. For the eight Benedek Stations owned by Benedek Broadcasting during the entire first quarter of both 1995 and 1996, operating expenses for the three months ended March 31, 1996 increased $0.5 million or 6.1% from the three months ended March 31, 1995. Operating expenses as a percentage of net revenues for such Benedek Stations increased from 74.0% for the three months ended March 31, 1995 to 77.3% in the three months ended March 31, 1996.

     Operating income for the three months ended March 31, 1996 decreased $0.4 million or 13.8% to $2.3 from $2.7 million for the three months ended March 31, 1995.

     Financial (expenses), net for the three months ended March 31, 1996 increased $1.0 million or 32.9% to $4.0 million from $3.0 million in the three months ended March 31, 1995 due to Benedek Broadcasting's higher debt level following the offering of the Senior Secured Notes in March 1995.

     Net loss for the three months ended March 31, 1996 was $1.7 million as compared to net income of $6.5 million for the three months ended March 31, 1995 primarily as a result of an extraordinary gain of $6.9 million on the early extinguishment of debt.

     Operating cash flow for the three months ended March 31, 1996 increased $0.1 million or 3.6% to $3.7 million from $3.6 million for the three months ended March 31, 1995 primarily as a result of the acquisition of the Dothan Station. As a percentage of net revenues, operating cash flow decreased to 31.8% for the three months ended March 31, 1996 from 35.3% for the three months ended March 31, 1995. For the eight Benedek Stations owned by Benedek Broadcasting during the entire first quarter of both 1995 and 1996, operating cash flow for the three months ended March 31, 1996 decreased $0.3 million or 7.9% to $3.3 million from $3.6 million for the three months ended March 31, 1995. As a percentage of net revenues, operating cash flow decreased to 31.8% for the three months ended March 31, 1996 from 35.3% for the three months ended March 31, 1995. The first quarter of each fiscal year is typically characterized by lower operating cash flow margins than Benedek Broadcasting would realize for the full fiscal year due to the seasonal nature of the broadcasting business.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     Net revenues for the year ended December 31, 1995 increased $6.1 million or 13.8% to $50.3 million from $44.2 million for the year ended December 31, 1994. Of this increase, $5.0 million was attributable to the acquisition in March 1995 of the Dothan Station. For the eight Benedek Stations owned by Benedek Broadcasting for all of 1994 and 1995, net revenues for the year ended December 31, 1995 increased $1.1 million or 2.4% from the year ended December 31, 1994. For such Benedek Stations, political advertising revenue for the year ended December 31, 1995 decreased $1.8 million or 66.7% to $0.9 million from $2.7 million for the year ended December 31, 1994. Gross revenues for such Benedek Stations excluding political advertising revenue increased $2.7 million or 5.6% from 1994 to 1995.

     Operating expenses for the year ended December 31, 1995 increased $6.1 million or 20.8% to $35.7 million from $29.5 million for the year ended December 31, 1994. Of the increase in operating

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
expenses, $4.4 million was attributable to the acquisition of the Dothan Station. As a percentage of net revenues, operating expenses increased to 70.9% from 66.8% in the year ended December 31, 1994, primarily as a result of an increase of $1.6 million in depreciation and amortization expense. For the eight Benedek Stations owned by Benedek Broadcasting for all of 1994 and 1995, operating expenses for the year ended December 31, 1995 increased $1.7 million or 5.6% from the year ended December 31, 1994. For such Benedek Stations, payroll expense remained relatively constant at approximately 30.0% of net revenues. Operating expenses as a percentage of net revenues for such Benedek Stations increased from 66.8% for fiscal 1994 to 68.9% in fiscal 1995, primarily as a result of an increase in depreciation and amortization from 7.7% to 7.9% of net revenues and an increase in barter transactions, primarily related to programming and promotion, from 4.0% to 5.0% of net revenues.

     Operating income for the years ended December 31, 1995 and 1994 remained flat at $14.7 million as a result of the above factors.

     Financial (expenses), net for the year ended December 31, 1995 increased $2.8 million or 22.3% to $15.5 million from $12.7 million in the year ended December 31, 1994 due to Benedek Broadcasting's higher debt level following the offering of the Senior Secured Notes in March 1995.

     Net income for the year ended December 31, 1995 increased to $6.1 million from $2.0 million for the year ended December 31, 1994 primarily as a result of a gain of $6.9 million on the early extinguishment of debt. This gain resulted from the refinancing of Benedek Broadcasting's debt from the proceeds of the offering of the Senior Secured Notes in March 1995.

     Operating cash flow for the year ended December 31, 1995 increased $1.4 million or 7.7% to $19.7 million from $18.3 million for the year ended December 31, 1994 primarily as a result of the acquisition of the Dothan Station. As a percentage of net revenues, operating cash flow decreased to 39.2% for the year ended December 31, 1995 from 41.4% for the year ended December 31, 1994. For the eight Benedek Stations owned by Benedek Broadcasting for all of 1994 and 1995, operating cash flow for the year ended December 31, 1995 decreased $0.6 million or 3.5% from the year ended December 31, 1994.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

     Net revenues for the year ended December 31, 1994 increased $5.9 million or 15.3% to $44.2 million from $38.4 million for the year ended December 31, 1993. The growth in net revenues resulted from increases in advertising expenditures by local/regional and national advertisers as advertisers anticipated continued economic recovery and increases in political advertising expenditures during the 1994 election year.

     Operating expenses for the year ended December 31, 1994 increased $1.7 million or 6.3% to $29.5 million from $27.8 million for the year ended December 31, 1993, excluding the special bonus. As a percentage of net revenues, operating expenses declined to 66.8% in the year ended December 31, 1994 from 72.4% in the year ended December 31, 1993, excluding the special bonus, primarily as a result of the greater rate of increase in net revenues than in compensation expense. Compensation expense in the year ended December 31, 1994 increased $1.1 million or 8.7% from the year ended December 31, 1993 due to overall salary increases and increases in commission expense resulting from higher advertising sales. Amortization of program rights and corporate expenses during such periods remained relatively constant.

     Operating income for the year ended December 31, 1994 increased $4.1 million or 40.0% to $14.7 million from $10.6 million for the year ended December 31, 1993, excluding the special bonus. This increase resulted from the greater rate of increase in net revenues than in compensation expense.

     Financial (expenses), net for the year ended December 31, 1994 decreased $1.6 million or 10.9% to $12.7 million from $14.2 million for the year ended December 31, 1993 due primarily to a net reduction in the amount of non-cash interest accrued in respect of warrants held by certain of Benedek Broadcasting's lenders which were restructured in 1993, offset in part by $1.0 million of interest accrued in respect of a contingent payment due to another of Benedek Broadcasting's lenders based upon the appreciation in the equity value of certain of the Benedek Stations.

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
     Net income (loss) for the year ended December 31, 1994 increased to income of $2.0 million from a loss of $5.0 million for the year ended December 31, 1993 as a result of the factors described above.

     Operating cash flow for the year ended December 31, 1994 increased $4.0 million or 28.1% to $18.3 million from $14.3 million for the year ended December 31, 1993 primarily as a result of the increase in net revenues. As a percentage of net revenues, operating cash flow increased to 41.4% for the year ended December 31, 1994 from 37.3% for the year ended December 31, 1993.

LIQUIDITY AND CAPITAL RESOURCES

     Cash Flows from Operating Activities is the primary source of liquidity for Benedek Broadcasting and were $(0.2) million for the three months ended March 31, 1996 compared to $(4.9) million for the three months ended March 31, 1995. For the three months ended March 31, 1996 cash flows from operating activities primarily resulted from a $4.6 million decrease in receivables, which included $2.5 million from the bonus payment from CBS, offset by a decrease in accrued interest of $4.0 million. For the three months ended March 31, 1995 cash flows from operating activities primarily resulted from the refinancing of substantially all of Benedek Broadcasting's existing long-term debt in March 1995 and the payment of $4.4 million of deferred and contingent interest and $2.7 million of prepayment premiums. In addition, cash used by operations included $6.9 million of non-cash gain on early extinguishment of debt.

     Cash flows from operating activities were $3.3 million in 1995 compared to $10.5 million in 1994. The 1995 cash flows from operating activities primarily resulted from an increase in accounts payable and accrued expenses of $4.7 million and an increase in deferred revenue of $4.8 million from the bonus payment from CBS, offset by a $4.6 million increase in accounts receivable. Accounts receivable, accounts payable and accrued expenses increased as a result of the acquisition of the Dothan Station and as a result of increased revenues and operating expenses. In 1995, in connection with the refinancing of substantially all of its existing long-term debt, Benedek Broadcasting paid $4.4 million of deferred and contingent interest and $2.7 million of prepayment premiums. Cash flows from operating activities in 1995 includes net income plus depreciation and amortization which totaled $11.8 million, including $6.9 million of non-cash gain on early extinguishment of debt. The 1994 cash flows from operating activities primarily resulted from a $3.3 million increase in contingent and deferred interest payable. Cash flows from operating activities in 1994 includes net income plus depreciation and amortization which totaled $7.0 million.

     Cash Flows from Investing Activities were $(1.9) million for the three months ended March 31, 1996, compared to $(26.9) million for the three months ended March 31, 1995. For the three months ended March 31, 1996, cash flows from investing activities primarily resulted from a $1.0 million deposit made to acquire the Stauffer Stations and $0.6 million of capital expenditures. For the three months ended March 31, 1995 cash flows used in investing activities included $26.7 million paid to acquire the Dothan Stations.

     Cash flows from investing activities were $31.0 million in 1995 compared to $2.5 million in 1994. The 1995 cash flows used in investing activities primarily resulted from $26.7 million paid to acquire the Dothan Station and a $3.0 million deposit in connection with the Stauffer Acquisition. The 1994 cash flows used in investing activities included a $2.0 million deposit in connection with the acquisition of the Dothan Station.

     Cash Flows from Financing Activities were $(0.2) million for the three months ended March 31, 1996 compared to $33.8 million for the three months ended March 31, 1995. For the three months ended March 31, 1995 cash flows from financing activities primarily resulted from the issuance in March 1995 of $135.0 million of Benedek Broadcasting's Senior Secured Notes to refinance existing indebtedness and finance the acquisition of the Dothan Station, offset by $96.0 million of principal payments on existing indebtedness. The consummation of the refinancing resulted in an extraordinary gain on the early extinguishment of debt comprised of a gain of $11.1 million from adjusting the carrying value of certain warrants held by Benedek Broadcasting's lenders offset by $2.7 million of prepayment premiums and $1.5 million of unamortized debt discount and deferred loan costs.

     Cash flows from financing activities were $32.8 million in 1995 compared to $(7.0) million in 1994. The 1995 cash flows provided by financing activities primarily resulted from the issuance in March

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
1995 of $135.0 million of Benedek Broadcasting's Senior Secured Notes to refinance existing indebtedness and finance the acquisition of the Dothan
Station, offset by $96.0 million of principal payments on such existing indebtedness. The consummation of the refinancing resulted in an extraordinary gain from the early extinguishment of debt, comprised of a gain of $11.1 million from adjusting the carrying value of certain warrants held by Benedek Broadcasting's lenders from $19.0 million to the redemption price of $7.9 million offset by $2.7 million of prepayment premiums and $1.5 million of unamortized debt discount and deferred loan costs.

THE FINANCING PLAN

     The Company, together with its subsidiary Benedek Broadcasting, implemented the Financing Plan in order to finance the Acquisitions and to pay fees and expenses related thereto. The Financing Plan consisted of (i) the offer and sale by the Company of the Existing Notes to generate gross proceeds of $90.2 million, (ii) the offer and sale by the Company of the Units to generate gross proceeds of $60.0 million, (iii) Benedek Broadcasting borrowing $128.0 million pursuant to the Term Loan Facilities of the Credit Agreement and (iv) the Company issuing an aggregate of $45.0 million initial liquidation preference of Seller Junior Discount Preferred Stock to GECC and Mr. Paul Brissette. Benedek Broadcasting also has available to it $15.0 million under the Revolving Credit Facility of the Credit Agreement.

     The Company believes that the Financing Plan will provide for a long-term financing structure that will allow management to concentrate its efforts on maximizing results of operations. The Company anticipates that operating cash flow of Benedek Broadcasting will be sufficient to finance the operating requirements of the Stations, debt service requirements and presently anticipated capital expenditures. The Company anticipates that substantial capital expenditures may be required at a number of the Acquired Stations.

     The Notes do not bear interest until May 15, 2001, and the Company will not be obligated to pay cash interest on the Notes until November 15, 2001. In addition, for all dividend payment dates with respect to the Exchangeable Preferred Stock and interest payment dates with respect to the Exchange Debentures through and including July 1, 2001, the Company may, at its option, pay dividends by adding the amount thereof to the then effective liquidation preference of the Exchangeable Preferred Stock and pay interest on the Exchange Debentures by issuing additional Exchange Debentures. For all dividend payment dates with respect to the Seller Junior Discount Preferred Stock prior to October 1, 2001, the Company will pay such dividends by adding the amount thereof to the then effective liquidation preference of the Seller Junior Discount Preferred Stock. In order for the Company to meet its debt service obligations and pay required dividends after May 15, 2001 with respect to the Notes, after July 1, 2001 with respect to the Exchangeable Preferred Stock or Exchangeable Debentures, as the case may be, and from and after October 1, 2001 with respect to the Seller Junior Discount Preferred Stock, the Company will need to substantially increase broadcast cash flow at the Stations.

     In order to repay the Notes and the Senior Secured Notes at maturity, the Company will need to refinance all or a portion of such Notes. The Company's ability to refinance the Notes and the Senior Secured Notes will depend upon the Company's operating performance, as well as prevailing economic and market conditions, levels of interest rates, refinancing costs and other factors, many of which are beyond the Company's control. There can be no assurance that the Company will be able to refinance the Notes and the Senior Secured Notes or otherwise raise funds in a timely manner or that the proceeds therefrom will be sufficient to effect such refinancing.

     The Company is a holding company that will derive all of its operating income and cash flow from its sole subsidiary, Benedek Broadcasting, the common stock of which, together with all other assets of the Company, have been pledged to secure the Company's senior guarantee of all indebtedness of Benedek Broadcasting outstanding under the Credit Agreement and in respect of the Senior Secured Notes. As a holding company, the Company's ability to pay its obligations, including its obligation to pay interest on and principal of the Notes, whether at maturity, upon a Change of Control or otherwise, will be dependent primarily upon receiving dividends and other payments or advances from Benedek Broadcasting. Benedek Broadcasting is a separate and distinct legal entity and has no obligation,

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
contingent or otherwise, to pay any amounts to the Company or to make funds available to the Company for debt service or any other obligation. Although the Credit Agreement does not limit the ability of Benedek Broadcasting to pay dividends or make other payments to the Company, the Senior Secured Note Indenture does contain such limitations. However, after giving effect to the Transactions (assuming the contribution to the common equity of Benedek Broadcasting of net cash proceeds of approximately $188.5 million from the sale of the Notes, the Units and the Seller Junior Discount Preferred Stock), as of March 31, 1996, Benedek Broadcasting could have distributed approximately $188.5 million to the Company under such limitations.

SEASONALITY

     Net revenues and operating cash flow of Benedek Broadcasting are generally higher during the fourth quarter of each year, primarily due to increased expenditures by advertisers in anticipation of holiday season consumer spending and an increase in viewership during this period, and, to a lesser extent, during the second quarter of each year.

INCOME TAXES

     Historically, Benedek Broadcasting had elected to be taxed as an S Corporation. Net income (loss) does not include a pro forma adjustment for income tax expense because the Company would not, under Statement of Financial Accounting Standards No. 109 'Accounting For Income Taxes,' have had a tax provision due to net operating loss carryforwards and a valuation allowance. Benedek Broadcasting's election to be taxed as an S Corporation automatically terminated concurrently with the consummation of the Transactions. Under the Indenture, the Company may distribute cash to its stockholder to pay individual income taxes arising from taxable income of Benedek Broadcasting for periods prior to the termination of the S election.

EMERGING ACCOUNTING STANDARDS

     The Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123, 'Accounting for Stock Based Compensation' in October 1995, which establishes financial accounting and reporting standards for stock based employee compensation plans, including stock purchase plans, stock options, restricted stock, and stock appreciation rights. The Company has elected to continue accounting for stock based compensation under Accounting Principles Board Opinion No. 25. The disclosure requirements of SFAS No. 123 will be effective for the Company's financial statements beginning in 1996. Management does not believe that the implementation of SFAS 123 will have a material effect on its consolidated financial statements.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     The Existing Notes were originally issued and sold on June 6, 1996. The offer and sale of the Existing Notes was not required to be registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act. In connection with the sale of the Existing Notes, the Company agreed to file with the SEC a registration statement relating to an exchange offer pursuant to which new senior subordinated discount notes of the Company covered by such registration statement and containing terms identical in all material respects to the terms of the Existing Notes would be offered in exchange for Existing Notes tendered at the option of the holders thereof or, if applicable interpretations of the staff of the SEC did not permit the Company to effect such an Exchange Offer, or, among other things, if the Exchange Offer is not consummated, the Company agreed, at its cost, to file a Shelf Registration Statement covering resales of the Existing Notes and to use all reasonable efforts to have such Shelf Registration Statement declared effective and kept effective for a period of three years from the effective date thereof.

     The purpose of the Exchange Offer is to fulfill certain of the Company's obligations under the Registration Agreement. This Prospectus may not be used by any holder of the Existing Notes or any holder of the Exchange Securities to satisfy the registration and prospectus delivery requirements

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
under the Securities Act that may apply in connection with any resale of such Existing Notes or Exchange Securities. See ' -- Terms of the Exchange Offer; Period for Tendering Existing Notes.'

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING EXISTING NOTES

     Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange Existing Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term 'Expiration Date' means 5:00 p.m., New
York City time, on               , 1996; provided, however, that if the Company,
in its sole discretion, has extended the period of time for which the Exchange Offer is open, the term 'Expiration Date' means the latest time and date to which the Exchange Offer is extended. Notwithstanding the foregoing, the Expiration Date shall not be later than 5:00 p.m., New York City time, on the date 60 days from the date of this Prospectus.

     As of the date of this Prospectus, $170.0 million aggregate principal amount at maturity of the Existing Notes was outstanding. This Prospectus, together with the Letter of Transmittal, is first being sent on or about
             , 1996, to all holders of Existing Notes known to the Company. The Company's obligation to accept Existing Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under ' -- Certain Conditions to the Exchange Offer.'

     The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Existing Notes, by giving oral or written notice of such extension to the holders thereof. During any such extension, all Existing Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Existing Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

     The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Existing Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under ' -- Certain Conditions to the Exchange Offer.' The Company will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Existing Notes as promptly as practicable, such notice in the case of any extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

EXCHANGE OFFER PROCEDURES

     The tender to the Company of Existing Notes by a holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender Existing Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to United States Trust Company of New York (the 'Exchange Agent') at one of the addresses set forth below under 'Exchange Agent' on or prior to the Expiration Date. In addition, either (i) certificates for such Existing Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a 'Book-Entry Confirmation') of such Existing Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the 'Book-Entry Transfer Facility') pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the holder must comply with the 'Guaranteed Delivery Procedures' below. THE METHOD OF DELIVERY OF EXISTING NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR EXISTING NOTES SHOULD BE SENT TO THE COMPANY.

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     Signatures on a  Letter of Transmittal  or a notice  of withdrawal, as  the case may be, must be guaranteed unless the Existing Notes surrendered for exchange pursuant thereto are tendered (i) by a registered holder of the Existing Notes who has not completed the box entitled 'Special Issuance Instruction' or 'Special Delivery Instructions' on the Letter of Transmittal or
(ii) for the account of an Eligible Institution (as defined). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (collectively, 'Eligible Institutions'). If Existing Notes are registered in the name of a person other than a signatory of the Letter of Transmittal, the Existing Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered holder with the signature thereon guaranteed by an Eligible Institution.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Existing Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Existing Notes not properly tendered or to not accept any particular Existing Notes which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Existing Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Existing Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Existing Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Existing Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Existing Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

     If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of Existing Notes, such Existing Notes must be endorsed or accompanied by appropriate powers of attorney, in either case, signed exactly as the name or names of the registered holder or holders appear(s) on the Existing Notes.

     If the Letter of Transmittal or any Existing Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

     By tendering, each holder will represent to the Company that, among other things, the Exchange Securities acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Securities, whether or not such person is the holder, that neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Securities and that neither the holder nor any such other person is an 'affiliate,' as defined under Rule 405 of the Securities Act, of the Company.

     Each broker-dealer that receives Exchange Securities for its own account in exchange for Existing Notes where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Securities. See 'Plan of Distribution.'

ACCEPTANCE OF EXISTING NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE SECURITIES

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept promptly after the Expiration Date, all Existing Notes properly tendered and will issue the Exchange Securities promptly after acceptance of such Existing Notes. See ' -- Certain Conditions to the Exchange Offer.' For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Existing Notes for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent.

     For each Existing Note accepted for exchange, the holder of such Existing Note will receive an Exchange Security having a principal amount at maturity equal to that of the surrendered Existing Note. If by November 4, 1996, neither the Exchange Offer is consummated nor a Shelf Registration Statement is declared effective, additional cash interest will accrue on each Existing Note from and including November 5, 1996 until but excluding the earlier of the date of consummation of the Exchange Offer and the effective date of the Shelf Registration Statement at a rate of 0.50% per annum. Holders of Existing Notes accepted for exchange will be deemed to have waived the right to receive any other payments or accrued interest on such Existing Notes.

     In all cases, issuance of Exchange Securities for Existing Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Existing Notes or a timely Book-Entry Confirmation of such Existing Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Existing Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Existing Notes are submitted for a greater principal amount at maturity than the holder desires to exchange, such unaccepted or non-exchanged Existing Notes will be returned without expense to the tendering holder thereof (or, in the case of Existing Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Existing Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Existing Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry deliver of Existing Notes by causing the Book-Entry Transfer Facility to transfer such Existing Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Existing Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under 'Exchange Agent' on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

     If a registered holder of the Existing Notes desires to tender such Existing Notes and the Existing Notes are not immediately available, or time will not permit such holder's Existing Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and a notice of guaranteed delivery ('Notice of Guaranteed Delivery'), substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Existing Notes and the principal amount at maturity of Existing Notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ('NYSE') trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Existing Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent and (iii) the certificates for all physically tendered Existing Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

     Tenders of Existing Notes may be withdrawn at any time prior to the Expiration Date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under 'Exchange Agent.' Any such notice of withdrawal must specify the name of the person having tendered the Existing Notes to be withdrawn, identify the Existing Notes to be withdrawn (including the principal amount at maturity of such Existing Notes) and (where certificates for Existing Notes have been transmitted) specify the name in which such Existing Notes are registered, if different from that of the withdrawing holder. If certificates for Existing Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Existing Notes have been tendered pursuant to the procedure for 'Book-Entry Transfer' described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Existing Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Existing Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Existing Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Existing Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the 'Book-Entry Transfer' procedures described above, such Existing Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Existing Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Existing Notes may be retendered by following one of the procedures described under ' -- Exchange Offer Procedures' above at any time on or prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provisions of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue Exchange Securities in exchange for, any Existing Notes and may terminate or amend the Exchange Offer if at any time before the acceptance of such Existing Notes for exchange or the exchange of the Exchange Securities for such Existing Notes any of the following events shall occur:

          (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof or (ii) resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the Existing Notes pursuant to the Exchange Offer; or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the sole judgment of the Company might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) above or, in the sole judgment of the Company, might result in the holders of Exchange Securities having obligations with respect to resales and transfers of Exchange Securities which are greater than those described in the interpretation of the SEC referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer;

          (b) there shall have occurred (i) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market, (ii) any limitation by any governmental agency or authority which may adversely affect the ability of the Company to complete the transactions contemplated by the Exchange Offer, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit or (iv) a commencement of a war, armed hostilities or other similar internal calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

          (c) any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Company and its subsidiaries taken as a whole that, in the sole judgment of the Company, is or may be adverse to the Company, or the Company shall have become aware of facts that, in the sole judgment of the Company, have or may have adverse significance with respect to the value of the Existing Notes or the Exchange Securities;

which, in the reasonable judgment of the Company in any case, and regardless of the circumstances (including any action by the Company) giving rise to any such condition, makes it inadvisable to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, the Company will not accept for exchange any Existing Notes tendered, and no Exchange Securities will be issued in exchange for any such Existing Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

EXCHANGE AGENT

     United States Trust Company of New York has been appointed as the Exchange Agent of the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                                                     By Mail:
                                     United States Trust Company of New York
                                                   P.O. Box 844
                                                  Cooper Station
                                             New York, NY 10276-0844

                                                     By Hand:
                                     United States Trust Company of New York
                                                   111 Broadway
                                                   Lower Level
                                              Corporate Trust Window
                                                New York, NY 10006

                                              By Overnight Courier:
                                     United States Trust Company of New York
                                                   770 Broadway
                                                New York, NY 10003
                                              Attn: Corporate Trust

                                                  By Facsimile:
                                                  (212) 420-6152

                                              Confirm by Telephone:
                                                  (800) 548-6565

     DELIVERY OF DOCUMENTS TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE, OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE, WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

     The Company will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by officers and employees of the Company.

     The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be
$         which includes fees and expenses of the Exchange Agent and accounting, legal, printing and related fees and expenses.

TRANSFER TAXES

     Holders who tender their Existing Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register Exchange Securities in the name of, or request that Existing Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Existing Notes who do not exchange their Existing Notes for Exchange Securities pursuant to the Exchange Offer will continue to be subject to the restrictions on transfers of such Existing Notes as set forth in the legend thereon as a consequence of the issuance of the Existing Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Existing Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Existing Notes under the Securities Act. Based on interpretations by the staff of the SEC in letters issued to third parties, Exchange Securities issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by any holder thereof (other than any such holder which is an 'affiliate' of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Securities are acquired in the ordinary course of such holder's business, such holder has no arrangement or understanding with respect to the distribution of the Exchange Securities to be acquired pursuant to the Exchange Offer and such holder is not engaged in and does not intend to engage in a distribution of such Exchange Securities. If any person were to be participating in the Exchange Offer for the purpose of distributing securities in a manner not permitted by the interpretations of the staff of the SEC referred to above, such person (i) could not rely on the applicable interpretations of the staff of the SEC and
(ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. In addition, to comply with the securities laws of certain jurisdictions, if applicable, the Exchange Securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company has agreed, pursuant to the Registration Agreement and subject to certain specified limitations therein, to register or qualify the Exchange Securities for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of the Exchange Securities reasonably requests in writing.

                                    BUSINESS

     The Company owns 22 network-affiliated television stations in the United States. The Stations are diverse in geographic location and network affiliation, serve small to medium-sized markets and, in the aggregate, reach communities in 24 states. Twelve of the Stations are affiliated with CBS, six are affiliated with ABC and four are affiliated with NBC. On a pro forma basis giving effect to the Transactions, the Company would have had net revenues, broadcast cash flow and operating cash flow of $121.3 million, $52.7 million and $50.8 million, respectively, for the fiscal year ended December 31, 1995.

     The Company believes that the Acquired Stations have been underperforming in terms of their overall revenue potential and can be operated more efficiently under Company management, thereby offering the Company an attractive opportunity to improve broadcast cash flow. The Company believes that such improvement can be achieved by expanding the Acquired Stations' share of market revenues and by increasing viewership levels through an increased emphasis on local news and informational programming and cost-effective purchasing of competitive syndicated and first run programming.

     The Company believes that the broadcast cash flow margins of the Stauffer Stations of 19.7%, 29.5% and 23.1% during 1993, 1994 and 1995, respectively, can be substantially improved in the near-term. By comparison, the broadcast cash flow margins for the Benedek Stations for the same periods were 40.5%, 44.5% and 42.3%, respectively. The Company further believes that although the Brissette Stations have operated at attractive margins, the previous ownership of the Brissette Stations operated with a focus on managing costs, not on maximizing revenues and broadcast cash flow growth. This strategy typically resulted in the Brissette Stations capturing a smaller share of advertising revenue in their respective markets than their audience share in these markets. The compound annual growth rate of net revenues and broadcast cash flow of the Benedek
Stations (excluding the station in Dothan, Alabama acquired by Benedek Broadcasting in 1995) for the five-year period from 1991 through 1995 was 7.8% and 9.0%, respectively, as compared to 4.0% and 3.6%, respectively, for the Brissette Stations during the same period.

     The Stations are located in markets ranked in size from 83 to 201 out of the 211 markets surveyed by Nielsen. The Company believes that broadcast television stations in small to medium-sized markets offer an opportunity to generate attractive and stable operating cash flow due to limited competition for viewers from other over-the-air broadcasters, from other media soliciting advertising expenditures and from other broadcasters purchasing syndicated programming. The Company targets small and medium-sized markets that have stable employment and population and a diverse base of employers. The markets targeted by the Company generally have population centers that share common community interests and are receptive to local programming. Each of the Stations is affiliated with one of the national television networks, which provides an established audience and reputation for national news, sports and entertainment programming. With the established audiences provided by network affiliations, management seeks to implement its strategy to enhance non-network ratings and revenues while controlling costs.

     The  Company  believes  that the  television  industry  is in  a  period of consolidation as a result of which a relatively small number of station operators will emerge as the leading television station group owners in the United States. Recent telecommunications legislation that eliminates restrictions on the number of television stations that any individual or entity may own so long as the aggregate audience reach does not exceed 35% of all United States households is likely to accelerate this trend. The Company's growth strategy, of which the acquisition of the Stauffer Stations and Brissette Stations is a part, is to become one of the leading group owners of small to medium-sized market television stations in the United States. The Company believes that this expansion will create economies of scale which will (i) improve its ability to negotiate more favorable arrangements with program suppliers, national sales representation firms, equipment vendors and television networks, (ii) enable it to develop program consortiums for regional news and sports programming and (iii) enhance its ability to attract and retain strong management and on-air talent.

INDUSTRY BACKGROUND

     Commercial television broadcasting began in the United States on a regular basis in the 1940s. Currently there are a limited number of channels available for broadcasting in any one geographic area, and the license to operate a broadcast station is granted by the FCC. Television stations can be distinguished by the frequency on which they broadcast. Television stations which broadcast over the very high frequency ('VHF') band (channels 2-13) of the spectrum generally have some competitive advantage over television stations which broadcast over the ultra-high frequency ('UHF') band (channels 14-69) of the spectrum because VHF channels typically cover larger geographic areas and operate at a lower transmission cost. However, specific market characteristics such as population densities, geographic features or other factors may determine whether UHF stations are in fact at a competitive disadvantage.

     Television station revenues are primarily derived from local, regional and national advertising and, to a modest extent, from network compensation and revenues from tower rentals and commercial production activities. Advertising rates are based upon numerous factors including a program's popularity among the viewers an advertiser wishes to attract, the number of advertisers competing for the available time allotted to commercials, the size and demographic make-up of the audience and the availability of alternative advertising media in the market area. The extent of advertising expenditures, which are sensitive to broad economic trends, has historically affected the broadcast industry.

     Whether or not a station is affiliated with one of the four major networks (ABC, CBS, NBC or Fox) may have a significant impact on the composition of the station's programming, revenues, expenses and operations. A typical network affiliate receives a significant portion of its daily programming from the network. This programming, together with cash payments, is provided to the affiliate by the network in exchange for a substantial majority of the advertising time sold during the broadcast of network programming. The Fox network has operating characteristics which are similar to ABC, CBS and NBC, although the hours of network programming produced for Fox affiliates is less than that produced by the other major networks. In addition, UPN and the Warner Bros. Network recently have been launched as new television networks. However, neither produce a significant amount of network programming.

     Through the 1970s, network television broadcasting generally enjoyed dominance in viewership and television advertising revenues. FCC regulation evolved to address this dominance, with the focus on increasing competition and diversity of programming in the television broadcasting industry. See ' -- Federal Regulation of Television Broadcasting.'

     Cable television systems were first installed in significant numbers in the late 1960s and early 1970s and were initially used to retransmit broadcast television programming in areas with poor broadcast signal reception. According to the 1996 Television & Cable Factbook, cable television currently passes approximately 90% of all television households nationwide and approximately 68% of such households are cable subscribers. Cable-originated programming has emerged as a significant competitor for viewers of broadcast television programming. With increased cable penetration, the cable programming share of advertising revenues has increased. Notwithstanding increased cable viewership and advertising, broadcast television remains the dominant distribution system for mass market television advertising. No single cable programming network regularly attains audience levels amounting to more than a small fraction of any single major broadcast network. Despite the growth in alternative programming from cable, according to Nielsen, 65% of all prime time television viewing time during the 1994-1995 broadcast season was spent viewing ABC, CBS, NBC and Fox programming.

     Other developments have also affected television programming and delivery. Independent stations have emerged as viable competitors for television viewership share, particularly as the result of the availability of first run network programming from UPN and the Warner Bros. Network. In addition, there has been substantial growth in the number of home satellite dish receivers and VCRs, which has further expanded the number of programming alternatives for television audiences. Furthermore, direct broadcast services ('DBS') to homes from satellites became available on a nationwide basis during 1994. See ' -- Competition.'

STRATEGY

     The Company's senior management team, led by A. Richard Benedek, Chairman and Chief Executive Officer, and K. James Yager, President and Chief Operating Officer, has extensive experience in acquiring and improving the operations of television stations. Management's primary operating strategy is to maximize each Station's advertising revenue through local news, information and community-oriented programming that has broad audience appeal and value-added sales potential, while maintaining strict cost controls. Key elements of management's strategy include:

          LOCAL NEWS LEADERSHIP AND LOCAL PROGRAMMING. Management believes that local news and informational programming leadership contributes to higher ratings and, therefore, increased advertising revenues. Management's emphasis on local news and on-going community involvement allows the Benedek Stations to maximize the advertising rates they can charge local, regional and national accounts, not only for news, but for network and nationally-syndicated programming which the Benedek Stations broadcast in time periods adjacent to regularly scheduled local newscasts and local news specials.

          The Company has focused on maintaining and building each Benedek Station's local news franchise as the key element in its strategy to build and maintain audience loyalty. Management believes that strong, well-differentiated local news programming attracts high viewership levels, particularly of demographic groups that are appealing to both local and national advertisers, thereby allowing the Company to maximize advertising rates.

          Management of the Company believes that television stations with a prominent local identity and active community involvement can realize additional revenues from local advertisers through the development and sale of special promotional programming. The Benedek Stations have developed high-quality programming which highlights community events and topics of local interest. Locally produced programming includes 'Our Town' segments featuring local news reports, special promotional announcements and local advertising focused on communities within a particular market; 'Town Meetings,' which provide a forum for members of local communities to discuss and debate issues of local concern; 'Live Line' programs on health, money and legal matters in which viewers call in to a panel of local experts; and home shopping programs sold exclusively to local merchants. The Benedek Stations also sell promotional advertising packages tied to various local events such as youth expos, county fairs, parades, athletic events and other local activities. These local programs have proven successful in attracting incremental advertising revenues and are a core element of each Benedek Station's local identity.

          Six of the nine Benedek Stations are the number one ranked news stations in their respective markets, whereas only four of the 13 Acquired Stations are the number one ranked news stations in their respective markets. The Company believes that the Acquired Stations will benefit from the Company's focus on local news and community-oriented programming.

          SYNDICATED PROGRAMMING. The Company selectively purchases first run and off-network syndicated programming designed to reach specific demographic groups attractive to advertisers. Currently, the three most highly-rated first run syndicated programs in the United States are 'The Oprah Winfrey Show,' 'Wheel of Fortune' and 'Jeopardy.' The Company broadcasts 'The Oprah Winfrey Show' on six of the Benedek Stations, 'Wheel of Fortune' on seven of the Benedek Stations and 'Jeopardy' on four of the Benedek Stations. Additionally, the Company recently began broadcasting the newly syndicated 'Home Improvement' on four of the Benedek Stations and 'Seinfeld' on three of the Benedek Stations. The Company broadcasts other highly-rated first run syndicated programs on several of the Benedek Stations including 'Live with Regis & Kathie Lee,' 'Ricki Lake' and 'Jenny Jones.' A number of the Benedek Stations also broadcast other highly-rated off-network syndicated programming including 'Cheers,' 'M*A*S*H' and 'Roseanne.' The Company believes that the programming mix of the Acquired Stations can be improved on a cost effective basis. Of the 13 Acquired Stations, one broadcasts 'The Oprah Winfrey Show,' three broadcast 'Wheel of Fortune,' four broadcast 'Jeopardy,' four broadcast 'Home Improvement' and two broadcast 'Seinfeld.' The Stauffer Stations also broadcast first run and off-network syndicated programming including 'Live with Regis & Kathie Lee,' 'Montel Williams,' 'Ricki Lake,' 'Jenny Jones' and 'Golden Girls.' The Brissette Stations' first run and off-network syndicated programming includes 'Live with Regis & Kathie Lee,' 'Married . . . with Children,' 'Roseanne' and 'Cheers.'

          The Company seeks to acquire programs that are available on a cost effective basis for limited licensing periods, allow scheduling flexibility, complement each Station's overall programming mix and counter competitive programming. The Company has been able to purchase syndicated programming at attractive rates in part as a result of the limited competition for such programming in the Company's markets. As a result of the limited competition from other broadcasters purchasing syndicated programming in the small and medium-sized markets served by the Company, program expense as a percentage of net revenues for the Stations was 4.3% and 4.1% in 1994 and 1995, respectively, as compared to approximately 9.1% for all network-affiliated stations in 1994. In addition, the Company believes that the programming mix of the Acquired Stations can be improved on a cost effective basis.

          LOCAL SALES EMPHASIS. Management's sales strategy focuses on increasing the sale of local advertising by attracting new advertisers to television and increasing the amount of advertising dollars being spent by existing local advertisers. Management of the Company believes that its leadership in local news and informational programming enhances its ability to develop and attract local advertising expenditures. Management believes that through local sales efforts it can stimulate local advertising expenditures more readily than it can national advertising expenditures. This enables the Company to react promptly to changes in the national and local advertising climate and better maintain consistent operating cash flows.

          Trained and experienced sales personnel sell local advertising for the Company in each of its markets. The Company focuses on local advertisers by producing their commercials, producing news and informational programming with local advertising appeal and sponsoring or co-promoting local events and activities that give local advertisers unique value-added community identity. Approximately 59% of Benedek Broadcasting's revenues in 1995 were generated from local and regional advertisers. Local and regional revenues at the Benedek Stations increased 44.5% from 1990 to 1994 compared to a 23.4% increase in the national spot television revenues of the Benedek Stations during the same period.

          FINANCIAL PLANNING AND CONTROLS. Management emphasizes strict control of the Company's programming and operating costs as an important factor in increasing broadcast cash flow. The Company continually seeks to identify and implement cost savings opportunities. Furthermore, the Company maintains a detailed budgeting process and reviews performance relative to budget monthly with respect to both revenues and expenses, thereby enabling management to react promptly to changes in market conditions. Management of the Company believes that controlling costs is an essential factor in achieving and maintaining profitability and that it can materially reduce costs of the Stauffer Stations through its budgeting procedures. The Company intends to continue to identify opportunities to increase operating cash flow through its on-going strategic planning and budgeting process.

          FUTURE ACQUISITIONS AND OPPORTUNITIES. The Company intends to pursue additional acquisitions of broadcast television stations, primarily of network-affiliated stations in small to medium-sized markets where the Company believes it can successfully implement its operating strategy and where such stations can be acquired on financially acceptable terms. Additionally, a rule making proceeding is currently pending before the FCC regarding possible relaxation of the local television duopoly rules. If these rules are implemented, the Company intends to explore opportunities to enter into local marketing agreements with other stations in markets where it currently operates as well as in other markets.

NETWORK AFFILIATION OF THE STATIONS

     Each of the Stations is affiliated with either ABC, CBS or NBC pursuant to an affiliation agreement (an 'Affiliation Agreement'). Each Affiliation Agreement provides the affiliated Station with the right to broadcast all programs transmitted by the network with which the Station is affiliated. In return, the network has the right to sell a substantial majority of the advertising time during such broadcasts. In exchange for every hour that a Station elects to broadcast network programming, the network pays the Station a specified fee, which varies with the time of day. Typically, prime-time programming generates the highest hourly rates. Rates are subject to increase or decrease by the network during the term of an Affiliation Agreement, with provisions for advance notices and the right of termination by the Station in the event of a reduction of rates.

     Each of the Benedek Stations' network affiliation agreements currently runs for a period of five to 10 years. WYTV, WBKO-TV, WTOK-TV and WHSV-TV, all of which are ABC affiliates, each have a five-year affiliation agreement which expires in 1999. KDLH-TV, WIFR-TV, KHQA-TV and WTVY-TV, all of which are CBS affiliates, each have a ten-year affiliation agreement which expires in 2005 and is automatically renewed for successive five-year terms, subject to either party's right to terminate the agreement at the end of any term upon six months' advance notice. WTAP-TV, an NBC affiliate, currently operates under a five-year affiliation agreement which expires in 2000 and is automatically renewed for successive terms, subject to either party's right to terminate the agreement at the end of any term upon 12 months' advance notice.

     Each of the Stauffer Stations' network affiliation agreements currently runs for a period of five to 10 years. KMIZ(TV), an ABC affiliate, operates under an affiliation agreement which expires in 2000 and is automatically renewed for successive terms, subject to either party's right to terminate the agreement at the end of its term upon 180 days' advance notice. All of the other Stauffer Stations are CBS affiliates operating under affiliation agreements which expire in 2005 and which automatically renew for successive terms, subject to either party's right to terminate the agreement at the end of its term upon six months' advance notice.

     Each of the Brissette Stations' network affiliation agreements currently runs for a period of 10 to 11 years. WMTV(TV), WWLP(TV) and WILX-TV, all of which are NBC affiliates, each have an affiliation agreement which expires in 2006 and is automatically renewed for successive five-year terms, subject to either party's right to terminate the agreement at the end of any term upon six months' advance notice. Each of Brissette's CBS affiliates, WSAW-TV, WTRF-TV, KAUZ-TV and KOSA-TV, are operating under affiliation agreements which expire in 2005 and which automatically renew for successive 10-year terms, subject to either party's right to terminate the agreement upon six months' advance notice. WHOI(TV), an ABC affiliate, currently operates under an affiliation agreement which expires in 2005 and which does not provide for renewals.

     In December 1995, the Company entered into new long-term affiliation agreements with CBS effective retroactive to July 1, 1995 for three of the four Benedek Stations that are CBS affiliates and agreed to extend the term of the fourth CBS affiliate from 2004 to 2005. In connection with such arrangements, CBS paid the Company bonus payments of $2.5 million in the fourth quarter of 1995 and $2.5 million in the first quarter of 1996. These payments will be recognized as revenue by the Company at the rate of $0.5 million per year over the ten-year period of the affiliation agreements. The Company also agreed with CBS that, upon the consummation of the Acquisitions, the term of the affiliation agreements of the Stauffer Stations that are CBS affiliates would be extended from 2000 to 2005 and the term of the affiliation agreements of the Brissette Stations that are CBS affiliates will be extended from 2004 to 2005.

     In addition to its affiliation arrangements, the Company entered into agreements with Fox to broadcast football games of the National Football Conference ('NFC') of the National Football League and certain other Fox programming in non-network time periods for the 1994 and 1995 broadcast seasons. In 1995, the Company broadcast the NFC football games and other Fox programming on KHQA-TV, WHSV-TV, WTOK-TV and WYTV. The Company believes that broadcasting NFC football games increased its audience ratings during the times the games were broadcast. Stauffer entered into similar agreements with Fox on behalf of KCOY-TV and KMIZ(TV).

ADVERTISING SALES

     Television station revenues are primarily derived from local, regional and national advertising and, to a modest extent, from network compensation and revenues from tower rentals and commercial production activities. Advertising rates are based upon numerous factors including a program's

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
popularity among the viewers an advertiser wishes to target, the number of advertisers competing for the available time, the size and demographic composition of a program's audience and the availability of competing or alternative advertising media in the market area. Because broadcast television stations rely on advertising revenue, declines in advertising budgets, particularly in recessionary periods, adversely affect the broadcast industry and as a result may contribute to a decrease in the revenues of broadcast television stations. The Company seeks to manage its spot inventory efficiently thereby maximizing advertising rates.

     Local Sales. Approximately 59% of the gross revenues of the Benedek Stations in 1995 came from local and regional advertisers. Local and regional advertising is sold primarily by each Station's professional sales staff. Typical local and regional advertisers include automobile dealerships, retailers, local grocery chains, soft drink bottlers, state lotteries and restaurants. The Company focuses on local advertisers by producing their commercials, producing news and informational programming with local advertising appeal and sponsoring or co-promoting local events and activities that give local advertisers value-added community identity. The Company's management team monitors sales plans and promotional activities and shares such information among the Benedek Stations on a weekly basis.

     National Sales. Approximately 27% of the gross revenues of the Benedek Stations in 1995 came from national advertisers. Typical national advertisers include automobile manufacturers, consumer goods manufacturers, communications companies, fast food franchisors, national retailers and direct marketers. National advertising time is sold through representative agencies retained by Benedek Broadcasting, Stauffer and Brissette. Six of the Benedek Stations are represented by Katz Communications, Inc. KDLH-TV retains Seltel, Inc. as its national sales representative and WYTV and WTVY-TV retain Petry, Inc. as their national sales representative. The Benedek Stations' national sales coordinators actively assist their national sales representatives to induce national advertisers to increase their national spot expenditures designated to the Company's markets. All of the Stauffer Stations are represented by Petry, Inc. Five of the Brissette Stations retain Harrington, Righter & Parsons, L.L.P. as their national sales representative and the other three Brissette Stations are represented by TeleRep, Inc.

RATING SERVICE DATA

     All television stations in the United States are grouped into 211 television markets which are ranked in size according to the numbered television households in such markets. Until recently, two national audience measuring services, Arbitron Company ('Arbitron') and Nielsen, periodically published reports on estimated audience for the television stations in the various television markets throughout the country. Arbitron recently discontinued providing such services. The audience estimates are expressed in terms of the percentage of the total potential audience in a market viewing a particular station (the station's 'rating') and of the percentage of households actually viewing television (the station's 'share'). The ratings reports provide data on the basis of total television households and selected demographic groupings in 15-minute or half-hour increments for a particular market. Nielsen calls each specific geographic market a DMA. Arbitron called each specific geographic market an Area of Dominant Influence ('ADI'). The geographic area covered by a DMA generally corresponded to the geographic area covered by the corresponding ADI. Every county in the continental United States is assigned to a DMA, and was assigned to an ADI, of a specific television market on an exclusive basis. In larger markets, ratings are determined by a combination of meters connected directly to selected television sets (the results of which are reported on a daily basis) and weekly diaries of television viewing prepared by the actual viewers, while in smaller markets only weekly diaries are completed during four separate four-week periods during the course of any year. These periods are commonly known as 'sweeps periods.' All the Company's markets are measured during these sweeps periods.

     All television audience share and aggregate television audience information contained in this Prospectus is based on data compiled from either Nielsen or Arbitron surveys, depending on which service each of the Stations subscribed to.

     The following table sets forth certain information for each of the Stations and the markets they serve:

                                                                                                NUMBER OF
                                                                                                COMMERCIAL
                                                                                                 STATIONS    STATION
                                         MARKET           CALL                      NETWORK         IN       RANK IN   STATION
              MARKET AREA                 RANK         LETTERS      CHANNEL(c)    AFFILIATION     MARKET     MARKET     SHARE
- ---------------------------------------- ------    -----------      ----------    ------------  ----------   -------   -------
BENEDEK STATIONS
    Youngstown, Ohio                        95            WYTV          33            ABC            3           3       17%
    Duluth, Minnesota and                  134         KDLH-TV           3            CBS            3           2       19%
      Superior, Wisconsin
    Rockford, Illinois                     136         WIFR-TV          23            CBS            4           1       19%
    Quincy, Illinois and Hannibal,         158         KHQA-TV           7            CBS            2           1       26%
      Missouri
    Dothan, Alabama                        172         WTVY-TV           4            CBS            3           1       29%
    Panama City, Florida                   159         WTVY-TV           4            CBS            4           3       12%
    Bowling Green, Kentucky                181         WBKO-TV          13            ABC            2           1       36%
    Meridian, Mississippi                  182         WTOK-TV          11            ABC            3           1       32%
    Parkersburg, West Virginia             184         WTAP-TV          15            NBC            1           1       29%
    Harrisonburg, Virginia                 201         WHSV-TV           3            ABC            1           1       29%

STAUFFER STATIONS
    Santa Barbara, Santa Maria and         115         KCOY-TV          12            CBS            4           3       11%
      San Luis Obispo, California
    Topeka, Kansas                         140         WIBW-TV          13            CBS            3           1       23%
    Columbia and Jefferson City,           146        KMIZ(TV)          17            ABC            3           3       13%
      Missouri
    Casper and Riverton, Wyoming           192         KGWC-TV          14            CBS            3           2(e)    12%(e)
                                           192         KGWL-TV(a)        5            CBS           (d)         (e)      (e)
                                           192         KGWR-TV(a)       13            CBS           (d)         (e)      (e)
    Cheyenne, Wyoming, Scottsbluff,        193         KGWN-TV           5            CBS            4           1(f)    20%(f)
      Nebraska and Sterling, Colorado      193         KSTF-TV(b)       10            CBS           (d)         (f)      (f)
                                           193         KTVS-TV(b)        3            CBS           (d)         (f)      (f)

BRISSETTE STATIONS
    Madison, Wisconsin                      83        WMTV(TV)          15            NBC            4           2       14%
    Springfield and Holyoke,               102        WWLP(TV)          22            NBC            2           1       21%
      Massachusetts
    Lansing, Michigan                      106         WILX-TV          10            NBC            4           2       15%
    Peoria and Bloomington, Illinois       109        WHOI(TV)          19            ABC            4           3       16%
    Wausau and Rhinelander, Wisconsin      131         WSAW-TV           7            CBS            3           1       26%
    Wheeling, West Virginia and            138         WTRF-TV           7            CBS            2           2       20%
      Steubenville, Ohio
    Wichita Falls, Texas and               139         KAUZ-TV           6            CBS            4           3       14%
      Lawton, Oklahoma
    Odessa and Midland, Texas              149         KOSA-TV           7            CBS            4           2       15%


                                             CABLE
              MARKET AREA                 PENETRATION
- ----------------------------------------  -----------
BENEDEK STATIONS
    Youngstown, Ohio                         72.3%
    Duluth, Minnesota and                    52.7%
      Superior, Wisconsin
    Rockford, Illinois                       68.4%
    Quincy, Illinois and Hannibal,           60.6%
      Missouri
    Dothan, Alabama                          65.8%
    Panama City, Florida                     68.3%
    Bowling Green, Kentucky                  56.7%
    Meridian, Mississippi                    52.4%
    Parkersburg, West Virginia               76.4%
    Harrisonburg, Virginia                   67.3%
STAUFFER STATIONS
    Santa Barbara, Santa Maria and           85.7%
      San Luis Obispo, California
    Topeka, Kansas                           73.1%
    Columbia and Jefferson City,             59.7%
      Missouri
    Casper and Riverton, Wyoming             68.9%(e)
                                              (e)
                                              (e)
    Cheyenne, Wyoming, Scottsbluff,          73.0%(f)
      Nebraska and Sterling, Colorado         (f)
                                              (f)
BRISSETTE STATIONS
    Madison, Wisconsin                       61.5%
    Springfield and Holyoke,                 81.8%
      Massachusetts
    Lansing, Michigan                        65.1%
    Peoria and Bloomington, Illinois         71.3%
    Wausau and Rhinelander, Wisconsin        50.6%
    Wheeling, West Virginia and              76.4%
      Steubenville, Ohio
    Wichita Falls, Texas and                 68.8%
      Lawton, Oklahoma
    Odessa and Midland, Texas                73.5%

- ------------

(a)  Satellite station of KGWC-TV.

(b)  Satellite station of KGWN-TV.

(c) Channels 2 through 13 are broadcast over the very high frequency (VHF) band of the broadcast spectrum and channels 14 through 69 are broadcast over the ultra-high frequency (UHF) band of the broadcast spectrum.

(d) Satellite stations are not considered distinct stations in this market for Nielsen purposes.

(e) Station Rank, Station Share and Cable Penetration information for KGWC-TV includes data for satellite stations KGWL-TV, Lander, Wyoming and KGWR-TV, Rock Springs, Wyoming, as reported by Nielsen.

(f) Station Rank, Station Share and Cable Penetration information for KGWN-TV includes data for satellite stations KSTF-TV, Scottsbluff, Nebraska and KTVS-TV, Sterling, Colorado, as reported by Nielsen.

  BENEDEK STATIONS

WYTV (ABC) YOUNGSTOWN, OHIO

     Market Description. The Youngstown DMA consists of four counties, three of which are in northeastern Ohio and one of which is in western Pennsylvania. Youngstown is situated in northeastern Ohio along the Ohio/Pennsylvania border within 65 miles of Cleveland, Ohio to the northwest and Pittsburgh, Pennsylvania to the southeast. The Youngstown economy is historically based on processing of pig iron and steel. While still part of a major steel producing area, Youngstown's economy has diversified to include manufacturing, warehousing and distribution companies. Some of the major employers in the area include the Buick, Oldsmobile and Cadillac Division of General Motors Corporation, the
Packard Electric Corporation Division of General Motors Corporation, St. Elizabeth's Medical Center, Western Reserve Care System and LTV Steel Tubular Products Division of Republic Steel Works. This area is also the home of Youngstown State University with approximately 16,000 students.

     Station History and Characteristics. WYTV was originally licensed in 1953 to serve Youngstown, Ohio. The Youngstown market is ranked 95th in the United States, with approximately 275,000 television households and a population of approximately 694,000. This market has a cable penetration rate of 72.3%. WYTV is broadcast on UHF channel 33 and is an ABC affiliate. The Company acquired WYTV in 1983. The other local stations with which WYTV competes are also UHF stations, one of which is an NBC affiliate and the other of which is a CBS affiliate.

     Station Performance. According to the 1995 Nielsen ratings reports, WYTV was ranked number three in its market with a 6 rating and a 17% share of households viewing television, as compared with a 6 rating and 19% share and a 6 rating and 19% share for the numbers one and two stations, respectively. As a result of this relatively even market share distribution, WYTV maintains its ability to sell advertising time at competitive rates. WYTV currently is the number two ranked news station in this market and broadcasts three hours and 12 minutes of local news programming each weekday. WYTV's special value-added local sales efforts in 1995 included the sale of a trip incentive package, the publication of two four-color coupon brochures for local retailers that were mailed to all homes in the Station's DMA, the development of vendor support for the Station's local retail advertisers, the sale and production of four special call-in programs, and the sponsorship of a year-long series of 30 second announcements as well as 30 and 60 minute programs designed to create community awareness of the role of the family in the 1990s and a season-long educational program entitled 'Weatherschool' reaching approximately 20,000 students which, in 1996, will include a computerized feature called Weather Net which will provide additional sponsorship opportunities. WYTV's first run and off-network syndicated programming includes 'Wheel of Fortune,' 'Jeopardy,' 'Roseanne,' 'Live with Regis & Kathie Lee' and 'Home Improvement.'

     The following table sets forth certain historical data with respect to the television advertising revenues and station rank and audience share data for
WYTV:

                                                                            YEAR ENDED DECEMBER 31,
                                                                   -----------------------------------------
                                                                   1991     1992     1993     1994     1995
                                                                   -----    -----    -----    -----    -----

Net revenue growth over prior year..............................    0.7%    18.1%     1.7%    19.2%     3.4%
Broadcast cash flow margin......................................   33.0%    33.9%    32.5%    38.5%    37.8%
Station audience share..........................................   18       16       18       18       17
Station rank in market..........................................    3        3        3        3        3

KDLH-TV (CBS) DULUTH, MINNESOTA AND SUPERIOR, WISCONSIN
     Market Description. The Duluth-Superior DMA consists of 13 counties, seven of which are in northeastern Minnesota, five of which are in northwestern Wisconsin and one of which is in the upper peninsula of Michigan. Duluth, Minnesota and Superior, Wisconsin are adjacent to each other and are approximately 150 miles from Minneapolis, Minnesota. The Duluth-Superior economy, historically based on mining and shipping, also includes the fishing, food products, paper, education, medical, timber and tourism industries. Duluth is one of the major United States ports from which iron ore, taconite, coal, lumber, cement, grain, paper and chemicals are shipped. Prominent corporations with facilities in the area include Minnesota Power, US West Communications, Duluth, Missabe & Iron

Range Railway  Co., Louis  Kemp  Seafood Co.,  Lake Superior  Paper  Industries,
Potlatch Corporation, Boise Cascade, Burlington Northern Sante Fe Railway, Georgia-Pacific Corporation, U.S. Steel, National Steel Pellet Co. and NorWest Bank-Minnesota North. The region is also host to a number of colleges and universities, including the University of Minnesota-Duluth ('UMD'), UMD Medical School, College of St. Scholastica, Northland College and the University of Wisconsin-Superior. In addition, the area's extensive forests and numerous lakes have fostered a local tourism industry and attract thousands of tourists annually who camp, hike, ski, fish and boat in hundreds of state and Federal parks.

     Station History and Characteristics. KDLH-TV was originally licensed in 1954 to serve the Duluth, Minnesota -- Superior, Wisconsin metropolitan area. The Duluth-Superior market is ranked 134th in the United States, with approximately 169,000 television households and a population of approximately 407,000. This market has a cable penetration rate of 52.7%. KDLH-TV is broadcast on VHF channel 3 and is a CBS affiliate. The Company acquired KDLH-TV in 1985. KDLH-TV competes with both an ABC and NBC affiliate which are also broadcast on VHF channels.

     Station Performance. According to the 1995 Nielsen ratings reports, KDLH-TV was tied for the number two ranking in its market with a 6 rating and a 19% share of households viewing television as compared with a 7 rating and 22% share for the number one ranked station in the market and a 6 rating and 19% share for the other number two station in the market. As a result of this relatively even market share distribution, KDLH-TV maintains its ability to sell advertising time at competitive rates. KDLH-TV currently is the number three ranked news station in this market and broadcasts two hours and 25 minutes of local news programming each weekday. KDLH-TV's special value-added local sales efforts in 1995 included the production and sale of live coverage of the Dyno-American Birkebeiner cross country ski race, the introduction of a sales supportive, 16 page, four-color, glossy station magazine called 'Watch and Win Sweepstakes,' the exclusive television sponsorship of the Duluth Bayfront Blues Fest which had attendance of approximately 75,000, a special year-long incentive package for local retailers and carriage of the Minnesota High School Hockey championship games. KDLH-TV's first run and off-network syndicated programming includes 'Seinfeld,' 'Ricki Lake,' 'Jenny Jones,' 'COPS' and 'Cheers.' In January 1996, KDLH-TV commenced broadcasting Fox Sports programming.

     The following table sets forth certain historical data with respect to the television advertising revenues and station rank and audience share data for KDLH-TV:

                                                                           YEAR ENDED DECEMBER 31,
                                                                 --------------------------------------------
                                                                  1991      1992     1993     1994      1995
                                                                 -------    -----    -----    -----    ------

Net revenue growth (decline) over prior year..................    (5.5%)     8.7%     7.5%    15.5%    (3.4%)
Broadcast cash flow margin....................................    14.8%     23.1%    24.5%    30.8%    26.7%
Station audience share........................................    23        24       23       24       19
Station rank in market........................................     3         2        1        1        2

WIFR-TV (CBS) ROCKFORD, ILLINOIS

     Market Description. The Rockford DMA consists of five counties in northern Illinois. Rockford is approximately 80 miles west of Chicago, Illinois. The Rockford economy, historically centered on manufacturing, has recently diversified with the growth of service-based industries such as insurance and financial services. Nevertheless, manufacturing still represents the largest source of private employment in Rockford, known as the 'Fastener Capital of the World.' Prominent corporations with facilities located in the greater Rockford area include Chrysler Corporation, Sundstrand Corporation, Ingersoll Milling Machine Co., Barber-Colman Company, Newell Company, Elco Industries, Inc. and Warner-Lambert Company. One of the largest employers in the service industry in this area is Rockford Memorial Hospital. Other service industry employers in the area include Pioneer Life Insurance Company, AMCORE Bank N.A., Aetna Life & Casualty and Blue Cross/Blue Shield of Illinois. Additionally, United Parcel Service completed construction of a major facility at the Rockford Airport in late 1994, which functions as its distribution center for the entire mid-western region of the United States.

     Station History and Characteristics. WIFR-TV was licensed in 1965 to Freeport, Illinois to serve the greater Rockford market. Rockford is the 136th largest market in the United States, with approximately 164,000 television households and a population of approximately 417,000. This market has a cable penetration rate of 68.4%. WIFR-TV is broadcast on UHF channel 23 and is a CBS affiliate. The Company acquired WIFR-TV in 1986. There are three other licensed commercial television stations in the Rockford market, of which two are UHF stations and one is a VHF station. Although the VHF station's signal extends to a larger geographical area than any of the UHF stations, including WIFR-TV, such area is outside the Rockford DMA and does not impact audience ratings or shares within the DMA. The other three stations in this market are affiliated with ABC, NBC and Fox.

     Station Performance. According to the 1995 Nielsen ratings reports, WIFR-TV was tied for the number one ranking in its market with a 5 rating and a 19% share of households viewing television. WIFR-TV currently is the number one ranked news station in this market and broadcasts three hours and fifteen minutes of local news programming each weekday. WIFR-TV captured 30% of the total television revenues available in its market in 1995 based upon a report by an independent accounting firm using the most recent available data submitted by all Rockford stations. WIFR-TV's special value-added local sales efforts in 1995 included three week-long 'Our Town' promotions, a winter sale-a-thon, a health matters and family matters live line program and a season-long educational program entitled 'Weatherschool.' WIFR-TV is also this market's Big Ten Football and Basketball network station. WIFR-TV's first run and off-network syndicated programming includes 'The Oprah Winfrey Show,' 'The Maury Povich Show,' 'Roseanne' and 'Inside Edition.' Beginning in 1996, WIFR-TV will add 'Doctor Quinn, Medicine Woman' and 'Mad About You' to its syndicated programming line-up.

     The following table sets forth certain historical data with respect to the television advertising revenues and station rank and audience share data for WIFR-TV:

                                                                          YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------------
                                                               1991       1992      1993      1994      1995
                                                              -------    ------    ------    ------    ------

Net revenue growth (decline) over prior year...............    (7.6%)    11.4%      6.6%     18.4%     (3.1%)
Broadcast cash flow margin.................................    44.1%     46.0%     45.5%     50.1%     43.6%
Station audience share.....................................    21        23        24        24        19
Station rank in market.....................................     2         1         1         1         1

KHQA-TV (CBS) QUINCY, ILLINOIS AND HANNIBAL, MISSOURI

     Market Description. The Quincy-Hannibal DMA consists of 18 counties, eight of which are in western Illinois, nine of which are in northeastern Missouri and one of which is in southeastern Iowa. Quincy, Illinois and Hannibal, Missouri are situated on opposite sides of the Mississippi River approximately 100 miles northwest of St. Louis, Missouri. The Quincy-Hannibal economy is predominantly agricultural. This market is considered one of the largest soybean, hog and corn producing areas in the nation. Prominent corporations with facilities in this market include Moorman Manufacturing Company, American Cyanamid Company,
Pillsbury, Inc., Quincy Soybean Co., Harris Corporation, Shaeffer Pen and Buckhorn Rubber Products.

     Station History and Characteristics. KHQA-TV was originally licensed in 1953 to serve the greater Quincy, Illinois-Hannibal, Missouri market. The Quincy-Hannibal market is ranked 158th in the United States, with approximately 117,000 television households and a population of approximately 286,000. This market has a cable penetration rate of 60.6%. KHQA-TV is broadcast on VHF channel 7 and is a CBS affiliate. The Company acquired KHQA-TV in 1986. There is one other station in this market, a NBC affiliate carried on a VHF channel.

     Station Performance. According to the 1995 Nielsen ratings reports, KHQA-TV was ranked number one in its market with an 8 rating and a 26% share of households viewing television. KHQA-TV currently is the number two ranked news station in this market and broadcasts two hours and 17 minutes of local news programming each weekday. KHQA-TV's special value-added local sales efforts in 1995 included two local home shopping programs, a Mother's Day Get-A-Way Give-A-Way promotion, a scholarship essay contest for high school students, a Home for the Holidays promotion, a season-long educational program entitled 'Weatherschool' and a 'Weatherline,' which viewers can call to obtain local forecasts. KHQA-TV's first run and off-network syndicated programming includes 'The Oprah Winfrey Show,' 'Wheel of Fortune,' 'Jeopardy,' 'Seinfeld' and 'Cheers.'

     In 1993, the Quincy-Hannibal market was severely impacted by the flooding of the Mississippi River. The flood adversely affected both local and national advertising revenues of KHQA-TV during the second, third and fourth quarters of 1993. However, during the first quarter of 1994, local and regional revenues returned to normal levels. During the second and third quarters of 1993, the Station sponsored an on-going 'Flood Aid' promotional campaign to raise financial support for flood victims and local social service agencies assisting in flood relief throughout the Station's DMA.

     The following table sets forth certain historical data with respect to the television advertising revenues and station rank and audience share data for KHQA-TV:

                                                                          YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------------
                                                               1991       1992      1993      1994      1995
                                                              -------    ------    ------    ------    ------

Net revenue growth (decline) over prior year...............   (13.7%)     5.4%     (1.5%)    17.8%      2.7%
Broadcast cash flow margin.................................    40.0%     37.3%     30.1%     38.2%     33.3%
Station audience share.....................................    26        31        32        31        26
Station rank in market.....................................     1         1         1         1         1

WTVY-TV (CBS) DOTHAN, ALABAMA AND PANAMA CITY, FLORIDA

     Market Description. WTVY-TV is one of the few stations in the United States that serves two DMAs. The Dothan DMA consists of six counties, five of which are in southeastern Alabama and one of which is in southwestern Georgia. Dothan is located approximately 80 miles southeast of Montgomery, Alabama and 65 miles north of Panama City, Florida. The Panama City DMA consists of nine counties in the middle of the Florida Panhandle.

     The Dothan economy, historically agricultural, is currently evenly distributed among the service, manufacturing and agricultural sectors. Dothan is known as the 'Peanut Capital of the World.' Peanuts account for half of the area's farm income, with cattle, poultry, corn, wheat, soybeans, cotton, fruits and vegetables making up the other half. Prominent corporations with facilities in the area include the Sony Corporation, Perdue Farms, Inc., General Electric Company and AAA Cooper Transport Company. Dothan is also home to the area's largest regional shopping mall, two regional hospitals and five educational institutions offering collegiate, technical and vocational studies. The Dothan DMA is also the site of the Fort Rucker United States Army Aviation Station. Currently, the base is not on the government list of facilities to be closed, but there can be no assurance that such status will not change in the future.

     Panama City is the county seat of Bay County, Florida and is located on the Gulf of Mexico at the mouth of St. Andrew's Bay. The Panama City economy is heavily based on year-round tourism as a result of its affordability when compared to other Florida beach areas. Prominent corporations in the area include the Champion Paper Company and Stone Container Corporation, as well as more than 100 other manufacturers. The Panama City DMA is also the site of the Tyndall United States Air Force Base and the Coastal Systems Station of the United States Navy. Currently these locations are not on the government list of facilities to be closed, but there can be no assurance that such status will not change in the future. In addition, Panama City has a foreign trade zone and deep water port, rail transportation and easy access to Interstate-10, the Jacksonville, Florida to New Orleans, Louisiana Interstate highway.

     Station History and Characteristics. WTVY-TV, originally licensed in 1955 to serve the Dothan, Alabama metropolitan area, currently serves the DMAs of Dothan, Alabama and Panama City, Florida. The Dothan market is ranked 172nd in the United States, with approximately 86,000 television households and a population of approximately 219,000, while the Panama City market is ranked 159th with approximately 110,000 television households and a population of approximately 275,000. The Dothan market has a cable penetration rate of 65.8% and the Panama City market has a cable penetration rate of 68.3%. If combined, these two markets would rank as the 123rd largest market in the United States. WTVY-TV is broadcast on VHF channel 4 and is a CBS affiliate. The Company acquired WTVY-TV on March 31, 1995. WTVY-TV competes with two other stations in the Dothan market, affiliates of ABC and Fox which broadcast on UHF channels. In the Panama City market, WTVY-TV competes with three other commercial stations, affiliates of ABC and NBC which broadcast on VHF channels and a Fox affiliate which broadcasts on a UHF channel.

     Station Performance. According to the 1995 Nielsen ratings reports, WTVY-TV was ranked number one in the Dothan market with a 9 rating and a 29% share of households viewing television. It was also ranked third in the Panama City market with a 4 rating and a 13% share of households viewing television. WTVY-TV currently is the number one ranked news station in the Dothan market and broadcasts four hours of local news programming each weekday, including a new 6:00 a.m. to 7:00 a.m. news program added in August 1995.
WTVY-TV's special value-added local sales efforts in 1995 included the production of a live call-in program entitled 'Health Matters' in which viewers could speak with local doctors and hospital representatives, a weekly program concerning local community affairs issues entitled 'Community Focus' and student of the week news segments. WTVY-TV's first run and off-network syndicated programming includes 'Wheel of Fortune' and 'Roseanne.'

     The following table sets forth certain historical data with respect to the television advertising revenues and station rank and audience share data for WTVY-TV (for all periods prior to March 31, 1995, the data pertains to the operation of WTVY-TV under former ownership):

                                                                          YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------------
                                                               1991       1992      1993      1994      1995
                                                              -------    ------    ------    ------    ------

Net revenue growth (decline) over prior year...............    (9.4%)    (9.3%)     6.8%     21.4%     (6.8%)
Broadcast cash flow margin.................................    47.1%     41.2%     33.5%     43.9%     34.4%
Station audience share(a)..................................    35        33        33        31        29
Station rank in market(a)..................................     1         1         1         1         1

- ------------

 (a) Station audience share and rank in market provided for Dothan, Alabama DMA only.

WBKO-TV (ABC) BOWLING GREEN, KENTUCKY

     Market Description. The Bowling Green DMA consists of seven counties in southcentral Kentucky. Bowling Green is approximately 110 miles south of Louisville, Kentucky and 60 miles north of Nashville, Tennessee. Bowling Green lies between two different geographic regions: the 'Pennyroyal,' a rural area where agriculture and mining are major factors in the economy, and the 'Bluegrass,' a region featuring rich soil and rolling hills on which some of the most prominent thoroughbred horse farms in the world are located. Prominent corporations with facilities in this area include Fruit of the Loom, General Motors Corvette Assembly Division, the Holley Division of Coltec Industries, Eaton Corporation, Lord Corporation, Pan American Mills, Inc., Country Oven Bakery Division of Kroger Stores, Inc. and Hills Pet Products. Bowling Green is also the home of Western Kentucky University with approximately 16,000 students and 2,500 employees.

     Station History and Characteristics. WBKO-TV was originally licensed in 1962 to serve southcentral Kentucky. The Bowling Green market is ranked 181st in the United States, with approximately 68,000 television households and a population of approximately 170,000. This market has a cable penetration rate of 56.7%. WBKO-TV is broadcast on VHF channel 13 and is an ABC affiliate. The Company acquired WBKO-TV in 1983. The only other local commercial station broadcasting in this market is a Fox affiliate which broadcasts on a UHF channel. WBKO-TV also competes to some extent with three stations broadcasting from Nashville, Tennessee.

     Station Performance. According to the 1995 Nielsen ratings reports, WBKO-TV was ranked number one in its market with a 10 rating and a 36% share of households viewing television. WBKO-TV has been ranked first in this market since its acquisition by the Company. WBKO-TV currently is the number one ranked news station in this market and broadcasts three hours of local news programming each weekday. WBKO-TV's special value-added local sales efforts in 1995 included the sale and production of a number of live broadcasts of Western Kentucky
University basketball games, the sale and production of a men's and women's Western Kentucky University basketball coaches show, a live 30 minute call-in program on personal finance and a year-long series of news stories, announcements and vignettes entitled 'Kids First' which emphasized positive news about youth and their involvement in the Bowling Green community. WBKO-TV's first run and off-network syndicated programming includes 'The Oprah Winfrey Show,' 'Wheel of Fortune,' 'Live with Regis & Kathie Lee' and 'Home Improvement.'

     The following table sets forth certain historical data with respect to the television advertising revenues and station rank and audience share data for WBKO-TV:

                                                                          YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------------
                                                               1991       1992      1993      1994      1995
                                                              -------    ------    ------    ------    ------

Net revenue growth (decline) over prior year...............    11.7%     (4.1%)     8.0%     17.5%     10.8%
Broadcast cash flow margin.................................    50.1%     47.8%     47.6%     49.4%     53.3%
Station audience share.....................................    39        39        40        39        36
Station rank in market.....................................     1         1         1         1         1

WTOK-TV (ABC) MERIDIAN, MISSISSIPPI

     Market Description. The Meridian DMA consists of seven counties, five of which are in eastern Mississippi and two of which are in western Alabama. Meridian is approximately 150 miles west of Montgomery, Alabama and 90 miles east of Jackson, Mississippi. The Meridian economy, traditionally based on the cattle and timber industries, has recently evolved into a medical and financial hub for eastern Mississippi and western Alabama. In addition, Meridian's favorable industrial climate has lured over 100 manufacturing plants to the area, including Peavey Electronics Corporation, James River Corp., Avery Dennison Stationery Products Division and the Delco-Remy Division of General Motors. There are also many large hospitals in the area, including Rush Foundation Hospital, East Mississippi State Hospital, Riley Memorial Hospital and Jeff Anderson Regional Medical Center, which together employ over 3,800 individuals. Meridian is also site of the Meridian Naval Air Station, a United States Naval training facility. Currently, the base is not on the government list of facilities to be closed, but there can be no assurance that such status will not change in the future. Additionally, property has recently been cleared for a ground breaking of a long awaited regional mall to be built in Meridian. The target date for completion of the mall is the fall of 1997.

     Station History and Characteristics. WTOK-TV was originally licensed in 1953 to serve Meridian, Mississippi. The Meridian market is ranked 182nd in the United States, with approximately 66,000 television households and a population of approximately 173,000. This market has a cable penetration rate of 52.4%. WTOK-TV is broadcast on VHF channel 11 and is an ABC affiliate. The Company acquired WTOK-TV in 1988. The other two commercial stations in the market, affiliates of NBC and CBS, are broadcast on UHF channels with considerably smaller broadcast coverage than WTOK-TV. The CBS affiliate recommenced broadcasting in April 1994 after ceasing operations in April 1992. In August 1995, the CBS and NBC affiliates entered into a local marketing agreement pursuant to which the CBS affiliate would manage the NBC affiliate.

     Station Performance. According to the 1995 Nielsen ratings reports, WTOK-TV was ranked number one in its market with a 10 rating and a 32% share of households viewing television. WTOK-TV has been ranked first in this market since its acquisition by the Company. WTOK-TV currently is the number one ranked news station in this market and broadcasts two hours and 49 minutes of local news programming each weekday. WTOK-TV's special value-added local sales efforts in 1995 included the production of a live call-in program on the subject of health, the staging of a year-long series of 30 second announcements, news features and programs aimed at increasing public awareness of the needs of children in today's society and the production of several one hour 'Town Meetings' on topics such as the needs of all levels of education in the Meridian area and economic development in the Station's DMA. Additionally, a tie-in advertising opportunity, combining television and direct mail through a full color magazine, was distributed to 45,000 homes in the area in October 1995. WTOK-TV's first run syndicated programming includes 'The Oprah Winfrey Show,' 'Sally Jesse Raphael' and 'Wheel of Fortune.'

     The following table sets forth certain historical data with respect to the television advertising revenues and station rank and audience share data for WTOK-TV:

                                                                          YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------------
                                                               1991       1992      1993      1994      1995
                                                              -------    ------    ------    ------    ------

Net revenue growth (decline) over prior year...............    (0.6%)     1.8%      7.0%      6.9%      3.4%
Broadcast cash flow margin.................................    43.1%     37.2%     39.4%     39.6%     38.4%
Station audience share.....................................    44        40        38        37        32
Station rank in market.....................................     1         1         1         1         1

WTAP-TV (NBC) PARKERSBURG, WEST VIRGINIA

     Market Description. The Parkersburg DMA consists of three counties, two of which are in western West Virginia and one of which is in eastern Ohio. Parkersburg is located at the confluence of the Little Kanawha and the Ohio rivers, approximately 140 miles from Pittsburgh, Pennsylvania and approximately 75 miles from Charleston, West Virginia. The Parkersburg economy is evenly distributed among the manufacturing and services sectors. A number of prominent companies maintain facilities in the Parkersburg market, including E. I. du Pont de Nemours & Co., General Electric Plastics, Shell Chemical, Ames Company, Nashua Photo, Inc. and Schott Scientific Glass, Inc. The area is also home to the Bureau of Public Debt, the printer for all United States government bonds, as well as several regional educational institutions including West Virginia University at Parkersburg, Ohio Valley College and Marietta College.

     Station History and Characteristics. WTAP-TV was originally licensed in 1953 and is the only commercial television station licensed to serve the Parkersburg market. The Parkersburg market is ranked 184th in the United States, with approximately 61,500 television households and a population of approximately 153,000. This market has a cable penetration rate of 76.4%. WTAP-TV is broadcast on UHF channel 15 and is an NBC affiliate. The Company acquired WTAP-TV in 1979. Other network affiliated stations, including one NBC affiliate, located in Charleston, West Virginia and Columbus, Ohio are carried on cable systems in Parkersburg, but are not part of the Parkersburg DMA.

     Station Performance. According to the 1995 Nielsen ratings reports, WTAP-TV had a 9 rating and a 29% share of households viewing television. WTAP-TV currently broadcasts two hours and 35 minutes of local news programming each weekday, including 30 minutes which were added in mid-1995. WTAP-TV's special value-added local sales efforts in 1995 included a year-long series of news features on outstanding community volunteers, the production of special high school athlete of the week awards, a program entitled 'Prom Promise' focusing on drug and alcohol prevention for high school students on prom night and a three-day celebration of the 'Parkersburg Homecoming Festival.' WTAP-TV's first run and off-network syndicated programming includes 'The Oprah Winfrey Show,' 'Wheel of Fortune,' 'Jeopardy,' 'Ricki Lake,' 'Home Improvement,' 'Seinfeld' and 'Live with Regis & Kathie Lee.'

     The following table sets forth certain historical data with respect to the television advertising revenues and station rank and audience share data for WTAP-TV:

                                                                          YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------------
                                                               1991       1992      1993      1994      1995
                                                              -------    ------    ------    ------    ------

Net revenue growth over prior year.........................    10.7%     16.3%     11.1%     21.8%     10.4%
Broadcast cash flow margin.................................    36.4%     41.3%     44.3%     49.0%     48.2%
Station audience share.....................................    26        30        27        27        29
Station rank in market.....................................     1         1         1         1         1

WHSV-TV (ABC) HARRISONBURG, VIRGINIA

     Market Description. The Harrisonburg DMA consists of three counties, one of which is in northwestern Virginia and two of which are in northeastern West Virginia. Harrisonburg is located in the Shenandoah Valley between the Appalachian and Blue Ridge Mountains, approximately 110 miles west of Washington, D.C. and 110 miles northwest of Richmond, Virginia. The Harrisonburg economy has been growing rapidly over the past several years. Several prominent companies have established regional operations in the Harrisonburg market, including the Coors Brewing Company and R.R. Donnelly & Sons Co., Inc. Other companies in this area include Rocco Turkey, Inc., WLR Foods, Inc., Tyson Foods, Inc., Hershey Co., Owens-Brockway Plastics & Closures and Merck & Co., Inc. Harrisonburg is also the home of James Madison University, the largest state university in the Virginia University system with approximately 13,000 students.

     Station History and Characteristics. Since its inception in 1953, WHSV-TV has been the only VHF commercial television station serving the Harrisonburg market. The Harrisonburg market is ranked 201st in the United States, with approximately 40,000 television households and a population of approximately 103,000. This market has a cable penetration rate of 67.3%. WHSV-TV is broadcast on VHF channel 3 and is an ABC affiliate. The Company acquired WHSV-TV in 1986. The Station is also carried on a UHF translator on channel 64 in the adjacent Charlottesville, Virginia market. The higher costs for advertising in surrounding urban areas results in a competitive advantage for WHSV-TV in attracting local advertising revenues.

     Station Performance. According to the 1995 Nielsen ratings reports, WHSV-TV had a 7 rating and a 29% share of households viewing television. WHSV-TV currently broadcasts two hours and 45 minutes of local news programming each weekday, including one hour which was added in October 1995. WHSV-TV's special value-added local sales efforts in 1995 included production of a Fourth of July 'Sky Concert' and fireworks show, a weekly student-athlete of the week news segment, a locally produced Friday night high school football wrap-up show called 'The EndZone' and a holiday shopping program featuring local retailers. WHSV-TV's first run and off-network syndicated programming includes 'The Oprah Winfrey Show,' 'Wheel of Fortune,' 'Jeopardy,' 'Home Improvement' and 'Live with Regis & Kathie Lee.'

     The following table sets forth certain historical data with respect to the television advertising revenues and station rank and audience share data for WHSV-TV:

                                                                          YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------------
                                                               1991       1992      1993      1994      1995
                                                              -------    ------    ------    ------    ------

Net revenue growth (decline) over prior year...............     4.5%      5.2%      7.3%      4.6%     (2.1%)
Broadcast cash flow margin.................................    55.5%     55.6%     57.4%     57.9%     53.4%
Station audience share.....................................    35        34        33        29        29
Station rank in market.....................................     1         1         1         1         1

  STAUFFER STATIONS

KCOY-TV (CBS) SANTA BARBARA, SANTA MARIA AND SAN LUIS OBISPO, CALIFORNIA

     Market Description. The Santa Barbara - Santa Maria - San Luis Obispo DMA consists of three counties on the southcentral coast of California. Santa Maria is approximately 170 miles north of Los Angeles and 270 miles south of San
Francisco. The region has a stable economic base which includes agriculture, transportation, oil, tourism and manufacturing. Prominent corporations with facilities in the area include Raytheon Company, Delco Systems Operations, Chevron USA, Santa Barbara Research (a subsidiary of the Hughes Corporation), Applied Magnetics Corp. and Lockheed-Martin. The area is also site of the Vandenberg United States Air Force Base with approximately 8,400 military, civil service and civilian employees. Currently, the base is not on the government list of facilities to be closed, but there can be no assurance that such status will not change in the future. Additionally, the University of California at Santa Barbara and California Polytechnic University, with an aggregate student population of approximately 34,000, are located within this DMA.

     Station History and Characteristics. KCOY-TV was originally licensed in 1964 to serve Santa Maria, California. The Santa Barbara - Santa Maria - San Luis Obispo market is ranked 115th in the United States, with approximately 211,000 television households and a population of approximately 564,000. This market has a cable penetration rate of 85.7%. KCOY-TV is broadcast on VHF channel 12 and is a CBS affiliate. There are three other commercial stations in this market, ABC and NBC affiliates which broadcast on VHF channels and an independent station which broadcasts on a UHF channel. Until recently, KCOY-TV was negatively impacted by the cable television retransmission in Santa Barbara of KCBS, Los Angeles, California. However, in September 1995, KCOY-TV was granted non-duplication protection against KCBS and is now the only CBS affiliate whose programming is available on the Santa Barbara cable system.

     Station Performance. According to the 1995 Nielsen ratings reports, KCOY-TV was ranked number three in its market with a 3 rating and an 11% share of households viewing television compared to a 5 rating and 17% share and a 3 rating and 12% share for the numbers one and two stations, respectively. KCOY-TV currently is the number two ranked news station in this market and broadcasts two hours of local news programming each weekday. KCOY-TV's special value-added local sales efforts in 1995 included a 12-month sponsorship of the close captioning of newscasts, a three-week series entitled 'Child Lure' concerning protecting children from abduction, a series of vignettes entitled 'Health
Minutes' providing important health information, publication of the 'KCOY Weather Almanac' and the production of a Friday night high school football program called 'High School Game Day.' KCOY-TV's first run and off-network syndicated programming includes 'The Maury Povich Show,' 'Montel Williams' and 'Golden Girls.'

     The following table sets forth certain historical data with respect to the television advertising revenues and station rank and audience share data for KCOY-TV:

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                    ---------------------------
                                                                                     1993      1994      1995
                                                                                    ------    ------    -------

Net revenue growth (decline) over prior year.....................................   (6.9%)    21.0%     (16.2%)
Broadcast cash flow margin.......................................................   13.1%     22.8%      18.1%
Station audience share...........................................................   13        15         11
Station rank in market...........................................................    3         2          3

WIBW-TV (CBS) TOPEKA, KANSAS

     Market Description. The Topeka DMA consists of 14 counties in northeastern Kansas. Topeka, the capital of Kansas, is located near the geographic center of the United States, approximately 60 miles west of Kansas City, Missouri and 120 miles south of Omaha, Nebraska. This area's diversified economy includes concentrations in the agriculture, manufacturing and service industries. Major employers in this market include Goodyear Tire & Rubber Company, Payless ShoeSource, Jostons Printing and Publishing, Hallmark Cards, Inc., Frito-Lay, Inc., Burlington Northern Santa Fe Railway, Blue Cross/Blue Shield of Kansas, Stormont-Vail Regional Medical Center and Menninger Hospital and School of Psychiatric Medicine. The region is also home to several universities including the University of Kansas, Kansas State University, Washburn University of Topeka and Emporia State University, with an aggregate student population in excess of 60,000.

     Station History and Characteristics. WIBW-TV was originally licensed in 1953 to serve Topeka, Kansas. The Topeka market is ranked 140th in the United States with approximately 154,000 television households and a population of 384,000. This market has a cable penetration rate of 73.1%. WIBW-TV is broadcast on VHF channel 13 and is a CBS affiliate. The other two commercial stations in the market, affiliates of ABC and NBC, are broadcast on UHF channels with smaller broadcast coverage than WIBW-TV.

     Station Performance. According to the 1995 Nielsen ratings reports, WIBW-TV was ranked number one in its market with a 6 rating and a 23% share of households viewing television. WIBW-TV currently is the number one ranked news station in this market and broadcasts two hours and 50 minutes of local news programming each weekday. WIBW-TV's special value-added local sales efforts in 1995 included the sale of a trip incentive package, a long-term educational program entitled 'Baby Your Baby' concerning prenatal care which included vignettes, a live call-in program and a community charity baby shower, a weekly segment and annual live call-in program on general health issues called 'To Your Health,' a high school player of the week award and the sponsorship of the 'Bridal Fair,' 'Health & Fitness Expo' and 'Women's Show.' WIBW-TV's first run syndicated programming includes 'Wheel of Fortune,' 'Montel Williams' and 'Star
Trek: Deep Space 9.'

     The following table sets forth certain historical data with respect to the television advertising revenues and station rank and audience share data for WIBW-TV:

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                     --------------------------
                                                                                      1993      1994      1995
                                                                                     ------    ------    ------
Net revenue growth (decline) over prior year......................................    6.2%     13.4%     (9.4%)
Broadcast cash flow margin........................................................   30.7%     39.5%     31.7%
Station audience share............................................................   28        28        23
Station rank in market............................................................    1         1         1

KMIZ(TV) (ABC) COLUMBIA AND JEFFERSON CITY, MISSOURI

     Market Description. The Columbia-Jefferson City DMA consists of 13 counties in central Missouri. Columbia and Jefferson City, approximately 30 miles apart, are situated in the center of Missouri within 130 miles of Kansas City, Missouri to the west and St. Louis, Missouri to the east. The Columbia-Jefferson City economy is based primarily on education, health, insurance and agriculture. Additionally, Jefferson City is the capital of Missouri adding governmental employment to the economic base of the area that has been called a recession resistant community due to its diversity and stable economy. Prominent corporations with facilities in this market include Toastmaster, Inc., State Farm Insurance Companies, Shelter Insurance Companies, Quaker Oats, Oscar Mayer Foods Corporation, Scholastic Books, ABB Power T&D Company and A.B. Chance Company. The area is also home to the University of Missouri, with approximately 24,000 students and 13,000 employees. In addition, the Fort Leonard Wood United States Army Base and the Whitman United States Air Force Base are located within this market. Currently, these locations are not on the government list of facilities to be closed, but there can be no assurance that such status will not change in the future.

     Station History and Characteristics. KMIZ(TV) was originally licensed in 1971 to serve the Columbia-Jefferson City, Missouri area. The Columbia-Jefferson City market is ranked 146th in the United States, with approximately 140,000 television households and a population of approximately 356,000. This market has a cable penetration rate of 59.7%. KMIZ(TV) is broadcast on UHF channel 17 and is an ABC affiliate. The two other commercial stations in the market, affiliates of CBS and NBC, are broadcast on VHF channels.

     Station Performance. According to the 1995 Nielsen ratings reports, KMIZ(TV) was ranked number three in its market with a 4 rating and a 13% share of households viewing television. KMIZ(TV) currently is the number three news station in this market and broadcasts one hour and 30 minutes of local news programming each weekday. KMIZ(TV)'s special value-added local sales efforts in 1995 included the sponsorship and live broadcast of the 'Fire in the Sky' Fourth of July fireworks celebration, a year-long series of vignettes promoting the efforts of local not-for-profit organizations entitled 'Leadership in Mid Missouri,' production of live call-in programs on local college and professional sports called 'Sports Line' and production of a special program on asthma in conjunction with the American Lung Association. KMIZ(TV)'s first run and off-network syndicated programming includes 'Live with Regis & Kathie Lee,' 'Home Improvement,' 'Seinfeld' and 'Married . . . With Children.'

     The following table sets forth certain historical data with respect to the television advertising revenues and station rank and audience share data for KMIZ(TV):

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                     --------------------------
                                                                                      1993      1994      1995
                                                                                     ------    ------    ------
Net revenue growth over prior year................................................    4.4%     15.2%     17.1%
Broadcast cash flow margin........................................................   17.3%     24.5%     24.2%
Station audience share............................................................   12        12        13
Station rank in market............................................................    3         3         3

KGWC-TV (CBS) CASPER, WYOMING
KGWL-TV (CBS) LANDER, WYOMING
KGWR-TV (CBS) ROCK SPRINGS, WYOMING

     Market Description. The Casper-Riverton DMA consists of six counties in central Wyoming. Casper is located approximately 290 miles southeast of Billings, Montana and 275 miles north of Denver, Colorado. The Casper economy, historically centered on oil and agriculture, has recently diversified with the growth of its service sector. Major employers in the area include the Wyoming Medical Center, Wotco, Inc, Conoco, True Oil & Affiliates and Rissler McMurry. Casper is also home to Casper College and the University of Wyoming-Casper, with an aggregate student population of approximately 4,500.

     In order to properly serve the vast geographic area covered by the Casper-Riverton DMA, KGWC-TV operates two satellite television stations, KGWL-TV in Lander, Wyoming and KGWR-TV in Rock Springs, Wyoming. Lander is located in Freemont County approximately 120 miles west of Casper. Rock Springs is located in Sweetwater County approximately 165 miles southwest of Casper. The satellite stations serve sparsely populated rural areas which lack the resources to support full-service broadcast operations unrelated to the parent Station's more populous communities.

     Station History and Characteristics. KGWC-TV, originally licensed in 1980 to serve Casper, Wyoming, also serves Lander, Wyoming through satellite station KGWL-TV and Rock Springs, Wyoming through satellite station KGWR-TV. The Casper-Riverton market is ranked 192nd in the United States, with approximately 50,000 television households and a population of approximately 125,000. This market has a cable penetration rate of 68.9%. KGWC-TV is broadcast on UHF channel 14 and is a CBS affiliate. KGWL-TV, broadcast on VHF channel 5, and KGWR-TV, broadcast on VHF channel 13, are operated as S-1 satellite stations receiving all of their programming from KGWC-TV. KGWC-TV competes with two other commercial stations in this market, an NBC affiliate which broadcasts on a VHF channel and an ABC/Fox affiliate which broadcasts on a UHF channel.

     Station Performance. According to the 1995 Nielsen ratings reports, KGWC-TV was ranked number two in its market with a 3 rating and a 12% share of households viewing television. KGWC-TV currently is tied for the number two news ranking in this market and broadcasts one hour and five minutes of local news programming each weekday. KGWC-TV's special value-added local sales efforts in 1995 included special coverage of the Powder River Rodeo Association Season Finale Rodeo (the last stop on the National Finals Rodeo circuit) including interviews, news segments and a 'Cutest Little Cowboy & Cowgirl' contest, sponsorship of the local and state-wide 'Catch a Rising Star' talent contest, sponsorship of the Classicfest, Karaoke Fest and Slam Fest, all part of a special summer festival culminating with a Fourth of July celebration, and a daily community events program entitled 'Wyoming Wake Up.' KGWC-TV's first run syndicated programming includes 'Live with Regis & Kathie Lee,' 'Ricki Lake,' 'Jenny Jones' and 'Hard Copy.'

     The following table sets forth certain historical data with respect to the television advertising revenues and station rank and audience share data for KGWC-TV (including its satellite stations):

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                   ----------------------------
                                                                                    1993       1994      1995
                                                                                   -------    ------    -------
Net revenue growth (decline) over prior year....................................   (12.5%)     2.9%     (27.0%)
Broadcast cash flow margin......................................................    (7.7%)     9.0%     (15.0%)
Station audience share..........................................................    16        11         12
Station rank in market..........................................................     2         3          2

KGWN-TV (CBS) CHEYENNE, WYOMING
KSTF-TV (CBS) SCOTTSBLUFF, NEBRASKA
KTVS-TV (CBS) STERLING, COLORADO

     Market Description. The Cheyenne-Scottsbluff-Sterling DMA consists of the three counties, two in southeastern Wyoming and one in western Nebraska. Cheyenne, the state capital of Wyoming, is located approximately 100 miles north of Denver, Colorado. The Cheyenne economy is supported primarily by government, transportation, tourism, services and light manufacturing. Significant employers in the area include Union Pacific Railroad, United Medical Center, Veteran's Administration Hospital, Safecard and Frontier Oil Refinery. Cheyenne is also home to the F. E. Warren United States Air Force Base, which employs more than 4,000 people in military and civilian capacities. Currently, the base is not on the government list of facilities to be closed, but there can be no assurance that such status will not change in the future.

     In order to properly serve the Cheyenne-Scottsbluff-Sterling DMA, KGWN-TV operates two satellite television stations, KSTF-TV in Scottsbluff, Nebraska and KTVS-TV in Sterling, Colorado. Scottsbluff is located in Scotts Bluff County, Nebraska approximately 100 miles northeast of Cheyenne.

Sterling is located in Logan County, Colorado approximately 100 miles southeast of Cheyenne. The satellite stations serve sparsely populated rural areas which lack the resources to support full-service broadcast operations unrelated to the parent Station's more populous communities.

     Station History and Characteristics. KGWN-TV, originally licensed in 1954 to serve Cheyenne, Wyoming, also serves Scottsbluff, Nebraska through satellite station KSTF-TV and Sterling, Colorado through satellite station KTVS-TV. Since first going on the air, KGWN-TV has been the only home market station in the city of Cheyenne and Laramie County. The Cheyenne-Scottsbluff-Sterling market is ranked 193rd in the United States with approximately 50,000 television households and a population of approximately 123,000. This market has a cable penetration rate of 73.0%. KGWN-TV is broadcast on VHF channel 5 and is a CBS affiliate. KSTF-TV, broadcast on VHF channel 10, and KTVS-TV, broadcast on VHF channel 3, are operated as S-2 satellites receiving a substantial portion of their programming from KGWN-TV. However, as S-2 satellites, KSTF-TV and KTVS-TV broadcast some self-produced local programming which is not provided by KGWN-TV. KGWN-TV competes with two other commercial stations in the Cheyenne market, a satellite station of an ABC affiliate in Casper, Wyoming which broadcasts Fox programming in Cheyenne, and a satellite station of an NBC affiliate, both of which satellite stations broadcast on UHF channels. KSTF-TV competes with one other commercial station in the Scottsbluff market, a satellite station of an ABC affiliate which broadcasts on a VHF channel. KTVS-TV competes to some extent with several stations broadcasting from Denver, Colorado.

     Station Performance. According to the 1995 Nielsen ratings reports, KGWN-TV was ranked number one in its market with a 5 rating and a 20% share of households viewing television. KGWN-TV currently is the number one news station in this market and broadcasts one hour and 10 minutes of local news programming each weekday. KGWN-TV's special value-added local sales efforts in 1995 included live and promotional coverage of Cheyenne Frontier Days, a 10-day western celebration featuring the world's largest outdoor rodeo, live and promotional coverage of the Laramie County Small Business Showcase, a daily five-minute program highlighting local not-for-profit organizations and community activities entitled '5 In The Morning' and the live broadcast of the 'Fire in the Sky' Fourth of July celebration. KGWN-TV's first run syndicated programming includes 'Live with Regis & Kathie Lee,' 'Ricki Lake' and 'Jenny Jones.'

     KSTF-TV has the largest television production facilities in western Nebraska and broadcasts 12 local newscasts each week. KSTF-TV also produced a variety of local specials in 1995 including the annual 'Crimestoppers Telethon,' as well as extensive news coverage of such activities as the 'Oregon Trail Days' and other local events.

     KTVS-TV produces the only local news program in the Sterling area. KTVS-TV broadcasts 12 local newscasts each week. KTVS-TV also broadcasts two self-produced weekly programs, 'Government in Action,' focusing on government and politics, and 'Plains Talk,' focusing on public service.

     The following table sets forth certain historical data with respect to the television advertising revenues and station rank and audience share data for KGWN-TV (including its satellite stations):

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                    ---------------------------
                                                                                     1993      1994      1995
                                                                                    ------    ------    -------
Net revenue growth (decline) over prior year.....................................   (7.7%)    12.1%     (12.6%)
Broadcast cash flow margin.......................................................   19.6%     30.3%      22.4%
Station audience share...........................................................   24        22         20
Station rank in market...........................................................    1         1          1

  BRISSETTE STATIONS

WMTV(TV) (NBC) MADISON, WISCONSIN

     Market Description. The Madison DMA consists of 11 counties in southwestern Wisconsin. Recent growth in the area has increased the population in the Madison DMA, moving it from the 93rd largest market in 1991 to the 83rd largest market in 1995. Madison, the Wisconsin state capital, is located in southcentral Wisconsin, 150 miles north of Chicago, Illinois and 75 miles west of Milwaukee, Wisconsin. The Madison economy is a diverse and stable balance of the industrial, governmental and service sectors. Additionally, agricultural production of corn, alfalfa, tobacco, oats, eggs, cattle, hogs and, of course, dairy products have greatly contributed to further stability in the local economy. Many of the country's leading insurance companies, including American Family Mutual Insurance Group, CUNA Mutual Insurance Group and General Casualty have facilities in Madison. Other prominent corporations with facilities in the area include General Motors Corporation, Meriter Health Services, Oscar Mayer Foods Corporation, Famous Footwear, Lands' End and Rayovac Corporation. Madison is also home to the University of Wisconsin, with approximately 40,000 students.

     Station History and Characteristics. WMTV(TV) was originally licensed in 1953 to serve Madison, Wisconsin. The Madison market is ranked 83rd in the United States, with approximately 308,000 television households and a population of approximately 775,000. This market has a cable penetration rate of 61.5%. WMTV(TV) is broadcast on UHF channel 15 and is an NBC affiliate. There are three other commercial television stations in the Madison DMA, a CBS affiliate which broadcasts on a VHF channel and ABC and Fox affiliates which broadcast on UHF channels.

     Station Performance. According to the 1995 Nielsen ratings reports, WMTV(TV) was tied for the number two ranking in its market with a 4 rating and a 14% share of households viewing television. WMTV(TV) currently is the number three ranked news station in this market and broadcasts two hours and 19 minutes of local news programming each weekday. WMTV(TV)'s special value-added local sales efforts in 1995 included a weekly series of educational programs entitled 'Honor Roll,' the publication of five issues of a newspaper entitled 'Kids Matter' distributed to approximately 27,000 grade school students featuring art and literary works of local students, quarterly sponsorship of six web page segments covering the Station's history, news, weather, sports, programming and personality profiles, the sale of trip incentive packages, a season-long high school football series entitled 'Game Day' and local coverage of University of Wisconsin and other Big Ten conference basketball and football games. WMTV(TV)'s first run syndicated programming includes 'Wheel of Fortune' and 'Live with Regis & Kathie Lee.'

     The following table sets forth certain historical data with respect to the television advertising revenues and station rank and audience share data for WMTV(TV):

                                                                          YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------------
                                                               1991       1992      1993      1994      1995
                                                              -------    ------    ------    ------    ------

Net revenue growth (decline) over prior year...............    (9.3%)     7.1%     (3.8%)    10.4%      9.9%
Broadcast cash flow margin.................................    51.8%     49.3%     50.2%     51.3%     50.6%
Station audience share.....................................    14        15        13        13        14
Station rank in market.....................................     3         3         3         3         2

WWLP(TV) (NBC) SPRINGFIELD AND HOLYOKE, MASSACHUSETTS

     Market Description. The Springfield-Holyoke DMA consists of three counties in midwestern Massachusetts running north to south between the New Hampshire/Vermont and Connecticut state borders. Springfield is located in the Pioneer Valley, approximately 25 miles north of Hartford, Connecticut and 85 miles east of Boston, Massachusetts. The Springfield economy has a diversified industrial base. The area's most prominent employers include Massachusetts Mutual Life Insurance Company, Milton Bradley, Inc., Monsanto Company, Friendly Ice Cream Corporation, Spalding Sports Worldwide, Stanhome, Inc. and Baystate Medical Center. Many universities and colleges are located in this region, including, the University of Massachusetts, with a student population of approximately

23,000, Amherst College, Smith College and Mount Holyoke College. Springfield is also the home of the Naismith Memorial Basketball Hall of Fame.

     Station History and Characteristics. WWLP(TV) was originally licensed in 1953 to serve the greater Springfield area. Springfield-Holyoke is the 102nd largest market in the United States, with approximately 242,000 television households and a population of approximately 613,000. This market has a cable penetration rate of 81.8%. WWLP(TV) is broadcast on UHF channel 22 and is an NBC affiliate. The only other commercial television station in this market is an ABC affiliate which also broadcasts on a UHF channel. WWLP(TV) also competes with a CBS affiliate on a VHF channel and, to a lesser extent, a Fox affiliate on a UHF channel both of which are broadcast from Hartford, Connecticut.

     Station Performance. According to the 1995 Nielsen ratings reports, WWLP(TV) was ranked number one in its market with an 7 rating and 21% share of households viewing television. WWLP(TV) is the number one ranked news station in this market and currently broadcasts four hours and 32 minutes of local news programming each weekday. WWLP(TV)'s special value-added local sales efforts in 1995 included 'As Schools Match Wits,' the nation's longest running locally produced quiz show in which area high school students compete academically, and a home showcase by a local real estate agency providing viewers the opportunity to shop for homes and real estate on television. WWLP(TV)'s first run syndicated programming includes 'Wheel of Fortune,' 'Jeopardy' and 'Live with Regis & Kathie Lee.'

     The following table sets forth certain historical data with respect to the television advertising revenues and station rank and audience share data for WWLP(TV):

                                                                          YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------------
                                                               1991       1992      1993      1994      1995
                                                              -------    ------    ------    ------    ------

Net revenue growth (decline) over prior year...............   (19.8%)    14.2%     (0.3%)    15.9%      6.0%
Broadcast cash flow margin.................................    50.2%     52.3%     50.1%     53.6%     52.3%
Station audience share.....................................    21        21        19        21        21
Station rank in market.....................................     1         1         1         1         1

WILX-TV (NBC) LANSING, MICHIGAN

     Market Description. The Lansing DMA consists of five counties in southcentral Michigan. Lansing is the state capital of Michigan and is located approximately 75 miles west of Detroit, Michigan. The Lansing economy, though recently diversified, is still a stronghold of the automotive industry. Prominent employers in the area include General Motors Corporation (Oldsmobile Worldwide Headquarters), Meijer, Inc., Michigan Capital Healthcare and Michigan National Bank. Additionally, there are many smaller companies, employing in excess of 3,000 people, that provide auto parts to General Motors. Lansing is also home to the largest university in Michigan, Michigan State University, with more than 40,000 students and 12,000 faculty and staff.

     Station History and Characteristics. WILX-TV was originally licensed in 1957 to Onondaga, Michigan. The Lansing market is ranked 106th in the United States, with approximately 229,000 television households and a population of approximately 589,000. This market has a cable penetration rate of 65.1%. WILX-TV is broadcast on VHF channel 10 and is an NBC affiliate. WILX-TV competes with three other commercial stations in this market, a CBS affiliate which also broadcasts on a VHF channel and ABC and Fox affiliates which broadcast on UHF channels.

     Station Performance. According to the 1995 Nielsen ratings reports, WILX-TV was ranked second in its market with a 4 rating and a 15% share of households viewing television. WILX-TV is currently the number two ranked news station in this market and broadcasts one hour and 27 minutes of local news programming each weekday. WILX-TV's special value-added local sales efforts in 1995 included the production of a series of live call-in programs entitled 'Ask the Mayor,' production of the local broadcast of the Children's Miracle Network Telethon, a season-long educational program entitled 'Weatherschool' and a 'Weatherline,' which viewers can call for up-to-the-minute weather information. WILX-TV's first run and off-network syndicated programming includes 'Seinfeld,' 'Live with Regis & Kathie Lee,' 'Married . . . With Children' and 'Cheers.'

     The following table sets forth certain historical data with respect to the television advertising revenues and station rank and audience share data for WILX-TV:

                                                                         YEAR ENDED DECEMBER 31,
                                                            -------------------------------------------------
                                                             1991       1992      1993       1994       1995
                                                            -------    ------    -------    -------    ------

Net revenue growth (decline) over prior year.............   (17.4%)     1.1%     (10.0%)      9.8%      9.2%
Broadcast cash flow margin...............................    54.6%     55.3%      47.7%      48.2%     48.7%
Station audience share...................................    19        18         17         14        15
Station rank in market...................................     2         2          2          2         2

WHOI(TV) (ABC) PEORIA AND BLOOMINGTON, ILLINOIS

     Market Description. The Peoria-Bloomington DMA consists of 10 counties located in central Illinois. Peoria is located approximately 150 miles southwest of Chicago, Illinois and 170 miles north of St. Louis, Missouri. The major economic sectors in the area include agriculture, manufacturing and information technology. Prominent employers in the greater Peoria area include Caterpillar, Inc., State Farm Insurance, Saint Francis Medical Center, Diamond Star Motors and Methodist Medical Center. This area is also home to Illinois State University, with approximately 18,000 students and 3,100 employees, as well as Bradley University and the University of Illinois School of Medicine.

     Station History and Characteristics. WHOI(TV) was originally licensed in 1953 to serve Peoria, Illinois. The Peoria-Bloomington market is ranked 109th in the United States, with approximately 225,000 television households and a population of approximately 562,000. This market has a cable penetration rate of 73.1%. WHOI(TV) is broadcast on UHF channel 19 and is an ABC affiliate. There are three other commercial stations in this market, affiliates of CBS, NBC and Fox. All of these competitor stations are also broadcast on UHF channels.

     Station Performance. According to the 1995 Nielsen ratings reports, WHOI(TV) was ranked number three in its market with a 5 rating and a 16% share of households viewing television as compared to a 6 rating and 22% share and a 5 rating and 18% share for the numbers one and two stations, respectively. As a result of this relatively even market share distribution, WHOI(TV) maintains its ability to sell advertising time at competitive rates. WHOI(TV) currently is the number three ranked news station in this market and broadcasts two hours and 5 minutes of local news programming each weekday. WHOI(TV)'s special value-added local sales efforts in 1995 included the sale and production of live broadcasts of commercials from remote locations, local advertiser sponsorship of features such as 'Athlete of the Week,' 'Person of the Week' and 'Stock Quotes' as well as sponsorship of the close captioning of newscasts, an eight-week series entitled 'Best in the Class' saluting the top high school graduates in the area and a twice-weekly report entitled 'Health Segment' reporting the latest changes in health care issues. WHOI(TV)'s first run and off-network syndicated programming includes 'Live with Regis & Kathie Lee,' 'Home Improvement,' 'Married . . . With Children' and 'Golden Girls.'

     The following table sets forth certain historical data with respect to the television advertising revenues and station rank and audience share data for WHOI(TV):

                                                                          YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------------
                                                               1991       1992      1993      1994      1995
                                                              -------    ------    ------    ------    ------

Net revenue growth (decline) over prior year...............   (18.7%)     5.8%     (7.8%)    12.3%      1.0%
Broadcast cash flow margin.................................    44.9%     45.3%     45.3%     48.9%     48.8%
Station audience share.....................................    22        20        18        17        16
Station rank in market.....................................     1         2         3         3         3

WSAW-TV (CBS) WAUSAU AND RHINELANDER, WISCONSIN

     Market Description. The Wausau-Rhinelander DMA consists of 13 counties in central Wisconsin bisected by the Wisconsin River. Wausau is approximately 90 miles west of Green Bay, Wisconsin and 180 miles east of Minneapolis, Minnesota. The Wausau economy, historically based on the timber industry, has diversified into the farming, manufacturing and service sectors. The area continues to be one of the nation's leading producers of cheddar cheese and ginseng. Prominent corporations with facilities in the greater Wausau area include Wausau Insurance Companies, Sentry Insurance, Kolbe & Kolbe Millwork, Inc., Weyerhauser Co., Consolidated Papers, Inc., Ore-Ida Foods, Inc., Marathon Cheese Corp. and Georgia-Pacific Corporation. The area is also home to the University of Wisconsin-Stevens Point with approximately 10,000 students and the University of Wisconsin-Marathon Center with a student population of approximately 1,300.

     Station History and Characteristics. WSAW-TV was originally licensed in 1954 to serve Wausau, Wisconsin. The Wausau-Rhinelander market is ranked 131st in the United States, with approximately 173,000 television households and a population of approximately 447,000. This market has a cable penetration rate of 50.6%. WSAW-TV is broadcast on VHF channel 7 and is a CBS affiliate. WSAW-TV competes with affiliates of ABC and NBC which are also broadcast on VHF channels.

     Station Performance. According to the 1995 Nielsen ratings reports, WSAW-TV was ranked number one in its market with a 7 rating and a 26% share of households viewing television. WSAW-TV currently is the number one ranked news station in the market and broadcasts two hours and 38 minutes of local news programming each weekday. WSAW-TV's special value-added local sales efforts in 1995 included a program co-produced with a local newspaper entitled 'Behind The Headlines,' live remote broadcasts of 'News 7 at Noon' from the Marathon County Fair and the production and broadcast of a local fishing tips program. WSAW-TV's first run and off-network syndicated programming includes 'Live with Regis & Kathie Lee,' 'Home Improvement,' 'Full House' and 'Cheers.'

     The following table sets forth certain historical data with respect to the television advertising revenues and station rank and audience share data for WSAW-TV:

                                                                          YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------------
                                                               1991       1992      1993      1994      1995
                                                              -------    ------    ------    ------    ------

Net revenue growth (decline) over prior year...............    (6.5%)    11.6%     (0.4%)    14.5%      9.4%
Broadcast cash flow margin.................................    48.1%     54.0%     53.6%     54.5%     53.6%
Station audience share.....................................    31        31        30        30        26
Station rank in market.....................................     1         1         1         1         1

WTRF-TV (CBS) WHEELING, WEST VIRGINIA AND STEUBENVILLE, OHIO

     Market Description. The Wheeling-Steubenville DMA consists of 12 counties, six of which are in northwestern West Virginia and six of which are in eastern Ohio. Located in the Ohio Valley, Wheeling and Steubenville are situated along opposite sides of the Ohio River approximately 25 miles apart. Wheeling is approximately 55 miles southwest of Pittsburgh, Pennsylvania and approximately 120 miles east of Columbus, Ohio. The area's economy, historically based on heavy manufacturing, has diversified into the manufacturing, services and advanced technology sectors. Prominent corporations with facilities in this region include Wheeling Pittsburgh Steel Corporation, TIMET, Miles, Inc., PPG Industries and Consolidation Coal Company. Wheeling is also home to the National Technology Transfer Center, an independent organization formed to provide private business and industry with a central access point for the knowledge and data gathered by the Federal government's 100,000 research professionals.

     Station History and Characteristics. WTRF-TV was originally licensed in 1953 to serve the Wheeling, West Virginia market. The Wheeling-Steubenville market is ranked 138th in the United States, with approximately 157,000 television households and a population of approximately 391,000. This market has a cable penetration rate of 76.4%. WTRF-TV is broadcast on VHF channel 7 and is a CBS affiliate. There is one other commercial station in this market, an NBC affiliate also broadcast on a VHF channel.

     Station Performance. According to the 1995 Nielsen ratings reports, WTRF-TV was ranked number two in its market with an 8 rating and an 20% share of households viewing television compared to a 7 rating and a 22% share for the number one station in the market. WTRF-TV currently is the number two ranked news station in this market and broadcasts 57 minutes of local news programming each weekday. WTRF-TV's special value-added local sales efforts in 1995 included the sale of a trip incentive package, production of a live call-in program entitled 'Health Fair Lifeline,' a weekly 30 minute educational program entitled 'Good News Network,' a weekly high school sports update program called 'WTRF Sports Blitz' and the live broadcast of the Wheeling 'Fantasy of Lights Parade' and related festivities. WTRF-TV's first run and off-network syndicated programming includes 'Live with Regis & Kathie Lee,' 'Home Improvement,' 'Married . . . With Children' and 'Roseanne.'

     The following table sets forth certain historical data with respect to the television advertising revenues and station rank and audience share data for WTRF-TV:

                                                                          YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------------
                                                               1991       1992      1993      1994      1995
                                                              -------    ------    ------    ------    ------

Net revenue growth (decline) over prior year...............    (8.0%)     2.0%     (6.0%)    10.9%      6.1%
Broadcast cash flow margin.................................    49.8%     50.8%     49.7%     48.2%     35.8%
Station audience share.....................................    26        24        24        24        20
Station rank in market.....................................     1         1         1         1         2

KAUZ-TV (CBS) WICHITA FALLS, TEXAS AND LAWTON, OKLAHOMA

     Market Description. The Wichita Falls-Lawton DMA consists of 18 counties, 12 of which are in northcentral Texas and six of which are in southwestern Oklahoma. Wichita Falls is located in the cross timbers section of the North Central Plains of Texas, approximately 60 miles south of Lawton, Oklahoma and approximately 125 miles from Dallas, Texas and Oklahoma City, Oklahoma. The Wichita Falls-Lawton economy, historically based on agriculture, ranching and petroleum, also includes the manufacturing, transportation, tourism and service industries. Prominent corporations with facilities in the area include the Cryovac Division of W.R. Grace & Co., the Mechanics Tools Division of Stanley Works, Levi Strauss & Company, PPG Industries and Goodyear Tire & Rubber Co. In addition, in 1995 the Texas Department of Criminal Justice ('TDCJ') opened its James V. Allred Unit in Wichita Falls adding approximately 875 jobs to the area. The TDCJ has announced expansion plans for this Unit which is expected to create an additional 200 local jobs. The area is also home to the Sheppard United States Air Force Base which trains over 20,000 military, civilian and allied students, annually. Currently, the base is not on the government list of facilities to be closed, but there can be no assurance that such status will not change in the future.

     Station History and Characteristics. KAUZ-TV was originally licensed in 1953 to serve the Wichita Falls area. The Wichita Falls-Lawton market is ranked 139th in the United States, with approximately 155,000 television households and a population of approximately 391,000. This market has a cable penetration rate of 68.8%. KAUZ-TV is broadcast on VHF channel 6 and is a CBS affiliate. KAUZ-TV competes with three other commercial stations in this market, ABC and NBC affiliates which broadcast on VHF channels and a Fox affiliate which broadcasts on a UHF channel.

     Station Performance. According to the 1995 Nielsen ratings reports, KAUZ-TV was ranked number three in its market with a 5 rating and a 14% share of households viewing television as compared to a 6 rating and 19% share and a 5 rating and 16% share for the numbers one and two stations, respectively. KAUZ-TV currently is the number three ranked news station in this market and broadcasts two hours and 5 minutes of local news programming each weekday. KAUZ-TV's special value-added local sales efforts in 1995 included a program entitled 'Youth of the Month' honoring outstanding young people in the community, the production of a series entitled 'Texoma Farm and Ranch Report,' production of a week-long series to educate viewers about threatening weather entitled 'Surviving Spring's Fury,' a season-long high school football program entitled 'Friday Night High School Football Update' and a local news insert entitled
'About the House' providing helpful hints to homeowners. KAUZ-TV's first run syndicated programming includes 'The Oprah Winfrey Show,' 'Married . . . With Children' and 'COPS.' Beginning in 1996, KAUZ-TV will add 'Wheel of Fortune' and 'Jeopardy' to its syndicated programming line-up.

     The following table sets forth certain historical data with respect to the television advertising revenues and station rank and audience share data for KAUZ-TV:

                                                                          YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------------
                                                               1991       1992      1993      1994      1995
                                                              -------    ------    ------    ------    ------

Net revenue growth (decline) over prior year...............    (9.3%)     0.1%     (4.8%)    (0.6%)    (4.1%)
Broadcast cash flow margin.................................    30.8%     29.8%     28.8%     27.5%     21.7%
Station audience share.....................................    18        17        17        17        14
Station rank in market.....................................     2         2         2         3         3

KOSA-TV (CBS) ODESSA AND MIDLAND, TEXAS

     Market Description. The Odessa-Midland DMA consists of 20 counties, 19 of which are in southwestern Texas and one of which is in southeastern New Mexico. Odessa, the largest city in the Permian Basin, is approximately 275 miles east of El Paso, Texas and 350 miles west of Dallas, Texas. The Odessa-Midland economy is historically based on the oil and gas industry. The area has recently diversified into the manufacturing and industrial services sectors, although ties to the energy sector remain very significant. Some of the major employers in the area include Phillips Petroleum Company, Exxon Corporation, the Shell Oil Co. Odessa Refinery, EVI-Highland Pump Company, Rexene Corporation, Ref-Chem Corporation, Texas Instruments Inc. and Medical Center Hospital. Odessa is also home to the University of Texas of the Permian Basin, Texas Tech University Health Sciences Center at Odessa and Odessa College, with an aggregate student enrollment of approximately 7,000.

     Station History and Characteristics. KOSA-TV was originally licensed in 1956 to serve Odessa, Texas. The Odessa-Midland market is ranked 149th in the United States, with approximately 137,000 television households and a population of approximately 375,000. This market has a cable penetration rate of 73.5%. KOSA-TV is broadcast on VHF channel 7 and is a CBS affiliate. There are three other commercial stations in the market, ABC and NBC affiliates which broadcast on VHF channels and a Fox affiliate which broadcasts on a UHF channel.

     Station Performance. According to the 1995 Nielsen ratings reports, KOSA-TV was tied for the number two ranking in its market with a 4 rating and a 15% share of households viewing television as compared to a 5 rating and 17% share for the number one station in the market and a 5 rating and 15% share for the other number two station in the market. KOSA-TV currently is the number three ranked news station in the market and broadcasts one hour and 21 minutes of local news programming each weekday. KOSA-TV's special value-added local sale efforts in 1995 included the sale of a trip incentive package, a weekly student-athlete of the week news segment, production of a weekly program of Hispanic music videos and local human interest stories entitled 'Tiempo Tejano,' special advertising tie-in sweepstakes promotions providing viewers the chance to win trips to Disney World, Las Vegas and a taping of Late Night with David Letterman in New York City. KOSA-TV's first run and off-network syndicated programming includes 'Live With Regis & Kathie Lee,' 'Married . . . With Children' and 'Montel Williams.'

     The following table sets forth certain historical data with respect to the television advertising revenues and station rank and audience share data for KOSA-TV:

                                                                          YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------------
                                                               1991       1992      1993      1994      1995
                                                              -------    ------    ------    ------    ------

Net revenue growth (decline) over prior year...............   (13.6%)    (0.2%)     1.5%     11.9%     (9.0%)
Broadcast cash flow margin.................................    28.2%     34.9%     38.0%     38.1%     33.1%
Station audience share.....................................    20        18        17        18        15
Station rank in market.....................................     2         2         2         1         2

COMPETITION

     The principal methods of competition in television broadcasting are the development of audience interest through programming and promotions and competition in rates charged to advertisers. Broadcast television stations compete for advertising revenues with other broadcast stations, cable television and all other advertising media in their market areas and generally do not compete with stations in other markets. The Company has generally acquired stations in markets where there are only a limited number of over-the-air television stations competing for local viewership and for local advertising revenues. In two of its markets, the Company owns the only local television station. In four markets, the Company owns one of only two local television stations. In seven markets, the Company owns one of three local television stations. In eight markets, the Company owns one of four local television stations. WTVY-TV competes with two other stations in the Dothan market and with three other stations in the Panama City market.

     Audience. Stations compete for audience on the basis of program popularity which has a direct effect on advertising rates. A significant portion of the Company's daily programming is supplied by the networks. In those time periods, the Stations are totally dependent upon the performance of the networks' programs in attracting viewers. Non-network time periods are programmed by the Stations with local news and syndicated programs generally purchased for cash and barter and, to a lesser extent, barter-only. The Stations also air sports, public affairs and other entertainment programming.

     The development of methods of television transmission of video programming other than over-the-air broadcasting, and in particular the growth of cable television, has significantly altered competition for audience in the television industry. These other transmission methods can increase competition for a broadcasting station by bringing into its market distant broadcasting signals not otherwise available to the station's audience and also by serving as a distribution system for non-broadcast programming distributed by the cable system. As the technology of satellite program delivery to cable systems advanced in the late 1970s, development of programming for cable television accelerated dramatically, resulting in the emergence of multiple, national-scale program alternatives and the rapid expansion of cable television and higher subscriber growth rates. Historically, cable operators have not sought to compete with broadcast stations for a share of the local news audience.

     The FCC has authorized several entities to construct and launch satellites to deliver DBS to homes from satellites. Two DBS companies provide nationwide service, a third is expected to launch its satellite server in mid-1996, and MCI Communications has acquired the right to launch a fourth DBS satellite server in a joint venture with the parent of Fox. The FCC has also adopted rules which may significantly increase the number of multipoint distribution service stations ('MDS') (i.e., video service distributed on microwave frequencies which can only be received by special microwave antennae). These MDS stations have launched service in several cities, and several telephone companies have also begun offering MDS service. In addition, the FCC has proposed to authorize a 28 GHz microwave cable service that will have the potential to provide up to 100 channels of video. The FCC is also licensing low power television stations which are television stations with coverage areas much smaller than those served by full power conventional television stations.

     Current technology offers several different methods for transmitting television signals with greatly improved definition, color rendition, sound and wider screen picture. Collectively, these improvements are referred to as ATV, with the most advanced type of transmission system being high definition television. Intensive research and development efforts have achieved forms of ATV that can be transmitted by existing terrestrial broadcasters in the United States. A number of such proposed systems have been extensively tested by an industry test center under the auspices of an Industry Advisory Committee reporting to the FCC. Following such testing, the major proponents of the competing systems agreed to combine their efforts to produce a single ATV system, and these efforts resulted in technical standards that were submitted to the FCC in 1995, and the FCC is now accepting comments on that standard. The proposed standard will involve the broadcast of ATV on a separate television channel from that used for conventional broadcasting and that channel may also be used by broadcasters for data transmission and multi-channel transmission. The FCC currently is determining whether and how to assign licenses to permit television broadcasters to provide ATV services. The FCC has tentatively decided to issue a second channel to each television broadcaster to permit it to provide ATV during a transition period. At the end of the transition period, each broadcaster would be required to return to the FCC one of these two channels. This transition ultimately will permit broadcasters to provide higher quality services to their viewers and may permit broadcasters to compete more effectively with other digital video systems. However, constructing and operating a

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
second television channel will require a substantial capital outlay for all of the Stations. The Company is unable to predict the effect that technological changes will have on the broadcast television industry or the future results of the Company's operations.

     In addition, certain leaders in Congress and the Administration have proposed legislation that would require broadcasters to (i) bid at auction for ATV channels, potentially against other non-broadcast applicants, (ii) return their analog channels on an expedited basis by 2005 to permit the old channels to be reauctioned to new licensees and/or (iii) pay a fee for the use of the second channel, starting either immediately or after 2005. These proposals, if enacted, could affect the Company. First, auctions for ATV channels could substantially increase the Company's up-front costs of converting to ATV and would raise the possibility that the Company could be subject to additional competition in its markets if it, or another licensee, is out-bid by a newcomer. Second, an expedited transition period could require the Company to end analog transmission before all its viewers (particularly those in the smaller markets which the Company serves) have purchased ATV-compatible reception equipment. See 'Risk Factors -- Competition Within the Television Industry; Advanced Television.'

     Programming. Competition for programming involves negotiating with national program distributors or syndicators which sell first run and rerun packages of programming. The Stations compete against local broadcast stations for exclusive access to first run product (such as 'The Oprah Winfrey Show,' 'Wheel of Fortune' and 'Jeopardy') and for off-network reruns (such as 'Home Improvement,' 'Seinfeld' and 'Roseanne') in their respective markets. Cable systems generally do not compete with local stations for programming, although various national cable networks have acquired programs that would have otherwise been offered to local television stations. Competition also occurs for exclusive news stories and features.

     Advertising. The Stations compete for advertising revenues with other television stations in their respective markets, as well as with other advertising media, such as newspapers, radio, magazines, outdoor advertising, transit advertising, yellow page directories, direct mail and local cable systems. Competition for advertising expenditures in the broadcasting industry occurs primarily in individual markets. Generally, television broadcasting stations in one market do not compete with stations in other market areas.

     Management cannot predict the exact nature of the competition it will face in any market since competing stations may change owners, affiliations and/or programming focus at any time. The Company cannot predict the effect the changes in legislation or technology, discussed herein, will have on its operations. In certain markets, construction permits for new stations have been or may be granted.

FEDERAL REGULATION OF TELEVISION BROADCASTING

     Existing Regulation. Television broadcasting is subject to the jurisdiction of the FCC, pursuant to the Communications Act. The Communications Act prohibits the operation of television broadcasting stations except under a license issued by the FCC and empowers the FCC to issue, renew, revoke and modify broadcasting licenses, regulate the frequency and operating power of stations, determine station location, regulate the equipment used by stations, adopt rules and regulations to carry out the provisions of the Communications Act and to impose certain penalties for violation of the Communications Act. The Communications Act prohibits the assignment of a license or the transfer of control of a licensee without prior approval of the FCC.

     License Grant and Renewal. Television broadcasting licenses are usually granted or renewed for the maximum allowable term of five years which will be expanded to eight years under recently enacted legislation. The FCC may revoke a license or renew a license for a period shorter than the maximum allowable term if the FCC finds that the licensee has committed a serious violation of FCC rules, has committed other violations which taken together would constitute a pattern of abuse, or has otherwise failed to serve the public interest. At the time the application is made for renewal of a television license, parties in interest may file petitions to deny renewal, and such parties as well as members of the public may comment upon the service the station has provided during the preceding license term and urge

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
denial of the application. Additionally, if an incumbent licensee fails to meet the renewal standard, and if if does not show other mitigating factors warranting a lesser sanction, the FCC then has the authority to deny the renewal application and consider a competing application.

     In the vast majority of cases, broadcast licenses are renewed by the FCC even when petitions to deny are filed against broadcast license renewal applications. All of the Stations are presently operating under five-year licenses expiring on various dates from 1996 to 1999. Currently, WTAP-TV, Parkersburg, West Virginia, WHSV-TV, Harrisonburg, Virginia, and WTRF-TV, Wheeling, West Virginia and Steubenville, Ohio, have pending applications for license renewal. The Company is not aware of any facts or circumstances that might prevent any of the Stations from having its current license renewed at the end of its respective term or which might prevent the license renewal for WTAP-TV, WHSV-TV or WTRF-TV from being granted.

     The Communications Act prohibits the assignment of a license or the transfer of control of a license without prior approval of the FCC. Under the Communications Act, no license may be held by a corporation of which more than 20% of the capital stock is owned of record, voted or subject to control by aliens, and no corporation may hold the capital stock of another corporation holding broadcast licenses if more than 25% of the capital stock of such parent corporation is owned of record, voted or subject to control by aliens, unless specific FCC authorization is obtained.

     Multiple Ownership Restrictions. The FCC has promulgated a number of rules designed to limit the ability of individuals and entities to own or have an ownership interest above a certain level (an 'attributable interest,' defined more fully below) in broadcast stations, as well as other mass media entities. These rules include limits on the number of television stations that may be owned both on a national and a local basis. On a national basis, FCC rules generally limit any individual or entity from having attributable interests in television stations with an aggregate audience reach exceeding 35% of all United States households.

     The FCC also limits the common ownership of broadcast stations with overlapping service areas, combined local ownership of a newspaper and a broadcast station and combined local ownership of a cable television system and a broadcast television station. FCC rules currently allow an entity to have an attributable interest in only one television station in a market. In approving the Brissette acquisition, the FCC granted six-month waivers of that rule as it pertains to the transmission signal overlap of (i) WIFR-TV, the Benedek Station serving Rockford, Illinois, and WMTV(TV), the Brissette Station serving Madison, Wisconsin; (ii) WYTV, the Benedek Station serving Youngstown, Ohio, and WTRF-TV, the Brissette Station serving Wheeling, West Virginia and Steubenville, Ohio; and (iii) WTAP-TV, the Benedek Station serving Parkersburg, West Virginia, and WTRF-TV. These waivers will permit the Company to hold the Stations in question for a six-month period after closing before divesting one of the two Stations that do not comply with the duopoly rule in each instance. The FCC has a pending proceeding, which it has committed to complete during 1996, that may result in the liberalization of the duopoly rule to permit the Company to continue to own all the Stations it currently owns as well as all of those it has received FCC consent to acquire. There can be no assurance that the FCC will act to liberalize the rule or that it will do so in time to avoid the Company's being required to divest certain Stations in order to eliminate any signal overlap. See 'Risk Factors -- Regulation by FCC.' Expansion of the Company's broadcast operations in particular areas and nationwide will continue to be subject to the FCC's ownership rules and any changes the FCC may adopt.

     Under the FCC's ownership rules, if a purchaser of the Company's common stock acquires an 'attributable' interest in the Company, a violation of FCC regulations could result if that purchaser owned or acquired an attributable interest in other media properties in a manner prohibited by the FCC's rules. All officers and directors of a licensee, as well as stockholders who own 5% or more of the outstanding voting stock of a licensee (either directly or indirectly), will generally be deemed to have an attributable interest. For certain institutional investors who exert no control or influence over a licensee, the bench-mark is 10% or more of such outstanding voting stock before attribution occurs. Under FCC regulations, debt instruments, non-voting stock and certain limited partnership interests and voting stock held by non-majority stockholders in cases in which there is a single majority stockholder are not generally subject to attribution. The Company currently has a single stockholder. In the event the Company no longer had a single majority stockholder, minority interests would be deemed to be attributable interests. The FCC has initiated an inquiry into modifying several of these attribution standards. It is unlikely that this inquiry will be concluded before the end of 1996, and there can be no assurance that these rules will be changed.

     To the best of the Company's knowledge, no officer, director or stockholder of the Company holds an interest in another radio or television station, cable television system or daily newspaper that is inconsistent with the FCC's ownership rules and policies.

     Regulation of Broadcast Operations. Television broadcasters are subject to FCC regulation in several other areas, including political broadcasting, children's programming, obscene and indecent programming and equal employment opportunities.

     Candidates for Federal elective office have a right to buy advertising time on television stations. Stations may also choose, but are not required, to carry advertising by state or local candidates. When a station carries advertising by one candidate (whether Federal, state, or local), the station must afford 'equal time' for advertising by that candidate's opponent(s). During the last 45 days of a primary campaign and the last 60 days of a general electlon campaign, stations may not charge political candidates rates any higher than the rate being charged to the most favored commercial advertiser during the same period. These requirements can have the effect of reducing the revenues that a station might otherwise earn during pre-election periods.

     Television stations must serve the educational and informational needs of children in their overall programming, and must air some programming specifically designed to serve those needs. The programming obligation applies to programs originally produced and broadcast for an audience of children 16 years of age and younger. Commercial time is limited to 10.5 minutes per hour on weekends and 12 minutes per hour on weekdays for programs originally produced and broadcast primarily for an audience of children 12 years of age and younger.

     Television stations may not air obscene programming at any time, and may not air indecent programming during the morning, afternoon and early evening. Material is obscene if it appeals to viewers' prurient interests by depicting sexual conduct in a patently offensive manner and lacks serious literary, artistic, political or scientific value. Material is indecent if it describes in patently offensive terms, sexual or excretory activities or organs.

     Television stations must have an equal employment opportunity ('EEO') policy that prohibits discrimination based on race, color, sex, religion or national origin, and must establish EEO programs that encourage recruitment and hiring of women and minorities. The FCC requires licensees to file regular employment reports with the agency, recruit minority or female applicants for vacancies, maintain records documenting the recruitment of women and minorities, work with local organizations to identify female and minority job candidates, and examine their sources of job referrals to determine if those sources are effective in providing a station with female or minority applicants. The FCC recently issued a notice of proposed rulemaking regarding its EEO rules, stating that it hoped to make its EEO rules less burdensome (especially for small stations).

     In all of the foregoing areas, as well as in other matters that affect operations and competition in the television broadcast industry, regulatory policies are subject to change over time and cannot be fully predicted.

     Proposed Legislation and Regulation. The Congress and the FCC currently have under consideration, and may in the future adopt, new rules, regulations and policies regarding a wide variety of matters which could, directly or indirectly, affect the operation and ownership of the Stations. In addition to the proposed changes set forth above, examples of such matters include policies concerning eliminating certain cross-ownership restrictions, political advertising and programming practices, flexible use of broadcast spectrum, spectrum use fees, the standards to govern evaluation of television programming directed toward children and violent and indecent programming. Other matters that could affect the Company's broadcast properties include technological innovations and developments generally affecting competition in the mass communications industry, such as the initiation of DBS, the continued establishment of wireless cable systems and low power television stations and the participation of telephone companies in the provision of video programming by wire.

     Implementation of the Cable Act of 1992. The Cable Television Consumer Protection and Competition Act of 1992 (the 'Cable Act') was enacted on October 5, 1992. The Cable Act imposes cable rate regulation, establishes cable ownership limitations, regulates the relationships between cable operators and their program suppliers, regulates signal carriage and retransmission consent and regulates numerous other aspects of the cable television business.

     The signal carriage, or 'must carry,' provisions of the Cable Act require cable operators to carry the signals of local commercial and non-commercial television stations and certain low power television stations. Systems with 12 or fewer usable activated channels and more than 300 subscribers must carry the signals of at least three local commercial television stations. A cable system with more than 12 usable activated channels, regardless of the number of subscribers, must carry the signals of all local commercial television stations, up to one-third of the aggregate number of usable activated channels of such system. The Cable Act also includes a retransmission consent provision that requires cable operators and other multi-channel video programming distributors to obtain the consent of broadcast stations prior to carrying them in certain circumstances. The must carry and retransmission consent provisions are related in that a television station must elect once every three years either to waive its right to mandatory, but uncompensated, carriage or to negotiate a grant of retransmission consent to permit the cable system to carry the station's signal.

     In April 1993, a three-judge panel of the United States District Court of the District of Columbia upheld the constitutionality of the legislative must-carry provisions. In June 1994, the Supreme Court ruled that the must-carry provisions were 'content-neutral' and, thus, not subject to strict scrutiny and that Congress's stated interests in preserving the benefits of free, off-air local broadcast television, promoting the widespread dissemination of information from a multiplicity of sources and promoting fair competition in the market for television programming all qualify as important governmental interests. The Court, however, remanded to the lower federal court with instructions to hold further proceedings with respect to evidence that lack of the must-carry requirements would harm free, off-air broadcasting. In 1995, the lower court again upheld the constitutionality of must-carry requirements after reviewing the required evidence. The Supreme Court recently agreed to review the case again in the fall of 1996.

     Under rules adopted to implement these must carry and retransmission consent provisions, local broadcast stations were required to make their initial elections of must carry or retransmission consent by June 17, 1993, effective October 6, 1993. The next opportunity for election will be October 1, 1996, effective January 1, 1997. Stations that failed to elect were deemed to have elected carriage under the must carry provisions. Other issues addressed in the FCC rules were market designations, the scope of retransmission consent and procedural requirements for implementing the signal carriage provisions.

     In 1993, the Company elected and negotiated retransmission consents with all of the local cable systems which carry the signals of the Benedek Stations. The Company has entered into agreements for each Benedek Station with all of these cable system operators. All of these agreements grant such cable system operators consent to retransmit the Benedek Station's signal. These retransmission arrangements do not represent a significant source of revenue for the Company. The terms of these retransmission agreements range from one to five years. In 1993, each of Stauffer and Brissette also elected and negotiated retransmission consents with all the local cable systems carrying the signals of their respective Stations and each entered into agreements for its Stations similar to the retransmission consent agreements entered into by the Company. The Stations are currently negotiating with these operators to enter into longer term agreements. The Company cannot predict the outcome of these negotiations. In addition, although the Company expects to be able to renew its current retransmission agreements when such agreements expire, there can be no assurance that such renewals will be obtained.

EMPLOYEES

     The Company currently employs approximately 1,277 full-time and 252 part-time employees, of which 12 are part of the Company's corporate headquarters staff and the balance are employed at the Stations. Approximately 272 of the Company's employees located at WMTV(TV), WILX-TV, WHOI(TV), WTRF-TV, KDLH-TV and WYTV are represented by labor unions under collective bargaining agreements. The KDLH-TV collective bargaining agreement expired in November 1995 and is currently

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
being renegotiated. The WMTV(TV), WILX-TV, WHOI(TV), WTRF-TV and WYTV collective bargaining agreements expire at various times from 1996 through 1998. There are no unionized employees at the remaining Stations. The Company believes that its relationship with all of its employees, including those represented by labor unions, is satisfactory.

PROPERTIES

     The Company's principal executive offices are located in leased premises in Rockford, Illinois.

     The types of properties required to support each of the Stations include offices, studios and tower and transmitter sites. A station's studio and office are generally located in business districts while tower and transmitter sites are generally located so as to provide maximum signal coverage to each market. The following table contains certain information describing the general character of the properties of the Company:

  BENEDEK STATIONS

   MARKET AREA, STATION AND USE    OWNED OR LEASED   APPROXIMATE SIZE(a)     HEIGHT/POWER     EXPIRATION OF LEASE
- ---------------------------------- ---------------   -------------------   -----------------  -------------------

Youngstown, Ohio
  WYTV
Office and Studio.................      Owned             18,964 sq. ft.          --                --
Tower/Transmitter Site............      Owned                (b)              642 ft./550 kw        --
Duluth, Minnesota and Superior,
  Wisconsin
  KDLH-TV
Office and Studio.................      Owned             25,000 sq. ft.(c)        --               --
Tower/Transmitter Site............      Owned              1,040 sq. ft.      811 ft./100 kw        --
Rockford, Illinois
  WIFR-TV
Office and Studio.................      Owned             13,500 sq. ft.          --                --
Tower/Transmitter Site............      Owned                (b)              674 ft./562 kw        --
Quincy, Illinois and
  Hannibal, Missouri
  KHQA-TV
Office and Studio.................     Leased             13,120 sq. ft.          --                  (d)
Tower/Transmitter Site............      Owned              1,200 sq. ft.      804 ft./269 kw        --
Dothan, Alabama and
  Panama City, Florida
  WTVY-TV
Office and Studio.................     Leased             20,440 sq. ft.          --                12/31/02
Tower/Transmitter Site............      Owned              2,500 sq. ft.    1,880 ft./100 kw        --
Bowling Green, Kentucky
  WBKO-TV
Office and Studio.................      Owned             17,598 sq. ft.          --                --
Tower/Transmitter Site............      Owned              1,175 sq. ft.      603 ft./316 kw        --
Meridian, Mississippi
  WTOK-TV
Office and Studio.................      Owned             13,188 sq. ft.          --                --
Tower/Transmitter Site............      Owned              1,504 sq. ft.      316 ft./316 kw        --
Parkersburg, West Virginia
  WTAP-TV
Office and Studio.................     Leased             17,500 sq. ft.          --                04/30/05(e)
Tower/Transmitter Site............      Owned              3,600 sq. ft.      439 ft./208 kw        --
Harrisonburg, Virginia
  WHSV-TV
Office and Studio.................      Owned              6,720 sq. ft.          --                --
Tower/Transmitter Site............     Leased              2,016 sq. ft.     337 ft./8.32 kw        12/31/01(f)

  STAUFFER STATIONS

 MARKET AREA, STATION AND USE   OWNED OR LEASED   APPROXIMATE SIZE(a)      HEIGHT/POWER      EXPIRATION OF LEASE
- ------------------------------  ---------------   -------------------   -------------------  -------------------
Santa Barbara, Santa Maria and
  San Luis Obispo, California
  KCOY-TV
Office and Studio.............       Owned             18,000 sq. ft.           --                  --
Tower/Transmitter Site........      Leased              1,200 sq. ft.        140 ft./115 kw          (g)
Topeka, Kansas
  WIBW-TV
Office and Studio.............      Leased          18,774 sq. ft.(h)           --                   08/31/98
Tower/Transmitter Site........      Leased              2,338 sq. ft.      1,249 ft./316 kw          02/14/62
Columbia and Jefferson City,
  Missouri
  KMIZ(TV)
Office and Studio.............       Owned              5,993 sq. ft.           --                  --
Tower/Transmitter Site........       Owned                875 sq. ft.    1,030 ft./1,580 kw         --
Casper and Riverton,
  Wyoming
  KGWC-TV
Office and Studio.............      Leased              6,827 sq. ft.           --                    8/31/97
Tower/Transmitter Site........       Owned              1,692 sq. ft.         235 ft./60 kw         --
Lander, Wyoming
  KGWL-TV (satellite)
Tower/Transmitter Site........      Leased                768 sq. ft.         155 ft./30 kw          12/31/07
Rock Springs, Wyoming
  KGWR-TV (satellite)
Tower/Transmitter Site........      Leased                400 sq. ft.         100 ft./12 kw          05/22/99
Cheyenne, Wyoming
  KGWN-TV
Office and Studio.............       Owned              7,500 sq. ft.           --                  --
Tower/Transmitter Site........        (i)               2,646 sq. ft.        620 ft./100 kw         --
Scottsbluff, Nebraska
  KSTF-TV (satellite)
Office and Studio.............       Owned              2,400 sq. ft.           --                  --
Tower/Transmitter Site........       Owned              2,457 sq. ft.        674 ft./240 kw         --
Sterling, Colorado
  KTVS-TV (satellite)
Office and Studio.............       Owned              3,750 sq. ft.           --                  --
Tower/Transmitter Site........       Owned              2,640 sq. ft.       730 ft./60.6 kw         --

  BRISSETTE STATIONS

 MARKET AREA, STATION AND USE   OWNED OR LEASED   APPROXIMATE SIZE(a)      HEIGHT/POWER     EXPIRATION OF LEASE
- ------------------------------  ---------------   -------------------   ------------------  -------------------
Madison, Wisconsin
  WMTV(TV)
Office and Studio.............       Owned             16,485 sq. ft.           --                --
Tower/Transmitter Site........       Owned                (b)             1,040 ft./955 kw        --
Springfield and Holyoke,
  Massachusetts
  WWLP(TV)
Office and Studio.............       Owned             20,000 sq. ft.           --                --
Tower/Transmitter Site........       Owned                (b)               500 ft./342 kw        --
Lansing, Michigan
  WILX-TV
Office and Studio.............       Owned             13,700 sq. ft.           --                --
Tower/Transmitter Site........       Owned              5,000 sq. ft.       994 ft./309 kw        --
Peoria and Bloomington,
  Illinois
  WHOI(TV)
Office and Studio.............       Owned             16,900 sq. ft.           --                --
Tower/Transmitter Site........       Owned                (b)             640 ft./2,240 kw        --
Wausau and Rhinelander,
  Wisconsin
  WSAW-TV
Office and Studio.............       Owned             24,400 sq. ft.           --                --
Tower/Transmitter Site........     Leased(j)              432 sq. ft.       650 ft./316 kw        08/01/02
Wheeling, West Virginia and
  Steubenville, Ohio
  WTRF-TV
Office and Studio.............       Owned             43,872 sq. ft.(k)         --               --
Tower/Transmitter Site........       Owned              2,000 sq. ft.      741 ft. /316 kw        --
Wichita Falls, Texas and
  Lawton, Oklahoma
  KAUZ-TV
Office and Studio.............       Owned             13,078 sq. ft.           --                --
Tower/Transmitter Site........       Owned                (b)             1,028 ft./100 kw        --
Odessa and Midland, Texas
  KOSA-TV
Office and Studio.............       Owned             14,222 sq. ft.           --                --
Tower/Transmitter Site........      Leased                930 sq. ft.       726 ft./316 kw        10/31/98

  --------------

(a) Approximate size is for building space only and does not include the land on which the facilities are located.

(b) Tower/Transmitter Site is located at and included within the size of the office and studio premises.

(c) The Company owns a building of approximately 55,000 sq. ft. in which the offices and studio of KDLH-TV are located and of which approximately 30,000 sq. ft. are leased to third parties.

(d) The Company has an option to purchase the premises on each of May 1, 2000 and 2005 for $650,000 and $750,000, respectively.

(e) Occupied on a month-to-month basis.

(f) Occupied pursuant to a Special Use Permit granted by the United States Department of Agriculture Forest Service.

(g) Occupied on a month-to-month basis pursuant to approval of the United States Department of Agriculture Forest Service. This property was previously occupied pursuant to a Special Use Permit. Currently the United States Department of Agriculture Forest Service is revising certain provisions of its form of Special Use Permit which would otherwise have been reissued to Stauffer in the ordinary course of business. The Company has applied for and anticipates that it will be issued a Special Use Permit with respect to this property upon completion of the aforementioned revisions. However, there can be no assurance that such a Special Use Permit will be issued in the future.

(h) The Company leases a building of approximately 23,837 sq. ft. in which the offices and studio of WIBW-TV are located and of which approximately 5,063 sq. ft. are subleased to the Stauffer Topeka Radio Trust, which is beneficially owned by Stauffer and operates radio stations WIBW AM and FM.

(i) This property is utilized subject to an easement granted by the State of Wyoming.

(j) Leased  together  with  TAK  Communications  from  the Wisconsin Educational
    Board.

(k) The Company owns a building of approximately 46,872 sq. ft. in which the offices and studio of WTRF-TV are located and of which approximately 3,000 sq. ft. are leased to a third party.

LEGAL PROCEEDINGS

     The Company currently and from time to time is involved in litigation incidental to the conduct of its business. The Company (including in its capacity as successor to Brissette) is not currently a party to any lawsuit or proceeding which, in the opinion of the Company, is likely to have a material adverse effect on the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     The following table sets forth certain information with respect to each director and executive officer of the Company:

                NAME                     AGE                              POSITION
- ------------------------------------   -------   -----------------------------------------------------------

A. Richard Benedek..................       57    Chairman, Chief Executive Officer and Director
K. James Yager......................       61    President and Director
Douglas E. Gealy....................       36    Executive Vice President of Benedek Broadcasting
Ronald L. Lindwall..................       51    Senior Vice President-Finance, Chief Financial Officer,
                                                   Treasurer, Secretary and Director
Terrance F. Hurley..................       40    Senior Vice President of Benedek Broadcasting
Keith L. Bland......................       40    Senior Vice President-Planning and Technology of Benedek
                                                   Broadcasting
Mary L. Flodin......................       40    Vice President and Controller
Jay Kriegel.........................       55    Director
Paul S. Goodman.....................       42    Director

     Mr. A. Richard Benedek has been engaged in the television broadcasting industry for over 15 years. Mr. Benedek is the Chairman and Chief Executive officer of the Company. Mr. Benedek has served as Chairman and Chief Executive Officer of Benedek Broadcasting since its formation in January 1979. From the formation of Benedek Broadcasting until March 1995, Mr. Benedek also served as President of Benedek Broadcasting. Additionally, Mr. Benedek has also served as President and Chief Executive Officer of Blue Grass Television, Inc. ('Blue Grass') and Youngstown Broadcasting Co., Inc. ('Youngstown') from their formation in January 1980, and September 1982, respectively, until both were merged into Benedek Broadcasting on March 10, 1995 (the 'Merger'). Prior to his activities in the television broadcasting industry, Mr. Benedek was a partner in the investment banking firm of Bear, Stearns & Co. Inc.

     Mr. K. James Yager has been engaged in the television broadcasting industry for over 35 years. Mr. Yager is the President of the Company. Mr. Yager has served as President of Benedek Broadcasting since March 1995. From 1987 until he became President, Mr. Yager served as Executive Vice President of Benedek Broadcasting. Mr. Yager has also served as Vice President of each of Blue Grass and Youngstown from 1990 and 1993, respectively, until the Merger. Mr. Yager was employed by Cosmos Broadcasting from 1960 until 1980, including as general manager of its television stations in Columbia, South Carolina and New Orleans, Louisiana. From 1980 until 1986, Mr. Yager was Executive Vice President and Chief Operating Officer of Spartan Radiocasting, which then owned three television stations and four radio stations.

     Mr. Douglas E. Gealy was recently hired in anticipation of the completion of the Acquisitions to serve as Executive Vice President of Benedek Broadcasting. Mr. Gealy was employed as Vice President and General Manager of WCMH-TV, the NBC affiliate serving Columbus, Ohio which was owned by Outlet Communications until February 1996. WCMH-TV was acquired by the National Broadcasting Company in February 1996 at which time Mr. Gealy was promoted to President of WCMH-TV. Prior thereto, Mr. Gealy was General Manager of WHOI-TV (now a Brissette Station) from 1989 until 1991.

     Mr. Ronald L. Lindwall is the Senior Vice President-Finance, Chief Financial Officer, Secretary and Treasurer of the Company. Mr. Lindwall has also held the same positions at Benedek Broadcasting since March 1995. From 1990 until March 1995, Mr. Lindwall served as Senior Vice President, Chief Financial Officer and Treasurer of Benedek Broadcasting. Mr. Lindwall has also served as Senior Vice President, Chief Financial Officer and Treasurer of each of Blue Grass and Youngstown until the Merger. From 1982 to 1990, Mr. Lindwall was a partner at the accounting firm of McGladrey & Pullen.

     Mr. Terrance F. Hurley was recently promoted to Senior Vice President of Benedek Broadcasting in anticipation of the completion of the Acquisitions. From December 1995 until his promotion, Mr. Hurley served as Vice President/General Manager of KDLH-TV serving Duluth, Minnesota and Superior,

Wisconsin. Mr. Hurley also served as General Manager of KDLH-TV from October 1994 until December 1995 and General Sales Manager of KHQA-TV serving Quincy, Illinois and Hannibal, Missouri from May 1993 until December 1995. From 1991 until May 1993, Mr. Hurley was employed by Dix Communications as the General Sales Manager of KAAL-TV, serving Austin, Minnesota.

     Mr. Keith L. Bland has been engaged in the television broadcasting industry for over 22 years. Mr. Bland has served as Vice President-Planning and Technology of Benedek Broadcasting since January 1996. From March 1995 until January 1996, Mr. Bland served as Vice President and General Manager of WTAP-TV serving Parkersburg, West Virginia. Mr. Bland also served as General Manager of WTAP-TV from January 1990 until March 1995, General Sales Manager of WIFR-TV serving Rockford, Illinois from September 1989 until January 1990 and Local/Regional Sales Manager of WIFR-TV from July 1987 until September 1989.

     Ms. Mary L. Flodin is the Vice President and Controller of the Company. Ms. Flodin has also held the same positions at Benedek Broadcasting since 1990. From 1988 to 1990, Ms. Flodin served as Controller of Benedek Broadcasting. Ms. Flodin has also served as Vice President and Controller of each of Blue Grass and Youngstown from 1990 until the Merger. From 1983 to 1988, Ms. Flodin served in various financial capacities as Vice President of AMCORE Financial, Inc.

     Mr. Jay L. Kriegel has been engaged in the communications industry for over 20 years. Since March 1994, Mr. Kriegel has been a counsellor with the public relations firm of Abernathy MacGregor Scanlon. From 1988 to 1994, Mr. Kriegel was Senior Vice President of CBS Inc. Mr. Kriegel has served as a director of Benedek Broadcasting since May 1994 and as a Director of the Company since its inception.

     Mr. Paul S. Goodman has been corporate counsel to the Company since 1983. Since April 1993, Mr. Goodman has been a member of the law firm of Shack & Siegel, P.C. From January 1990 to April 1993, Mr. Goodman was a member of the law firm of Whitman & Ransom. Mr. Goodman has served as a director of Benedek Broadcasting since November 1994 and as a Director of the Company since its inception.

     All directors hold office until their successors are duly elected and qualify. Executive officers of the Company are appointed by the Board of Directors and serve at the Board's discretion. Directors of the Company received no cash compensation for such services to the Company during 1994. In 1995, the Company paid each director who is not an employee of the Company $2,500 per quarter and $500 per Board meeting for his services as a director. No family relationship exists between any of the executive officers or directors of the Company.

EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning the compensation paid to the Company's Chief Executive Officer and to each executive officer whose aggregate compensation exceeded $100,000 during the fiscal years ended December 31, 1995 and December 31, 1994. The amounts set forth in the following table for 1994 include amounts paid to the listed executive officers by Benedek Group, Inc., which was owned by Messrs. Benedek, Yager and Lindwall and which provided management and accounting services to the Company during part of 1994.

                           SUMMARY COMPENSATION TABLE

                                                                  ANNUAL COMPENSATION                ALL
                                                                 ----------------------             OTHER
             NAME AND PRINCIPAL POSITION                YEAR     SALARY($)     BONUS($)       COMPENSATION($)(a)
- -----------------------------------------------------   ----     ---------     --------       ------------------

A. Richard Benedek, Chairman and                        1995       475,000       --                --
  Chief Executive Officer                               1994       450,000       --                --

K. James Yager, President                               1995       344,950       --                  2,300
                                                        1994       307,550       --                  2,700

Ronald L. Lindwall, Senior Vice President-Finance,      1995       107,652      55,000               2,310
  Chief Financial Officer, Secretary and Treasurer      1994       109,808      10,000               1,859

- ------------

 (a) Represents the amount of the Company's contribution under its 401(k) plan.

                            ------------------------

     The following table sets forth the value, at December 31, 1995, of options to purchase common stock of Benedek Broadcasting held by the executive officers named in the Summary Compensation Table above.

                         FISCAL YEAR-END OPTION VALUES

                                                        NUMBER OF SECURITIES                              VALUE OF UNEXERCISED
                                         UNDERLYING UNEXERCISED OPTIONS AT FISCAL YEAR-END              IN-THE-MONEY OPTIONS AT
                                                                                                            FISCAL YEAR-END
                                   --------------------------------------------------------------    ------------------------------
              NAME                          EXERCISABLE                     UNEXERCISABLE            EXERCISABLE      UNEXERCISABLE
- --------------------------------   -----------------------------    -----------------------------    -----------      -------------

K. James Yager..................                7.78                       --                        $ 3,982,000(a)        --

- ------------

 (a) The value of the options at December 31, 1995 is based upon a multiple of operating cash flow. The Company believes this method of valuation is reasonable because there is no public market for the shares underlying the options and operating cash flow best represents the underlying value of Benedek Broadcasting. The multiple chosen by the Company is based on existing broadcast market conditions. All of Mr. Yager's options are immediately exercisable. The foregoing options, in the aggregate, will entitle Mr. Yager to acquire shares representing 5% of the outstanding common stock of the Company, after giving effect to the issuance thereof but prior to any dilution resulting from the exercise of any of the Warrants.

EMPLOYMENT AGREEMENTS

     Mr. Benedek is employed by Benedek Broadcasting pursuant to an employment agreement that expires May 31, 2000. During the term of the agreement, Mr. Benedek is to be paid at a rate per annum of not less than $525,000. The employment agreement requires Mr. Benedek to devote substantially all of his business time to the business of Benedek Broadcasting and precludes Mr. Benedek from engaging in activities competitive with the business of Benedek Broadcasting throughout the term of the employment agreement.

     Mr. Yager is employed by Benedek Broadcasting pursuant to an employment agreement that expires May 31, 2000. During the term of the agreement, Mr. Yager is to be paid at a rate per annum of not less than $400,000. The employment agreement requires Mr. Yager to devote his full time to the business of Benedek Broadcasting and precludes Mr. Yager from engaging in activities competitive with the business of Benedek Broadcasting throughout the term of the employment agreement.

     Mr. Gealy is employed by Benedek Broadcasting pursuant to an employment agreement that expires April 30, 1999. Pursuant to the employment agreement, Mr. Gealy is to be paid a base salary at the rate of $235,000 per annum through April 30, 1997, $260,000 per annum from May 1, 1997 through April 30, 1998, and $285,000 per annum from May 1, 1998 through April 30, 1999. The employment agreement requires Mr. Gealy to devote his full time to the business of Benedek Broadcasting and precludes Mr. Gealy from engaging in activities competitive with the business of Benedek Broadcasting throughout the term of the employment agreement and for a period of one year thereafter with respect to designated market areas then served by a television station owned by Benedek Broadcasting.

     Mr. Lindwall is employed by Benedek Broadcasting pursuant to an employment agreement that expires May 31, 1999. During the term of the agreement, Mr. Lindwall is to be paid at a rate per annum of not less than $150,000. The employment agreement requires Mr. Lindwall to devote his full time to the business of Benedek Broadcasting.

     Mr. Hurley is employed by Benedek Broadcasting pursuant to an employment agreement that expires May 31, 1999. During the term of the agreement, Mr.
Hurley is to be paid at a rate per annum of not less than $150,000. The employment agreement requires Mr. Hurley to devote his full time to the business of Benedek Broadcasting and precludes Mr. Hurley from engaging in activities competitive with the business of Benedek Broadcasting throughout the term of the employment agreement and for a period of one year thereafter with respect to designated market areas then served by a television station owned by Benedek Broadcasting.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Benedek, Yager and Lindwall, all of whom are executive officers of the Company, serve as directors of the Company. Presently, the Company does not have a compensation committee. Compensation for executive officers is recommended to the Board of Directors by the Chief Executive Officer. In making his compensation recommendations, the Chief Executive Officer considers several criteria, including the Company's performance and growth, industry standards for similarly situated companies and experience and qualitative performance of such executive officers.

                                STOCK OWNERSHIP

     Mr. Benedek owns 7,030,000 shares of Class B common stock of the Company, representing all of its outstanding common stock.

     Mr. Yager holds options to purchase 370,000 shares of common stock of the Company for an aggregate purchase price of approximately $1,192,500. All of Mr. Yager's options are immediately exercisable.

     The Initial Warrants are exercisable for approximately 7.5% of the common stock of the Company, on a fully-diluted basis, but excluding the Contingent Warrants. The Contingent Warrants are exercisable for approximately 10.0% of such common stock on a fully-diluted basis, including the Initial Warrants.

                       DESCRIPTION OF OTHER INDEBTEDNESS

CREDIT AGREEMENT

     The Credit Agreement was entered into concurrently with the consummation of the sale of the Existing Notes, the Acquisitions and the other aspects of the Financing Plan. The material terms of the Credit Agreement are described below.

     The Term Loan Facilities consist of (i) an AXELs'sm' Series A Facility of $70.0 million and (ii) an AXELs'sm' Series B Facility of $58.0 million. The Term Loan Facilities provide for quarterly amortization until final maturity (except in the first year during which amortization will be on a semi-annual basis). The AXELs'sm' Series A Facility will mature five years and the AXELs'sm' Series B Facility will mature six and one-half years after the closing. Benedek Broadcasting is required to make scheduled amortization payments on the Term Loan Facilities, on an aggregate basis for AXELs'sm' Series A and Series B Facilities, as follows: first year after closing, $6.0 million; second year after closing, $11.0 million; third year after closing, $14.5 million; fourth year after closing, $16.0 million; fifth year after closing, $27.5 million; sixth year after closing, $15.0 million; and the first half of the seventh year after closing, $38.0 million.

     In addition, Benedek Broadcasting is required to make prepayments on the Term Loan Facilities under certain circumstances, including upon certain asset sales and issuance of debt or equity securities by the Company or Benedek Broadcasting. Benedek Broadcasting is also required to make prepayments on the Term Loan Facilities in an amount equal to 50% of Benedek Broadcasting's Excess Cash Flow (as defined). These mandatory prepayments will be applied to prepay, on a pro rata basis, the AXELs'sm' Series A and Series B Facilities. The AXELs'sm' Series A Facility bear interest, at Benedek Broadcasting's option, at a customary base rate plus a spread of 2.0% or at a Eurodollar rate plus a spread of 3.0%. The AXELsSM Series B Facility bear interest, at Benedek Broadcasting's option, at a customary base rate plus a spread of 2.5% or at a Eurodollar rate plus a spread of 3.5%. The margins above the customary base rate and the Eurodollar rate at which the Term Loan Facilities and Revolving Credit Facility bear interest will be subject to reductions at such times as certain leverage ratio performance tests are met.

     Benedek Broadcasting has the ability, subject to a borrowing base and compliance with certain covenants and conditions, to borrow up to an additional $15.0 million for general corporate purposes pursuant to the Revolving Credit Facility. The Revolving Credit Facility has a term of five years and is fully revolving until final maturity. The Revolving Credit Facility will bear interest when drawn upon, at Benedek Broadcasting's option, at a customary base rate plus a spread of 2.0% or at a Eurodollar rate plus a spread of 3.0%.

     The Term Loan Facilities and the Revolving Credit Facility are guaranteed by the Company and are secured by certain of the Company's and Benedek Broadcasting's present and future property and assets. The Term Loan Facilities are also guaranteed by BLC and are secured by all of the stock of BLC.

     The Term Loan Facilities and the Revolving Credit Facility contain certain financial covenants applicable to the Company and Benedek Broadcasting, including, but not limited to, covenants related to cash interest coverage, fixed charge coverage, Bank Debt/EBITDA ratio, total debt/EBITDA ratio and minimum EBITDA. In addition, the Term Loan Facilities and the Revolving Credit Facility will contain other affirmative and negative covenants relating to (among other things) liens, payments on other debt, restricted junior payments (excluding distributions from Benedek Broadcasting to the Company) transactions with affiliates, mergers and acquisitions, sales of assets, leases, guarantees and investments. The Term Loan Facilities and the Revolving Credit Facility contain customary events of default for highly-leveraged financings, including certain changes in ownership or control of the Company.

     Although the Credit Agreement does not limit the ability of Benedek Broadcasting to pay dividends or make other payments to the Company, the Senior Secured Note Indenture does contain such limitations. However, after giving effect to the Transactions (assuming the contribution to the common equity of Benedek Broadcasting of net cash proceeds of approximately $188.5 million from the sale of the Notes, the Units and the Seller Junior Discount Preferred Stock), as of December 31, 1995, Benedek Broadcasting could have distributed approximately $188.5 million to the Company under such limitations.

SENIOR SECURED NOTES

     Benedek Broadcasting currently has outstanding $135.0 million aggregate principal amount of its 11 7/8% Senior Secured Notes due 2005, which were issued in an exchange offer in December 1995. The Senior Secured Notes were issued in exchange for all of Benedek Broadcasting's then outstanding 11 7/8% senior secured notes (the 'Original Notes'). The Original Notes and the Senior Secured Notes exchanged therefor were both issued pursuant to an indenture (the 'Senior Secured Note Indenture') dated as of March 1, 1995, among Benedek Broadcasting, the LLC and The Bank of New York, as trustee. The Senior Secured Notes are senior secured obligations of Benedek Broadcasting and will rank pari passu in right of payment with the Term Loan Facilities and Revolving Credit Facility under the Credit Agreement. The Senior Secured Notes are currently guaranteed by the LLC and, upon consummation of the Transactions, will be guaranteed by BLC and the Company. The Senior Secured Notes will mature on March 1, 2005. The Senior Secured Notes are redeemable at Benedek Broadcasting's option, in whole or in part, at any time after March 1, 2000, at the following redemption prices (expressed as percentages of the principal amount): if redeemed during the 12-month period commencing March 1 of (a) 2000, 105.938%; (b) 2001, 102.969%;
(c) 2002, 101.484%; and (d) 2003 and thereafter, 100.0%.

     So long as the Senior Secured Notes remain outstanding, Benedek Broadcasting will remain subject to the Senior Secured Note Indenture. The Senior Secured Note Indenture contains covenants that, among other things, limit
(i) the issuance of additional indebtedness by Benedek Broadcasting, (ii) the creation of liens on the assets of Benedek Broadcasting and its subsidiaries, (iii) Benedek Broadcasting from entering into sale and leaseback transactions, (iv) the issuance of debt and preferred stock by Benedek Broadcasting's subsidiaries, (v) the payment of dividends on, and redemption of, capital stock of Benedek Broadcasting and its subsidiaries and the redemption of certain subordinated obligations of Benedek Broadcasting, (vi) investments in certain affiliates, (vii) sales of assets and subsidiary stock, (viii) transactions with affiliates and (ix) consolidations, mergers and transfers of all or substantially all of Benedek Broadcasting's assets. The Senior Secured
Note Indenture also prohibits certain restrictions on distributions from subsidiaries. The Senior Secured Note Indenture also contains certain customary events of default, which include the failure to pay interest and principal, the failure to comply with certain covenants in the Senior Secured Notes or the Senior Secured Note Indenture, a default under certain indebtedness, the imposition of certain final judgements or warrants of attachment and certain events occurring under bankruptcy laws.

     In connection with the Transactions, all of the obligations of Benedek Broadcasting under the Senior Secured Notes and the Senior Secured Note Indenture were unconditionally guaranteed by the Company.

EXCHANGE DEBENTURES

     The Exchangeable Preferred Stock is exchangeable, at the option of the Company, for the Company's Subordinated Notes due 2007 (the 'Exchange
Debentures'). The Exchange Debentures, if issued, will be issued under an indenture (the 'Exchange Indenture'), to be entered into between the Company and IBJ Schroder Bank & Trust Company, as trustee. The Exchange Debentures will be general, unsecured obligations of the Company, ranking subordinate in right of payment to all senior indebtedness of the Company, including the Notes and the Company's guarantees of Benedek Broadcasting's obligations under the Credit Agreement and with respect to the Senior Secured Notes. Interest on the Exchange Debentures will accrue at the same rate per annum as the dividend rate on the Exchangeable Preferred Stock. Interest will accrue from the date the Exchange Debentures are issued and be payable semi-annually in cash (or, at the option of the Company, on or prior to July 1, 2001, in additional Exchange Debentures) in arrears on each July 1 and January 1, commencing with the first such date after the issuance of the Exchange Debentures. The Exchange Debentures will be redeemable, at the Company's option, in whole at any time or in part from time to time, at the redemption prices (expressed in percentages of the principal amount thereof) set forth below, plus without duplication, accrued and unpaid interest on the Exchange Debentures to the date of redemption: if redeemed prior to July 1, 1996 at 115.000%, and if redeemed during the 12-month period commencing July 1 of (a) 1996 through 1999, 115.000%; (b) 2000, 112.000%; (c)
2001, 109.000%;  (d)  2002, 106.000%;  (e)  2003,  103.000%; and  (f)  2004  and
thereafter, 100.000%. The Exchange Indenture will also provide that upon the occurrence of a change of control (to be defined in the Exchange Indenture) of the Company, each holder will have the right to require that the Company repurchase all or a portion of such holder's Exchange Debentures at a purchase price equal to 101% of the principal amount thereof plus accrued interest, if any, to the date of repurchase. The payment of all obligations on the Exchange Debentures will be subordinated and junior in right of payment to the prior payment in full of all obligations senior to the Exchange Debentures, including the Notes, the Credit Agreement and the Senior Secured Notes. The Exchange Indenture will contain certain covenants that, among other things, limit (i) the issuance of additional indebtedness by the Company and its subsidiaries, (ii) the creation of certain liens on the assets of the Company and its subsidiaries,
(iii)  the Company from  entering into certain  sale and leaseback transactions,
(iv) the payment of dividends on, and redemption of, certain capital stock of the Company and its subsidiaries and the redemption of certain subordinated obligations of the Company, (v) investments in certain affiliates, (vi) sales of assets and subsidiary stock, (vii) transactions with affiliates and (viii) consolidations, mergers and transfers of all or all of the Company's assets. Additionally, the events of default in the Exchange Indenture will be similar to the events of default contained in the Indenture.

                            DESCRIPTION OF THE NOTES

     The Exchange Securities will be issued under the Indenture, dated as of May 15, 1996 between the Company and United States Trust Company of New York, as trustee (the 'Trustee'). The Existing Notes were also issued pursuant to the Indenture. The Indenture provides that the Existing Notes and the Exchange Securities are pari passu in all respects.The following summary, which describes certain provisions of the Indenture and the Notes, does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture and the Notes, including the definitions therein of terms not defined in this Prospectus. A copy of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

GENERAL

     The Notes are unsecured senior subordinated obligations of the Company, limited to $170.0 million aggregate principal amount at maturity, and will mature on May 15, 2006. Prior to May 15, 2001, except as described below, no interest will accrue on the Notes. From and after May 15, 2001, interest on the Notes will accrue at the rate shown on the front cover of this Offering Circular and will be payable semi-annually in arrears on each May 15 and November 15, commencing November 15, 2001. Interest on overdue principal and (to the extent permitted by law) on overdue installments of interest will accrue at a rate of 1.0% in excess of the rate per annum borne by the Notes. The interest rate on the Existing Notes is subject to increase in certain circumstances if the Exchange Offer is not consummated by November 4, 1996 or if certain other conditions are not satisfied.

     For Federal income tax purposes, Holders of the Notes will be required to recognize interest income in respect of the Notes in the form of original issue discount in advance of the receipt of cash payments to which such income is attributable.

     Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. Principal and interest will be payable at the office of the Trustee, but, at the option of the Company and subject to certain exceptions, interest may be paid by check mailed to the registered holders at their registered addresses. However, any global Note will be payable in immediately available funds by wire transfer to The Depository Trust Company (the 'Depository'). See ' -- Same-Day Settlement and Payment.' The Notes will be transferable and exchangeable at the office of the Trustee and will be issued in fully registered form, without coupons.

FORM, DENOMINATION AND BOOK-ENTRY PROCEDURES

     The Existing Notes are represented by one fully-registered global note without coupons (the 'Existing Global Note') and two fully-registered certificated notes without coupons. The Existing Global Note is on deposit with the Depository and registered in the name of the Depository or a nominee of the Depository.

     The Exchange Securities will be issued in the form of one or more fully-registered notes in global form without coupons (an 'Exchange Global Note') and one or more fully-registered certificated notes without coupons (the 'Certificated Exchange Securities'). The Exchange Global Note will be deposited with the Depository and registered in the name of the Depository or a nominee of the Depository (the 'Exchange Global Note Registered Owner').

     The Depository has advised the Company that the Depository is a limited purpose trust company created to hold securities for its participating organizations (collectively, the 'Participants') and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the 'Indirect Participants'). Persons who are not Participants may beneficially own securities held by or on behalf of the Depository only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of the Depository are recorded on the records of the Participants and Indirect Participants.

     The Depository has also advised the Company that, pursuant to procedures established by it, (i) upon deposit of the Exchange Global Note, the Depository will credit the accounts of Participants with portions of the principal amount of the Exchange Global Note and (ii) ownership of such interests in the Exchange Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depository (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Exchange Global Note). The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the Exchange Securities will be limited to that extent.

     So long as the Depository or its nominee is the registered owner of the Exchange Global Note, the Depository or such nominee, as the case may be, will be considered the sole owner or Holder of the Exchange Securities represented by the Exchange Global Note for all purposes under the Indenture. Except as described below, owners of interests in the Exchange Global Note will not have the Exchange Securities registered in their names, will not receive physical delivery of the Exchange Securities in definitive form and will not be considered the Registered Owners thereof under the Indenture for any purpose.

     Accordingly, each person owning a beneficial interest in the Exchange Global Note must rely on the procedures of the Depository and, if such person is not a Participant or an Indirect Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture or such Exchange Global Note. The Company understands that under existing industry practice, in the event the Company requests any action of Holders or a person that is an owner of a beneficial interest in an Exchange Global Note desires to take any action that the Depository, as the Holder of such Exchange Global Note, is entitled to take, the Depository would authorize the Participants to take such action and the Participants would authorize persons owning through such Participants to take such action or would otherwise act upon the instruction of such persons. None of the Company, the Trustee nor any agent of the Company or the Trustee will have any responsibility or liability for (i) any aspect of the Depository's records or any Participant's records relating to payments made on account of beneficial ownership interests in the Exchange Global Note, or for maintaining, supervising or reviewing any of the Depository's records or any Participant's records relating to the beneficial ownership interests in the Exchange Global Note or
(ii) any other actions and practices of the Depository or any of the Participants.

     Payments in respect of the principal of and interest on any Exchange Securities registered in the name of the Exchange Global Note Registered Owner will be payable by the Trustee to or at the direction of the Exchange Global Note Registered Owner in its capacity as the Registered Owner under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Exchange Securities, including the Exchange Global Note, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Exchange Securities or for any other matter relating to actions or practices of the Depository or any of the Participants. Payments by the Participants and the Indirect Participants to the beneficial owners of Exchange Securities will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of the Depository, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by the Depository or any of the Participants in identifying the beneficial owners of the Exchange Securities, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from the Exchange Global Note Registered Owner for all purposes.

     The Exchange Global Note is exchangeable for Certificated Exchange Securities if (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for the Exchange Global Note or if the Company determines that the Depository is unable to continue as Depository and the Company thereupon fails to appoint a successor Depository, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Exchange Securities in definitive registered form or (iii) there shall have occurred and be continuing an Event of Default or any event which after notice or lapse of time would be an Event of Default with respect to the Exchange Securities. Such Certificated Exchange Securities shall be registered in the names of the owners of the beneficial interests in the Exchange Global Note as provided by the Depository. Certificated Exchange Securities will be in fully registered form, without coupons, in multiples of $1,000. Upon issuance of Certificated Exchange Securities, the Trustee is required to register the Exchange Securities in the name of, and cause the Exchange Securities to be delivered to, the person or persons (or the nominee thereof) identified as the beneficial owner as the Depository shall direct.

     The information in this section concerning the Depository and the Depository's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

SAME-DAY SETTLEMENT AND PAYMENT

     The Indenture requires that payments in respect of the Exchange Securities represented by an Exchange Global Note (including principal, premium and interest) be made by wire transfer of immediately available funds to the accounts specified by the Depository. The Company will make all payments in respect of the Certificated Exchange Securities (including principal, premium and interest), by mailing a check to each such Holder's registered address; provided, however, that payments on the Exchange Securities may also be made, in the case of a Holder of at least $1,000,000 aggregate principal amount at maturity of Exchange Securities, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Exchange Global Note will be eligible to trade in the PORTAL Market and to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in interests represented by the Exchange Global Note will, therefore, be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in the Certificated Exchange Securities will also be settled in immediately available funds.

OPTIONAL REDEMPTION

     Except as described below, the Notes may not be redeemed at the option of the Company prior to May 15, 2000. On or after such date, the Notes may be redeemed at the option of the Company, at any time as a whole, or from time to time in part, on not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of Accreted Value) set forth below, plus accrued interest (if any) to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

          if redeemed during the 12-month period commencing May 15:

                                                                         REDEMPTION
YEAR                                                                       PRICE
- ----------------------------------------------------------------------   ----------

2000..................................................................     108.833%
2001..................................................................     106.625
2002..................................................................     104.417
2003..................................................................     102.208
2004 and thereafter...................................................     100.000

     Notwithstanding the foregoing, until May 15, 1999, the Company may, at its option, redeem up to 25% of the aggregate principal amount at maturity of the Notes at 113.25% of the Accreted Value thereof with the net proceeds of one or more Public Equity Offerings or Strategic Investments (to the extent such net proceeds are contributed to the equity capital of the Company in the case of a Public

Equity Offering by Parent or Strategic Investment in Parent) if at least 75% of the original aggregate principal amount at maturity of the Notes remain outstanding after each such redemption.

SINKING FUND

     There will be no mandatory sinking fund payments for the Notes.

RANKING

     The indebtedness evidenced by the Notes is senior subordinated, unsecured obligations of the Company. The payment of the principal of, premium (if any), interest and all other obligations in respect of the Notes is subordinate in right of payment, as set forth in the Indenture, to the prior payment in full in cash or cash equivalents of all Senior Debt of the Company, whether outstanding on the Issue Date or thereafter incurred, including the Company's guarantee of Benedek Broadcasting's obligations under the Credit Agreement and with respect to the Senior Secured Notes.

     As of March 31, 1996, after giving pro forma effect to the Transactions, the Company's Senior Debt would have been approximately $263.7 million. Although the Indenture contains limitations on the amount of additional Debt that the Company may incur, under certain circumstances the amount of such Debt could be substantial and, in any case, such Debt may be Senior Debt. See ' -- Certain Covenants -- Limitation on Debt.'

     All the operations of the Company are conducted through its subsidiaries. Claims of creditors of such subsidiaries, including trade creditors, secured creditors and creditors holding indebtedness and guarantees issued by such subsidiaries, and claims of preferred stockholders (if any) of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including holders of the Notes, even though such obligations will not constitute Senior Debt. The Notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of subsidiaries of the Company. At March 31, 1996, after giving pro forma effect to the Transactions, the total liabilities of the Company's subsidiaries would have been $286.3 million, including trade payables and $263.7 million of Senior Debt. Although the Indenture limits the incurrence of Debt and preferred stock of certain of the Company's subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Debt under the Indenture. See ' -- Certain Covenants -- Limitation of Debt.'

     Only Debt of the Company that is Senior Debt will rank senior to the Notes in accordance with the provisions of the Indenture. The Notes will in all respects rank pari passu with all other Senior Subordinated Debt of the Company. The Company has agreed in the Indenture that it will not Incur, directly or indirectly, any Debt that is subordinate or junior in ranking in right of payment to its Senior Debt unless such Debt is Senior Subordinated Debt or is expressly subordinated in right of payment to Senior Subordinated Debt. Unsecured Debt is not deemed to be subordinated or junior to Senior Debt merely because it is unsecured.

     The Company may not pay principal of, premium (if any), interest on or any other obligation in respect of, the Notes or make any deposit pursuant to the provisions described under 'Defeasance' below and may not repurchase, redeem or otherwise retire any Notes (collectively, 'pay the Notes') if (i) any Designated Senior Debt is not paid when due or (ii) any other default on Designated Senior Debt occurs and the maturity of such Designated Senior Debt is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Debt has been paid in full in cash or cash equivalents. However, the Company may pay the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Debt with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. Upon the occurrence and during the continuance of any default (other than a default described in clause (i) or (ii) of the second preceding sentence) with respect to any Designated Senior Debt pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration)
or the expiration of any applicable grace periods, the Company may not pay the Notes for a period (a 'Payment Blockage Period') commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a 'Blockage Notice') of such default from the Representative of the holders of such Designated Senior Debt specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the Representative of such Designated Senior Debt Person or Persons who gave such Blockage Notice, (ii) because the default giving rise to such Blockage Notice is no longer continuing or (iii) because such Designated Senior Debt has been repaid in full in cash or cash equivalents). Notwithstanding anything in the foregoing to the contrary, a Blockage Notice may only be given by and, therefore shall only be effective in respect of the Company and the Trustee if given by, (i) the Representative of the Bank Debt as long as any Bank Debt is outstanding or the Representative of the Senior Secured Notes as long as any Senior Notes are outstanding and (ii) if no Bank Debt or Senior Secured Notes are outstanding, any other Representative of outstanding Designated Senior Debt. Notwithstanding the provisions described in the immediately preceding sentence, unless the holders of such Designated Senior Debt or the Representative of such holders have accelerated the maturity of such Designated Senior Debt, the Company may resume payments on the Notes after the end of such Payment Blockage Period. The Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Debt during such period.

     Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property, the holders of Senior Debt will be entitled to receive payment in full in cash or cash equivalents of such Senior Debt before the Noteholders are entitled to receive any payment, and until the Senior Debt is paid in full in cash or cash equivalents, any payment or distribution to which Noteholders would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Debt as their interests may appear. The foregoing shall not prohibit the receipt by Noteholders in such a proceeding prior to the payment in full of the Senior Debt of a distribution of shares of stock or debt securities that are subordinated to the same extent as the Notes. If a distribution is made to Noteholders that, due to the subordination provisions, should not have been made to them, such Noteholders are required to hold it in trust for the holders of Senior Debt and pay it over to them as their interests may appear.

     If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of Designated Senior Debt or the Representative of such holders of the acceleration.

     For purposes of the subordination provisions in the Indenture, Senior Debt outstanding under the Bank Credit Agreement shall not be deemed paid in full in cash or cash equivalents at any time unless all letters of credit outstanding under the Bank Credit Agreement which have not been drawn upon at such time are fully cash collateralized or returned undrawn.

     By reason of the subordination provisions contained in the Indenture, in the event of insolvency, creditors of the Company who are holders of Senior Debt may recover more, ratably, than the Noteholders, and creditors of the Company who are not holders of Senior Debt may recover less, ratably, than holders of Senior Debt and may recover more, ratably, than the Noteholders.

CHANGE OF CONTROL

     Upon the occurrence of any of the following events (each a 'Change of Control'), each holder of Notes will have the right to require the Company to repurchase all or any part of such holder's Notes at a repurchase price equal to 101% of the Accreted Value thereof plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

          (i) prior to the first public offering of common stock of the Company or Parent, the Permitted Holders cease to be the 'beneficial owner' (as defined in Rules 13d-3 and 13d-5 under the

     Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of the Company, whether as a result of Issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, any direct or indirect transfer of securities or otherwise (for purposes of this clause (i) and clause (ii) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of a corporation (the 'specified corporation') held by any other corporation (the 'parent corporation') so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent corporation);

          (ii) any 'person' (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (i) above, except that such person shall be deemed to have 'beneficial ownership' of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders beneficially own (as defined in clause (i) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company (for the purposes of this clause
     (ii), such other person shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other person is the beneficial owner (as defined in this clause (ii)), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders beneficially own (as defined in clause (i) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such parent corporation); or

          (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of 66 2/3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

     The foregoing provisions cannot be waived by the Board of Directors of the Company (except that the Board may approve a new group of directors as described in paragraph (iii) above and thereby prevent the occurrence of such a Change of Control). The provisions relative to the Company's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

     Within 30 days following any Change of Control, the Company will mail a notice to each holder stating (i) that a Change of Control has occurred and that such holder has the right to require the Company to repurchase all or any part of such holder's Notes at a repurchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); (ii) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control); (iii) the repurchase date (which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (iv) the instructions, determined by the Company consistent with the Indenture, that a holder must follow in order to have its Notes repurchased.

     The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchaser. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company to incur additional Debt are contained in the covenants described under 'Certain Covenants -- Limitation on Debt,' ' -- Limitation on Liens' and ' -- Limitation on Sale/Leaseback Transactions.' Such restrictions can only be waived with the consent of the holders of a majority of the principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

     The Senior Secured Note Indenture and the Credit Agreement contain, and future indebtedness of the Company and Benedek Broadcasting may contain, prohibitions of certain events which would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders of Notes upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to offer to purchase or to purchase tendered Notes would constitute an Event of Default under the Indenture and could, in turn, constitute a default under the Bank Credit Agreement and any future indebtedness. In such circumstances, the subordination provisions in the Indenture would restrict payments to the holders of Notes.

     The Company will comply with any tender offer rules under the Exchange Act which may then be applicable, including Rule 14e-1, in connection with any offer required to be made by the Company to repurchase the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Indenture by virtue thereof.

CERTAIN COVENANTS

     Set forth below are certain covenants contained in the Indenture:

     Limitation on Debt. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, Issue, directly or indirectly, any Debt; provided, however, that the Company may Issue Debt if at the date of such Issuance the Cash Flow Leverage Ratio does not exceed the ratio indicated below for Debt Issued in each period indicated:

                                     PERIOD                                          RATIO
- --------------------------------------------------------------------------------   ----------

Through September 30, 1996......................................................   7.0 to 1.0
From October 1, 1996 through March 31, 1998.....................................   6.5 to 1.0
From April 1, 1998 and thereafter...............................................   6.0 to 1.0

     (b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries may Issue the following Debt: (1) Debt of the Company or Benedek Broadcasting Issued pursuant to the Bank Credit Agreement (including Guarantees thereof and any letters of credit Issued thereunder) or any other agreement or indenture in a principal amount which, when taken together with the principal amount of all other Debt Issued pursuant to this clause (1) and then outstanding, does not exceed the greater of (i) $15.0 million and (ii) 75% of the book value of the accounts receivable of the Company and the Restricted Subsidiaries; (2) Debt of the Company or Benedek Broadcasting Issued pursuant to the Bank Credit Agreement (including Guarantees thereof and any letters of credit Issued thereunder) or any other agreement or indenture in an aggregate principal amount which, when taken together with the principal amount of all other Debt Issued pursuant to this clause (2) and then outstanding, does not exceed (A) $128.0 million less (B) the lesser of (i) the aggregate amount of all principal repayments of any such Debt actually made after the Issue Date (other than any such principal repayments made as a result of the Refinancing of any such Debt) and (ii) the scheduled principal amortization payments to have been made by then under the terms of the Bank Credit Agreement (but without giving effect to any changes to such scheduled principal payments after the Issue Date); (3) Debt owed to and held by the Company or a Wholly Owned Subsidiary; provided, however, that any subsequent Issuance or transfer of any Capital Stock or any other event which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Debt (other than to a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Issuance of such Debt by the issuer thereof; (4) the Notes and Refinancing Debt of the Company Issued in respect of any Debt permitted by this clause (4) and Guarantees thereof (including the accretion of any original issue discount associated with Debt permitted by this clause (4)); (5) Debt (other than Debt described in clause (1), (2) (3) or (4) of this covenant but including the Debt represented by the Company Pledge Agreement) outstanding on the Issue Date, Refinancing Debt in respect of any Debt permitted by this clause (5) or clause (8) below or by paragraph (a) above, Guarantees of the Senior Secured Notes and Refinancing Debt of the Company in respect of the Senior Secured Notes; (6) Debt or Preferred Stock of a Subsidiary Issued and outstanding on or prior to the date on which such Subsidiary became a Subsidiary or was acquired by the Company (other than Debt or Preferred Stock Issued in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company) and Refinancing Debt of such Subsidiary Issued in respect of any Debt of such Subsidiary permitted by this clause (6); provided, however, that after giving effect thereto, except in the case of any Refinancing Debt, the Company could Issue an additional $1.00 of Debt pursuant to paragraph
(a) above; (7) Debt consisting of Guarantees by BLC of Permitted Acquisition Debt; (8) Specified Debt of a Restricted Subsidiary; provided, however, that after giving effect thereto, the Company could Issue an additional $1.00 of Debt pursuant to paragraph (a) above; (9) Exchange Debentures Issued in lieu of cash interest payments with respect to the Exchange Debentures and Refinancing Debt in respect of any Debt permitted by this clause (9); and (10) Debt of the Company or any Restricted Subsidiary (in addition to the Debt permitted to be Issued pursuant to paragraph (a) above or in any other clause of this paragraph
(b)) in an aggregate principal amount on the date of Issuance which, when added to all other Debt Issued pursuant to this clause (10) and then outstanding, shall not exceed $15.0 million.

     (c) Notwithstanding any other provision of this covenant, the Company shall not Issue any Debt under paragraph (b) above if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Obligations unless such Debt shall be subordinated to the Notes to at least the same extent as such Subordinated Obligations.

     Limitation on Subordinated Debt. The Company shall not issue any Debt if such Debt is subordinate or junior in ranking in any respect to any Senior Debt, unless such Debt is Senior Subordinated Debt or is expressly subordinated in right of payment to Senior Subordinated Debt.

     Limitation on Liens. The Company shall not, and shall not permit any Restricted Subsidiary to, create, incur or suffer to exist any Lien upon any of its property or assets now owned or hereafter acquired by it securing any Debt that is expressly by its terms junior or subordinate in right of payment to any other Debt of the Company, unless contemporaneously therewith effective provision is made for securing the Notes equally and ratably with such Debt as to such property for so long as such Debt will be so secured.

     Limitation on Sale/Leaseback Transactions. The Company shall not, and shall not permit any Restricted Subsidiary to, enter into a Sale/Leaseback Transaction unless (i) the Company would be able to incur Debt in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction secured by a Lien pursuant to the provisions of the covenants described under ' -- Limitation on Debt' and ' -- Limitation on Liens' above or (ii) the Company or such Restricted Subsidiary receives consideration from such Sale/Leaseback Transaction at least equal to the fair market value of the property subject thereto (which shall be determined in good faith by the Board of Directors and evidenced by a resolution of the Board of Directors) and elects to treat the disposition of assets subject to such Sale/Leaseback Transaction as an Asset Disposition subject to the covenant described under ' -- Limitation on Sales of Assets and Subsidiary Stock' below.

     Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of its Capital Stock (except dividends or distributions payable solely in its Non-Convertible Capital Stock or in options, warrants or other rights to purchase its Non-Convertible Capital Stock and except dividends or distributions payable to the Company or a Subsidiary and, if a Subsidiary is not wholly owned, to the other stockholders on a pro rata basis), (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or of any direct or indirect parent of the Company, (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or
(iv) make any Investment in any Affiliate of the Company other than a Restricted Subsidiary or a person which will become a Restricted Subsidiary as a result of any such Investment (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being herein referred to as a 'Restricted Payment') if at the time the Company or such Restricted Subsidiary makes such Restricted Payment: (1) a Default shall have occurred and be continuing (or would result therefrom); (2) the Company is not able to Issue an additional $1.00 of Debt pursuant to paragraph (a) of the covenant described under ' -- Limitation on Debt' above; or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of: (a) the cumulative Operating Cash Flow (whether positive or negative) accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment less the product of 1.4 multiplied by the cumulative Consolidated Interest Expense during such period; provided, however, that Operating Cash Flow and Consolidated Interest Expense for the period from the beginning of the fiscal quarter during which the Issue Date occurs through the Issue Date are originally Issued shall be calculated on a pro forma basis to give effect to the Acquisitions, including the financing thereof (as if the Acquisitions were consummated on the last day of the fiscal quarter prior to the fiscal quarter during which the Issue Date occurs); (b) the aggregate Net Cash Proceeds received by the Company from the Issue or sale of its Capital Stock (other than Redeemable Stock or Exchangeable Stock and other than the Exchangeable Preferred Stock and the Seller Junior Discount Preferred Stock) subsequent to the Issue Date (other than an Issuance or sale to a Subsidiary or to an employee stock ownership plan or other trust established by the Company or any of the Subsidiaries for the benefit of their employees or to officers, directors or employees to the extent that the Company or any Subsidiary has outstanding loans or advances to such employees pursuant to clause (vii) of the second paragraph of this covenant or clause (iii) of the second paragraph under ' -- Limitations on Transactions with Affiliates' (all such excluded Capital Stock being herein collectively called 'Excluded Stock')); and (c) the amount by which indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary), subsequent to the Issue Date, of any Debt of the Company that is by its original terms convertible or exchangeable for Capital Stock (other than Redeemable Stock or Exchangeable Stock) of the Company (less the amount of any cash, or other property, distributed by the Company upon such conversion or exchange); provided, however, that, for the purposes of the calculation required by this clause (3), the value of any such Restricted Payment, if other than cash, shall be evidenced by a resolution of the Board of Directors and determined in good faith by the disinterested members of the Board of Directors; provided further, however, that, in the case of a distribution or other disposition by the Company of all or substantially all of the assets of a broadcast station or other business unit, the value of any such Restricted Payment shall be determined by an investment banking firm of national prominence that is not an Affiliate of the Company.

     (b) The provisions of the preceding paragraph shall not prohibit: (i) any purchase or redemption of Capital Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Redeemable Stock or Exchangeable Stock and other than Excluded Stock); provided, however, that (A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from clauses (3)(b) and (3)(c) of the previous paragraph; (ii) any purchase or redemption of Subordinated Obligations or the Exchangeable Preferred Stock of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Debt of the Company which is permitted to be Issued pursuant to the covenant described above under ' -- Limitation on Debt'; provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments; (iii) any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted by the covenant described below under ' -- Limitation on Sales of Assets and Subsidiary Stock'; provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments; (iv) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments; (v) Investments in Non-Recourse Affiliates in an aggregate amount (which amount shall be reduced by the amount equal to the net reduction in Investments in Non-Recourse Affiliates resulting from payments of dividends, repayments of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary from Non-Recourse Affiliates) not to exceed $6.0 million; provided, however, that the amount of such Investments shall be excluded in the calculation of the amount of Restricted Payments; (vi) with respect to each tax period prior to the Issue Date that Benedek Broadcasting qualifies as an S Corporation under the Code, or any similar provision of state or local law, distributions of Tax Amounts; provided, however, that prior to any distribution of Tax Amounts a duly authorized officer of Benedek Broadcasting certifies to the Trustee that Benedek Broadcasting qualified as an S Corporation for Federal income tax purposes for such period and for the states in respect of which distributions are being made and that at the time of such distributions, the most recent audited financial statements of Benedek Broadcasting provide that Benedek Broadcasting was treated as an S Corporation for Federal income tax purposes for the applicable portion of the period of such financial statements; provided further, however, that the amount of such distributions shall be excluded in the calculation of the amount of Restricted Payments; (vii) loans or advances to officers and directors of the Company (other than a Restricted Holder) (A) in the ordinary course of business in an aggregate amount outstanding not in excess of $1.0 million or (B) the proceeds of which are used to acquire Capital Stock of the Company (other than Redeemable Stock or Exchangeable Stock); provided, however, that such loans and advances shall be excluded in the calculation of the amount of Restricted Payments; (viii) the retirement of the Exchangeable Preferred Stock through the issuance of the Exchange Debentures; provided, however, the amount thereof shall be excluded in the calculation of the amount of Restricted Payments or (ix) cash dividends or distributions payable to holders of Exchangeable Preferred Stock as Liquidated Damages (as defined in the Certificate of Designation) in an aggregate amount not to exceed $300,000; provided, however, that the amount of such dividends or distributions shall be included in the calculation of the amount of Restricted Payments.

     The Company shall not be permitted to make distributions pursuant to clause
(vi) above (1) unless and until the Company has entered into a binding written agreement with each stockholder (copies of which will be promptly furnished to the Trustee prior to the making of any such distribution) providing that if any amount distributed to such stockholder pursuant to such clause (vi) is later determined to have been, as a result of a change in applicable law or the failure of Benedek Broadcasting to effect or maintain a valid S Corporation election or otherwise, in excess of the amount permitted to be distributed or paid under such clause (vi), such excess shall be refunded to the Company at least five Business Days prior to the next due date of individual estimated income tax payments and (2) in the event it has been determined that any such excess distribution or payment has been made, unless the Company has requested and received all refunds pursuant to such agreements.

     Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Debt owed to the Company, (ii) make any loans or advances to the Company or
(iii) transfer any of its property or assets to the Company, except: (1) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date; (2) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Debt Issued by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Debt Issued as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date; (3) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Debt Issued pursuant to an agreement referred to in clause (1) or (2) of this covenant or contained in any amendment to an agreement referred to in clause (1) or (2) of this covenant; provided, however, that the encumbrances and restrictions contained in any such Refinancing agreement or amendment are no less favorable to the Noteholders than encumbrances and restrictions contained in such agreements; (4) any such encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease; (5) in the case of clause (iii) above, restrictions contained in security agreements securing Debt of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements; and (6) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition.

     Limitation on Sales of Assets and Subsidiary Stock. The Company shall not, and shall not permit any Restricted Subsidiary to make any Asset Disposition unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value, as determined in good faith by the Board of Directors (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition and at least 90% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash and (ii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) (A) first, to the extent the Company elects (or is required by the terms of any Senior Debt) to prepay, repay or purchase Senior Debt or Debt (other than any Redeemable Stock) of a Wholly Owned Subsidiary (in each case other than Debt owed to the Company or an Affiliate of the Company) within 60 days after the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), at the Company's election to the investment by the Company or any Restricted Subsidiary in assets to replace the assets that were the subject of such Asset Disposition or in assets that, as determined by the Board of Directors and evidenced by resolutions of the Board of Directors, will be used in the businesses of the Company and its Restricted Subsidiaries existing on the Issue Date or in businesses reasonably related thereto, in all cases within 270 days after the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (C) third, to the extent the Company is entitled pursuant to then existing contractual limitations to receive dividends and distributions from the relevant Restricted Subsidiary and of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer pursuant to and subject to the conditions contained in the Indenture to the holders of the Notes (and to holders of other Senior Subordinated Debt designated by the Company) to purchase Notes (and such other Senior Subordinated Debt) at a purchase price of 100% of the Accreted Value thereof (without premium) plus accrued and unpaid interest (or in respect of such other Senior Subordinated Debt such lesser price, if any, as may be provided for by the terms of such other Senior Subordinated Debt) and (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), to (x) the acquisition by the Company or any Restricted Subsidiary of assets to replace the assets that were the subject of such Asset Disposition or assets that, as determined by the Board of Directors and evidenced by resolutions of the Board of Directors, will be used in the businesses of the Company and its Restricted Subsidiaries existing on the Issue Date or in businesses reasonably related thereto or (y) the prepayment, repayment or purchase of

Debt (other than any Redeemable Stock) of the Company (other than Debt owed to an Affiliate of the Company) or Debt of any Restricted Subsidiary (other than Debt owed to the Company or an Affiliate of the Company), in each case within 360 days after the later of the receipt of such Net Available Cash and the date the offer described in clause (C) is consummated; provided, however that in connection with any prepayment, repayment or purchase of Debt pursuant to clause
(A), (C) or (D) above, the Company or such Restricted Subsidiary shall retire such Debt and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions of this paragraph, the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash (other than Net Available Cash from an Asset Disposition consisting of a Sale/Leaseback Transaction that the Company has elected to treat as an Asset Disposition pursuant to clause (ii) of the covenant described under ' -- Limitation on Sale/Leaseback Transactions' above) in accordance with this paragraph except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this paragraph exceeds $5.0 million. The Company shall not permit any Non-Recourse Subsidiary to make any Asset Disposition unless such Non-Recourse Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value of the shares or assets so disposed of. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Permitted Investments.

     In the event of an Asset Disposition that requires the purchase of Notes (and other Senior Subordinated Debt) pursuant to clause (ii)(C) above, the Company will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes (and other Senior Subordinated Debt at the purchase price set forth above) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. The Company shall not be required to make such an offer to purchase Notes if the Net Available Cash available therefor is less than $5.0 million for any particular Asset
Disposition (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to any subsequent Asset Disposition).

     The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this clause by virtue thereof.

     Limitation on Transactions with Affiliates. The Company shall not, and shall not permit any Restricted Subsidiary to, conduct any business or enter into any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company unless the terms of such business, transaction or series of transactions are as favorable to the Company or such Restricted Subsidiary as terms that would be obtainable at the time for a comparable transaction or series of similar transactions in arm's-length dealings with an unrelated third person; provided, however, that in the case of any transaction or series of related transactions involving aggregate payments or other transfers by the Company and its Restricted Subsidiaries in excess of (i) $1.0 million, the Company shall deliver an Officers' Certificate to the Trustee certifying that the terms of such business, transaction or series of transactions (x) comply with this covenant, (y) have been set forth in writing and (z) have been determined in good faith by the disinterested members of the Board of Directors to satisfy the criteria set forth in this covenant, and (ii) $5.0 million, the Company shall also deliver to the Trustee an opinion from an investment banking firm of national prominence that is not an Affiliate of the Company to the effect that such business, transaction or transactions are fair to the Company or such Restricted Subsidiary from a financial point of view.

     The provisions of the preceding paragraph shall not prohibit (i) any Restricted Payment permitted to be paid pursuant to the provisions of the covenant described under ' -- Limitation on Restricted Payments,' (ii) any Issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors in the ordinary course of business and consistent with industry practices, (iii) loans or advances to employees of the Company and the Subsidiaries (other than Restricted Holders) (A) in the ordinary course of business in an aggregate amount outstanding not to exceed $1.0 million or (B) the proceeds of which are used to acquire from the Company Capital Stock of the Company (other than Redeemable Stock or Exchangeable Stock); (iv) the payment of reasonable fees to directors of the Company and its Subsidiaries (other than a Restricted Holder) who are not employees of the Company or its Subsidiaries; (v) salaries to employees in the ordinary course of business and consistent with industry practices; and (vi) any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries; provided, however, that no portion of the minority interest in any such Restricted Subsidiary is owned by an Affiliate (other than the Company or a Wholly Owned Subsidiary) of the Company.

     Limitation on Guarantees Issued by BLC. The Company shall not permit BLC to Issue, directly or indirectly, any Guarantee of any Debt of the Company that is expressly by its terms junior or subordinate in right of payment to any other Debt of the Company, unless contemporaneously therewith effective provision is made to Guarantee the Notes equally and ratably with, or prior thereto, such Debt for so long as such Debt is so Guaranteed.

     SEC Reports and Other Information. Notwithstanding that the Company may not be required to be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC and thereupon provide the Trustee and Noteholders with such annual reports and such information, documents and other reports are as specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections. In addition, for so long as any of the Notes remain outstanding, the Company will make available to any prospective purchaser of the Notes or beneficial owner of the Notes in connection with any sales thereof the information required by Rule 144A(d)(4) under the Securities Act.

SUCCESSOR COMPANY

     The Company may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any person unless: (i) the resulting, surviving or transferee person (if not the Company), is organized and existing under the laws of the United States of America or any State thereof or the District of Columbia and such entity expressly assumes by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Indenture and the Notes;
(ii) immediately prior to and after giving effect to such transaction (and treating any Debt which becomes an obligation of the resulting, surviving or transferee person or any Subsidiary as a result of such transaction as having been incurred by such person or such Subsidiary at the time of such transaction), no Default has occurred and is continuing; (iii) immediately after giving effect to such transaction, the resulting, surviving or transferee person (in the case of a transaction involving the Company) would be able to Issue an additional $1.00 of Debt pursuant to paragraph (a) of the covenant described under 'Certain Covenants -- Limitation on Debt' above; (iv) immediately after giving effect to such transaction, the resulting, surviving or transferee person has Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Company prior to such transaction; and (v) the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture. The resulting, surviving or transferee person will be the successor company.

     The Company shall not permit Benedek Broadcasting to consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any person unless: (i) the resulting, surviving or transferee person (if not Benedek Broadcasting), is organized and existing under the laws of the United States of America or any State thereof or the District of Columbia; (ii) immediately prior to and after giving effect to such transaction (and treating any Debt which becomes an obligation of the resulting, surviving or transferee person or any Subsidiary as a result of such transaction as having been incurred by such person or such Subsidiary at the time of such transaction), no Default has occurred and is continuing; (iii) immediately after giving effect to such transaction, the Company would be able to Issue an additional $1.00 of Debt pursuant to paragraph (a) of the covenant described under 'Certain Covenants -- Limitation on Debt' above; and
(iv) the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, stating that such consolidation, merger or transfer complies with the Indenture.

DEFAULTS

     An Event of Default is defined in the Indenture as (i) a default in the payment of interest on the Notes when due, continued for 30 days, (ii) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,
(iii) the failure by the Company to comply with its obligations under ' -- Successor Company' above, (iv) the failure by the Company to comply for 30 days after notice with any of its obligations under the covenants described under 'Change of Control' above or under the covenants described under ' -- Certain Covenants' above (in each case, other than a failure to purchase Notes), (v) the failure by the Company to comply for 60 days after notice with any of its other agreements or covenants or any provisions contained in the
Indenture, (vi) Debt of the Company, BLC or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Debt unpaid or accelerated exceeds $5.0 million and such failure continues for 10 days after notice (the 'cross acceleration provision'), (vii) certain events of bankruptcy, insolvency or reorganization of the Company, BLC or a Significant Subsidiary (the 'bankruptcy provisions'), (viii) any judgment or decree for the payment of money in excess of $5.0 million is rendered against the Company, BLC or a Significant Subsidiary, remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed (the 'judgment default provision') or (ix) the Company, Benedek Broadcasting, BLC or a Significant Subsidiary fails to maintain any License or Licenses with respect to a Television Station or Television Stations owned by it which License is necessary for continued transmission of such Television Station's normal programming and the Operating Cash Flow for the most recently completed four fiscal quarters of the Company of such Television Station or Television Stations exceeds 10% of the Operating Cash Flow of the Company for such period (the 'license maintenance provision'). However, a default under clause (iv), (v),
(vi) or (viii) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

     If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the Accreted Value and accrued but unpaid interest on all the Notes (collectively, the 'Default Amount') to be due and payable. Upon such a declaration, such Default Amount shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the Default Amount will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

     The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 10 days after it occurs. In addition, the Company is required to deliver to the Trustee, within 90 days after the end of each fiscal year and within 45 days after the end of each of the first three fiscal quarters of each year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 10 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay at such time if the Company then had elected to redeem the Notes pursuant to the provisions described under ' -- Optional Redemption' above, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to May 15, 2000 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to May 15, 2000, pursuant to the provisions described under ' -- Optional Redemption' above, then the premium payable for purposes of this paragraph shall be as set forth in the following table expressed as a percentage of the Accreted Value, plus accrued interest, if any, to the date of payment if the Event of Default occurs during the 12 month period commencing on May 15:

                                                                                          PERCENTAGE OF
YEAR                                                                                      ACCRETED VALUE
- ---------------------------------------------------------------------------------------   --------------

1996...................................................................................       113.250%
1997...................................................................................       113.250
1998...................................................................................       113.250
1999...................................................................................       111.042

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority of the principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority of the principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note, no amendment may, among other things, (i) reduce the amount of Notes whose holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under ' -- Optional Redemption' above, (v) make any Note payable in money other than that stated in the Note, (vi) impair the right of any holder of the Notes to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes, (vii) make any change in the amendment provisions which require each holder's consent or in the waiver provisions or (viii) make any change to the subordination provisions of the Indenture.

     Without the consent of any holder of the Notes, the Company and the Trustee may amend or supplement the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Internal

Revenue Code of 1986, as amended (the 'Code'), or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add Guarantees with respect to or secure the Notes, to add to the covenants of the Company for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company or to make any change that does not adversely affect the rights of any holder of the Notes or to comply with any requirements of the SEC in connection with the qualification of the Indenture under the TIA. However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Debt then outstanding unless the holders of such Senior Debt (or their Representative) consents to such change.

     The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, the Company is required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

DEFEASANCE

     The Company at any time may terminate all its obligations under the Notes and the Indenture ('legal defeasance'), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under the covenants described under ' -- Certain Covenants' and ' -- Change of Control,' the
operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision and the license maintenance provision described under 'Defaults' above and the limitations contained in clauses (iii) and (iv) of the first paragraph or clause
(iii) of the second paragraph described under 'Successor Company' above ('covenant defeasance').

     The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (vi), (vii) (with respect only to Significant Subsidiaries), (viii) or (ix) under 'Defaults' above or because of the failure of the Company to comply with clause (iii) or (iv) of the first paragraph or clause (iii) of the second paragraph under 'Successor Company' above.

     In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the 'defeasance trust') with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivering to the Trustee an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been in the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

CONCERNING THE TRUSTEE

     United States Trust Company of New York is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

     The Indenture and provisions of the TIA incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Company or any Affiliate; provided, however, that if it acquires any conflicting interest (as defined in the Indenture or in the TIA), it must eliminate such conflict or resign.

GOVERNING LAW

     The Indenture provides that it and the Notes are governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

     'Accreted Value' as of any date (the 'Specified Date') means, with respect to each $1,000 principal amount at maturity of Notes:

          (i) if the Specified Date is one of the following dates (each a 'Semi-Annual Accrual Date'), the amount set forth opposite such date below:

SEMI-ANNUAL ACCRUAL DATE                                                        ACCRETED VALUE
- -----------------------------------------------------------------------------   --------------

     June 6, 1996............................................................     $   530.46
November 15, 1996............................................................         561.50
     May 15, 1997............................................................         598.70
November 15, 1997............................................................         638.37
     May 15, 1998............................................................         680.66
November 15, 1998............................................................         725.75
     May 15, 1999............................................................         773.83
November 15, 1999............................................................         825.10
     May 15, 2000............................................................         879.76
November 15, 2000............................................................         938.05
     May 15, 2001............................................................       1,000.00

          (ii) if the Specified Date occurs between two Semi-Annual Accrual Dates, the sum of (A) the Accreted Value for the Semi-Annual Accrual Date immediately preceding the Specified Date and (B) an amount equal to the product of (i) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Semi-Annual Accrual Date and (ii) a fraction, the numerator of which is the number of days from the immediately preceding Semi-Annual Accrual Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is 180 (or, if the Semi-Annual Accrual Date immediately preceding the Specified Date is June 6, 1996, the denominator of which is 159); and

          (iii) if the Specified Date occurs after the last Semi-Annual Accrual Date, $1,000.

     'Acquired Station' means any Television Station acquired by the Company after the Issue Date.

     'Affiliate' of any specified person means (i) any other person which, directly or indirectly, is in control of, is controlled by or is under common control with such specified person or (ii) any other person who is a director or officer (A) of such specified person, (B) of any subsidiary of such specified person or (C) of any person described in clause (i) above. For purposes of the covenants described under 'Certain Covenants -- Limitation on Restricted Payments,' ' -- Limitation on Transactions with Affiliates' and ' -- Limitation on Sales of Assets and Subsidiary Stock,' (a) control of a person means the power, direct or indirect, to direct or cause the direction of the management and policies of such person whether by contract or otherwise and (b) beneficial ownership of 5% or more of the voting common equity (on a fully diluted basis) or warrants to purchase such equity (whether or not currently exercisable) of a person shall be deemed to be control of such person; and the terms 'controlling' and 'controlled' have meanings correlative to the foregoing.

     'Asset Disposition' means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of shares of Capital Stock of a Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a

'disposition') by the Company or any of its Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition by a Subsidiary to the Company or by the Company or a Subsidiary to a Wholly Owned Subsidiary, (ii) a disposition of property or assets at fair market value in the ordinary course of business, (iii) a disposition of obsolete assets in the ordinary course of business, (iv) for purposes of the covenant described under 'Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock' only, a disposition subject to the covenant described under ' -- Limitation on Restricted Payments' or a disposition consisting of a Sale/Leaseback Transaction unless the Company has elected to treat such Sale/Leaseback Transaction as an Asset Disposition pursuant to clause (ii) of the covenant described under ' -- Limitation on Sale/Leaseback Transactions,' (v) a disposition subject to the provisions set forth in 'Successor Company' (except to the extent the Company disposes of substantially all (but not all) of its assets, in which event the assets not so disposed of shall be deemed as having been sold by the Company), (vi) a disposition pursuant to the terms of the Company Pledge Agreement or (vii) a disposition by the Company in which and to the extent the Company receives as consideration Capital Stock of a person engaged in, or assets that will be used in, the business of the Company existing on the Issue Date or in businesses reasonably related thereto, as determined by the Board of Directors of the Company, the determination of which will be conclusive and evidenced by a resolution of the Board of Directors of the Company at the time of such disposition.

     'Attributable Debt' in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate set forth on the face of the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

     'Average Life' means, as of the date of determination, with respect to any Debt, the quotient obtained by dividing (i) the sum of the products of (a) the numbers of years from the date of determination to the dates of each successive scheduled principal payment or redemption or similar payment with respect to such Debt multiplied by (b) the amount of such payment, by (ii) the sum of all such payments.

     'Bank Credit Agreement' means the Credit Agreement, dated as of June 6, 1996, among Benedek Broadcasting, as borrower, the Company, the Lenders referred to therein, CIBC, as administrative agent and collateral agent, Pearl Street, as arranging agent, and Goldman, Sachs & Co., as syndication agent, and all promissory notes, guarantees, security agreements, pledge agreements, deeds of trust, mortgages, letters of credit and other instruments, agreements and documents executed pursuant thereto or in connection therewith, in each case as the same may be amended, supplemented, restated, renewed, refinanced, replaced or otherwise modified (in whole or in part and without limitation as to amount, terms, conditions, covenants or other provisions) from time to time.

     'Bank Debt' means all Senior Debt outstanding under the Bank Credit Agreement.

     'BLC' means Benedek License Corporation, a corporation organized under the laws of the State of Delaware, and any successor company.

     'Board of Directors' means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

     'Business Day' means each day which is not a Legal Holiday.

     'Capital Lease Obligations' of a person means any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such person prepared in accordance with generally accepted accounting principles; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with generally accepted accounting principles; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     'Capital Stock' of any person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such

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person,  including  any  Preferred  Stock,  but  excluding  any  debt securities convertible into or exchangeable for such equity.

     'Cash Flow Leverage Ratio' as of any date of determination means the ratio of (i) the aggregate amount outstanding of all Debt of the Company and the Restricted Subsidiaries (including any Debt issued under paragraph (b) of the covenant described under 'Certain Covenants -- Limitation on Debt') at the end of the most recent fiscal quarter ending at least 45 days prior to the date of determination to (ii) Operating Cash Flow for the four fiscal quarters ending on the last day of such fiscal quarter; provided, however, that (1) if the Company or any Restricted Subsidiary has Issued any Debt since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Cash Flow Leverage Ratio is an Issuance of Debt, or both, Debt as of such date and Operating Cash Flow (including Consolidated Interest Expense) for such period shall be calculated after giving effect on a pro forma basis to such Debt (in the case of Operating Cash Flow, as if such Debt had been Issued on the first day of such period) and the discharge of any other Debt repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Debt (in the case of Operating Cash Flow, as if such discharge had occurred on the first day of such period), (2) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, (A) the Operating Cash Flow for such period shall be reduced by an amount equal to the Operating Cash Flow (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the Operating Cash Flow (if negative), directly attributable thereto for such period (including an adjustment for Consolidated Interest Expense directly attributable to any Debt (the 'Discharged Debt') of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Dispositions for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Discharged Debt of such Restricted Subsidiary)) and
(B) Debt for such period shall be reduced by an amount equal to the Discharged Debt, (3) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Operating Cash Flow for such period shall be calculated after giving pro forma effect thereto (including the Issuance of any Debt) as if such Investment or acquisition occurred on the first day of such period and (4) if since the beginning of such period any person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted
Subsidiary during such period, Operating Cash Flow (including Consolidated Interest Expense) for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto, and the amount of Consolidated Interest Expense associated with any Debt Issued in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Debt bears a floating rate of interest and is being given pro forma effect, the interest on such Debt shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Protection Agreement applicable to such Debt if such Interest Rate Protection Agreement has a remaining term in excess of 12 months).

     'Code' means the Internal Revenue Code of 1986, as amended.

     'Consolidated Interest Expense' means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such interest expense, (i) interest expense attributable to capital leases, (ii) amortization of debt discount and debt Issuance cost, (iii) capitalized interest, (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) interest actually paid by the Company or any such Restricted Subsidiary under any Guarantee of Debt or other

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obligation of  any  other  person,  (vii)  net  costs  associated  with  Hedging
Obligations (including amortization of fees), (viii) Preferred Stock dividends in respect of all Preferred Stock of Restricted Subsidiaries and Redeemable Stock of the Company held by persons other than the Company or a Wholly Owned Subsidiary and (ix) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than the Company) in connection with loans incurred by such plan or trust to purchase newly issued or treasury shares of the Company.

     'Consolidated Net Income' means, for any period, the net income of the Company and its consolidated subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income: (i) any net income of any person if such person is not a Restricted Subsidiary, except that (A) the Company's equity in the net income of any such person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) the Company's equity in a net loss of any such person for such period shall be included in determining such Consolidated Net Income, (ii) any net income of any person acquired by the Company or a Restricted Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition, (iii) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income, (iv) any gain (but not loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any person and (v) the cumulative effect of a change in accounting principles. Notwithstanding the foregoing, for the purposes of the covenant described under 'Certain Covenants -- Limitation on Restricted Payments' only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from a Non-Recourse Affiliate to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (v) of paragraph (b) thereof.

     'Consolidated Net Worth' of any person means the total of the amounts shown on the balance sheet of such person and its consolidated subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, as of the end of the most recent fiscal quarter of such person ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of such person plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit, (B) any amounts attributable to Redeemable Stock and (C) any amounts attributable to Exchangeable Stock.

     'Debt' of any person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable; (ii) all Capital Lease Obligations and all Attributable Debt of such person; (iii) all obligations of such person Issued or assumed as the deferred purchase price of property, all conditional sale obligations of such person and all obligations of such person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);
(iv) all obligations of such person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than

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obligations  described in (i) through (iii)  above) entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such person of a demand for reimbursement following payment on the letter of credit); (v) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of, in the case of a Subsidiary, any Preferred Stock and, in the case of any other person, any Redeemable Stock (but excluding any accrued dividends); (vi) all obligations of the type referred to in clauses (i) through
(v) of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including any Guarantees of such obligations and dividends; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other persons secured by any Lien on any property or asset of such person (whether or not such obligation is assumed by such person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

     The amount of Debt of any person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

     'Default' means any event which is, or after notice or passage of time or both would be, an Event of Default.

     'Designated Senior Debt' means (i) the Bank Debt and the Senior Secured Notes and (ii) any other Senior Debt of the Company which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Debt as 'Designated Senior Debt' for purposes of the Senior Subordinated Discount Note Indenture.

     'EBITDA' for any period means the Consolidated Net Income for such period (but without giving effect to adjustments, accruals, deductions or entries resulting from purchase accounting, extraordinary losses or gains and any gains or losses from any Asset Dispositions), plus the following to the extent deducted in calculating such Consolidated Net Income: (i) income tax expense,
(ii) Consolidated Interest Expense, (iii) depreciation expense, (iv) amortization expense (including the amortization of Program Obligations) and (v) all other noncash charges deducted in the calculation of such Consolidated Net Income (but excluding (a) any noncash charges related to the items described in clauses (i) through (v) of the definition of 'Consolidated Net Income' and (b) any noncash charges to the extent that they require an accrual of or a reserve for cash disbursements for any future period), and minus, without duplication, all noncash items (but excluding revenue from barter transactions) that increased such Consolidated Net Income.

     'Exchange Act' means the Securities Exchange Act of 1934, as amended.

     'Exchangeable Stock' means any Capital Stock which is exchangeable or convertible into another security (other than Capital Stock of the Company which is neither Exchangeable Stock nor Redeemable Stock).

     'Existing Station' means (i) each of the Television Stations owned by the Company as of the Issue Date and (ii) each other Television Station acquired by the Company after the Issue Date and the License for which is owned by BLC.

     'Guarantee' means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Debt or other obligation of any person and any obligation, direct or indirect, contingent or otherwise, of such person
(i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term 'Guarantee' shall not include endorsements for collection or deposit

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in the ordinary course of  business. The term 'Guarantee' used  as a verb has  a corresponding meaning.

     'Hedging Obligations' of any person means the obligations of such person pursuant to any interest rate swap agreement, foreign currency exchange agreement, interest rate collar agreement, option or futures contract or other similar agreement or arrangement designed to protect such person against changes in interest rates or foreign exchange rates.

     'Interest Rate Protection Agreement' means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Company or any Subsidiary against fluctuations in interest rates.

     'Investment' in any person means any loan or advance to, any Guarantee of, any acquisition of any Capital Stock, equity interest, obligation or other security of, or capital contribution or other investment in, such person. Investments shall exclude advances to customers and suppliers in the ordinary course of business.

     'Issue' means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Debt or Capital Stock of a person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be issued by such Subsidiary at the time it becomes a Subsidiary; and the term 'Issuance' has a corresponding meaning. For purposes of the covenant described under 'Certain Covenants -- Limitation on Debt,' if any Debt Issued by a Non-Recourse
Subsidiary thereafter ceases to be Non-Recourse Debt of a Non-Recourse Subsidiary, then such event shall be deemed for the purpose of such covenant to constitute the Issuance of such Debt by the issuer thereof.

     'Issue Date' means the date on which the Notes are initially issued.

     'Legal Holiday' means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

     'License' means, with respect to any Television Station, any and all licenses and authorizations issued by the Federal Communications Commission with respect to such Television Station.

     'Lien' means any mortgage, pledge, security interest, conditional sale or other title retention agreement or other similar lien.

     'LMA' means a local marketing arrangement, sale agreement, time brokerage agreement, management agreement or similar arrangement pursuant to which a person, subject to customary preemption rights and other limitations (i) obtains the right to sell at least a majority of the advertising inventory of a radio or television station of which a third party is the licensee, (ii) obtains the right to exhibit programming and sell advertising time during a majority of the air time of a television or radio station or (iii) manages the selling operations of a radio or television station with respect to at least a majority of the advertising inventory of such station.

     'Maximum Amount' as of any date of determination means, with respect to any Acquired Station, the product of (i) the Operating Cash Flow of such Acquired Station for the four most recent fiscal quarters ending at least 45 days prior to such date of determination and (ii) the number 5.0; provided, however, that if such Acquired Station is acquired by the Company in connection with an Asset Disposition of an Existing Station, the amount in clause (i) above shall be reduced by the Operating Cash Flow for such period of such Existing Station.

     'Net Available Cash' from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Debt or other obligations relating to such properties or assets or received in any other noncash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under generally accepted accounting principles, as a consequence of such Asset Disposition, (ii) all payments made on any Debt which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any lien upon or other security agreement of any kind with respect to such assets, or which must by its

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terms, or in order to obtain a  necessary consent to such Asset Disposition,  or by  applicable law be  repaid out of  the proceeds from  such Asset Disposition,
(iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (iv) the deduction of appropriate amounts to be provided by the
seller   as  a  reserve,  in   accordance  with  generally  accepted  accounting
principles, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Subsidiary after such Asset Disposition.

     'Net Cash Proceeds,' with respect to any Issuance or sale of Capital Stock, means the cash proceeds of such Issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such Issuance or sale and net of taxes paid or payable as a result thereof.

     'Non-Convertible Capital Stock' means, with respect to any corporation, any non-convertible Capital Stock of such corporation and any Capital Stock of such corporation convertible solely into non-convertible common stock of such corporation; provided, however, that Non-Convertible Capital Stock shall not include any Redeemable Stock or Exchangeable Stock.

     'Non-Recourse Affiliate' means a Non-Recourse Subsidiary or any other Affiliate of the Company or a Restricted Subsidiary which (i) has not acquired any assets (other than cash) directly or indirectly from the Company or any Restricted Subsidiary, (ii) only owns properties acquired after the Issue Date and (iii) has no Debt other than Non-Recourse Debt.

     'Non-Recourse Debt' means Debt or that portion of Debt (i) as to which neither the Company nor its Restricted Subsidiaries (A) provide credit support (including any undertaking, agreement or instrument which would constitute
Debt), (B) is  directly or indirectly  liable or (C)  constitute the lender  and
(ii) no default with respect to which (including any rights which the holders thereof may have to take enforcement action against a Non-Recourse Affiliate) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Company or its Restricted Subsidiaries to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

     'Non-Recourse Subsidiary' means a Subsidiary which (i) has not acquired any assets (other than cash) directly or indirectly from the Company or any Restricted Subsidiary, (ii) only owns properties acquired after the Issue Date and (iii) has no Debt other than Non-Recourse Debt.

     'Noteholder' or 'Holder' means the person in whose name a Note is registered on the Registrar's books.

     'Officer' means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company.

     'Officers' Certificate' means a certificate signed by two Officers.

     'Operating Cash Flow' for any period means EBITDA for such period less Program Obligation Payments for such period; provided, however, that, when used in the definition of 'Maximum Amount' with respect to a Television Station, all references to the Company and Restricted Subsidiaries and consolidated subsidiaries used in the definitions of 'EBITDA' and 'Program Obligation Payments' and the definitions used therein shall be deemed to refer to such Television Station.

     'Opinion of Counsel' means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

     'Parent' means any person that beneficially owns, directly or indirectly, all the Voting Stock of the Company.

     'Permitted Acquisition Debt' means Debt of the Company or any Restricted Subsidiary Issued to finance all or any portion of the cost of the acquisition of an Acquired Station, where the License for such Acquired Station is owned by BLC, and Refinancing Debt in respect of such Debt; provided, however, that the aggregate amount of such Permitted Acquisition Debt with respect to any Acquired Station shall not exceed the Maximum Amount with respect to such Acquired Station.

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     'Permitted  Holders' shall mean (i) A. Richard Benedek; (ii) family members or relatives of A. Richard Benedek; (iii) any trusts created for the benefit of the persons described in clauses (i), (ii) or (iv) of this paragraph or any trust for the benefit of any trust; (iv) in the event of the death or incompetence of any person described in clauses (i) or (ii) of this paragraph such person's estate, executor, administrator, committee or other personal representative or beneficiaries; or (v) any Affiliate of A. Richard Benedek.

     'Permitted Investments' shall mean (i) investments in direct obligations of the United States of America maturing within 90 days of the date of acquisition thereof, (ii) investments in certificates of deposit maturing within 90 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States or any state thereof having capital, surplus and undivided profits aggregating in excess of $500.0 million, and (iii) investments in commercial paper given the highest rating by two established national credit rating agencies and maturing not more than 90 days from the date of acquisition thereof.

     'person' means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     'Preferred Stock,' as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such
corporation,   over  shares  of  Capital  Stock  of  any  other  class  of  such corporation.

     'principal' of any debt security means the principal amount of such security (in the case of a Note, the Accreted Value of the Note) plus the premium, if any, payable on such debt security which is due or overdue or is to become due at the relevant time.

     'Program Obligation Payments' means, for any period of calculation, an amount equal to the aggregate amount paid in cash by or on behalf of the Company and the Restricted Subsidiaries during such period with respect to, or on account of, Program Obligations.

     'Program Obligations' means the obligations of the Company and the Restricted Subsidiaries with respect to the acquisition of the right to broadcast films and other programming material, payable in a form other than barter.

     'Public Equity Offering' means an underwritten public offering of common stock of the Company or Parent pursuant to an effective registration statement under the Securities Act.

     'Redeemable Stock' means any Capital Stock that by its terms or otherwise is required to be redeemed on or prior to the first anniversary of the Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time on or prior to the first anniversary of the Stated Maturity of the Notes.

     'Refinance' means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to Issue indebtedness in exchange or replacement for, such Debt. 'Refinanced' and 'Refinancing' shall have correlative meanings.

     'Refinancing Debt' means Debt that Refinances any Debt of the Company or any Restricted Subsidiary existing on the Issue Date or Issued in compliance with the Indenture; provided, however, that (i) such Refinancing Debt has a Stated Maturity no earlier than the Stated Maturity of the Debt being Refinanced, (ii) such Refinancing Debt has an Average Life at the time such Refinancing Debt is Issued that is equal to or greater than the Average Life of the Debt being Refinanced and (iii) such Refinancing Debt has an aggregate principal amount (or if Issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Issued with original issue discount, the aggregate accreted value) then outstanding or committed under the Debt being Refinanced; provided further, however, that Refinancing Debt shall not include (x) Debt of a Subsidiary that Refinances Debt of the Company or (y) Debt of the Company or a Restricted Subsidiary that Refinances Debt of a Non-Recourse Subsidiary.

     'Representative' means any trustee, agent or representative (if any) for an issue of Senior Debt of the Company.

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     'Restricted Holder' means a Permitted Holder  or a person (as such term  is used in Sections 13(d) and 14(d) of the Exchange Act and will be deemed to include each person included in such person) that owns, directly or indirectly, 10% or more of the total voting power of the Voting Stock of the Company; provided, however, that for purposes of this definition a person shall be deemed to have ownership of all shares (a) that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time and (b) of a corporation held by any other corporation (the 'parent corporation') if such person is the owner, directly or indirectly, of more than 10% of the total voting power of the Voting Stock of such parent corporation.

     'Restricted   Subsidiary'  shall  mean   any  Subsidiary  that   is  not  a
Non-Recourse Subsidiary.

     'Sale/Leaseback Transaction' means any arrangement relating to a property owned as of the Issue Date whereby the Company or a Restricted Subsidiary transfers such property to a person and leases it back from such person.

     'SEC' means the Securities and Exchange Commission.

     'Senior Debt' means (i) all obligations of the Company now or hereafter existing under the Bank Credit Agreement, including principal of, premium, and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such post-petition interest is allowed as a claim in such proceeding) on Debt outstanding under the Bank Credit Agreement, reimbursement obligations of the Company with respect to any letters of credit outstanding under the Bank Credit Agreement and any obligations thereunder for fees, expenses and indemnities,
(ii) Debt of the Company, whether outstanding on the Issue Date or thereafter Issued and (iii) accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not post-filing interest is allowed in such proceeding) in respect of (A) indebtedness of the Company for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company is responsible or liable unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Notes; provided, however, that Senior Debt shall not include (i) any obligation of the Company to any Subsidiary, (ii) any liability for Federal, state, local or other taxes owed or owing by the Company, (iii) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities), (iv) any Debt, Guarantee or obligation of the Company which is subordinate or junior in any respect to any other Debt, Guarantee or obligation of the Company or (v) that portion of any Debt which at the time of Issuance is Issued in violation of the Indenture.

     'Senior Secured Notes' means the 11 7/8% Senior Secured Notes due 2005 of Benedek Broadcasting.

     'Senior Subordinated Debt' means the Notes and any other Debt of the Company that specifically provides that such Debt is to rank pari passu with the Notes in right of payment and is not subordinated by its terms in right of payment to any Debt or other obligation of the Company which is not Senior Debt.

     'Significant Subsidiary' means (i) any domestic Subsidiary of the Company (other than a Non-Recourse Subsidiary) which at the time of determination either
(A) had assets which, as of the date of the Company's most recent quarterly consolidated balance sheet, constituted at least 3% of the Company's total assets on a consolidated basis as of such date, or (B) had revenues for the 12-month period ending on the date of the Company's most recent quarterly consolidated statement of income which constituted at least 3% of the Company's total revenues on a consolidated basis for such period, (ii) any foreign Subsidiary of the Company (other than a Non-Recourse Subsidiary) which at the time of determination either (A) had assets which, as of the date of the Company's most recent quarterly consolidated balance sheet, constituted at least 5% of the Company's total assets on a consolidated basis as of such date, in each case determined in accordance with generally accepted accounting principles, or (B) had revenues for the 12-month period ending on the date of the Company's most recent quarterly consolidated statement of income which constituted at least 5% of the Company's total revenues on a consolidated basis for such period, or (iii) any Subsidiary of the Company (other than a

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Non-Recourse  Subsidiary) which, if  merged with all  Defaulting Subsidiaries of the Company, would at the time of determination either (A) have had assets which, as of the date of the Company's most recent quarterly consolidated balance sheet, would have constituted at least 10% of the Company's total assets on a consolidated basis as of such date or (B) have had revenues for the 12-month period ending on the date of the Company's most recent quarterly consolidated statement of income which would have constituted at least 10% of the Company's total revenues on a consolidated basis for such period (each such determination being made in accordance with generally accepted accounting principles). 'Defaulting Subsidiary' means any Subsidiary of the Company (other than a Non-Recourse Subsidiary) with respect to which an event described under clause (vi), (vii) or (viii) of the first paragraph under ' -- Defaults' has occurred and is continuing.

     'Specified Debt' means Debt  the proceeds of which  are utilized solely  to
(i) acquire all or substantially all of the assets or a majority of the Voting Stock of an existing television or radio broadcasting business, franchise or station or any business related or ancillary thereto or (ii) finance an LMA (including to Refinance indebtedness or other obligations incurred in connection with such acquisition or LMA, as the case may be, and to pay related fees and expenses); provided, however, that (A) such Debt is incurred within 270 days after the date on which the related definitive acquisition agreement or LMA, as the case may be, was entered into by the Company or a Restricted Subsidiary, (B) the aggregate principal amount of such Debt is no greater than the aggregate principal amount of Debt set forth in a notice from the Company to the Trustee (an 'Incurrence Notice') within ten days after the date on which the related definitive acquisition agreement or LMA, as the case may be, was entered into which notice shall be executed on the Company's behalf by its chief financial officer in such capacity and shall describe in reasonable detail the acquisition or LMA, as the case may be, which such Debt will be incurred to finance, (C) such Debt is utilized solely to finance the acquisition or LMA, as the case may be, described in such Incurrence Notice (including to Refinance indebtedness or other obligations incurred in connection with such acquisition or LMA, as the case may be, and to pay related fees and expenses).

     'Stated Maturity' means, with respect to any security, the date specified in such security as the fixed date on which the principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

     'Strategic Equity Investor' means any person which is, or is a controlled Affiliate of any person which is, engaged principally in a media business; provided, however, that Strategic Equity Investor shall not include any Affiliate of the Company.

     'Strategic Investment' means a sale by the Company or Parent of its common stock to one or more Strategic Equity Investors.

     'Subordinated   Obligation'  means   any  Debt  of   the  Company  (whether
outstanding on the date of the Indenture or thereafter Issued) which is expressly subordinate or junior in right of payment to the Notes.

     'Subsidiary' means any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) the Company,
(ii) the Company and one or more Subsidiaries or (iii) one or more Subsidiaries.

     'Tax Amounts' with respect to any calendar year means the sum of (a) an amount equal to the product of (i) the Federal taxable income of Benedek Broadcasting for such year as determined in good faith by the Board of Directors and as certified by a nationally recognized tax accounting firm and without taking into account the deductibility of state income taxes for Federal income tax purposes multiplied by (ii) the State Tax Percentage (as defined below) plus
(b) the greater of (i) the product of (w) the Federal taxable income of Benedek Broadcasting for such year as determined in good faith by the Board of Directors and as certified by a nationally recognized tax accounting firm and taking into

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account  the deductibility  of the  amount determined in  clause (a)  above as a state income tax for Federal income tax purposes multiplied by (x) the Federal Tax Percentage (as defined below) and (ii) the product of (y) the alternative minimum taxable income attributable to Benedek Broadcasting's stockholder(s) by reason of the income of Benedek Broadcasting for such year as determined in good faith by the Board of Directors and as certified by a nationally recognized tax accounting firm multiplied by (z) the Federal Tax Percentage; provided, however, the amount as calculated above shall be reduced by the amount of any income tax benefit attributable to Benedek Broadcasting which could be realized by Benedek Broadcasting's stockholders in the current or a prior taxable year (including tax losses, alternative minimum tax credits, other tax credits and carryforwards or carrybacks thereof) to the extent not previously taken into account. The amount of any such income tax benefit described in the proviso to the preceding sentence shall be determined in a manner consistent with the calculation of the Tax Amount for the relevant year. Any part of the Tax Amount not distributed in respect of a tax year for which it is calculated shall be available for distribution in subsequent tax years. The term 'State Tax Percentage' shall mean the highest applicable statutory marginal rate of state and local income tax to which an individual resident of the Relevant Jurisdiction (as defined below) would be subject in the relevant year of determination as a result of being a stockholder of a corporation taxable as an S Corporation in such jurisdiction (as certified to the Trustee by a nationally recognized tax accounting firm). The term 'Relevant Jurisdiction' shall mean the jurisdiction in which, during the relevant taxable year, (c) Benedek Broadcasting is doing business for state and local income tax purposes, (d) Benedek Broadcasting derives the first, second, third or fourth highest percentage of its gross income as calculated for Federal income tax purposes (excluding therefrom any gain or loss from the sale
or   other  disposition  of  any  television   station  then  owned  by  Benedek
Broadcasting) and (e) Benedek Broadcasting is taxable as an S Corporation for state and local income tax purposes that imposes the highest aggregate marginal rate of state and local income tax on individuals (as certified to the Trustee by a nationally recognized tax accounting firm). The term 'Federal Tax Percentage' shall mean the highest applicable statutory marginal rate of Federal income tax or, in the case of clause (b)(ii) above, alternative minimum tax, to which an individual resident of the United States would be subject in the relevant year of determination (as certified to the Trustee by a nationally recognized tax accounting firm); provided, however, that, for any taxable year (or portion thereof) for which Benedek Broadcasting is not taxable as an S Corporation for Federal income tax purposes, the Federal Tax Percentage shall be zero. Notwithstanding the foregoing, the sum of the State Tax Percentage and the Federal Tax Percentage (the 'Total Tax Percentage') shall not exceed the percentage (the 'Maximum Tax Percentage') equal to the lesser of (f) the highest applicable statutory marginal rate of Federal, state and local income tax or, when applicable, alternative minimum tax, to which a corporation doing business in any state in which Benedek Broadcasting is doing business at the time of determination would be subject in the relevant year of determination (as certified to the Trustee by a nationally recognized tax accounting firm) plus 5% and (g) 55%. If the Total Tax Percentage exceeds the Maximum Tax Percentage, the Federal Tax Percentage shall be reduced to the extent necessary to cause the Total Tax Percentage to equal the Maximum Tax Percentage. Distributions of Tax Amounts may be made from time to time with respect to a tax year based on reasonable estimates, with reconciliation within 40 days of the earlier of (i) Benedek Broadcasting's filing of the Internal Revenue Service Form 1120S for the applicable taxable year and (ii) the last date such form is required to be filed. The stockholder of Benedek Broadcasting will enter into a binding agreement with Benedek Broadcasting to reimburse Benedek Broadcasting for certain positive differences between the distributed amount and the Tax Amount, which difference must be paid at the time of such reconciliation.

     'Television Station' means any group of assets which constitutes all or substantially all of the assets which would be necessary to carry on the business of a commercial television broadcast station and which, when purchased by a single purchaser would (together with any necessary licenses, authorizations, working capital and operating location) be substantially sufficient to allow such purchaser to carry on such business.

     'TIA'   means    the   Trust   Indenture   Act    of    1939   (15   U.S.C.
'SS''SS' 77aaa-77bbbb) as in effect on the Issue Date.

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
     'U.S. Government Obligations' means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

     'Voting Stock' of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

     'Wholly Owned Subsidiary' means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

REGISTRATION RIGHTS

     Holders of the Exchange Securities are not entitled to any registration rights with respect to the Exchange Securities. Under the Registration Agreement, the Company has agreed to use its best efforts to consummate the Exchange Offer by October 5, 1996 for the benefit of the Holders of the Existing Notes. The Company will keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the Holders of the Existing Notes.

     In the event that applicable interpretations of the staff of the SEC in letters issued to third parties do not permit the Company to effect the Exchange Offer, or if the Initial Purchaser so requests with respect to Existing Notes not eligible to be exchanged for Exchange Securities in the Exchange Offer or if any Holder of Existing Notes is not eligible to participate in the Exchange Offer or does not receive freely tradeable Exchange Securities in the Exchange Offer, the Company will, at its cost, (a) as promptly as practicable, file a Shelf Registration Statement covering resales of the Existing Notes or the Exchange Securities, as the case may be, (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) keep the Shelf Registration Statement effective until three years after the date of original issuance of the Existing Notes. The Company will, in the event a Shelf Registration Statement is filed, among other things, provide to each Holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such Holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Existing Notes or the Exchange Securities, as the case may be. A Holder that sells such Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Agreement which are applicable to such a Holder.

     The summary herein of certain provisions of the Registration Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 25,000,000 shares of Class A Common Stock, par value $0.01 per share, 25,000,000 shares of Class B Common Stock, par value $.01 per share, and 2,500,000 shares of preferred stock, par value $0.01 per share. The Company has outstanding 7,030,000 shares of Class B Common Stock, 600,000 shares of Exchangeable Preferred Stock and 450,000 shares of Seller Junior Discount Preferred Stock. In addition, the Company has 1,488,000 shares of Class A Common Stock reserved for issuance upon exercise of the Warrants and 370,000 shares of Class B Common Stock reserved for issuance upon exercise of outstanding options held by the President of the Company.

COMMON STOCK

     The following description of the Common Stock of the Company does not purport to be complete and is subject to, and is qualified in its entirety by the provisions of its Certificate of Incorporation. A

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
copy of the Certificate of Incorporation is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     Dividends. Holders of shares of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available for such purpose. No dividend may be declared or paid in cash or property on any share of any class of Common Stock, however, unless simultaneously the same dividend is declared or paid on each share of the other classes of Common Stock. In the case of any stock dividend, holders of Class A Common Stock are entitled to receive the same percentage dividend (payable in shares of Class A Common Stock) as the holders of Class B Common Stock (payable in shares of Class B Common Stock).

     Voting Rights. Holders of shares of Class A Common Stock and Class B Common Stock vote as a single class on all matters submitted to a vote of the stockholders, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, except (i) at such time as any class of Common Stock of the Company is subject to Rule 13e-3 promulgated under the Exchange Act, with respect to any 'going private' transaction between the Company and any Permitted Holder and (ii) as otherwise provided by law. A 'going private' transaction is any 'Rule 13e-3 Transaction,' as such term is defined in Rule 13e-3.

     The holders of the Class A Common Stock and Class B Common Stock vote as a single class with respect to any proposed 'going private' transaction with any Permitted Holder, with each share of Class A Common Stock and Class B Common Stock entitled to one vote.

     Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of any class of Common Stock is required to approve, among other things, a change in the designations, preferences or limitations of the shares of such class of Common Stock.

     Liquidation Rights. Upon liquidation, dissolution or winding-up of the Company, the holders of Class A Common Stock are entitled to share ratably with the holders of Class B Common Stock in all assets available for distribution after payment in full of creditors.

     Other  Provisions.  Each  share of  Class  B Common  Stock  is convertible, subject to compliance with FCC rules and regulations, at the option of its holder, into one share of Class A Common Stock at any time. Each share of Class B Common Stock converts automatically into one share of Class A Common Stock upon its sale or other transfer to a party other than a Permitted Holder, subject to compliance with FCC rules and regulations. The holders of Common Stock are not entitled to preemptive or subscription rights. The shares of Common Stock presently outstanding are validly issued, fully paid and nonassessable. In any merger, consolidation or business combination, the consideration to be received per share by holders of Class A Common Stock must be identical to that received by holders of Class B Common Stock. No class of Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless concurrently the other classes of Common Stock are subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

EXCHANGEABLE PREFERRED STOCK

     The following description of the Exchangeable Preferred Stock does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions in the Certificate of Designation relating thereto. A copy of the Certificate of Designation for the Exchangeable Preferred Stock is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     Ranking. The Exchangeable Preferred Stock, with respect to dividend rights and rights on liquidation, winding-up and dissolution, ranks (i) senior to the common stock of the Company and the Seller Junior Discount Preferred Stock and to each other class of capital stock or series of preferred stock established after the date of the consummation of the offering of the Units (the 'Exchangeable Preferred Stock Issue Date') by the Board of Directors of the Company the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Exchangeable Preferred Stock (the 'Company Junior Securities'), (ii) on a parity with each other class of capital stock or series of preferred stock established after the Exchangeable Preferred Stock Issue Date by the Board of Directors of the Company the terms of which expressly provide that such class or series will rank on a parity with the Exchangeable Preferred Stock (the 'Company Parity Securities') and (iii) junior to each

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class of  capital  stock or  series of  preferred  stock  established  after the
Exchangeable Preferred Stock Issue Date by the Board of Directors of the Company the terms of which expressly provide that such class or series will rank senior to the Exchangeable Preferred Stock.

     Dividends. Holders of the outstanding shares of Exchangeable Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor, cash dividends on the Exchangeable Preferred Stock at a rate per annum equal to 15.0% of the then effective liquidation preference per share of Exchangeable Preferred Stock, payable quarterly. If any dividend payable on any dividend payment date on or before July 1, 2001, is not declared or paid in full in cash on such dividend payment date, the amount payable as dividends on such dividend payment date will be added automatically to the liquidation preference of the Exchangeable Preferred Stock on such dividend payment date and will be deemed paid in full and will not accumulate. No full dividends may be declared or paid or funds set apart for the payment of dividends on any Company Parity Securities for any period unless full cumulative dividends shall have been or contemporaneously are declared and paid (or are deemed declared and paid) in full or declared and, if payable in cash, a sum in cash sufficient for such payment is set apart for such payment on the Exchangeable Preferred Stock. If full dividends are not so paid, the Exchangeable Preferred Stock will share dividends pro rata with the Company Parity Securities. No dividends may be paid or set apart for such payment on Company Junior Securities (except dividends on Company Junior Securities payable in additional shares of Company Junior Securities) and no Company Junior Securities or Company Parity Securities may be repurchased, redeemed or otherwise retired nor may funds be set apart for payment with respect thereto, if full cumulative dividends have not been declared and paid in full (or deemed paid) on the Exchangeable Preferred Stock.

     Liquidation. The Exchangeable Preferred Stock was issued with an initial aggregate liquidation preference of $60.0 million. Holders of the Exchangeable Preferred Stock, in the event of any liquidation, dissolution or winding-up of the Company, will be entitled to be paid, out of the assets of the Company available for distribution to stockholders, the then effective liquidation preference per share of Exchangeable Preferred Stock (initially $100 per share, but subject to increase to the extent dividends are not declared and paid on or prior to July 1, 2001), plus, without duplication, accrued and unpaid dividends thereon, before any distribution is made on any Company Junior Securities, including, without limitation, common stock of the Company and the Seller Junior Discount Preferred Stock. If the assets of the Company are insufficient to permit the payment of the full preferential amounts payable to holders of the Exchangeable Preferred Stock and holders of any other class of Company Parity Securities upon liquidation, dissolution or winding-up of the affairs of the Company, each holder of Exchangeable Preferred Stock and Company Parity Securities will share equally and ratably in any distribution of assets of the Company in proportion to the respective preferential amounts to which they are entitled.

     Mandatory Redemption. The Exchangeable Preferred Stock is also subject to mandatory redemption (subject to legal availability of funds therefor) in whole on July 1, 2007, at a price equal to 100% of the then effective liquidation preference thereof, plus, without duplication, accrued and unpaid dividends to the date of redemption.

     Optional Redemption. The Exchangeable Preferred Stock may be redeemed (subject to contractual and other restrictions with respect thereto, and to the legal availability of funds therefor) at any time, in whole or in part, at the option of the Company, at the redemption prices (expressed in percentages of the then effective liquidation preference thereof) set forth below, plus, without duplication, accrued and unpaid dividends on the Exchangeable Preferred Stock to the date of redemption: if redeemed prior to July 1, 1996 at 115.000%, and if redeemed during the 12-month period commencing July 1 of (a) 1996 through 1999, 115.000%; (b) 2000, 112.000%; (c) 2001, 109.000%; (d) 2002, 106.000%; (e) 2003,
103.000%; and (f) 2004 and thereafter, 100.000%.

     Exchange. The Company may, at its option, subject to certain conditions, on any scheduled dividend payment date, exchange the Exchangeable Preferred Stock, in whole but not in part, for the Exchange Debentures (as defined). Holders of the Exchangeable Preferred Stock will be entitled to receive $1.00 principal amount of Exchange Debentures for each $1.00 liquidation preference of Exchangeable Preferred Stock held by them.

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     Voting Rights.  The  holders of  Exchangeable  Preferred Stock,  except  as otherwise required under Delaware law or as set forth below, are not entitled to vote on any matter required or permitted to be voted upon by the stockholders of the Company. The holders of the Exchangeable Preferred Stock, voting together as a single class, have the right to elect the greater of two directors and that number of directors constituting 25% of the members of the Board of Directors of the Company upon the occurrence of certain events including, but not limited to, the failure by the Company after July 1, 2001 to pay cash dividends in full on the Exchangeable Preferred Stock for four or more quarterly dividend periods, the failure by the Company to redeem the Exchangeable Preferred Stock on July 1, 2007, or the failure to otherwise discharge any redemption obligation with respect to the Exchangeable Preferred Stock, the breach or violation of one or more of the covenants contained in the Certificate of Designation for the Exchangeable Preferred Stock, the failure by the Company to repay at final stated maturity, or the acceleration of the final stated maturity of, certain indebtedness of the Company or an event of default occurs with respect to any such indebtedness (which event of default is not waived by the holders of such indebtedness within 30 days thereof).

     Change of Control. The Certificate of Designation for the Exchangeable Preferred Stock provides that, upon the occurrence of a change of control (as defined in the Certificate of Designation for the Exchangeable Preferred Stock), each holder will have the right to require that the Company repurchase all or a portion of such holder's Exchangeable Preferred Stock in cash at a purchase price equal to 101% of the then effective liquidation preference thereof, plus, without duplication, an amount in cash equal to all accrued and unpaid dividends per share to the date of repurchase.

     Certain Covenants. The Certificate of Designation for the Exchangeable Preferred Stock contains certain covenants that, among other things, limit (i) the issuance of additional indebtedness by the Company and its subsidiaries,
(ii) the payment of dividends on, and redemption of, certain capital stock of the Company and its subsidiaries and the redemption of certain subordinated obligations of the Company, (iii) investments in certain affiliates, (iv) sales of assets and subsidiary stock, (v) transactions with affiliates and (vi) consolidations, mergers and transfers of all or substantially all of the Company's assets.

     Exchangeable Preferred Stock Exchange Offer. The Company has filed a registration statement on Form S-4 relating to a registered exchange offer for the Exchangeable Preferred Stock (the 'Exchangeable Preferred Stock Exchange Offer'). The Company anticipates that the registration statement relating to the Exchangeable Preferred Stock Exchange Offer will be declared effective contemporaneously with or shortly after the Registration Statement relating to the Exchange Offer made hereby. Additionally, the Company anticipates that the Exchangeable Preferred Stock Exchange Offer will (i) take place contemporaneously, in whole or in part, with the Exchange Offer and (ii) expire on the expiration date of the Exchange Offer or shortly thereafter.

  SELLER JUNIOR DISCOUNT PREFERRED STOCK

     The following description of the Seller Junior Discount Preferred Stock does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions in the Certificate of Designation therefor. A copy of the Certificate of Designation for the Seller Junior Discount Preferred Stock is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     Ranking. The Seller Junior Discount Preferred Stock, with respect to dividend rights and rights on liquidation, winding-up and dissolution, ranks (i) junior to the Exchangeable Preferred Stock and each class of Capital Stock or series of Preferred Stock established hereafter by the Board of Directors of the Company, the terms of which expressly provide that such class or series will rank senior to the Seller Junior Discount Preferred Stock as to dividend rights and rights upon liquidation, winding-up and dissolution of the Company; (ii) senior to all classes of common stock and to each other class of Capital Stock or series of Preferred Stock established hereafter by the Board of Directors of the Company the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Seller Junior Discount Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company; and
(iii) subject to certain conditions, on a parity with each other class of Capital Stock or series of Preferred Stock established hereafter by the Board of Directors of the

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Company, the terms  of which expressly  provide that such  class or series  will rank on a parity with the Seller Junior Discount Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution. All claims of the holders of the Seller Junior Discount Preferred Stock, including without limitation, claims with respect to dividend payments, redemption payments,
mandatory   repurchase  payments  or  rights  upon  liquidation,  winding-up  or dissolution, shall rank junior to the claims of the holders of any debt of the Company, holders of any senior preferred stock, including the Exchangeable Preferred Stock, and, except with respect to declared and unpaid dividends, all other creditors of the Company. The Certificate of Designation for the Seller Junior Discount Preferred Stock contains limitations on the issuance of additional preferred stock by the Company. See ' -- Voting Rights.'

     Dividends. Holders of the Seller Junior Discount Preferred Stock are entitled to receive out of any funds legally available therefor, dividends on the Seller Junior Discount Preferred Stock at a rate per annum equal to the Dividend Rate (as defined) of the then effective liquidation value per share of Seller Junior Discount Preferred Stock, payable (i) during the period from the date of issuance thereof (the 'Seller Junior Discount Preferred Stock Issue Date') through, but not including, the fifth anniversary of the Seller Junior Discount Preferred Stock Issue Date, quarterly, and (ii) thereafter, semi-annually. The term 'Dividend Rate' means (i) for the period from the Seller Junior Discount Preferred Stock Issue Date through (but not including) the fifth anniversary of the Seller Junior Discount Preferred Stock Issue Date, 7.92% per annum, (ii) for the period from the fifth anniversary of the Seller Junior Discount Preferred Stock Issue Date through (but not including) the seventh anniversary of the Seller Junior Discount Preferred Stock Issue Date, 15% per annum, and (iii) from the seventh anniversary of the Seller Junior Discount Preferred Stock Issue Date and thereafter, 18% per annum, provided, however, that during any period during which any dividend is not paid, the Seller Junior Discount Preferred Stock is not redeemed in accordance with the terms of the Certificate of Designation therefor or the Company takes any action in violation of such Certificate of Designation, the Dividend Rate shall be the Dividend Rate determined in accordance with clauses (i) through (iii) above plus 2% per annum. Dividends on the Seller Junior Discount Preferred Stock will be cumulative from the Seller Junior Discount Preferred Stock Issue Date. Through and including the fifth anniversary of the Seller Junior Discount Preferred Stock Issue Date, dividend payments thereon may not be made in cash and will instead be added automatically to the liquidation preference of the Seller Junior Discount Preferred Stock on the dividend payment date and will be deemed paid in full and will not accumulate.

     Liquidation. The Seller Junior Discount Preferred Stock was issued with an initial aggregate liquidation preference of $45.0 million. Holders of the Seller Junior Discount Preferred Stock, in the event of any liquidation, dissolution or winding-up of the Company, will be entitled to be paid, out of the assets of the Company available for distribution to stockholders, the then effective liquidation preference per share of Seller Junior Discount Preferred Stock (initially $100 per share, but subject to increase to the extent dividends thereon accrue prior to the fifth anniversary of the Seller Junior Discount Preferred Stock Issue Date), plus, without duplication, accrued and unpaid dividends, thereon, before any distribution is made on any Common Stock of the Company or any securities which are junior to the Seller Junior Discount Preferred Stock. If the assets of the Company are insufficient to permit payment of the full preferential amounts payable to holders of the Seller Junior Discount Preferred Stock and holders of any other class of securities that rank on par thereto upon liquidation, dissolution or winding-up of the affairs of the Company, each holder of Seller Junior Discount Preferred Stock and such parity securities will share equally and ratably in any distribution of assets of the Company in proportion to the respective preferential amounts to which they are entitled.

     Mandatory Redemption. The Seller Junior Discount Preferred Stock is subject to mandatory redemption (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) in whole on July 1, 2008, at a price equal to the sum of the liquidation value per share plus an amount equal to all accumulated and unpaid dividends per share to the date of redemption.

     Optional Redemption. The Seller Junior Discount Preferred Stock may be redeemed (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor), in whole or in part at any time at the option of the Company, at the redemption price equal to the sum of

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
the liquidation value per share redeemed plus an amount equal to all accumulated and unpaid dividends per share to the date of redemption.

     Voting Rights. The holders of Seller Junior Discount Preferred Stock have no voting rights, except as required by law, provided, however, that the holders of Seller Junior Discount Preferred Stock, voting separately as a class, have the right to elect one director to the Board of Directors of the Company in addition to the number to be elected by the holders of the Company's common stock or any other shares of preferred stock of the Company upon the failure by the Company to pay dividends for any six consecutive quarterly dividend periods or three consecutive semi-annual periods or the failure of the Company to discharge any mandatory redemption or repayment obligation with respect to the Seller Junior Discount Preferred Stock, provided further, however, that without the affirmative vote of the holders of at least a majority of the outstanding Seller Junior Discount Preferred Stock, neither the Company nor any of its subsidiaries may, after the Seller Junior Discount Preferred Stock Issue Date (and therefore not applicable to the Financing Plan), incur any indebtedness (which includes any preferred stock of a subsidiary of the Company) if, on the date of such incurrence, after giving effect to the incurrence of such indebtedness, the cash flow leverage ratio of the Company (defined in the same manner as in the Senior Secured Note Indenture as to Benedek Broadcasting) exceeds 8.5 to 1.0; provided that the Company and its subsidiaries may incur indebtedness, without regard to such cash flow leverage ratio, if, after giving effect to such incurrence, the aggregate amount of all indebtedness of the Company and its subsidiaries outstanding which was incurred at such time or times as the cash flow leverage ratio exceeded 8.5 to 1.0, does not exceed 150% of the consolidated net interest expense for the four quarter period ending as of the end of the fiscal quarter ending immediately prior thereto. Preferred stock that is senior or pari passu in ranking to the Seller Junior Discount Preferred Stock or that is junior in ranking thereto but is mandatorily redeemable within one year prior to the mandatory redemption date of the Seller Junior Discount Preferred Stock is considered indebtedness (and interest thereon is considered interest expense) for purposes of the foregoing limitations. The Exchangeable Preferred Stock is considered indebtedness for purposes of the foregoing limitation and the Seller Junior Discount Preferred Stock is not considered indebtedness for such purposes. Indebtedness is not deemed incurred for this purpose upon either (i) the issuance of additional preferred stock on account of then existing payment-in-kind preferred stock as a payment of dividends (such as dividends on the Exchangeable Preferred Stock) or (ii) the accretion of discount with respect to indebtedness (such as accretion of discount on the Notes).

WARRANTS

     The Company has outstanding 600,000 Initial Warrants and 888,000 Contingent Warrants, each Warrant to acquire one share of Class A Common Stock of the Company, at an initial exercise price of $0.01 per share. Under certain circumstances, the number of Contingent Warrants may be reduced or the Contingent Warrants may be required to be returned to the Company.

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
                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Federal income tax discussion set forth below is intended only as a summary and does not purport to be a complete analysis or listing of all the potential tax consequences that may be relevant to persons acquiring, holding or disposing of the Notes. This discussion does not address the tax consequences that may be relevant to particular categories of investors subject to special treatment under certain Federal income tax laws, such as dealers in securities, banks, insurance companies, tax-exempt organizations, foreign individuals and entities; tax consequences arising under the law of any state, locality or foreign jurisdictions; or any estate or gift tax considerations. This discussion is based upon currently existing provisions of the Internal Revenue Code of 1986, as amended (the 'Code'), applicable Treasury Regulations (including proposed Treasury Regulations) thereunder and current administrative rulings and judicial decisions, as of the date hereof. It is addressed to original purchasers of Notes who will hold the Notes as capital assets. All of the foregoing are subject to change at any time and any such change could affect the continuing validity of this discussion in a manner that could adversely affect a holder of the Notes. Further, the tax treatment of a purchaser of the Notes may vary depending upon his particular situation. PERSONS CONSIDERING THE PURCHASE, OWNERSHIP OR DISPOSITION OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUTATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

ORIGINAL ISSUE DISCOUNT

     The Notes will be treated as issued with original issue discount ('OID') because the 'issue price' of the Notes was less than their 'stated redemption price at maturity' by more than a de minimis amount. The 'issue price' of the Existing Notes was equal the first price at which a substantial amount of the Existing Notes were sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The 'stated redemption price at maturity' will equal the sum of all payments provided under the Notes other than payments of 'qualified stated interest.' A 'qualified stated interest' payment is generally any one of a series of stated interest payments that, among other requirements, are unconditionally payable at least annually. Because the Notes will not pay interest prior to the Cash Interest Date, none of the interest on the Notes prior to the Cash Interest Date will be 'qualified stated interest.' Therefore, all such payments made under the Notes will be included in the 'stated redemption price at maturity' and the total OID on a Note will equal the difference between the sum of those payments provided under the Note and its issue price.

     A holder of a Note must include OID in income calculated in accordance with a constant-yield method before the receipt of cash attributable to such income. Under the constant-yield method, interest is accrued at a constant rate based on the Notes' yield to maturity, which is the discount rate that, when used in computing the present value of all payments to be made under the Notes, produces an amount equal to their issue price. The amount of OID includible in income by a holder of a Note is the sum of the daily portions of OID with respect to the Note for each day during the taxable year or portion of the taxable year on which the holder holds such Note ('accrued OID'). The daily portion is determined by allocating to each day in any 'accrual period' a pro rata portion of the OID allocable to that accrual period. Accrual periods with respect to a Note may be of any length selected by the holder and may vary in length over the term of the Note as long as (i) no accrual period is longer than one year and
(ii) each scheduled payment of interest or principal on the Note occurs on either the final or first day of an accrual period. The amount of OID allocable to an accrual period will equal the product of the Note's 'adjusted issue price' at the beginning of the accrual period and such Note's yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the particular accrual period). The amount of OID allocable to an initial short accrual period may be computed using any reasonable method if all other accrual periods other than a final short accrual period are of equal length. The amount of OID allocable to the final accrual period is the difference between the amount payable at the maturity of the Note and the Note's adjusted issue price as of the beginning of the final accrual period.

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
     The 'adjusted issue price' of a Note at the beginning of any accrual period will be the issue price of the Note increased by the amount of accrued OID for each prior accrual period and decreased by the amount of any payments made on the Note. Because OID will accrue and be includible in income at least annually and no payments will be made under the Notes until May 15, 2001, the adjusted issue price will increase until the Cash Interest Date. The amount of OID includible in income will therefore increase during each accrual period until the Cash Interest Date. The adjusted issue price after the Cash Interest Date will decrease (or increase) if payments made thereafter are greater (or less) than the amounts of OID accrued between payments, and the OID includible in income will decrease (or increase) accordingly.

MARKET DISCOUNT AND ACQUISITION DISCOUNT

     If a Note is acquired at a 'market discount' (i.e., a discount other than at original issue), some or all of any gain recognized upon the disposition of the debt instrument by the holder will be taxable as ordinary interest income, rather than as capital gain, to the extent such gain does not exceed the accrued market discount on such debt instrument at the time of such disposition. 'Market discount' generally means the excess, if any, of a debt instrument's 'revised issue price' over the price paid by the holder therefor, subject to a de minimis exception. The revised issue price of a Note will equal the issue price of the Note, increased by the amount of OID accrued with respect to the Note as of the acquisition date, and decreased by any payments made on the Note prior to the acquisition date. A holder of a Note who acquires the debt instrument at a market discount may also be required to defer the deduction of a portion of the amount of interest that the holder paid or accrued during the taxable year on indebtedness incurred or maintained to purchase or carry such debt instrument.

     A holder of a Note acquired at a market discount may elect to include market discount in gross income, for Federal income tax purposes, as such market discount accrues, either on a straight-line basis or on a constant interest rate basis. This current inclusion election, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service. If a holder of a Note makes such an election, the foregoing rules regarding the recognition of ordinary income on sales and other dispositions and regarding the deferral of interest deductions on indebtedness incurred or maintained to purchase or carry such debt instruments, will not apply.

     If a holder acquires a Note at a price that is in excess of its revised issue price but is less than such Note's remaining stated redemption price at maturity, such holder will be allowed to reduce the amount of OID otherwise includible in income after the acquisition date to reflect such excess.

SALE, EXCHANGE OR RETIREMENT OF THE NOTES

     Upon the sale, exchange, retirement or other disposition of a Note, a holder will generally recognize gain or loss equal to the difference between the amount realized on the disposition and the holder's adjusted tax basis in the Note. The adjusted tax basis of the Notes for holders will generally be equal to the issue price, increased by the amount of OID and market discount included in gross income prior to the time of disposition, and decreased by any payments made on the Notes prior to disposition. Subject to the market discount rules discussed above, gain or loss recognized by a holder on the disposition of a Note will be capital gain or loss, and will be long-term capital gain or loss if the Note had been held for more than one year.

FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY

     The Company's deductions for accrued interest on the Notes will be deferred, and will be disallowed in part, because the Notes constitute 'applicable high yield discount obligations' ('AHYDOS'). The Notes constitute AHYDOS in part because their yield-to-maturity equals or exceeds five percentage points over the 'applicable federal rate' (the 'AFR') in effect when the Notes were issued.

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
     The Company's deductions for interest on the portion of the interest that exceeds the AFR by more than six percentage points will be disallowed. The Company will be allowed to deduct the remaining interest. However, such interest will not be deductible until it is actually paid.

     Corporate holders of the Notes will be entitled to a partial dividends-received deduction with respect to the disallowed portion of accrued interest on the Notes to the extent that the Company has earnings and profits from which it could pay a dividend. The Company will report to the holders the amount of any disallowed interest that could be treated as a dividend subject to a partial dividends-received deduction.

BACKUP WITHHOLDING

     A holder of a Note may be subject to backup withholding at the rate of 31% with respect to payments of principal and interest paid on the Note, and gross proceeds upon sale or retirement of a Note, unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number, certifies that backup withholding is not in effect and otherwise complies with the applicable requirements of the backup withholding rules. Holders of Notes should consult their tax advisors as to their qualification for exemption from U.S. backup withholding and the procedure for obtaining such an exemption. Any amount paid as backup withholding will be creditable against the holder's Federal income tax liability.

EXCHANGE OFFER

     The exchange of Exchange Securities for Existing Notes pursuant to the Exchange Offer will not be treated as an 'exchange' for Federal income tax purposes because the Exchange Securities will not be considered to differ materially in kind or extent from the Existing Notes. Rather, the Exchange Securities received by a holder will be treated as a continuation of the Existing Notes in the hands of such holder. As a result, there will be no Federal income tax consequences to holders exchanging Existing Notes for the Exchange Securities pursuant to the Exchange Offer. If, however, the exchange of Existing Notes for the Exchange Securities were treated as an 'exchange' for Federal income tax purposes, such exchange would constitute a recapitalization for Federal income tax purposes. Holders exchanging Existing Notes pursuant to such recapitalization would not recognize any gain or loss upon the exchange.

                              PLAN OF DISTRIBUTION
     Each broker-dealer that receives Exchange Securities for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Securities. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Securities received in exchange for Existing Notes where such Existing Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use
in  connection with any such resale. In addition, until              , 1996, all
dealers effecting transactions in the Exchange Securities may be required to deliver a prospectus.

     The Company will not receive any proceeds from any sale of Exchange Securities by broker-dealers. Exchange Securities received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Securities or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Securities. Any broker-dealer that resells Exchange Securities that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Securities may be deemed to be an 'underwriter' within the meaning of the Securities Act and any profit on any such resale of Exchange Securities and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. Each Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an 'underwriter' within the meaning of the Securities Act.

     For a period of 90 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in its Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS
     Certain legal matters with respect to the Notes will be passed on for the Company by Shack & Siegel, P.C., New York, New York. Paul S. Goodman, a member of the firm of Shack & Siegel, P.C., is a director of the Company and Benedek Broadcasting. During fiscal 1995, the Company paid approximately $559,000 for legal services to Shack & Siegel, P.C.

                                    EXPERTS
     The financial statement of the Company as of April 10, 1996 (date of inception) included in this Prospectus have been audited by McGladrey & Pullen, LLP, independent auditors, as stated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in giving said report.

     The Consolidated Financial Statements of Benedek Broadcasting as of December 31, 1994 and 1995 and for each of the three years ended December 31, 1995, included in this Prospectus have been audited by McGladrey & Pullen, LLP, independent auditors, as stated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in giving said report.

     The balance sheets of the TV Division of Stauffer as of December 31, 1994 and 1995 and the related statements of income, division equity and cash flows for each of three years in the period ended December 31, 1995, included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in giving said report.

     The consolidated balance sheets of Brissette as of December 25, 1994 and December 31, 1995 and the related statements of operations, stockholder's investment and cash flows for the fiscal years ended December 26, 1993, December 25, 1994 and December 31, 1995, included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in giving said report.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                         PAGE
                                                                                                                         ----

Benedek Communications Corporation
     Independent Auditor's Report.....................................................................................    F-2
     Balance Sheet as of April 10, 1996...............................................................................    F-3
     Note to Financial Statement......................................................................................    F-4

Benedek Broadcasting Corporation and Subsidiary
     Independent Auditor's Report.....................................................................................    F-5
     Consolidated Balance Sheets as of December 31, 1994 and 1995.....................................................    F-6
     Consolidated Statements of Operations for the Three Years Ended December 31, 1995................................    F-7
     Consolidated Statements of Stockholder's Deficit for the Years Ended
       December 31, 1993, 1994 and 1995...............................................................................    F-8
     Consolidated Statements of Cash Flows for the Three Years Ended December 31, 1995................................    F-9
     Notes to Consolidated Financial Statements.......................................................................   F-10

     Consolidated Balance Sheet as of March 31, 1996 (Unaudited)......................................................   F-20
     Consolidated Statements of Operations for the Three Months Ended
       March 31, 1995 and 1996 (Unaudited)............................................................................   F-21
     Consolidated Statements of Cash Flows for the Three Months Ended
       March 31, 1995 and 1996 (Unaudited)............................................................................   F-22
     Notes to Consolidated Financial Statements (Unaudited)...........................................................   F-23

TV Division of Stauffer Communications, Inc.
     Report of Independent Public Accountants.........................................................................   F-26
     Balance Sheets as of December 31, 1994 and 1995..................................................................   F-27
     Statements of Income for the Three Years Ended December 31, 1995.................................................   F-28
     Statements of Division Equity for the Years Ended December 31, 1993, 1994 and 1995...............................   F-29
     Statements of Cash Flows for the Three Years Ended December 31, 1995.............................................   F-30
     Notes to Financial Statements....................................................................................   F-31

     Balance Sheet as of March 31, 1996 (Unaudited)...................................................................   F-34
     Statements of Income for the Three Months Ended March 31, 1995 and 1996 (Unaudited)..............................   F-35
     Statement of Division Equity for the Three Months Ended March 31, 1996 (Unaudited)...............................   F-36
     Statements of Cash Flows for the Three Months Ended March 31, 1995 and 1996 (Unaudited)..........................   F-37
     Notes to Financial Statements (Unaudited)........................................................................   F-38

Brissette Broadcasting Corporation and Subsidiaries
     Report of Independent Public Accountants.........................................................................   F-41
     Consolidated Balance Sheets as of December 25, 1994 and December 31, 1995........................................   F-42
     Consolidated Statements of Operations for the Three Years Ended December 31, 1995................................   F-43
     Consolidated Statements of Stockholder's Investment for the Years Ended
       December 26, 1993, December 25, 1994 and December 31, 1995.....................................................   F-44
     Consolidated Statements of Cash Flows for the Three Years Ended
       December 31, 1995..............................................................................................   F-45
     Notes to Consolidated Financial Statements.......................................................................   F-46

     Consolidated Balance Sheet as of March 31, 1996 (Unaudited)......................................................   F-54
     Consolidated Statements of Operations for the Thirteen Weeks Ended March 31, 1995 and 1996 (Unaudited)...........   F-55
     Consolidated Statements of Cash Flows for the Thirteen Weeks Ended March 31, 1995 and 1996 (Unaudited)...........   F-56
     Consolidated Statements of Stockholder's Investment for the Thirteen Weeks Ended March 31, 1996 (Unaudited)......   F-57
     Note to Consolidated Financial Statements (Unaudited)............................................................   F-58

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
BENEDEK COMMUNICATIONS CORPORATION
Rockford, Illinois

     We have audited the accompanying balance sheet of Benedek Communications Corporation as of April 10, 1996 (date of inception). This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of Benedek Communications
Corporation as of April 10, 1996, in conformity with generally accepted accounting principles.

                                             MCGLADREY & PULLEN, LLP

Rockford, Illinois
April 10, 1996

                       BENEDEK COMMUNICATIONS CORPORATION
                                 BALANCE SHEET
                                 APRIL 10, 1996

                                                  ASSETS
Cash......................................................................................................   $100
                                                                                                             ----
                                                                                                             ----

                                           STOCKHOLDER'S EQUITY
Stockholder's Equity
     Preferred Stock, $.01 par value, 2,500,000 shares authorized, none issued or outstanding.............   $--
     Common Stock, Class A, $.01 par value, 25,000,000 shares authorized, none issued or outstanding......    --
     Common Stock, Class B, $.01 par value, 25,000,000 shares authorized, 10,000 shares issued and
      outstanding.........................................................................................    100
                                                                                                             ----
                                                                                                             $100
                                                                                                             ----
                                                                                                             ----

     The accompanying note is an integral part of the financial statement.

                       BENEDEK COMMUNICATIONS CORPORATION
                          NOTE TO FINANCIAL STATEMENT

(NOTE A) -- FORMATION AND NATURE OF BUSINESS

     FORMATION AND NATURE OF BUSINESS: The Company was formed on April 10, 1996 by the sole stockholder of Benedek Broadcasting Corporation. Upon consummation of certain acquisition and financing transactions, the sole stockholder will contribute all of the outstanding shares of common stock of Benedek Broadcasting Corporation to the Company in exchange for the issuance to him of all of the outstanding shares of common stock of the Company.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
BENEDEK BROADCASTING CORPORATION AND SUBSIDIARY
Rockford, Illinois

     We have audited the accompanying consolidated balance sheets of Benedek Broadcasting Corporation and subsidiary as of December 31, 1994 and 1995 and the related consolidated statements of operations, stockholder's deficit, and cash flows for the years ended December 31, 1993, 1994 and 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Benedek Broadcasting Corporation and subsidiary as of December 31, 1994 and 1995, and the results of their operations and their cash flows for the years ended December 31, 1993, 1994 and 1995 in conformity with generally accepted accounting principles.

                                             MCGLADREY & PULLEN, LLP

Rockford, Illinois
February 9, 1996, except for Note L as to which the date is June 6, 1996.

                BENEDEK BROADCASTING CORPORATION AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS

                                                                                 DECEMBER 31,    DECEMBER 31,
                                                                                     1994            1995
                                                                                 ------------    ------------

                                ASSETS(Note F)
Current Assets
     Cash and cash equivalents................................................   $  4,617,242    $  9,668,331
     Receivables:
          Trade, net, less allowance for doubtful accounts of $100,268 and
            $249,023 for 1994 and 1995, respectively..........................      7,923,039       9,918,633
          Due from Network....................................................             --       2,500,000
          Other...............................................................         32,367         111,063
     Current portion of program broadcast rights..............................      1,501,396       1,575,325
     Prepaid expenses.........................................................        521,109         576,697
                                                                                 ------------    ------------
               Total current assets...........................................     14,595,153      24,350,049
                                                                                 ------------    ------------
Property and Equipment (Note D)...............................................     14,216,963      20,035,715
                                                                                 ------------    ------------
Intangible Assets (Note E)....................................................     40,859,681      60,420,617
                                                                                 ------------    ------------
Other Assets
     Program broadcast rights, less current portion (Note G)..................        271,152         687,320
     Advance to affiliate (Note C)............................................      2,000,000              --
     Deposit on Acquisition...................................................             --       3,000,000
     Acquisition costs........................................................             --         225,359
     Deferred loan costs......................................................      1,569,338       5,625,261
     Land held for sale.......................................................        109,000         109,000
                                                                                 ------------    ------------
                                                                                    3,949,490       9,646,940
                                                                                 ------------    ------------
                                                                                 $ 73,621,287    $114,453,321
                                                                                 ------------    ------------
                                                                                 ------------    ------------
                    LIABILITIES AND STOCKHOLDER'S DEFICIT
Current Liabilities
     Current maturities of notes and leases payable...........................   $  8,441,031    $    318,077
     Current maturities of program broadcast rights payable...................      1,920,745       2,042,643
     Accounts payable and accrued expenses (Note H)...........................      2,622,169       7,824,296
     Deferred revenue.........................................................             --         500,000
                                                                                 ------------    ------------
               Total current liabilities......................................     12,983,945      10,685,016
                                                                                 ------------    ------------
Long-Term Obligations
     Notes and capital leases payable (Note F)................................     99,165,618     135,448,948
     Program broadcast rights payable (Note G)................................        248,716         632,444
     Deferred revenue.........................................................             --       4,250,000
     Deferred and contingent interest payable.................................      3,838,213              --
                                                                                 ------------    ------------
                                                                                  103,252,547     140,331,392
                                                                                 ------------    ------------
Commitments (Note I, K)
Stockholder's Deficit (Note E)
     Common stock, no par, authorized 200 shares; issued 178.09 shares........      1,046,500       1,046,500
     Additional paid-in capital...............................................      2,758,178       2,758,178
     Accumulated deficit......................................................    (44,938,734)    (38,886,616)
                                                                                 ------------    ------------
                                                                                  (41,134,056)    (35,081,938)
     Less 30.24 shares held in treasury.......................................      1,481,149       1,481,149
                                                                                 ------------    ------------
                                                                                  (42,615,205)    (36,563,087)
                                                                                 ------------    ------------
                                                                                 $ 73,621,287    $114,453,321
                                                                                 ------------    ------------
                                                                                 ------------    ------------

   The accompanying notes are an integral part of the consolidated financial statements.

                BENEDEK BROADCASTING CORPORATION AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                          YEARS ENDED DECEMBER 31,
                                                                --------------------------------------------
                                                                    1993            1994            1995
                                                                ------------    ------------    ------------

Net revenues.................................................   $ 38,351,734    $ 44,221,027    $ 50,329,019
                                                                ------------    ------------    ------------
Operating expenses:
     Selling, technical and program expenses (Note C)........     16,161,766      17,739,786      21,199,067
     General and administrative..............................      6,642,578       7,069,730       7,849,845
     Depreciation and amortization...........................      3,721,415       3,403,263       5,041,719
     Corporate (Note C)......................................      1,248,666       1,308,984       1,575,792
     Special bonus, officer-stockholder (Note C).............      1,400,377              --              --
                                                                ------------    ------------    ------------
                                                                  29,174,802      29,521,763      35,666,423
                                                                ------------    ------------    ------------
          Operating income...................................      9,176,932      14,699,264      14,662,596

Financial income (expense):
     Interest expense (Note A):
          Cash interest......................................     (8,358,237)     (7,904,530)    (15,159,766)
          Other interest.....................................     (6,160,670)     (4,904,834)       (711,934)
                                                                ------------    ------------    ------------
                                                                 (14,518,907)    (12,809,364)    (15,871,700)
     Interest income.........................................        163,711         164,627         397,460
     Other, net..............................................        143,850         (10,168)             --
                                                                ------------    ------------    ------------
                                                                 (14,211,346)    (12,654,905)    (15,474,240)
                                                                ------------    ------------    ------------
          Income (loss) before extraordinary item............     (5,034,414)      2,044,359        (811,644)

Extraordinary item, gain on early extinguishment of debt
  (Note F)...................................................             --              --       6,863,762
                                                                ------------    ------------    ------------
          Net income (loss)..................................   $ (5,034,414)   $  2,044,359    $  6,052,118
                                                                ------------    ------------    ------------
                                                                ------------    ------------    ------------

   The accompanying notes are an integral part of the consolidated financial statements.

                BENEDEK BROADCASTING CORPORATION AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S DEFICIT
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                                                           NOTE AND
                                                                                            ACCRUED
                                                ADDITIONAL                                 INTEREST
                                     COMMON      PAID-IN     ACCUMULATED     TREASURY     RECEIVABLE,
                                     STOCK       CAPITAL       DEFICIT         STOCK      STOCKHOLDER      TOTAL
                                   ----------   ----------   ------------   -----------   -----------   ------------

Balance at December 31, 1992.....  $1,046,500   $2,758,178   $(40,944,866)  $(1,481,149)  $(2,382,340)  $(41,003,677)
     Accrued interest............          --           --             --            --       (21,850)       (21,850)
     Net (loss)..................          --           --     (5,034,414)           --            --     (5,034,414)
     Dividends (Note C)..........          --           --     (1,003,813)           --     1,003,813             --
     Bonus to officer-stockholder
       (Note C)..................          --           --             --            --     1,400,377      1,400,377
                                   ----------   ----------   ------------   -----------   -----------   ------------
Balance at December 31, 1993.....   1,046,500    2,758,178    (46,983,093)   (1,481,149)           --    (44,659,564)
     Net income..................          --           --      2,044,359            --            --      2,044,359
                                   ----------   ----------   ------------   -----------   -----------   ------------
Balance at December 31, 1994.....   1,046,500    2,758,178    (44,938,734)   (1,481,149)           --    (42,615,205)
     Net income..................          --           --      6,052,118            --            --      6,052,118
                                   ----------   ----------   ------------   -----------   -----------   ------------
Balance at December 31, 1995.....  $1,046,500   $2,758,178   $(38,886,616)  $(1,481,149)  $        --   $(36,563,087)
                                   ----------   ----------   ------------   -----------   -----------   ------------
                                   ----------   ----------   ------------   -----------   -----------   ------------

   The accompanying notes are an integral part of the consolidated financial statements.

                BENEDEK BROADCASTING CORPORATION AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                       YEARS ENDED DECEMBER 31,
                                                                              ------------------------------------------
                                                                                 1993           1994            1995
                                                                              -----------    -----------    ------------
Cash Flows From Operating Activities
    Net income (loss)......................................................   $(5,034,414)   $ 2,044,359    $  6,052,118
    Adjustments to reconcile net income (loss) to net cash provided by
     (used in) operating activities:
        Amortization of program broadcast rights...........................     2,178,974      2,103,606       2,161,545
        Depreciation and amortization......................................     2,288,487      2,133,940       3,268,939
        (Gain) on early extinguishment of debt.............................            --             --      (6,863,762)
        Amortization of intangibles and deferred loan costs................     1,731,444      2,775,321       2,425,488
        (Gain) loss on sale of property and equipment......................        10,644        (55,222)         27,535
        Payment of deferred and contingent interest........................            --             --      (4,405,746)
        Payment of prepayment premiums.....................................            --             --      (2,748,896)
        Interest added to capital note warrants and long-term debt.........     5,154,432             --              --
        Bonus paid through reduction of note receivable, stockholder.......     1,400,377             --              --
        Other..............................................................        15,346        166,730          31,691
    Change in assets and liabilities, net of effects of acquisition:
        Receivables........................................................      (624,482)      (329,105)     (4,574,290)
        Prepaid expenses...................................................       111,897       (102,858)        (48,023)
        Payments on program broadcast rights payable.......................    (2,180,531)    (1,887,768)     (2,131,990)
        Accounts payable and accrued expenses..............................      (677,184)       357,041       4,738,408
        Deferred income....................................................            --             --       4,750,000
        Contingent and deferred interest payable...........................       550,882      3,287,331         567,533
                                                                              -----------    -----------    ------------
            Net cash provided by (used in) operating activities............     4,925,872     10,493,375       3,250,550
                                                                              -----------    -----------    ------------
Cash Flows From Investing Activities
    Purchase of property and equipment.....................................      (869,904)      (574,171)     (1,478,893)
    Proceeds from sale of equipment........................................         6,304         75,380         425,994
    Payment for acquisition of station.....................................            --             --     (26,698,516)
    Deposit on acquisition.................................................            --             --      (3,000,000)
    Advance to affiliate...................................................            --     (2,000,000)             --
    Payment of acquisition costs...........................................            --             --        (225,359)
    Other..................................................................            --         (8,267)          4,504
                                                                              -----------    -----------    ------------
            Net cash (used in) investing activities........................      (863,600)    (2,507,058)    (30,972,270)
                                                                              -----------    -----------    ------------
Cash Flows From Financing Activities
    Principal payments on notes, including capital lease payables..........    (5,665,212)    (5,795,902)    (96,351,288)
    Proceeds from senior secured debt issue................................            --             --     135,000,000
    Payment of debt acquisition costs......................................    (1,285,332)    (1,240,602)     (5,875,903)
                                                                              -----------    -----------    ------------
            Net cash provided by (used in) financing activities............    (6,950,544)    (7,036,504)     32,772,809
                                                                              -----------    -----------    ------------
            Increase (decrease) in cash and cash equivalents...............    (2,888,272)       949,813       5,051,089
Cash and cash equivalents:
    Beginning..............................................................     6,555,701      3,667,429       4,617,242
                                                                              -----------    -----------    ------------
    Ending.................................................................   $ 3,667,429    $ 4,617,242    $  9,668,331
                                                                              -----------    -----------    ------------
                                                                              -----------    -----------    ------------
Supplemental Disclosure of Cash Flow Information
    Cash payments for interest.............................................   $ 8,809,487    $ 7,904,530    $ 13,654,225
                                                                              -----------    -----------    ------------
                                                                              -----------    -----------    ------------
Supplemental Schedule of Non-Cash Investing and Financing Activities
    Acquisition of program broadcast rights................................   $ 1,688,123    $ 2,044,692    $  2,558,122
    Note payable and capital lease obligation incurred for purchase of
     equipment.............................................................       230,013        273,995         197,288
    Equipment acquired by barter transactions..............................       178,242        312,965         331,843
    Reduction of note receivable, officer-stockholder through dividends
     paid..................................................................     1,003,813             --              --
    Accrued interest added to long-term debt due to refinancing............     4,996,568             --              --
    Accounts payable transferred to note payable...........................            --         88,079              --
                                                                              -----------    -----------    ------------
                                                                              -----------    -----------    ------------
    Acquisition of WTVY-TV:
        Cash purchase price................................................                                 $ 26,698,516
                                                                                                            ------------
                                                                                                            ------------
        Property and equipment acquired at fair market value...............                                    7,533,196
        Intangible assets acquired.........................................                                   21,306,181
        Other, net.........................................................                                     (140,861)
                                                                                                            ------------
                                                                                                              28,698,516
        Less: Application of advance to affiliate..........................                                    2,000,000
                                                                                                            ------------
                                                                                                            $ 26,698,516
                                                                                                            ------------
                                                                                                            ------------

   The accompanying notes are an integral part of the consolidated financial statements.

                BENEDEK BROADCASTING CORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(NOTE A) -- NATURE OF BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF BUSINESS: Benedek Broadcasting Corporation ('Benedek Broadcasting') owns and operates nine television stations located throughout the United States which operate under network affiliation contracts. The networks provide programs to the affiliated stations and the stations sell commercial time during the programs to national, regional, and local advertisers. The networks also sell commercial time during the programs to national advertisers. Credit arrangements are determined on an individual customer basis.

     BASIS OF PRESENTATION: The consolidated financial statements include the accounts of Benedek Broadcasting and Benedek Broadcasting Company, L.L.C. (the 'LLC'), a 99% owned subsidiary. All significant intercompany items and transactions have been eliminated in the consolidated financial statements.

SIGNIFICANT ACCOUNTING POLICIES

(1) ACCOUNTING ESTIMATES:

     The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and the accompanying notes. Actual results could differ from those estimates.

(2) CASH EQUIVALENTS AND CONCENTRATION:

     Benedek Broadcasting considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

     At various times during the periods, Benedek Broadcasting had cash and cash equivalents on deposit with a financial institution in excess of federal depository insurance and it has not experienced any credit losses on these deposits.

(3) REVENUES:

     Revenue related to the sale of advertising, network compensation and contracted time is recognized at the time of broadcast. Net revenues are shown net of agency and national representatives commissions.

     Deferred revenue relates to network compensation due from the network at inception of the network affiliation agreement. This revenue is recognized over the life of the agreement on a straight-line method. In 1995, Benedek Broadcasting signed an agreement with a network which provided a $5,000,000 payment, $2,500,000 of which was receivable at December 31, 1995 and subsequently paid in February 1996. Since this payment is earned over the life of the affiliation agreement, it will be recognized over ten years.

(4) BARTER TRANSACTIONS:

     Revenue from barter transactions (advertising provided in exchange for goods and services) is recognized as income when advertisements are broadcast and merchandise or services received are charged to expense (or capitalized as appropriate) when received or used. The transactions are recorded at the fair market value of the asset or service received.

(5) PROGRAM BROADCAST RIGHTS AND LIABILITIES:

     Program broadcast rights represent rights for the telecast of feature length motion pictures, series produced for television and other films, and are presented at the lower of unamortized cost or net

                BENEDEK BROADCASTING CORPORATION AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

realizable value. Each agreement is recorded as an asset and liability when the license period begins and the program is available for its first showing. Program broadcast rights are amortized on a straight-line method over the life of the contract, which is included in selling, technical and program expenses. The agreements are classified between current and long-term according to the estimated time of future usage. The related liability is classified between current and long-term on the basis of the payment terms. The amounts recorded as rights and liabilities prior to December 31, 1995 have been reclassified to conform with the 1995 presentation which at December 31, 1994, was a reduction of approximately $4,806,000.

(6) DEFERRED LOAN AND ACQUISITION COSTS:

     Deferred loan costs are amounts incurred in connection with long-term financing. The costs are amortized on a straight-line method over the terms of the related debt security. Costs incurred in connection with long-term financing which is not consummated are expensed at the point in time when the negotiation on the financing ceases. Included in other interest for the year ended December 31, 1994 are costs incurred in 1994 of approximately $900,000 related to financing which was not consummated.

     Acquisition costs are amounts incurred in connection with acquiring additional television stations. Costs incurred in connection with acquisitions which are not consummated are expensed at the point of time when the negotiation on the acquisition ceases. The acquisition costs related to successful acquisitions are treated as part of the purchase price and are allocated to the assets purchased.

(7) PROPERTY AND EQUIPMENT:

     Property and equipment are recorded at cost and depreciated using the straight-line method over the following estimated ranges of useful lives:

                                                                              YEARS
                                                                            ---------

Buildings and improvements................................................    5-40
Towers....................................................................    5-12
Transmission equipment....................................................    3-10
Other equipment...........................................................     2-5

     Benedek Broadcasting records amortization expense on leased assets with the depreciation expense on owned assets. Gains and losses on the disposition of property and equipment are insignificant and included in depreciation and amortization on the statement of operations.

(8) INTANGIBLE ASSETS:

     Intangible  assets,  which  include   FCC  licenses,  network   affiliation
agreements and goodwill, have been recorded at cost and are amortized over 40 years using the straight-line method.

     Benedek Broadcasting reviews their intangibles periodically to determine potential impairment by comparing the carrying value of the intangible with the undiscounted anticipated future cash flows of the related property before interest charges. If the future cash flows are less than the carrying value, the Company would obtain an appraisal on the property and adjust the carrying value of the intangibles to the appraisal value if the appraisal value is less than the carrying value.

(9) OTHER INTEREST EXPENSE:

     Other interest includes interest expense due to the increase in the BBC Warrants (as defined), contingent equity value, accrued interest added to long-term debt balances, deferred loan cost amortization, financing costs not consummated, and accretion of discounts.

                BENEDEK BROADCASTING CORPORATION AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(10) INCOME TAXES:

     Benedek Broadcasting, with the consent of its stockholder, has elected to be taxed as an 'S' Corporation under sections of the federal and state income tax laws, which provide that, in lieu of corporation income taxes, the stockholder accounts for items of income, deductions, losses and credits. Therefore, historical net income (loss) does not include a provision (refund) for corporate income taxes.

     The LLC files a partnership tax return. Benedek Broadcasting and the minority stockholder report their respective shares of the LLC's items of income, deduction, losses and credits.

(11) FAIR VALUE OF FINANCIAL INSTRUMENTS:

     Financial instruments include cash, short-term debt, current receivables and payables, and fixed rate long-term debt. For each class of financial instruments, the carrying amount approximates fair value.

(12) EMPLOYEE BENEFITS:

     Benedek Broadcasting has a defined contribution plan covering all eligible employees. The contribution is at the discretion of the Board of Directors.

     Benedek Broadcasting self-insures for health benefits which are provided to all full time employees with specified periods of service and maintains insurance coverage for claims in excess of specific and annual aggregate limits.

(13) EMERGING ACCOUNTING STANDARDS:

     The Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123, 'Accounting for Stock Based Compensation' in October 1995, which establishes financial accounting and reporting standards for stock based employee compensation plans, including stock purchase plans, stock options, restricted stock, and stock appreciation rights. Benedek Broadcasting has elected to continue accounting for stock based compensation under Accounting Principles Board Opinion No. 25. The disclosure requirements of SFAS No. 123 will be effective for Benedek Broadcasting's financial statements beginning in 1996. Management does not believe that the implementation of SFAS 123 will have a material effect on its consolidated financial statements.

(NOTE B) -- BUSINESS COMBINATION AND ACQUISITION

(1) BUSINESS COMBINATION:

     On March 10, 1995, two affiliates of Benedek Broadcasting, Blue Grass Television, Inc. ('Blue Grass') and Youngstown Broadcasting Co., Inc. ('Youngstown'), were merged into Benedek Broadcasting. Since these entities had identical stockholder ownership, this was accounted for in a manner similar to that in pooling-of-interests accounting.

     Benedek Broadcasting issued 92.85 shares of its common stock for all the outstanding common shares of Blue Grass and Youngstown, and such shares are treated as if they were outstanding for all periods presented.

     On March 10, 1995, the FCC licenses for all the television stations owned by Benedek Broadcasting were transferred to the newly formed LLC. Benedek Broadcasting owns 99% of the membership interest in the LLC and its principal stockholder owns the remaining 1% minority membership interest. The assets, liabilities and results of operations of the LLC are included in these consolidated financial statements. The minority membership interest in the LLC is not significant.

                BENEDEK BROADCASTING CORPORATION AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(2) ACQUISITION:

     On March 31, 1995, Benedek Broadcasting acquired substantially all of the assets of WTVY-TV which serves Dothan, Alabama and Panama City, Florida for an aggregate purchase price of approximately $28,699,000. The acquired assets include property and equipment with a fair market value of approximately $7,533,000 and program broadcast rights of approximately $93,000, offset by liabilities under program broadcast rights of approximately $79,000 and net liabilities under trade and barter contracts of approximately $155,000. Benedek Broadcasting also assumed commitments of approximately $214,000 related to programming. The excess of the purchase price over the net assets acquired totaled approximately $21,306,000 and has been allocated to intangible assets which will be amortized over 40 years. This transaction has been accounted for under the purchase method of accounting. Accordingly, the results of operations for WTVY-TV have been included in the results of operations of these consolidated financial statements since the date of acquisition.

     The pro forma results of operations for the years ended December 31, 1994 and 1995, assuming the acquisition of WTVY-TV had taken place on January 1, 1994, are as follows:

                                                                            YEAR ENDED DECEMBER 31,
                                                                          ---------------------------
                                                                              1994           1995
                                                                          ------------    -----------

Net revenue............................................................   $ 51,582,464    $51,972,804
Operating expenses.....................................................     35,647,105     37,577,459
Financial expense......................................................     16,442,853     16,173,049
                                                                          ------------    -----------
     (Loss) before extraordinary item..................................       (507,494)    (1,777,704)
Extraordinary item.....................................................             --      6,863,762
                                                                          ------------    -----------
     Net income (loss).................................................   $   (507,494)   $ 5,086,058
                                                                          ------------    -----------
                                                                          ------------    -----------

(NOTE C) -- RELATED PARTY TRANSACTIONS

(1) NOTE RECEIVABLE FROM STOCKHOLDER:

     On March 31, 1993, Benedek Broadcasting recorded a bonus of $1,400,377 to its officer-stockholder and declared a dividend of $1,003,813 which were offset against a note receivable and accrued interest from the stockholder.

(2) ADMINISTRATIVE SERVICES:

     Benedek Broadcasting paid management fees for accounting services of approximately $208,000 (two months) and $1,309,000 in 1993 and 1994 to a company which was affiliated through common ownership. These services were terminated January 1, 1995.

(3) BENEDEK ACQUISITION CORPORATION:

     In December 1994, Benedek Acquisition Corporation, a company affiliated through common ownership, entered into a definitive agreement to acquire substantially all of the assets of WTVY-TV Dothan, Alabama. In conjunction with the agreement, Benedek Broadcasting advanced $2,000,000 to Benedek Acquisition Corporation which was used as a deposit on the purchase. In 1995, Benedek Acquisition Corporation assigned to Benedek Broadcasting its rights under the purchase agreement to acquire the television station. (See Note B).

(4) STOCK OPTION AGREEMENTS:

     In 1988 a key  employee was granted an  option, expiring 1998, to  purchase
2.75 shares of common stock of Benedek Broadcasting for $206,539.

                BENEDEK BROADCASTING CORPORATION AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     On March 10, 1995, Benedek Broadcasting granted the key employee an additional option, expiring 2004, to acquire 5.03 shares of common stock of Benedek Broadcasting at an aggregate exercise price of $986,000. This option, along with the 1988 option, will entitle the key employee to shares representing 5% of the outstanding common stock of Benedek Broadcasting after giving effect to the issuance thereof. The options were issued at fair market value on the date of grant.

(5) LEASES:

     In 1993, Benedek Broadcasting entered into a lease agreement for mobile transmission equipment with an officer. The agreement calls for total rental payments of approximately $163,000 over its three year term and is recorded as an operating lease. In May 1994, Benedek Broadcasting entered into a lease agreement for station equipment with an affiliated company. The agreement calls for total rental payments of approximately $132,000 over its five year term and is recorded as an operating lease. Effective January 1, 1995 the lease agreement with the affiliated company was terminated and the related assets and the associated note payable were transferred to Benedek Broadcasting.

(NOTE D) -- PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                                 DECEMBER 31,
                                                                          --------------------------
                                                                             1994           1995
                                                                          -----------    -----------

Land and improvements..................................................   $ 1,208,337    $ 1,259,938
Buildings and improvements.............................................    11,151,081     12,183,267
Towers.................................................................     3,203,647      5,786,099
Transmission and studio equipment......................................    19,674,920     23,205,748
Office equipment.......................................................     2,318,893      3,024,834
Records and tapes......................................................        20,788         22,732
Transportation equipment...............................................       429,378        708,152
Construction in progress...............................................        10,628        150,188
                                                                          -----------    -----------
                                                                           38,017,672     46,340,958
Less accumulated depreciation and amortization.........................    23,800,709     26,305,243
                                                                          -----------    -----------
                                                                          $14,216,963    $20,035,715
                                                                          -----------    -----------
                                                                          -----------    -----------

(NOTE E) -- INTANGIBLE ASSETS

     Intangible assets consist of the following:

                                                                                 DECEMBER 31,
                                                                          --------------------------
                                                                             1994           1995
                                                                          -----------    -----------

Goodwill...............................................................   $20,883,109    $28,837,585
FCC licenses...........................................................     7,389,610     15,304,138
Network affiliations...................................................    12,570,077     15,998,174
Other..................................................................        16,885        280,720
                                                                          -----------    -----------
                                                                          $40,859,681    $60,420,617
                                                                          -----------    -----------
                                                                          -----------    -----------

     Intangible   assets  are  recorded  net   of  accumulated  amortization  of
$11,580,054 and $13,325,299 as of December 31, 1994 and 1995, respectively.

                BENEDEK BROADCASTING CORPORATION AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(NOTE F) -- NOTES PAYABLE, GAIN ON EXTINGUISHMENT OF DEBT AND CAPITAL LEASES PAYABLE

(1) NOTES PAYABLE:
     During 1995, Benedek Broadcasting issued $135,000,000 of 11 7/8% Senior Secured Notes due 2005 (the 'Senior Secured Notes'). The net proceeds of the Senior Secured Notes were used, together with available cash, to (i) refinance certain indebtedness, (ii) finance the acquisition of WTVY-TV and (iii) pay fees and expenses in connection with the offering. The Senior Secured Notes have been registered with the Securities and Exchange Commission in a registration statement declared effective in November 1995.

     The Senior Secured Notes bear interest at the rate of 11 7/8%, payable semiannually on March 1 and September 1 of each year and mature in March 2005. The Senior Secured Notes may be redeemed by Benedek Broadcasting in whole or in part after March 1, 2000 subject to certain prepayment premiums. The Senior Secured Notes contain various restrictive covenants relating to limitations on dividends, transactions with affiliates, further issuance of debt, and sales of assets, among others. As of December 31, 1995, Benedek Broadcasting was in compliance with these covenants.

     The Senior Secured Notes are collateralized by Benedek Broadcasting's 99% interest in the LLC, certain agreements and contract rights related to the stations which includes network affiliation agreements and certain general intangibles. The minority membership interest holder has also entered into a pledge and security agreement providing for the pledge of his 1% interest in the LLC.
     Notes payable consist of the following:

                                                                               DECEMBER 31,
                                                                       ----------------------------
                                                                           1994            1995
                                                                       ------------    ------------
Senior Secured Notes................................................   $         --    $135,000,000
Senior secured note, with interest at 9.5%..........................     23,729,837              --
Series notes, with interest ranging from 10.36% to 11.325%..........     36,095,000              --
Subordinated series notes, with interest ranging from 7.728% to
  15%...............................................................     19,701,084              --
Subordinated capital notes, net of unamortized discount of $407,000, and $573,730, respectively, interest at 11.5% compounded
  quarter-annually with interest and principal payable December 31,
  1996..............................................................      8,203,000              --
BBC Warrants........................................................     18,978,618              --
Capital leases and other............................................        899,110         767,025
                                                                       ------------    ------------
                                                                        107,606,649     135,767,025
Less current maturities.............................................      8,441,031         318,077
                                                                       ------------    ------------
                                                                       $ 99,165,618    $135,448,948
                                                                       ------------    ------------
                                                                       ------------    ------------

     At December 31, 1995, the notes provide for annual reductions as follows:

                YEAR ENDING DECEMBER 31,
- --------------------------------------------------------
          1996..........................................   $    318,077
          1997..........................................        256,980
          1998..........................................        144,882
          1999..........................................         45,778
          2000..........................................          1,308
          Thereafter....................................    135,000,000
                                                           ------------
                                                           $135,767,025
                                                           ------------
                                                           ------------

     In 1994, Benedek Broadcasting recorded contingent interest of $1,000,000 relating to certain note agreements, which were paid in 1995 in connection with the refinancing.

                BENEDEK BROADCASTING CORPORATION AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(2) CAPITAL NOTES, DETACHABLE WARRANTS AND GAIN ON EARLY EXTINGUISHMENT OF DEBT:

     Subordinated capital notes were issued with detachable stock purchase warrants (the 'BBC Warrants'), which provided the right to purchase 45 shares of common stock of Benedek Broadcasting for $.10 per share. The agreement guaranteed an annual pretax return of 27.5% including interest paid and the implied increase in value of the warrants. The original value assigned to the BBC Warrants of $1,290,000 was reflected as debt discount and was amortized over the term of these notes using the interest method.

     In 1995, Benedek Broadcasting exercised an option to call the warrants for a specific ladder call price of $7,850,912. The difference between this ladder price and the carrying value of the warrants of $18,978,618 was recorded as an extraordinary gain of $11,128,000 reduced by losses of approximately $1,140,000 from unrecognized deferred loan costs, approximately $2,749,000 of prepayment premiums and contingent payments and $375,000 of unamortized debt discount related to the existing debt.

(3) CAPITAL LEASES:

     Benedek Broadcasting leases equipment under agreements which expire in 1996 through 2000. These leases are considered capital leases, and the leased property and the related liabilities have been recorded at the present value of the future payments using interest rates ranging from 6.9% to 15.8%.

     The assets recorded under capital leases and the related accumulated amortization are included in the accompanying balance sheets as follows:

                                                                                     DECEMBER 31,
                                                                                 --------------------
                                                                                   1994        1995
                                                                                 --------    --------
Transmission and studio equipment.............................................   $396,763    $396,763
Office equipment..............................................................    164,839     219,972
Transportation equipment......................................................     23,170      23,170
                                                                                 --------    --------
                                                                                  584,772     639,905
Less accumulated amortization.................................................    230,721     502,793
                                                                                 --------    --------
                                                                                 $354,051    $137,112
                                                                                 --------    --------
                                                                                 --------    --------

(NOTE G) -- PROGRAM BROADCAST RIGHTS PAYABLE

     (1) Program broadcast rights and program broadcast rights payable consist of the following:

                                                                PROGRAM BROADCAST    PROGRAM BROADCAST
                                                                     RIGHTS           RIGHTS PAYABLE
                                                                -----------------    -----------------
Balance at December 31, 1993.................................      $ 1,831,462          $ 2,012,537
     Contracts acquired......................................        2,044,692            2,044,692
     Amortization............................................       (2,103,606)                  --
     Payments................................................               --           (1,887,768)
                                                                -----------------    -----------------
Balance at December 31, 1994.................................        1,772,548            2,169,461
     Contracts acquired......................................        2,651,642            2,637,616
     Amortization............................................       (2,161,545)                  --
     Payments................................................               --           (2,131,990)
                                                                -----------------    -----------------
Balance at December 31, 1995.................................      $ 2,262,645          $ 2,675,087
                                                                -----------------    -----------------
                                                                -----------------    -----------------

     (2) The current maturities of program broadcast rights payable consist of the following:

                                                                                  DECEMBER 31,
                                                                            ------------------------
                                                                               1994          1995
                                                                            ----------    ----------
Program contracts, due in varying installments through 2000..............   $2,169,461    $2,675,087
Less current maturities..................................................    1,920,745     2,042,643
                                                                            ----------    ----------
Long-term portion........................................................   $  248,716    $  632,444
                                                                            ----------    ----------
                                                                            ----------    ----------

                BENEDEK BROADCASTING CORPORATION AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The maturities of the contracts are as follows:

                 YEAR ENDING DECEMBER 31,
- -----------------------------------------------------------
          1996.............................................   $2,042,643
          1997.............................................      398,225
          1998.............................................      206,486
          1999.............................................       23,833
          2000.............................................        3,900
                                                              ----------
                                                              $2,675,087
                                                              ----------
                                                              ----------

     In  addition,   Benedek  Broadcasting   has  entered   into   noncancelable
commitments for future program rights aggregating approximately $4,745,800 as of December 31, 1995.

(NOTE H) -- ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following:

                                                                        DECEMBER 31,
                                                                  ------------------------
                                                                     1994          1995
                                                                  ----------    ----------
Trade payables.................................................   $  499,618    $  379,901
Barter, net....................................................      358,308       292,051
Compensation and benefits......................................    1,367,649     1,397,796
Interest.......................................................           --     5,343,754
Other..........................................................      396,594       410,794
                                                                  ----------    ----------
                                                                  $2,622,169    $7,824,296
                                                                  ----------    ----------
                                                                  ----------    ----------

(NOTE I) -- LEASES

     Benedek Broadcasting leases land, office space and office and transportation equipment under agreements which expire from 1996 through 2004 and require various minimum annual rentals. The leases also require payment of the normal maintenance, real estate taxes, and insurance on the properties. Benedek Broadcasting has the option to acquire one of the leased premises on each of May 1, 2000 and 2005 for $650,000 and $750,000, respectively.

     The approximate total minimum rental commitments at December 31, 1995 under these leases are due as follows:

                 YEAR ENDING DECEMBER 31,
- -----------------------------------------------------------
          1996.............................................   $  582,700
          1997.............................................      323,900
          1998.............................................      250,400
          1999.............................................      213,900
          2000.............................................      186,600
          Thereafter.......................................      512,900
                                                              ----------
                                                              $2,070,400
                                                              ----------
                                                              ----------

     Total rental expense under these agreements and other monthly rentals for the years ended 1993, 1994 and 1995 was approximately $455,000, $463,000 and $626,000, respectively, including the related party lease discussed in Note C.

     Benedek Broadcasting is a lessor of certain portions of its real property to various organizations. Total rental income under these agreements for the years ended 1993, 1994 and 1995 was approximately $233,000, $280,000 and $324,000, respectively.

(NOTE J) -- PRO FORMA INCOME TAXES

     Net income (loss) in the accompanying statements of operations does not include a pro forma adjustment for income tax expense which would have been provided had Benedek Broadcasting been taxed as a corporation because Benedek Broadcasting would not have a tax provision due to net operating loss carryforwards and a valuation allowance.

                BENEDEK BROADCASTING CORPORATION AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Under the provision of Statement of Financial Accounting Standards (SFAS) No. 109, the deferred tax asset and liabilities consist of the following components:

                                                                       DECEMBER 31,
                                                         -----------------------------------------
                                                            1993           1994           1995
                                                         -----------    -----------    -----------
Deferred tax assets:
     Loss carryforwards...............................   $ 8,337,000    $ 6,823,000    $ 7,063,000
     Non-deductible allowances and other..............        80,000         70,000        416,000
     Capital note warrants............................     4,874,000      4,874,000             --
     Network agreement................................            --             --      1,900,000
     Intangibles......................................     1,739,000      2,013,000      2,131,000
                                                         -----------    -----------    -----------
                                                          15,030,000     13,780,000     11,510,000
Less valuation allowance..............................   (14,372,000)   (13,020,000)   (10,628,000)
                                                         -----------    -----------    -----------
                                                             658,000        760,000        882,000
                                                         -----------    -----------    -----------
Deferred tax liabilities:
     Property and equipment...........................       658,000        760,000        882,000
                                                         -----------    -----------    -----------
                                                         $        --    $        --    $        --
                                                         -----------    -----------    -----------
                                                         -----------    -----------    -----------

     A valuation allowance has been established since in the opinion of management, it is more likely than not that the deferred tax assets will not be realized.

     The difference between the statutory federal income tax rate of 35% and the pro forma income taxes reported in the statements of operations are as follows:

                                                                  YEAR ENDED DECEMBER 31,
                                                          ----------------------------------------
                                                             1993          1994           1995
                                                          ----------    -----------    -----------
Computed 'expected' tax expense (credits)..............   ($1,762,000)  $   715,000    $ 2,118,000
Increase (decrease) in taxes resulting from:
     State and local taxes, net of federal benefit.....     (171,000)        71,000        242,000
     Nondeductible expenses............................      238,000        461,000        142,000
     Change in enacted tax rate........................     (300,000)            --             --
     Change in valuation allowance before expiration of
       net operating loss carryforwards................    1,995,000     (1,247,000)    (2,502,000)
                                                          ----------    -----------    -----------
                                                          $       --    $        --    $        --
                                                          ----------    -----------    -----------
                                                          ----------    -----------    -----------

     Under provisions of the Internal Revenue Code, Benedek Broadcasting has approximately $414,400 of actual net operating loss carryforwards which arose prior to its election to be an 'S' Corporation, which expire in varying amounts from December 31, 1996 to 2001. These net operating loss carryforwards will only be available to offset future tax liabilities of Benedek Broadcasting if it terminates the 'S' Corporation status.

(NOTE K) -- PROGRAMMING COMMITMENTS

     Benedek Broadcasting has assumed or has entered into commitments for future syndicated programming. Future payments with respect to these commitments for the years ending December 31 are as follows:

                 YEAR ENDING DECEMBER 31,
- -----------------------------------------------------------
          1996.............................................   $  503,200
          1997.............................................    1,307,300
          1998.............................................    1,309,500
          1999.............................................    1,181,400
          2000.............................................      444,400
                                                              ----------
                                                              $4,745,800
                                                              ----------
                                                              ----------

                BENEDEK BROADCASTING CORPORATION AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(NOTE L) -- ACQUISITIONS AND SUBSEQUENT EVENTS

(1) ACQUISITIONS:
     On November 22, 1995, Benedek Broadcasting entered into an agreement, subject to regulatory approvals, to acquire the assets of five television stations (and four satellite stations) for a total purchase price of $54,500,000.
     On December 15, 1995, Benedek Broadcasting entered into a stock purchase agreement to acquire all the issued and outstanding shares of capital stock of a corporation which owned and operated eight television stations for a purchase price of $270,000,000.
     Both acquisitions were consummated on June 6, 1996 in conjunction with the financing arrangements described in (2) below.

(2) SUBSEQUENT EVENTS:
     On April 10, 1996, the sole stockholder of Benedek Broadcasting formed Benedek Communications Corporation ('BCC') in conjunction with the above acquisitions. At the closing of the acquisitions and related financing transactions, the sole stockholder of Benedek Broadcasting contributed all of the outstanding shares of common stock of Benedek Broadcasting to BCC in exchange for the issuance to him of all of the outstanding shares of common stock of BCC.
     The financing transactions for the acquisitions consisted of (i) BCC issuing (a) senior subordinated discount notes, (b) units, consisting of exchangeable preferred stock and warrants to acquire common stock of BCC, and
(c) seller junior discount preferred stock and (ii) Benedek Broadcasting entering into a new credit agreement. The new credit agreement includes $128,000,000 term loan facilities and a $15,000,000 revolving credit facility. These financing transactions were consummated concurrently with the acquisitions.
     On April 18, 1996, Benedek Broadcasting formed Benedek License Corporation ('BLC') in conjunction with the aforementioned acquisitions. On June 6, 1996, the LLC was merged with BLC and all of the licenses and authorizations issued by the FCC for the operation of the Stations are now held by BLC.

                BENEDEK BROADCASTING CORPORATION AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET

                                                                                                    MARCH 31,
                                                                                                       1996
                                                                                                   ------------
                                                                                                   (UNAUDITED)

                                             ASSETS
Current Assets
     Cash and cash equivalents..................................................................   $  7,381,555
     Receivables:
          Trade, net, less allowance for doubtful accounts of $241,883..........................      7,770,821
          Other.................................................................................        119,924
     Current portion of program broadcast rights................................................      1,204,839
     Prepaid expenses...........................................................................        871,637
                                                                                                   ------------
               Total current assets.............................................................     17,348,776
                                                                                                   ------------
Property and Equipment..........................................................................     19,797,949
                                                                                                   ------------
Intangible Assets...............................................................................     59,952,607
                                                                                                   ------------
Other Assets
     Program broadcast rights, less current portion.............................................        540,810
     Deposit on Acquisition.....................................................................      4,000,000
     Acquisition costs..........................................................................        559,928
     Deferred loan costs........................................................................      5,624,178
     Land held for sale.........................................................................        109,000
                                                                                                   ------------
                                                                                                     10,833,916
                                                                                                   ------------
                                                                                                   $107,933,248
                                                                                                   ------------
                                                                                                   ------------
                             LIABILITIES AND STOCKHOLDER'S DEFICIT
Current Liabilities
     Current maturities of notes and leases payable.............................................   $    304,712
     Current maturities of program broadcast rights payable.....................................      1,753,982
     Accounts payable and accrued expenses......................................................      3,643,758
     Deferred revenue...........................................................................        500,000
                                                                                                   ------------
               Total current liabilities........................................................      6,202,452
                                                                                                   ------------
Long-Term Obligations
     Notes and capital leases payable...........................................................    135,377,037
     Program broadcast rights payable...........................................................        479,296
     Deferred revenue...........................................................................      4,180,123
                                                                                                   ------------
                                                                                                    140,036,456
                                                                                                   ------------
Commitments
Stockholder's Deficit
     Common stock, no par, authorized 200 shares; issued 178.09 shares..........................      1,046,500
     Additional paid-in capital.................................................................      2,758,178
     Accumulated deficit........................................................................    (40,629,189)
                                                                                                   ------------
                                                                                                    (36,824,511)
     Less 30.24 shares held in treasury.........................................................      1,481,149
                                                                                                   ------------
                                                                                                    (38,305,660)
                                                                                                   ------------
                                                                                                   $107,933,248
                                                                                                   ------------
                                                                                                   ------------

   The accompanying notes are an integral part of the consolidated financial statements.

                BENEDEK BROADCASTING CORPORATION AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                     THREE MONTHS ENDED MARCH
                                                                                               31,
                                                                                    --------------------------
                                                                                       1995           1996
                                                                                    -----------    -----------
                                                                                           (UNAUDITED)

Net revenues.....................................................................   $10,149,581    $11,682,871
                                                                                    -----------    -----------
Operating expenses:
     Selling, technical and program expenses.....................................     4,413,684      5,537,572
     General and administrative..................................................     1,893,658      2,010,695
     Depreciation and amortization...............................................       856,107      1,360,430
     Corporate...................................................................       343,256        495,892
                                                                                    -----------    -----------
                                                                                      7,506,705      9,404,589
                                                                                    -----------    -----------
          Operating income.......................................................     2,642,876      2,278,282

Financial income (expense):
     Interest expense:
          Cash interest..........................................................    (2,410,691)    (4,026,253)
          Other interest.........................................................      (752,658)      (100,457)
                                                                                    -----------    -----------
                                                                                     (3,163,349)    (4,126,710)
     Interest income.............................................................       136,906        105,855
                                                                                    -----------    -----------
                                                                                     (3,026,443)    (4,020,855)
                                                                                    -----------    -----------
          (Loss) before extraordinary item.......................................      (383,567)    (1,742,573)

Extraordinary item, gain on early extinguishment of debt.........................     6,863,762             --
                                                                                    -----------    -----------
          Net income (loss)......................................................   $ 6,480,195    $(1,742,573)
                                                                                    -----------    -----------
                                                                                    -----------    -----------

   The accompanying notes are an integral part of the consolidated financial statements.

                BENEDEK BROADCASTING CORPORATION AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                           THREE MONTHS ENDED MARCH
                                                                                                      31,
                                                                                          ---------------------------
                                                                                              1995           1996
                                                                                          ------------    -----------
                                                                                                  (UNAUDITED)
Cash Flows From Operating Activities
    Net income (loss)..................................................................   $  6,480,195    $(1,742,573)
    Adjustments to reconcile net income (loss) to net cash (used in) operating activities:
        Amortization of program broadcast rights.......................................        510,967        597,308
        Depreciation and amortization..................................................        529,889        892,420
        (Gain) on early extinguishment of debt.........................................     (6,863,762)            --
        Amortization of intangibles and deferred loan costs............................        482,505        568,467
        (Gain) loss on sale of property and equipment..................................         (2,853)            --
        Payment of deferred and contingent interest....................................     (4,405,746)            --
        Payment of prepayment premiums.................................................     (2,748,896)            --
        Other..........................................................................         31,691             --
    Change in assets and liabilities, net of effects of acquisition:
        Receivables....................................................................        539,518      4,638,951
        Prepaid expenses...............................................................       (204,128)      (294,940)
        Payments on program broadcast rights payable...................................       (429,021)      (522,121)
        Accounts payable and accrued expenses..........................................        593,679     (4,222,411)
        Deferred income................................................................             --        (69,877)
        Contingent and deferred interest payable.......................................        567,533             --
                                                                                          ------------    -----------
            Net cash (used in) operating activities....................................     (4,918,429)      (154,776)
                                                                                          ------------    -----------
Cash Flows From Investing Activities
    Purchase of property and equipment.................................................       (359,996)      (612,766)
    Proceeds from sale of equipment....................................................          9,173             --
    Payment for acquisition of station.................................................    (26,558,152)            --
    Deposit on acquisition.............................................................             --     (1,000,000)
    Payment of acquisition costs.......................................................             --       (334,569)
    Other..............................................................................             --            (15)
                                                                                          ------------    -----------
            Net cash (used in) investing activities....................................    (26,908,975)    (1,947,350)
                                                                                          ------------    -----------
Cash Flows From Financing Activities
    Principal payments on notes, including capital lease payables......................    (96,075,529)       (85,276)
    Proceeds from senior secured debt issue............................................    135,000,000             --
    Payment of debt acquisition costs..................................................     (5,085,944)       (99,374)
                                                                                          ------------    -----------
            Net cash provided by (used in) financing activities........................     33,838,527       (184,650)
                                                                                          ------------    -----------
            Increase (decrease) in cash and cash equivalents...........................      2,011,123     (2,286,776)
Cash and cash equivalents:
    Beginning..........................................................................      4,617,242      9,668,331
                                                                                          ------------    -----------
    Ending.............................................................................   $  6,628,365    $ 7,381,555
                                                                                          ------------    -----------
                                                                                          ------------    -----------
Supplemental Disclosure of Cash Flow Information
    Cash payments for interest.........................................................   $  5,894,091    $ 8,034,064
                                                                                          ------------    -----------
                                                                                          ------------    -----------
Supplemental Schedule of Non-Cash Investing and Financing Activities
    Acquisition of program broadcast rights............................................   $    318,442    $    80,312
    Note payable and capital lease obligation incurred for purchase of equipment.......        107,672             --
    Equipment acquired by barter transactions..........................................         84,676         41,888
                                                                                          ------------    -----------
                                                                                          ------------    -----------
    Acquisition of WTVY-TV:
        Cash purchase price............................................................   $ 26,558,152    $        --
                                                                                          ------------    -----------
                                                                                          ------------    -----------
        Property and equipment acquired at fair market value...........................      7,533,196             --
        Intangible assets acquired.....................................................     21,306,181             --
        Other, net.....................................................................       (281,225)            --
                                                                                          ------------    -----------
                                                                                            28,558,152             --
        Less: Application of advance to affiliate......................................      2,000,000             --
                                                                                          ------------    -----------
                                                                                          $ 26,558,152    $        --
                                                                                          ------------    -----------
                                                                                          ------------    -----------

   The accompanying notes are an integral part of the consolidated financial statements.

                BENEDEK BROADCASTING CORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   UNAUDITED

(NOTE A) -- NATURE OF BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF BUSINESS: Benedek Broadcasting Corporation ('Benedek Broadcasting') owns and operates nine television stations located throughout the United States which operate under network affiliation contracts. The networks provide programs to the affiliated stations and the stations sell commercial time during the programs to national, regional, and local advertisers. The networks also sell commercial time during the programs to national advertisers. Credit arrangements are determined on an individual customer basis.

     BASIS OF PRESENTATION: The consolidated financial statements include the accounts of Benedek Broadcasting and Benedek Broadcasting Company, L.L.C. (the 'LLC'), a 99% owned subsidiary. All significant intercompany items and transactions have been eliminated in the consolidated financial statements. The financial statements include all adjustments, consisting of normal and recurring adjustments, which are considered necessary in the opinion of management for the fair presentation of the financial position as of March 31, 1996 and the results of operations and cash flows for the three months ended March 31, 1995 and 1996. These financial statements do not include all the information and footnotes required by generally accepted accounting principles.

     Operating results for the three month period ended March 31, 1996 are not necessarily indicative of the operating results that may be expected for the fiscal year ending December 31, 1996.

(NOTE B) -- BUSINESS COMBINATION, ACQUISITION AND SUBSEQUENT EVENTS

(1) BUSINESS COMBINATION:

     On March 10, 1995, two affiliates of Benedek Broadcasting, Blue Grass Television, Inc. ('Blue Grass') and Youngstown Broadcasting Co., Inc. ('Youngstown'), were merged into Benedek Broadcasting. Since these entities had identical stockholder ownership, this was accounted for in a manner similar to that in pooling-of-interests accounting.

     Benedek Broadcasting issued 92.85 shares of its common stock for all the outstanding common shares of Blue Grass and Youngstown, and such shares are treated as if they were outstanding for all periods presented.

     On March 10, 1995, the FCC licenses for all the television stations owned by Benedek Broadcasting were transferred to the newly formed LLC. Benedek Broadcasting owns 99% of the membership interest in the LLC and its principal stockholder owns the remaining 1% minority membership interest. The assets, liabilities and results of operations of the LLC are included in these consolidated financial statements. The minority membership interest in the LLC is not significant.

(2) ACQUISITION:

     On March 31, 1995, Benedek Broadcasting acquired substantially all of the assets of WTVY-TV which serves Dothan, Alabama and Panama City, Florida for an aggregate purchase price of approximately $28,699,000. The acquired assets include property and equipment with a fair market value of approximately $7,533,000 and program broadcast rights of approximately $93,000, offset by liabilities under program broadcast rights of approximately $79,000 and net liabilities under trade and barter contracts of approximately $155,000. Benedek Broadcasting also assumed commitments of approximately $214,000 related to programming. The excess of the purchase price over the net assets acquired totaled approximately $21,306,000 and has been allocated to intangible assets which will be amortized over 40 years. This transaction has been accounted for under the purchase method of accounting. Accordingly, the results of operations for WTVY-TV have been included in the results of operations of these consolidated financial statements since the date of acquisition.

                BENEDEK BROADCASTING CORPORATION AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                   UNAUDITED

     The pro forma results of operations for the three months ended March 31, 1995, assuming the acquisition of WTVY-TV had taken place on January 1, 1994, is as follows:

                                                                       THREE MONTHS
                                                                          ENDED
                                                                        MARCH 31,
                                                                           1995
                                                                       ------------

Net revenue.........................................................   $ 11,793,367
Operating expenses..................................................      9,346,343
Financial expense...................................................      3,952,089
                                                                       ------------
     (Loss) before extraordinary item...............................     (1,505,065)
Extraordinary item..................................................      6,863,762
                                                                       ------------
     Net income (loss)..............................................   $  5,358,697
                                                                       ------------
                                                                       ------------

(3) SUBSEQUENT EVENTS

     On November 22, 1995, Benedek Broadcasting entered into an agreement, subject to regulatory approvals, to acquire the assets of five television stations (and four satellite stations) for a total purchase price of $54,500,000.

     On December 15, 1995, Benedek Broadcasting entered into a stock purchase agreement to acquire all the issued and outstanding shares of capital stock of a corporation which owned and operated eight television stations for a purchase price of $270,000,000.

     Both acquisitions were consummated on June 6, 1996 in conjunction with the financing arrangements described below.

     On April 10, 1996, the sole stockholder of Benedek Broadcasting formed Benedek Communications Corporation ('BCC') in conjunction with the above acquisitions. At the closing of the acquisitions and related financing transactions, the sole stockholder of Benedek Broadcasting contributed all of the outstanding shares of common stock of Benedek Broadcasting to BCC in exchange for the issuance to him of all of the outstanding shares of common stock of BCC.

     The  financing  transactions  for  the acquisitions  consisted  of  (i) BCC issuing (a) senior subordinated discount notes, (b) units, consisting of exchangeable preferred stock and warrants to acquire common stock of BCC, and
(c) seller junior discount preferred stock and (ii) Benedek Broadcasting entering into a new credit agreement. The new credit agreement includes $128,000,000 term loan facilities and a $15,000,000 revolving credit facility. These financing transactions were consummated concurrently with the acquisitions.

     On April 18, 1996, Benedek Broadcasting formed Benedek License Corporation ('BLC') in conjunction with the aforementioned acquisitions. On June 6, 1996, the LLC merged with BLC and all of the licenses and authorizations issued by the FCC for the operation of the Stations are now held by BLC.

(NOTE C) -- NOTES PAYABLE, GAIN ON EXTINGUISHMENT OF DEBT AND CAPITAL LEASES PAYABLE

(1) NOTES PAYABLE:

     During 1995, Benedek Broadcasting issued $135,000,000 of 11 7/8% Senior Secured Notes due 2005 (the 'Senior Secured Notes'). The net proceeds of the Senior Secured Notes were used, together with available cash, to (i) refinance certain indebtedness, (ii) finance the acquisition of WTVY-TV and (iii) pay fees and expenses in connection with the offering. The Senior Secured Notes have

                BENEDEK BROADCASTING CORPORATION AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                   UNAUDITED

been registered with the Securities and Exchange Commission in a registration statement declared effective in November 1995.

     The Senior Secured Notes bear interest at the rate of 11 7/8%, payable semiannually on March 1 and September 1 of each year and mature in March 2005. The Senior Secured Notes may be redeemed by Benedek Broadcasting in whole or in part after March 1, 2000 subject to certain prepayment premiums. The Senior Secured Notes contain various restrictive covenants relating to limitations on dividends, transactions with affiliates, further issuance of debt, and sales of assets, among others.

     The Senior Secured Notes are collateralized by Benedek Broadcasting's 99% interest in the LLC, certain agreements and contract rights related to the stations which includes network affiliation agreements and certain general intangibles. The minority membership interest holder has also entered into a pledge and security agreement providing for the pledge of his 1% interest in the LLC.

     Notes payable consist of the following:

                                                                       MARCH 31,
                                                                          1996
                                                                     --------------
Senior Secured Notes..............................................    $ 135,000,000
Capital leases and other..........................................          681,749
                                                                     --------------
                                                                        135,681,749
Less current maturities...........................................          304,712
                                                                     --------------
                                                                      $ 135,377,037
                                                                     --------------
                                                                     --------------

(2) CAPITAL NOTES, DETACHABLE WARRANTS AND GAIN ON EARLY EXTINGUISHMENT OF DEBT:

     Subordinated capital notes were issued with detachable stock purchase warrants (the 'BBC Warrants'), which provided the right to purchase 45 shares of common stock of Benedek Broadcasting for $.10 per share. The agreement guaranteed an annual pretax return of 27.5% including interest paid and the implied increase in value of the warrants. The original value assigned to the BBC Warrants of $1,290,000 was reflected as debt discount and was amortized over the term of these notes using the interest method.

     In 1995, Benedek Broadcasting exercised an option to call the warrants for a specific ladder call price of $7,850,912. The difference between this ladder price and the carrying value of the warrants of $18,978,618 was recorded as an extraordinary gain of $11,128,000 reduced by losses of approximately $1,140,000 from unrecognized deferred loan costs, approximately $2,749,000 of prepayment premiums and contingent payments and $375,000 of unamortized debt discount related to the existing debt.

(NOTE D) -- ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following:

                                                                        MARCH 31,
                                                                           1996
                                                                        ----------
Trade payables.......................................................   $  335,315
Barter, net..........................................................      238,866
Compensation and benefits............................................    1,332,756
Interest.............................................................    1,335,943
Other................................................................      400,878
                                                                        ----------
                                                                        $3,643,758
                                                                        ----------
                                                                        ----------

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
STAUFFER COMMUNICATIONS, INC.:

     We have audited the accompanying balance sheets of the TV Division of Stauffer Communications, Inc. (a Delaware corporation) (the Company) as of December 31, 1994 and 1995, and the related statements of income, division equity and cash flows for each of the years in the three-year period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the TV Division of Stauffer Communications, Inc., as of December 31, 1994 and 1995 and its operations and its cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Kansas City, Missouri
March 1, 1996

                  TV DIVISION OF STAUFFER COMMUNICATIONS, INC.
                                 BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1995

                                                                                       1994           1995
                                                                                    -----------    -----------

                                                    ASSETS
Current Assets:
     Cash........................................................................   $   465,428    $   209,987
     Accounts receivable, net of reserve for doubtful accounts of $75,000 in 1994
       and $99,000 in 1995.......................................................     3,750,721      3,515,457
     Current portion of deferred film costs......................................       769,513        941,766
     Prepayments.................................................................       165,717         81,180
                                                                                    -----------    -----------
          Total current assets...................................................     5,151,379      4,748,390
Plant and Equipment, at Cost:
     Land........................................................................       867,937        867,937
     Building....................................................................     3,893,047      3,929,046
     Equipment...................................................................    22,180,248     22,598,639
     Construction in progress....................................................        70,752          2,981
                                                                                    -----------    -----------
                                                                                     27,011,984     27,398,603
     Less -- Accumulated depreciation............................................   (15,145,074)   (16,606,429)
                                                                                    -----------    -----------
                                                                                     11,866,910     10,792,174
Other Assets:
     Excess of cost over net assets of acquired companies, less accumulated
       amortization of $8,028,122 in 1994 and $8,775,815 in 1995.................     8,021,715      7,274,023
     Long-term portion of deferred film costs....................................       614,619      1,055,472
     Other.......................................................................        37,682          7,906
                                                                                    -----------    -----------
                                                                                      8,674,016      8,337,401
                                                                                    -----------    -----------
                                                                                    $25,692,305    $23,877,965
                                                                                    -----------    -----------
                                                                                    -----------    -----------
                                       LIABILITIES AND DIVISION EQUITY
Current Liabilities:
     Current maturities of film contract obligations.............................   $   606,173    $   715,303
     Accounts payable............................................................       199,261        145,113
     Accrued expenses............................................................       615,448        569,335
                                                                                    -----------    -----------
          Total current liabilities..............................................     1,420,882      1,429,751
Film Contract Obligations, Less Current Maturities...............................       189,857        911,342
Contingencies
Division Equity..................................................................    24,081,566     21,536,872
                                                                                    -----------    -----------
                                                                                    $25,692,305    $23,877,965
                                                                                    -----------    -----------
                                                                                    -----------    -----------

      The accompanying notes are an integral part of these balance sheets.

                  TV DIVISION OF STAUFFER COMMUNICATIONS, INC.
                              STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                                      1993           1994           1995
                                                                   -----------    -----------    -----------

Broadcast Operating Revenues:
     Local......................................................   $11,815,748    $11,968,705    $12,076,769
     National...................................................     5,222,225      6,045,572      5,652,105
     Political..................................................        77,979      2,222,724         87,345
     Network programming........................................     1,291,557      1,305,329      1,491,786
     Other......................................................       607,571        552,713        457,807
                                                                   -----------    -----------    -----------
                                                                    19,015,080     22,095,043     19,765,812
     Less --
       Agency commissions.......................................     1,938,824      2,432,430      2,108,974
       Representative's commissions.............................       515,332        706,626        512,319
                                                                   -----------    -----------    -----------
          Net broadcast revenue.................................    16,560,924     18,955,987     17,144,519
Operating Expenses:
     News-editorials............................................     2,240,225      2,292,252      2,382,486
     Technical..................................................     1,249,882      1,270,885      1,347,207
     Program....................................................     3,145,641      2,901,656      2,986,263
     Depreciation and amortization..............................     2,264,114      2,303,848      2,228,832
     Rent expense, net of sublease income.......................       223,798        224,188        192,685
     Sales and promotions.......................................     2,936,347      3,219,720      2,949,498
     General and administrative.................................     3,445,543      3,425,632      3,581,764
                                                                   -----------    -----------    -----------
          Total operating expenses..............................    15,505,550     15,638,181     15,668,735
                                                                   -----------    -----------    -----------
          Income from operations................................     1,055,374      3,317,806      1,475,784
Other Nonoperating Income.......................................        14,434         37,228         78,220
                                                                   -----------    -----------    -----------
Division-Net Income.............................................   $ 1,069,808    $ 3,355,034    $ 1,554,004
                                                                   -----------    -----------    -----------
                                                                   -----------    -----------    -----------

        The accompanying notes are an integral part of these statements.

                  TV DIVISION OF STAUFFER COMMUNICATIONS, INC.
                         STATEMENTS OF DIVISION EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                                      1993           1994           1995
                                                                   -----------    -----------    -----------

Balance, Beginning of Year......................................   $25,636,696    $25,024,736    $24,081,566
     Division net income........................................     1,069,808      3,355,034      1,554,004
     Cash transfers to parent, net..............................    (1,681,768)    (4,298,204)    (4,098,698)
                                                                   -----------    -----------    -----------

Balance, End of Year............................................   $25,024,736    $24,081,566    $21,536,872
                                                                   -----------    -----------    -----------
                                                                   -----------    -----------    -----------

        The accompanying notes are an integral part of these statements.

                  TV DIVISION OF STAUFFER COMMUNICATIONS, INC.
                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                                       1993           1994           1995
                                                                    -----------    -----------    -----------

Cash Flows from Operating Activities:
     Net income..................................................   $ 1,069,808    $ 3,355,034    $ 1,554,004
     Adjustments to reconcile net income to cash provided by
       operating activities:
          Depreciation...........................................     1,516,422      1,556,156      1,481,140
          Amortization of intangibles............................       747,692        747,692        747,692
          Amortization of deferred film costs....................     1,276,500      1,044,561      1,025,491
          (Increase) decrease in other assets....................       (31,234)       (40,655)       114,311
          (Increase) decrease in accounts receivable.............      (219,462)      (133,612)       235,264
          Increase (decrease) in liabilities.....................       (70,849)        70,683       (100,261)
          Payments for film contract obligations.................    (1,326,358)    (1,081,130)      (807,980)
                                                                    -----------    -----------    -----------
               Total adjustments.................................     1,892,711      2,163,695      2,695,657
                                                                    -----------    -----------    -----------
               Net cash provided by operating activities.........     2,962,519      5,518,729      4,249,661

Cash Flows from Investing Activities:
     Property, plant and equipment, net..........................    (1,182,472)      (934,294)      (406,404)
                                                                    -----------    -----------    -----------
               Net cash used in financing activities.............    (1,182,472)      (934,294)      (406,404)

Cash Flows from Financing Activities:
     Cash transfers to Parent, net...............................    (1,681,768)    (4,298,204)    (4,098,698)
                                                                    -----------    -----------    -----------
               Net cash used in financing activities.............    (1,681,768)    (4,298,204)    (4,098,698)

Net Increase (Decrease) in Cash..................................        98,279        286,231       (255,441)
Cash, Beginning of Year..........................................        80,918        179,197        465,428
                                                                    -----------    -----------    -----------
Cash, End of Year................................................   $   179,197    $   465,428    $   209,987
                                                                    -----------    -----------    -----------
                                                                    -----------    -----------    -----------

        The accompanying notes are an integral part of these statements.

                  TV DIVISION OF STAUFFER COMMUNICATIONS, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1994 AND 1995

1. SUMMARY OF ACCOUNTING POLICIES:

BASIS OF PRESENTATION

     The accompanying financial statements include the accounts of the TV Division of Stauffer Communications, Inc. (the 'Parent'). The TV Division includes the following locations: KMIZ-TV in Columbia, Missouri; KGWN-TV in Cheyenne, Wyoming; KTVS-TV in Scottsbluff, Nebraska; KSTF-TV in Sterling, Colorado; KGWC-TV in Casper, Wyoming; KCOY-TV in Santa Maria, California; and WIBW-TV in Topeka, Kansas. In June 1995, Stauffer Communications, Inc. was acquired by Morris Communications Company and has continued to operate as a wholly owned subsidiary under the name Stauffer Communications, Inc.

     The Parent has entered into an Assets Purchase and Sale Agreement dated November 22, 1995, whereby substantially all assets and liabilities of the TV Division will be sold to Benedek Acquisition Corporation. Closing of this transaction is contingent upon, among other things, obtaining a final order of the FCC setting forth its consent to the transaction. The purchase price of $54,500,000 may be adjusted based on changes in the amount of working capital, as defined, on the closing date which is anticipated to occur before September 30, 1996.

     These financial statements reflect the revenues and expenses of the TV Division, including those direct expenses of the Division that are paid by the Parent and charged directly to the Division. Certain expenses incurred by the Parent have not been allocated to the TV Division. These expenses include general corporate management, corporate accounting, general corporate legal service and deferred compensation expense. Additionally, the taxable income of the TV Division is included in the consolidated tax return of the Parent. No income tax expense or related current or deferred tax assets or liabilities have been allocated to the TV Division by the Parent.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PLANT AND EQUIPMENT

     Depreciation of plant and equipment is computed using both accelerated and straight-line methods. Useful lives are 15 to 45 years for buildings and 3 to 20 years for equipment.

DEFERRED FILM COSTS

     In accordance with Statement of Financial Accounting Standards No. 63 (SFAS No. 63), deferred film costs are recorded at contract price when the license period begins and all of the following conditions have been met: (a) the cost of each program is known or reasonably determinable, (b) the program material has been accepted in accordance with the conditions of the license agreement (c) the program is available for its first showing or telecast. Contractual agreements define the life of the license and the number of showings available. Deferred film cost with lives greater than 12 months are amortized using the sum-of-the-runs method over the life of the contract. All others are amortized using the straight-line method. The contract rights estimated to be used within one year are included in current assets.

     Commitments for broadcast contract rights that have been executed, but which have not been recorded in the accompanying consolidated financial statements (because they do not meet the criteria prescribed in SFAS No. 63), were approximately $460,000 as of December 31, 1994, and were insignificant at December 31, 1995.

                  TV DIVISION OF STAUFFER COMMUNICATIONS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                           DECEMBER 31, 1994 AND 1995

BARTER TRANSACTIONS

     Barter transactions, which represent the exchange of advertising time for goods or services, are recorded at the estimated fair value of the products or services received. Barter revenue is recognized when commercials are broadcast and expenses are recognized when the related products or services are received. Barter transactions were insignificant in 1993, 1994 and 1995.

DIVISION EQUITY

     The TV Division participates in the Parent's cash management system. Under this system, all cash generated by the TV Division is transferred to the Parent and all cash requirements of the TV Division are funded by the Parent. These transfers of funds are reflected in the division equity account.

2. EXCESS OF COST OVER NET ASSETS OF ACQUIRED COMPANIES:

     Excess of cost over net assets of acquired companies consists of goodwill and other intangible assets. Goodwill is amortized over periods of 20 to 40 years. Other intangible assets are amortized over periods of 4 to 18 years. Amortization of such assets was approximately $748,000 in 1993, 1994 and 1995. The following table details the components of these assets:

                                                             ORIGINAL      ACCUMULATED     NET BOOK
                                                              BALANCE      AMORTIZATION     VALUE
                                                            -----------    -----------    ----------

Goodwill.................................................   $ 7,854,879    $ 2,389,117    $5,465,762
Network affiliation......................................       756,000        582,750       173,250
Operating license........................................     2,123,723        812,605     1,311,118
Assembled work force.....................................       286,331        286,331        --
Advertising accounts.....................................     5,024,887      4,700,994       323,893
Other....................................................         4,018          4,018        --
                                                            -----------    -----------    ----------
                                                            $16,049,838    $ 8,775,815    $7,274,023
                                                            -----------    -----------    ----------
                                                            -----------    -----------    ----------

3. FILM CONTRACT OBLIGATIONS:

     Film contract obligations consist of the following:

                                                                                 1994         1995
                                                                               --------    ----------

Film contracts payable, due in various installments through 2000............   $796,030    $1,626,645
Less -- Current portion.....................................................    606,173       715,303
                                                                               --------    ----------
                                                                               $189,857    $  911,342
                                                                               --------    ----------
                                                                               --------    ----------

     Maturities on the TV Division's film contract obligations for each of the next five years are as follows:

YEAR                                                                               MATURITY
- -------------------------------------------------------------------------------   ----------

1996...........................................................................   $  715,303
1997...........................................................................      535,166
1998...........................................................................      314,685
1999...........................................................................       60,379
2000...........................................................................        1,112
                                                                                  ----------
     Total.....................................................................   $1,626,645
                                                                                  ----------
                                                                                  ----------

                  TV DIVISION OF STAUFFER COMMUNICATIONS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                           DECEMBER 31, 1994 AND 1995

4. PENSION PLANS:

     Substantially all nonunion employees and officers of the TV Division are covered by a defined benefit pension plan sponsored by the Parent. Benefits are based on an integrated, career average, salary related formula and have been funded by mandatory employee contributions, plus employer contributions that at least equal the minimum funding requirements under ERISA.

     A portion of the expense of this plan is allocated to the TV Division based on the number of TV Division participants relative to the number of total participants. The allocated cost was approximately $116,000, $170,000 and $155,000 in 1993, 1994 and 1995, respectively.

5. CONTINGENCIES:

     The Parent, including the TV Division, has various lawsuits outstanding incidental to its operations. Management believes the outcome of this litigation will not have a material adverse effect on the financial position or results of operations of the TV Division.

     The TV Division leases certain equipment and land, principally on a month-to-month or annually renewable basis. Gross lease expenses were $284,241, $287,212 and $299,777 for the years ending December 31, 1993, 1994 and 1995, respectively.

                  TV DIVISION OF STAUFFER COMMUNICATIONS, INC.
                                 BALANCE SHEETS
                            MARCH 31, 1995 AND 1996

                                    ASSETS                                            1995            1996
                                                                                  ------------    ------------
                                                                                  (UNAUDITED)     (UNAUDITED)

Current Assets:
     Cash......................................................................   $    221,020    $    346,859
     Accounts receivable, net of reserve for doubtful accounts of $75,000 in
       1995 and $99,000 in 1996................................................      3,308,868       2,796,812
     Current portion of deferred film costs....................................        697,351         874,165
     Prepayments...............................................................        124,073         127,984
                                                                                  ------------    ------------
          Total current assets.................................................      4,351,312       4,145,820
Plant and Equipment, at cost:
     Land......................................................................        867,937         867,937
     Buildings.................................................................      3,893,047       3,929,046
     Equipment.................................................................     22,377,540      22,644,212
     Construction-in-progress..................................................        106,682         --
                                                                                  ------------    ------------
                                                                                    27,245,206      27,441,195
                                                                                  ------------    ------------
     Less -- Accumulated depreciation..........................................    (15,497,787)    (16,995,153)
                                                                                  ------------    ------------
                                                                                    11,747,419      10,446,042
Other Assets:
     Excess of cost over net assets of acquired companies, less accumulated
       amortization of $8,215,047 in 1995 and $8,962,738 in 1996...............      7,834,791       7,087,100
     Long-term portion of deferred film costs..................................      1,108,620         851,240
     Other.....................................................................         29,801          12,241
                                                                                  ------------    ------------
                                                                                     8,973,212       7,950,581
                                                                                  ------------    ------------
                                                                                  $ 25,071,943    $ 22,542,443
                                                                                  ------------    ------------
                                                                                  ------------    ------------
                        LIABILITIES AND DIVISION EQUITY
Current Liabilities:
     Current maturities of film contract obligations...........................   $    539,247    $    684,442
     Accounts payable..........................................................        121,044         111,164
     Accrued expenses..........................................................        592,279         648,731
                                                                                  ------------    ------------
          Total current liabilities............................................      1,252,570       1,444,337
Film Contract Obligations, less current maturities.............................        687,556         805,434
Contingencies
Division Equity................................................................     23,131,817      20,292,672
                                                                                  ------------    ------------
                                                                                  $ 25,071,943    $ 22,542,443
                                                                                  ------------    ------------
                                                                                  ------------    ------------

The accompanying notes to the financial statements should be read in conjunction with these balance sheets.

                  TV DIVISION OF STAUFFER COMMUNICATIONS, INC.
                              STATEMENTS OF INCOME
           FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1995 AND 1996

                                                                                         1995          1996
                                                                                      ----------    ----------
                                                                                      (UNAUDITED)   (UNAUDITED)

Broadcast Operating Revenues:
     Local.........................................................................   $2,829,765    $2,593,262
     National......................................................................    1,415,708     1,261,198
     Political.....................................................................        3,100       140,485
     Network programming...........................................................      336,577       400,274
     Other.........................................................................      116,756       103,232
                                                                                      ----------    ----------
                                                                                       4,701,906     4,498,451
     Less --
          Agency commissions.......................................................      504,722       473,854
          Representative's commissions.............................................      128,780       111,917
                                                                                      ----------    ----------
               Net broadcast revenue...............................................    4,068,404     3,912,680
Operating Expenses:
     News-editorials...............................................................      571,750       668,481
     Technical.....................................................................      319,109       336,455
     Program.......................................................................      720,003       801,275
     Depreciation and amortization.................................................      553,898       575,648
     Rent expense, net of sublease income..........................................       43,933        43,545
     Sales and promotions..........................................................      718,567       665,057
     General and administrative....................................................      829,393       961,376
                                                                                      ----------    ----------
          Total operating expenses.................................................    3,756,653     4,051,837
                                                                                      ----------    ----------
          (Loss) income from operations............................................      311,751      (139,157)
Other Nonoperating Income..........................................................        7,949        12,997
                                                                                      ----------    ----------
Division -- Net (loss) income......................................................   $  319,700    $ (126,160)
                                                                                      ----------    ----------
                                                                                      ----------    ----------

The accompanying notes to the financial statements should be read in conjunction with these statements.

                  TV DIVISION OF STAUFFER COMMUNICATIONS, INC.
                         STATEMENTS OF DIVISION EQUITY
     FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)

                                                                                       1995           1996
                                                                                    -----------    -----------

Balance, beginning of period.....................................................   $24,081,566    $21,536,872
     Division net (loss) income..................................................       319,700       (126,160)
     Cash transfers to parent, net...............................................    (1,269,449)    (1,118,040)
                                                                                    -----------    -----------
Balance, end of period...........................................................   $23,131,817    $20,292,672
                                                                                    -----------    -----------
                                                                                    -----------    -----------

The accompanying notes to the financial statements should be read in conjunction with these statements.

                  TV DIVISION OF STAUFFER COMMUNICATIONS, INC.
                            STATEMENTS OF CASH FLOWS
           FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1995 AND 1996

                                                                                         1995           1996
                                                                                      -----------    ----------
                                                                                      (UNAUDITED)    (UNAUDITED)

Cash Flows from Operating Activities:
     Net (loss) income.............................................................   $   319,700    $ (126,160)
     Adjustments to reconcile net (loss) income to cash provided by operating activities --
          Depreciation.............................................................       352,713       388,724
          Amortization of intangibles..............................................       186,923       186,923
          Amortization of deferred film costs......................................       234,491       314,400
          (Increase) decrease in other assets......................................        49,526       (51,136)
          Decrease in accounts receivable..........................................       441,853       718,645
          Increase (decrease) in liabilities.......................................      (101,386)       45,447
          Payments for film contract obligations...................................      (225,557)     (179,339)
                                                                                      -----------    ----------
               Total adjustments...................................................       938,563     1,423,664
                                                                                      -----------    ----------
     Net cash provided by operating activities.....................................     1,258,263     1,297,504
Cash Flows from Investing Activities:
     Property, plant and equipment, net............................................      (233,222)      (42,592)
                                                                                      -----------    ----------
     Net cash used in financing activities.........................................      (233,222)      (42,592)
Cash Flows from Financing Activities:
     Cash transfers to Parent, net.................................................    (1,269,449)   (1,118,040)
                                                                                      -----------    ----------
     Net cash used in financing activities.........................................    (1,269,449)   (1,118,040)
                                                                                      -----------    ----------

Net Increase (Decrease) in Cash....................................................      (244,408)      136,872
Cash, beginning of period..........................................................       465,428       209,987
                                                                                      -----------    ----------
Cash, end of period................................................................   $   221,020    $  346,859
                                                                                      -----------    ----------
                                                                                      -----------    ----------

The accompanying notes to the financial statements should be read in conjunction with these statements.

                  TV DIVISION OF STAUFFER COMMUNICATIONS, INC.
                         NOTES TO FINANCIAL STATEMENTS
                            MARCH 31, 1995 AND 1996

1. SUMMARY OF ACCOUNTING POLICIES:

BASIS OF PRESENTATION

     The accompanying financial statements include the accounts of the TV Division of Stauffer Communications, Inc. (the TV Division). The TV Division includes the following locations: KMIZ-TV in Columbia, Missouri; KGWN-TV in Cheyenne, Wyoming; KTVS-TV in Scottsbluff, Nebraska; KSTF-TV in Sterling, Colorado; KGWC-TV in Casper, Wyoming; KCOY-TV in Santa Maria, California; and WIBW-TV in Topeka, Kansas.

     In June 1995, Stauffer Communications, Inc., was acquired by Morris Communications Company and has continued to operate as a wholly owned subsidiary under the name Stauffer Communications, Inc. (the Parent). The Parent has entered into an assets purchase and sale agreement dated November 22, 1995, whereby substantially all assets and liabilities of the TV Division will be sold to Benedek Broadcasting Corporation. Closing of this transaction is contingent upon, among other things, obtaining a final order from the FCC setting forth its consent to the transaction. The purchase price of $54,500,000, may be adjusted based on changes in the amount of working capital, as defined, on the closing date which is expected to occur before September 30, 1996.

     These financial statements reflect the revenues and expenses of the TV Division, including those direct expenses of the TV Division that are paid by the Parent and charged directly to the TV Division. Certain expenses incurred by the Parent have not been allocated to the TV Division. These expenses include general corporate management, corporate accounting, general corporate legal service and deferred compensation expense. Additionally, the taxable income of the TV Division is included in the consolidated tax return of the Parent. No income tax expense or related current or deferred tax assets or liabilities have been allocated to the TV Division by the Parent.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PLANT AND EQUIPMENT

     Depreciation of plant and equipment is computed using both accelerated and straight-line methods. Useful lives are 15 to 45 years for buildings and 3 to 20 years for equipment.

DEFERRED FILM COSTS

     In accordance with Statement of Financial Accounting Standards No. 63 (SFAS No. 63), deferred film costs are recorded at contract price when the license period begins and all of the following conditions have been met: (a) the cost of each program is known or reasonably determinable, (b) the program material has been accepted in accordance with the conditions of the license agreement, and
(c) the program is available for its first showing or telecast. Contractual agreements define the life of the license and the number of showings available. Deferred film costs with lives greater than 12 months are amortized using the sum-of-the-runs method over the life of the contract. All others are amortized using the straight-line method. The contract rights estimated to be used within one year are included in current assets.

     Commitments for broadcast contract rights that have been executed, but which have not been recorded in the accompanying consolidated financial statements (because they do not meet the criteria prescribed in SFAS No. 63), were approximately $345,000 as of March 31, 1995, and were insignificant at March 31, 1996.

                  TV DIVISION OF STAUFFER COMMUNICATIONS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                            MARCH 31, 1995 AND 1996

BARTER TRANSACTIONS

     Barter transactions, which represent the exchange of advertising time for goods or services, are recorded at the estimated fair value of the products or services received. Barter revenue is recognized when commercials are broadcast and expenses are recognized when the related products or services are received. Barter transactions were insignificant during the three-month periods ended March 31, 1995 and 1996.

DIVISION EQUITY

     The TV Division participates in the Parent's cash management system. Under this system, all cash generated by the TV Division is transferred to the Parent and all cash requirements of the TV Division are funded by the Parent. These transfers of funds are reflected in the division equity account.

2. EXCESS OF COST OVER NET ASSETS OF ACQUIRED COMPANIES:

     Excess of cost over net assets of acquired companies consists of goodwill and other intangible assets. Goodwill is amortized over periods of 20 to 40 years. Other intangible assets are amortized over periods of 4 to 18 years. Amortization of such assets was approximately $187,000 during each of the three-month periods ended March 31, 1995 and 1996. The following table details the components of these assets at March 31, 1996:

                                                             ORIGINAL      ACCUMULATED     NET BOOK
                                                              BALANCE      AMORTIZATION     VALUE
                                                            -----------    -----------    ----------

Goodwill.................................................   $ 7,854,879    $ 2,436,254    $5,418,625
Network affiliation......................................       756,000        592,200       163,800
Operating license........................................     2,123,723        825,716     1,298,007
Assembled work force.....................................       286,331        286,331        --
Advertising accounts.....................................     5,024,887      4,818,219       206,668
Other....................................................         4,018          4,018        --
                                                            -----------    -----------    ----------
                                                            $16,049,838    $ 8,962,738    $7,087,100
                                                            -----------    -----------    ----------
                                                            -----------    -----------    ----------

3. FILM CONTRACT OBLIGATIONS:

     Film contract obligations consist of the following:

                                                                               1995          1996
                                                                            ----------    ----------

Film contracts payable, due in various
  installments through 2000..............................................   $1,226,803    $1,489,876
Less- Current portion....................................................      539,247       684,442
                                                                            ----------    ----------
                                                                            $  687,556    $  805,434
                                                                            ----------    ----------
                                                                            ----------    ----------

     Maturities on the TV Division's film contract obligations for each of the next five years ending March 31 are as follows:


                                     YEAR                                          MATURITY
- -------------------------------------------------------------------------------   ----------

1997...........................................................................   $  684,442
1998...........................................................................      498,301
1999...........................................................................      276,061
2000...........................................................................       31,072
2001...........................................................................       --
                                                                                  ----------
     Total.....................................................................   $1,489,876
                                                                                  ----------
                                                                                  ----------

                  TV DIVISION OF STAUFFER COMMUNICATIONS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                            MARCH 31, 1995 AND 1996

4. PENSION PLANS:

     In 1995 substantially all nonunion employees and officers of the TV Division are covered by a defined benefit pension plan sponsored by the Parent. Benefits are based on an integrated, career average, salary related formula and have been funded by mandatory employee contributions, plus employer contributions that at least equal the minimum funding requirements under ERISA. A portion of the expense of this plan is allocated to the TV Division based on the number of TV Division participants relative to the number of total participants. The allocated cost was approximately $39,000 during the three-month period ended March 31, 1995. In 1996, the TV Division has accrued $72,000 for potential contributions for employee retirement benefits based on the funding formula for the Morris Communications Profit Sharing Plan.

5. CONTINGENCIES:

     The Parent, including the TV Division, has various lawsuits outstanding incidental to its operations. Management believes the outcome of this litigation will not have a material adverse effect on the financial position or results of operations of the TV Division.

     The TV Division leases certain equipment and land, principally on a month-to-month or annually renewable basis. Gross lease expenses were $70,706 and $82,649 for the three-month periods ended March 31, 1995 and 1996, respectively.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholder of BRISSETTE BROADCASTING CORPORATION:

     We have audited the accompanying consolidated balance sheets of Brissette Broadcasting Corporation (a Delaware corporation) and Subsidiaries as of
December 25, 1994 and December 31, 1995 and the related statements of operations, stockholders' investment and cash flows for the fiscal years ended December 26, 1993, December 25, 1994 and December 31, 1995. These financial statements are the responsibility of Brissette Broadcasting Corporation management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the accompanying consolidated financial statements referred to above present fairly, in all material respects, the financial position of Brissette Broadcasting Corporation and Subsidiaries as of December 25, 1994, and December 31, 1995, and the results of their operations and their cash flows for the years ended December 26, 1993, December 25, 1994 and December 31, 1995, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Chicago, Illinois
March 8, 1996

              BRISSETTE BROADCASTING CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                    DECEMBER 25, 1994 AND DECEMBER 31, 1995

                                                                                     1994            1995
                                                                                 ------------    ------------
                                    ASSETS
Current Assets:
     Cash and cash equivalents................................................   $    881,000    $  2,102,000
     Receivables, less allowances of $151,000 and $206,000 in 1994 and 1995,
       respectively...........................................................     10,141,000      10,543,000
     Film contract rights.....................................................      1,256,000       1,616,000
     Prepaid expenses and other current assets................................        387,000         176,000
                                                                                 ------------    ------------
          Total current assets................................................     12,665,000      14,437,000
                                                                                 ------------    ------------
Film Contract Rights..........................................................      1,132,000       1,778,000
                                                                                 ------------    ------------
Property and Equipment:
     Land.....................................................................      1,838,000       1,838,000
     Buildings and improvements...............................................      9,348,000       9,464,000
     Broadcasting equipment...................................................     30,246,000      32,454,000
     Furniture and fixtures...................................................      2,798,000       3,121,000
     Vehicles and other.......................................................      1,696,000       1,831,000
                                                                                 ------------    ------------
                                                                                   45,926,000      48,708,000
     Less -- Accumulated depreciation and amortization........................    (33,753,000)    (36,478,000)
                                                                                 ------------    ------------
          Net property and equipment..........................................     12,173,000      12,230,000
                                                                                 ------------    ------------
Intangible Assets, net........................................................     81,482,000      77,376,000
                                                                                 ------------    ------------
                                                                                 $107,452,000    $105,821,000
                                                                                 ------------    ------------
                                                                                 ------------    ------------
                   LIABILITIES AND STOCKHOLDERS' INVESTMENT
Current Liabilities:
     Current maturities of long-term debt.....................................   $  4,000,000    $         --
     Accounts payable.........................................................        650,000         905,000
     Accrued expenses.........................................................      2,510,000       2,413,000
     Accrued interest.........................................................      1,361,000       1,742,000
     Film contract obligations................................................      1,214,000       1,832,000
     Deferred revenue.........................................................             --         140,000
     Taxes payable............................................................        141,000          65,000
                                                                                 ------------    ------------
          Total current liabilities...........................................      9,876,000       7,097,000
Long-Term Debt................................................................    191,048,000     197,348,000
Film Contract Obligations, less current portion...............................        981,000       1,303,000
Retiree Benefits Payable......................................................        278,000         270,000
Deferred Revenue, less current portion........................................             --         552,000
Other Noncurrent Liabilities..................................................        576,000       1,193,000
                                                                                 ------------    ------------
          Total liabilities...................................................    202,759,000     207,763,000
                                                                                 ------------    ------------
Stockholder's Investment:
     Preferred stock, Series A, B, C and D, $.001 par value, 500 shares
       authorized, issued and outstanding for each series (Note 5)............     66,500,000      66,500,000
     Common stock, $.001 par value, 2,000 shares authorized, issued and
       outstanding (Note 6)...................................................             --              --
     Additional paid-in capital...............................................     35,837,000      35,837,000
     Deficit..................................................................   (197,644,000)   (204,279,000)
                                                                                 ------------    ------------
          Total stockholder's investment......................................    (95,307,000)   (101,942,000)
                                                                                 ------------    ------------
                                                                                 $107,452,000    $105,821,000
                                                                                 ------------    ------------
                                                                                 ------------    ------------

          The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

              BRISSETTE BROADCASTING CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
 FOR THE YEARS ENDED DECEMBER 26, 1993, DECEMBER 25, 1994 AND DECEMBER 31, 1995

                                                                    1993            1994            1995
                                                                ------------    ------------    ------------

Broadcast Operating Revenues:
     Local...................................................   $ 28,214,000    $ 30,091,000    $ 31,575,000
     National................................................     17,730,000      19,391,000      20,617,000
     Political...............................................        403,000       3,536,000         379,000
     Network programming.....................................      3,163,000       3,094,000       4,589,000
     Barter..................................................        569,000         686,000         903,000
     Other...................................................      1,273,000         941,000         990,000
                                                                ------------    ------------    ------------
                                                                  51,352,000      57,739,000      59,053,000
     Less --
          Agency commissions.................................      5,961,000       6,907,000       6,903,000
          Representatives' commissions.......................        987,000       1,302,000         824,000
                                                                ------------    ------------    ------------
               Net broadcast revenue.........................     44,404,000      49,530,000      51,326,000
                                                                ------------    ------------    ------------
Broadcast Operating Expenses:
     Engineering.............................................      2,441,000       2,739,000       2,880,000
     Programming.............................................      4,906,000       5,318,000       5,485,000
     News....................................................      5,663,000       6,427,000       6,901,000
     Promotion...............................................        573,000         410,000         537,000
     Sales...................................................      4,497,000       4,603,000       4,901,000
     General and administrative..............................      4,852,000       5,223,000       5,611,000
     Amortization of intangibles.............................      5,316,000       4,160,000       4,106,000
     Amortization of interest rate caps......................        390,000              --              --
     Depreciation............................................      2,811,000       2,338,000       2,719,000
     Corporate expense.......................................      1,443,000       1,699,000       1,844,000
     Long-term incentive.....................................         44,000         196,000         616,000
     Barter..................................................        495,000         877,000         903,000
     Other...................................................        130,000         115,000         120,000
                                                                ------------    ------------    ------------
               Total broadcast operating expenses............     33,561,000      34,105,000      36,623,000
                                                                ------------    ------------    ------------
Broadcast Operating Profit...................................     10,843,000      15,425,000      14,703,000
                                                                ------------    ------------    ------------
Other (Expense) Income:
     Interest income.........................................         30,000          51,000          61,000
     Interest expense........................................    (15,212,000)    (17,042,000)    (20,898,000)
     Other...................................................             --              --        (354,000)
                                                                ------------    ------------    ------------
               Total other expense...........................    (15,182,000)    (16,991,000)    (21,191,000)
                                                                ------------    ------------    ------------
Loss Before Income Taxes.....................................     (4,339,000)     (1,566,000)     (6,488,000)
Income Taxes, State..........................................        278,000          79,000         147,000
                                                                ------------    ------------    ------------
Net Loss.....................................................   $ (4,617,000)   $ (1,645,000)   $ (6,635,000)
                                                                ------------    ------------    ------------
                                                                ------------    ------------    ------------

          The accompanying notes to consolidated financial statements are an integral part of these statements.

              BRISSETTE BROADCASTING CORPORATION AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF STOCKHOLDER'S INVESTMENT
 FOR THE YEARS ENDED DECEMBER 26, 1993, DECEMBER 25, 1994 AND DECEMBER 31, 1995

                                                 COMMON STOCK       PREFERRED STOCK       ADDITIONAL
                                                ---------------   --------------------     PAID-IN        RETAINED
                                                SHARES   AMOUNT   SHARES     AMOUNT        CAPITAL         DEFICIT
                                                ------   ------   ------   -----------   ------------   -------------

Balance, December 27, 1992....................  2,000    $  --    2,000    $66,500,000   $ 35,837,000   $(191,382,000)
Net loss......................................     --       --       --             --             --      (4,617,000)
                                                ------   ------   ------   -----------   ------------   -------------
Balance, December 26, 1993....................  2,000    $  --    2,000    $66,500,000   $ 35,837,000   $(195,999,000)
Net loss......................................     --       --       --             --             --      (1,645,000)
                                                ------   ------   ------   -----------   ------------   -------------
Balance, December 25, 1994....................  2,000    $  --    2,000    $66,500,000   $ 35,837,000   $(197,644,000)
Net loss......................................     --       --       --             --             --      (6,635,000)
                                                ------   ------   ------   -----------   ------------   -------------
Balance, December 31, 1995....................  2,000    $  --    2,000    $66,500,000   $ 35,837,000   $(204,279,000)
                                                ------   ------   ------   -----------   ------------   -------------
                                                ------   ------   ------   -----------   ------------   -------------


                                                    TOTAL
                                                -------------
Balance, December 27, 1992....................  $ (89,045,000)
Net loss......................................     (4,617,000)
                                                -------------
Balance, December 26, 1993....................  $ (93,662,000)
Net loss......................................     (1,645,000)
                                                -------------
Balance, December 25, 1994....................  $ (95,307,000)
Net loss......................................     (6,635,000)
                                                -------------
Balance, December 31, 1995....................  $(101,942,000)
                                                -------------
                                                -------------

          The accompanying notes to consolidated financial statements are an integral part of these statements.

              BRISSETTE BROADCASTING CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
 FOR THE YEARS ENDED DECEMBER 26, 1993, DECEMBER 25, 1994 AND DECEMBER 31, 1995

                                                                       1993           1994           1995
                                                                    -----------    -----------    -----------

Cash Flows From Operating Activities:
     Net loss....................................................   $(4,617,000)   $(1,645,000)   $(6,635,000)
     Adjustments to reconcile net loss to net cash provided by
       operating activities:
          Depreciation...........................................     2,811,000      2,338,000      2,719,000
          Amortization of intangibles............................     5,316,000      4,160,000      4,106,000
          Amortization of interest rate caps.....................       390,000             --             --
          Amortization of film contract rights...................     1,743,000      1,757,000      1,684,000
          Net trade/barter (revenue) expense.....................       (74,000)       191,000             --
          (Gain) loss on sale of assets..........................        17,000         30,000        (24,000)
          (Increase) decrease in assets:
               Accounts receivable, net..........................      (520,000)      (430,000)      (402,000)
               Other assets......................................        17,000        101,000         37,000
          Increase (decrease) in liabilities:
               Accounts payable and accrued expenses.............       829,000       (678,000)       180,000
               Accrued interest..................................       (55,000)       279,000        381,000
               Taxes payable.....................................      (172,000)        12,000        (76,000)
               Increase deferred revenue.........................            --             --        692,000
               Other liabilities.................................       227,000        233,000        609,000
               Payments for film contract obligations............    (1,709,000)    (1,555,000)    (1,639,000)
                                                                    -----------    -----------    -----------
                    Net cash provided by operating activities....     4,203,000      4,793,000      1,632,000
                                                                    -----------    -----------    -----------

Cash Flows From Investing Activities:
     Capital expenditures........................................    (2,217,000)    (1,559,000)    (2,748,000)
     Proceeds from sale of assets................................        22,000         28,000         37,000
                                                                    -----------    -----------    -----------
                    Net cash used in investing activities........    (2,195,000)    (1,531,000)    (2,711,000)
                                                                    -----------    -----------    -----------

Cash Flows From Financing Activities:
     Payments on long-term debt..................................    (3,250,000)    (3,875,000)    (2,000,000)
     Proceeds (payments) from borrowings on line of credit,
       net.......................................................       900,000       (900,000)     4,300,000
                                                                    -----------    -----------    -----------
                    Net cash provided by (used in) financing
                      activities.................................    (2,350,000)    (4,775,000)     2,300,000
                                                                    -----------    -----------    -----------
Net Increase (Decrease) in Cash and Cash Equivalents.............      (342,000)    (1,513,000)     1,221,000

Cash and Cash Equivalents, Beginning of Year.....................     2,736,000      2,394,000        881,000
                                                                    -----------    -----------    -----------
Cash and Cash Equivalents, End of Year...........................   $ 2,394,000    $   881,000    $ 2,102,000
                                                                    -----------    -----------    -----------
                                                                    -----------    -----------    -----------

          The accompanying notes to consolidated financial statements are an integral part of these statements.

              BRISSETTE BROADCASTING CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF COMPANY

     Paul Brissette, Jr. (Brissette) agreed to purchase all the outstanding shares of stock of Forward Television Corporation II (FTVC or predecessor) subject to the indebtedness of FTVC. The acquisition was consummated on February 13, 1992. The basis in assets and liabilities were carried over at the time of this transaction. Accordingly, Brissette changed the name of the corporation to Brissette Broadcasting Corporation (Brissette Broadcasting) and includes Brissette TV of Madison, Inc. (WMTV); Brissette TV of Lansing, Inc. (WILX); Brissette TV of Odessa, Inc. (KOSA); Brissette TV of Peoria, Inc. (WHOI); Brissette TV of Springfield, Inc. (WWLP); Brissette TV of Wausau, Inc. (WSAW); Brissette TV of Wichita Falls, Inc. (KAUZ); and Brissette TV of Wheeling, Inc.
(WTRF) as wholly owned subsidiaries.

     The accompanying consolidated financial statements have been prepared assuming that Brissette Broadcasting will continue as a going concern. Brissette Broadcasting is heavily dependent on General Electric Capital Corporation (GECC) for the continuation of its ongoing operations, as GECC is the debt holder and preferred stockholder (see Notes 4 and 5).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated  financial statements  include the  accounts of  Brissette
Broadcasting   and  its  subsidiaries.  Significant  intercompany  accounts  and transactions have been eliminated.

FISCAL YEAR

     Brissette Broadcasting utilizes a 52-53 week fiscal year ending the last Sunday in December to coincide with the normal broadcasting industry year-end. Fiscal 1995 consisted of 53 weeks and fiscal 1994 and 1993 consisted of 52 weeks.

MANAGEMENT ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

BROADCAST CONTRACT RIGHTS

     In accordance with Statement of Financial Accounting Standards No. 63 (SFAS No. 63), broadcast contract rights are recorded at full contract price when the license period begins and all of the following conditions have been met: (a) the cost of each program is known or reasonably determinable, (b) the program material has been accepted in accordance with the conditions of the license agreement and (c) the program is available for its first showing or telecast. Contractual agreements define the life of the license and the number of showings available. Broadcast contract rights are amortized using the straight-line method over the life of the contract. The contract rights estimated to be used within one year are included in current assets.

     Commitments for broadcast contract rights that have been executed, but which have not been recorded in the accompanying consolidated financial statements (because they do not meet the criteria prescribed in SFAS No. 63), were approximately $1,313,000 and $1,371,000 as of December 25, 1994, and December 31, 1995, respectively.

              BRISSETTE BROADCASTING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

BARTER TRANSACTIONS

     Barter transactions, which represent the exchange of advertising time for goods or services, are recorded at the estimated fair value of the products or services received. Barter revenue is recognized when commercials are broadcast and expenses are recognized when the related products or services are received.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. The cost of property and equipment acquired in conjunction with the acquisition, was carried over from the predecessor. Depreciation is computed on the straight-line method over the expected useful lives of the respective assets as follows:

                                                                ESTIMATED USEFUL LIFE
                                                                ------------------------

Buildings....................................................   27 1/2 - 39 years
Land improvements............................................   15 years
Broadcasting equipment.......................................   5 - 15 years
Furniture and fixtures.......................................   5 - 7 years
Vehicles.....................................................   5 years
Leasehold improvements.......................................   Term of lease

INTANGIBLE ASSETS

     Intangible assets include goodwill, network affiliation rights, organization and financing costs, noncompete agreements, Federal Communications Commission (FCC) licenses and other agreements and licenses. Amortization is computed on a straight-line basis over the estimated useful lives of the assets. Should events or circumstances occur subsequent to the acquisition of a station which bring into question the realizable value or impairment of the related goodwill and intangibles, Brissette Broadcasting will evaluate the remaining useful life and balance of goodwill and intangibles and make appropriate adjustments. Brissette Broadcasting's principal consideration in determining impairment include the strategic benefit to Brissette Broadcasting of the particular station and the current and expected future operating income and cash flow levels of that particular station.

     Intangible assets as of December 25, 1994 and December 31, 1995, consisted of the following:

                                                                              COST BASIS
                                                       ESTIMATED     ----------------------------
                                                      USEFUL LIFE        1994            1995
                                                      ------------   ------------    ------------

Goodwill...........................................   40 years       $ 85,301,000    $ 85,301,000
Network affiliation rights.........................   10-40 years      22,741,000      16,024,000
Organization and financing costs...................   5-10 years       18,942,000      18,446,000
Noncompete agreements..............................   5 years          11,445,000              --
FCC licenses.......................................   10-40 years       1,659,000       1,659,000
Other..............................................   5-40 years        3,252,000       2,995,000
                                                                     ------------    ------------
     Total intangibles.............................                   143,340,000     124,425,000
     Accumulated amortization......................                   (61,858,000)    (47,049,000)
                                                                     ------------    ------------
                                                                     $ 81,482,000    $ 77,376,000
                                                                     ------------    ------------
                                                                     ------------    ------------

REVENUE RECOGNITION

     Revenue related to the sale of advertising and contracted time is recognized at the time of broadcast. Income related to production for third parties is recognized when the production of the television commercials, programs or sound recording has been completed and delivered.

              BRISSETTE BROADCASTING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

DEFERRED REVENUE

     During 1995, Brissette Broadcasting changed national sales representatives. In connection with this change, the new representatives paid Brissette Broadcasting a one time fee of $700,000 for their undertaking to buyout whatever contract rights the previous representative may have had at each station. Amounts were allocated to the stations as stipulated in the contract. These amounts are recorded as deferred revenue and will be amortized over five years which is the term of the representatives agreement.

CASH EQUIVALENTS

     Brissette Broadcasting considers all short-term investments purchased with an original maturity of three months or less to be cash equivalents.

3. INTEREST RATE CAPS

     The Company had interest rate cap agreements with financial institutions which provided for payments to Brissette Broadcasting in the event that actual market interest rates exceeded the base London Interbank Offered Rate (LIBOR) or the prime interest rate, as defined. There are no such agreements outstanding as of December 26, 1993, December 25, 1994 and December 31, 1995.

4. LONG-TERM DEBT

                                                                 1994            1995
                                                             ------------    ------------

Revolving Credit Note.....................................   $         --    $  4,300,000
Term Note.................................................    195,048,000     193,048,000
Less -- Current maturities................................      4,000,000              --
                                                             ------------    ------------
                                                             $191,048,000    $197,348,000
                                                             ------------    ------------
                                                             ------------    ------------

TERM NOTE

     Brissette Broadcasting has a term note agreement with GECC. The agreement, as amended, requires a payment equal to the remaining balance plus accrued and unpaid interest due on January 2, 1997. Additionally, Brissette Broadcasting shall pay interest, at an annual rate equal to the prime rate plus 1.50%, to GECC, monthly in arrears on the last day of each month.

     The Term Note also stipulates that any net proceeds received from any sale or disposition of assets or properties of Brissette Broadcasting or any of its subsidiaries other than in the ordinary course of business, or any net proceeds from the issuance of any stock of Brissette Broadcasting or any subsidiary, shall be remitted to GECC and shall be applied to the principal installments due under the Term Note in the inverse order of maturity and be deemed a mandatory prepayment of the Term Loan; provided, however, that Brissette Broadcasting or any of its subsidiaries shall be entitled to deduct or hold back from any such net proceeds to be remitted to GECC an amount of cash sufficient to pay all federal, state or local income (or similar) taxes applicable to such sale or disposition of assets or properties and an amount of cash sufficient to pay the long-term incentive agreement payment if due and payable under the Employment Agreement (see Note 12).

     The Term Note consists of several covenants, more fully defined in the agreement, including consolidated debt to cash flow ratio maximum of 8.1 to 1.0 for the year ended December 31, 1995, cash flow to debt service requirement of
1.0 to 1.0 and a stipulation that consolidated cash flow plus corporate expenses must be equal to or greater than $23,849,000 for the fiscal year ended December 31, 1995.

     In 1995, Brissette Broadcasting was not in compliance with certain of these covenants and has obtained a waiver by letter dated May 5, 1995, from GECC. Brissette Broadcasting expects they will

              BRISSETTE BROADCASTING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

not be in compliance with certain of these covenants in 1996, therefore, the agreement was amended as of January 1, 1996 to waive these covenants.

     Brissette Broadcasting expects that cash flow from operations will be sufficient to meet required interest payments under the term loan agreement through 1996. However, Brissette Broadcasting does not expect that cash flow from operations will be sufficient to meet the principal payment due on January 2, 1997 and intends to either refinance its debt or recapitalize Brissette Broadcasting before the payment is due.

REVOLVING CREDIT NOTE

     Brissette Broadcasting has a revolving credit agreement with GECC whereby GECC will provide secured revolving credit advances to Brissette Broadcasting of up to $8,000,000 in aggregate principal amount outstanding at any one time which Brissette Broadcasting will use for working capital and other needs of Brissette Broadcasting and its subsidiaries. All amounts outstanding shall become due January 2, 1997. Additionally, Brissette Broadcasting shall pay interest, at an annual rate equal to the prime rate plus 1.50%, to GECC, monthly in arrears on the last day of each month. There was $4,300,000 and $0 amounts outstanding under the revolving credit agreement as of December 31, 1995, and December 25, 1994, respectively.

     As a requirement of the revolving credit agreement, Brissette Broadcasting shall repay the aggregate unpaid principal amount of all revolving credit advances outstanding such that for a period of 30 consecutive days in each fiscal year Brissette Broadcasting will have no revolving credit advances outstanding. In 1995, Brissette Broadcasting was not in compliance with this covenant and has obtained a waiver by letter dated May 5, 1995, from GECC.

     So long as any event of default shall be continuing, the interest rate applicable to the Term Note and the Revolving Credit Note shall be increased by 2% per annum above the rate otherwise applicable.

COLLATERAL

     As collateral, Brissette Broadcasting pledged the securities of Brissette Broadcasting and the certificates representing the pledged securities and all dividends, distributions, cash instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the pledged securities of Brissette Broadcasting and all additional shares of capital stock of any subsidiary of Brissette
Broadcasting   acquired  in  any  manner  and   all  stock  owned  by  Brissette
Broadcasting.

5. PREFERRED STOCK

     The amended and restated certificate of incorporation of Brissette Broadcasting stipulates that in the event of any liquidation, dissolution or winding up of Brissette Broadcasting, whether voluntary or involuntary, the holders of preferred stock then outstanding shall be entitled to be paid out of the assets of Brissette Broadcasting available for distribution to its stockholders, whether such assets are capital, surplus or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of any shares of common stock, (a) an amount equal to $33,250 per share of Series A participating preferred stock, (b) an amount equal to $33,250 per share of Series B participating preferred stock, (c) an amount equal to $33,250 per share of Series C participating preferred stock and (d) an amount equal to $33,250 per share of Series D participating preferred stock. The total value of the preferred stock is $66,500,000. The holders of preferred stock shall be entitled to participate with the holders of common stock with respect to any cash, stock or other dividends when and as declared by Brissette Broadcasting's Board of Directors in an amount allocable to the preferred stock equal to 79% of any such dividend, and the holders of Common stock shall be entitled to an amount equal to the remaining 21% of any such dividend.

              BRISSETTE BROADCASTING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Additionally, the loan agreement states that Brissette Broadcasting shall not have any right to redeem, or any obligation to redeem or otherwise acquire, any shares of preferred stock. Brissette Broadcasting may not voluntarily repurchase any shares of preferred stock unless such repurchase is approved by a vote of the holders of at least 80% of the aggregate voting power of all stockholders and is otherwise permitted by applicable law.

STOCK VOTING RIGHTS

     The holders of common stock and preferred stock shall be entitled to vote together as a single class on the following matters submitted or required to be submitted to Brissette Broadcasting's stockholders:

          a. Any action to (1) institute proceedings seeking the liquidation, reorganization, dissolution or other relief with respect to Brissette Broadcasting or its debts under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect, or (2) consent to the appointment of a receiver, liquidator, assignee, trustee, custodian sequestrator or other similar official over BBC or a substantial part of its property; and

          b. Any action to (1) create any class or series of stock ranking prior to or on a parity with or junior to the Preferred Stock (other than Common Stock) either as to dividends or upon liquidation, (2) amend, alter or repeal any of the provisions of Brissette Broadcasting's Certificate of Incorporation or bylaws so as to affect adversely the preferences, special rights or powers of the preferred stock, or (3) consolidate or merge with or into any other corporation (other than a merger of a subsidiary of Brissette Broadcasting into Brissette Broadcasting whereby Brissette Broadcasting is the surviving corporation), or liquidate, wind up or dissolve itself, or convey, sell, assign, transfer or otherwise dispose of, all or substantially all of its assets.

     On matters referred to above, each holder of common stock shall be entitled to one vote per share of common stock held, and such holders in the aggregate will have 21% of the aggregate voting power of all stockholders. On the matters referred to above, the holders of preferred stock shall be entitled to an aggregate number of votes equal to 3.762 multiplied by the number of shares of common stock then outstanding, which shall be allocated ratably among the holders of preferred stock in proportion to the aggregate of the liquidation preferences specified above with respect to the shares of preferred stock held by each such holder. Such votes shall entitle the holders of the preferred stock in the aggregate 79% of the aggregate voting power of all stockholders on such matters.

     All other matters submitted or required to be submitted to Brissette Broadcasting's stockholders for a vote shall be voted on solely by the holders of the common stock. Notwithstanding the foregoing, at such time as the holders of the preferred stock obtain approval from the FCC or its successor (the FCC) to control Brissette Broadcasting or to exercise any such voting rights, the holders of preferred stock shall automatically be entitled to vote together with the holders of the common stock on all matters submitted or required to be submitted to Brissette Broadcasting's stockholders for a vote in an amount allocable to the holders of preferred stock equal to 79% of the aggregate voting power of all stockholders as provided above.

6. COMMON STOCK

     In connection with the closing of the amended and restated loan agreement dated March 6, 1992, Paul Brissette was designated as a sole shareholder of the common stock of Brissette Broadcasting with 2,000 shares at a par value of $.001 outstanding.

7. INCOME TAXES

     Deferred taxes arise from temporary differences in the recognition of income and expense for income tax and financial statement purposes and result principally from depreciation and amortization

              BRISSETTE BROADCASTING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

expense as well as net operating loss carryforwards. As of December 31, 1995, Brissette Broadcasting has a deferred tax asset of approximately $1,292,000 that is fully reserved for as realization is uncertain.

     Brissette Broadcasting files a consolidated federal tax return. Any applicable income taxes are not allocated to individual stations. Stations are taxable entities in the states in which they conduct business. The taxes reflected in the December 31, 1995, financial statements reflect taxes due to those states, if applicable.

     As of December 25, 1994, and December 31, 1995, Brissette Broadcasting has a net operating tax loss carryforward of approximately $4,959,000 and $5,574,000, respectively, which begins to expire in 2007. Additionally, there are other net operating loss carryforwards available which can be utilized upon the sale of the assets of Brissette Broadcasting.

8. COMMITMENTS AND CONTINGENCIES

LEASES

     Future minimum payments under noncancellable operating leases having terms greater than one year, as of December 31, 1995, are as follows:

1996...................................................................   $208,000
1997...................................................................    165,000
1998...................................................................    133,000
1999...................................................................    106,000
2000...................................................................     59,000
Thereafter.............................................................    186,000
                                                                          --------
                                                                          $857,000
                                                                          --------
                                                                          --------

     The operating leases consist of broadcasting facilities and equipment with remaining terms ranging from one to fifteen years. Certain terms of the operating leases include renewal provisions which may be exercised at the option of Brissette Broadcasting.

     Aggregate rent expense incurred under operating leases was approximately $74,000, $142,000 and $187,000 in 1993, 1994 and 1995, respectively.

FILM CONTRACT RIGHTS AND OBLIGATIONS

     Future minimum payments for film contract obligations, including those mentioned in footnote 2, are as follows:

1996.................................................................   $2,000,000
1997.................................................................    1,323,000
1998.................................................................      818,000
1999.................................................................      364,000
                                                                        ----------
                                                                        $4,505,000
                                                                        ----------
                                                                        ----------

     The fair value of the film contract obligations at December 31, 1995, is approximately $3,775,000. This amount was estimated by computing the net present value of the above-mentioned obligations utilizing a 10.0% discount rate.

LITIGATION

     Brissette Broadcasting is involved in various litigation matters arising in the normal course of business. It is the opinion of management that the ultimate resolution of such litigation will not have a

              BRISSETTE BROADCASTING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

material adverse effect on the consolidated financial position of Brissette Broadcasting or results of operations.

9. DEFERRED SAVINGS AND PROFIT-SHARING PLAN

     Brissette Broadcasting maintains a 401(k) retirement plan. Employees must have attained age 21 and have completed one year of consecutive service to participate in the plan. Employees may contribute up to 15% of their salaries in accordance with IRS limitations. On a discretionary basis, Brissette Broadcasting matches employee contributions at a rate up to 50% (up to 6%) of the employee's salary. Brissette Broadcasting's contribution to the plan totaled approximately $55,000, $225,000 and $229,000 for 1993, 1994 and 1995,
respectively.

10. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

     Cash paid during the year was as follows:

                                                  1993           1994           1995
                                               -----------    -----------    -----------

Interest....................................   $15,254,000    $16,764,000    $20,516,000
Income taxes................................       321,000        536,000        313,000
                                               -----------    -----------    -----------
                                               $15,575,000    $17,300,000    $20,829,000
                                               -----------    -----------    -----------
                                               -----------    -----------    -----------

11. RELATED-PARTY TRANSACTIONS

     Brissette Broadcasting recognized income of $411,000, $402,000 and $68,000 in 1993, 1994 and 1995, respectively, for management fees for expenses related to payroll, rent and other corporate expenses from WWAY (Wilmington) and WHBQ (Memphis). These stations are related through common management. Brissette Broadcasting discontinued providing management services to WHBQ in 1994 and WWAY in 1995.

     During fiscal 1993, 1994 and 1995, Brissette Broadcasting paid approximately $50,000, $85,000 and $138,000, respectively, to Mr. Greg
Brissette, son of the sole common shareholder, for certain sales related consultation to the stations.

12. EMPLOYMENT AGREEMENT

     As part of the corporate restructuring, Brissette Broadcasting entered into an employment agreement dated March 6, 1992, with Paul Brissette whereas Brissette Broadcasting continues to employ Brissette as President and Chief Operating Officer. The employment agreement includes a long-term compensation component, which is payable to Brissette on December 31, 1996, or sooner if Brissette's employment ceases or is terminated or there is a sale or disposal of any station.

     The compensation interest is based on (a) gross proceeds received directly or indirectly from the sale or disposition of any station, the sale of all or substantially all of the assets related to any station or by merger, reorganization, consolidation or otherwise; or (b) an increase in operating profit of a station. Additionally, there are other severance and employee benefits included in the employment agreement.

     During 1995, Brissette Broadcasting entered into incentive compensation agreements with certain officers and employees of Brissette Broadcasting. The incentive compensation is a one-time bonus, provided that net income increases an average of 6% per year, commencing as of the 1995 fiscal year, compounded through and including the 1999 fiscal year. Payment shall be made at the end of fiscal year 1999. A pro rata share will be paid to the employee if termination occurs prior to the end of fiscal year 1999.

              BRISSETTE BROADCASTING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The 1993, 1994 and 1995 expense related to these employment agreements of $44,000, $196,000 and $616,000, respectively, is included in long-term incentive expense on the consolidated statements of operations.

13. POTENTIAL SALE AGREEMENT

     During 1995, Brissette Broadcasting signed a stock purchase agreement which called for the sale of all issued and outstanding shares of capital stock of Brissette Broadcasting to Benedek Broadcasting Corporation (Benedek Broadcasting) in exchange for cash and preferred stock. The total purchase price of approximately $270,000,000 may be adjusted based on targeted working capital at the closing date. The sale is contingent upon Benedek Broadcasting obtaining financing and FCC approval.

     Brissette Broadcasting also entered into management continuity agreements with certain employees in order to provide them a severance benefit that would become effective on the date of a change in ownership. The severance benefit, of approximately $887,000, is based on annual wages and will be paid to the station management employees if they are terminated within one year subsequent to the change in ownership. Corporate employees will receive a severance benefit regardless if they are terminated or not. These amounts are not accrued for in the December 31, 1995 financial statements.

              BRISSETTE BROADCASTING CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                       MARCH 26, 1995 AND MARCH 31, 1996

                                                                                     1995            1996
                                                                                 ------------    ------------
                                                                                 (UNAUDITED)     (UNAUDITED)

                                    ASSETS
Current Assets:
     Cash and cash equivalents................................................   $  1,733,000    $  1,534,000
     Receivables, less allowances of $169,000 and $129,000 in 1995 and 1996,
       respectively...........................................................      9,185,000       9,259,000
     Film contract rights.....................................................      1,133,000       1,443,000
     Prepaid expenses and other current assets................................        850,000         518,000
                                                                                 ------------    ------------
          Total current assets................................................     12,901,000      12,754,000
                                                                                 ------------    ------------
Film contract rights..........................................................      1,355,000       1,482,000
                                                                                 ------------    ------------
Property and Equipment:
     Land.....................................................................      1,838,000       1,838,000
     Buildings and improvements...............................................      9,360,000       9,465,000
     Broadcasting equipment...................................................     30,506,000      32,683,000
     Furniture and fixtures...................................................      2,807,000       3,146,000
     Vehicles and other.......................................................      1,745,000       1,965,000
                                                                                 ------------    ------------
                                                                                   46,256,000      49,097,000
Less -- Accumulated depreciation and amortization.............................    (34,299,000)    (37,085,000)
                                                                                 ------------    ------------
     Net property and equipment...............................................     11,957,000      12,012,000
                                                                                 ------------    ------------
Intangible assets, net........................................................     80,464,000      76,349,000
                                                                                 ------------    ------------
                                                                                 $106,677,000    $102,597,000
                                                                                 ------------    ------------
                                                                                 ------------    ------------

                  LIABILITIES AND STOCKHOLDERS' INVESTMENTS
Current Liabilities:
     Current maturities of long-term debt.....................................   $         --    $197,348,000
     Accounts payable.........................................................        578,000         652,000
     Accrued expenses.........................................................      2,515,000       2,561,000
     Accrued interest.........................................................      1,487,000       1,657,000
     Film contract obligations................................................      1,173,000       1,631,000
     Deferred revenue.........................................................             --         136,000
     Taxes payable............................................................        172,000          36,000
                                                                                 ------------    ------------
          Total current liabilities...........................................      5,925,000     204,021,000
Long-term debt................................................................    196,048,000              --
Film contract obligations, less current portion...............................      1,133,000       1,005,000
Retiree Benefits payable......................................................        278,000         267,000
Deferred Revenue, less current portion........................................             --         530,000
Other noncurrent liabilities..................................................        800,000       1,370,000
                                                                                 ------------    ------------
          Total liabilities...................................................    204,184,000     207,193,000
                                                                                 ------------    ------------
Stockholder's Investment:
     Preferred stock, Series A, B, C and D, $.001 par value, 500 shares
       authorized, issued and outstanding for each series (Note 4)............     66,500,000      66,500,000
     Common stock, $.001 par value, 2,000 shares authorized, issued and
       outstanding (Note 5)...................................................             --              --
     Additional paid-in capital...............................................     35,837,000      35,837,000
     Deficit..................................................................   (199,844,000)   (206,933,000)
                                                                                 ------------    ------------
          Total stockholder's investment......................................    (97,507,000)   (104,596,000)
                                                                                 ------------    ------------
                                                                                 $106,677,000    $102,597,000
                                                                                 ------------    ------------
                                                                                 ------------    ------------

   The accompanying notes to the unaudited consolidated financial statements are an integral part of these balance sheets.

              BRISSETTE BROADCASTING CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
     FOR THE THIRTEEN WEEK PERIODS ENDED MARCH 26, 1995 AND MARCH 31, 1996

                                                                                      1995            1996
                                                                                  ------------    ------------
                                                                                  (UNAUDITED)     (UNAUDITED)

Broadcast Operating Revenues:
     Local.....................................................................   $  7,002,000    $  7,230,000
     National..................................................................      4,813,000       4,790,000
     Political.................................................................         57,000         302,000
     Network programming.......................................................      1,043,000       1,127,000
     Barter....................................................................        139,000         170,000
     Other.....................................................................        261,000         290,000
                                                                                  ------------    ------------
                                                                                    13,315,000      13,909,000
     Less --
          Agency commissions...................................................      1,546,000       1,651,000
          Representatives' commissions.........................................        167,000         288,000
                                                                                  ------------    ------------
               Net broadcast revenue...........................................     11,602,000      11,970,000
                                                                                  ------------    ------------
Broadcast Operating Expenses:
     Engineering...............................................................        681,000         738,000
     Programming...............................................................      1,352,000       1,478,000
     News......................................................................      1,597,000       1,835,000
     Promotion.................................................................        101,000         130,000
     Sales.....................................................................      1,120,000       1,302,000
     General and administrative................................................      1,345,000       1,450,000
     Amortization of intangibles...............................................      1,018,000       1,027,000
     Depreciation..............................................................        552,000         623,000
     Corporate expense.........................................................        464,000         479,000
     Long-term incentive.......................................................        223,000         177,000
     Barter....................................................................        165,000         154,000
     Other.....................................................................         20,000          22,000
                                                                                  ------------    ------------
               Total broadcast operating expenses..............................      8,638,000       9,415,000
                                                                                  ------------    ------------
Broadcast Operating Profit.....................................................      2,964,000       2,555,000
                                                                                  ------------    ------------
Other (Expense) Income:
     Interest income...........................................................         15,000          13,000
     Interest expense..........................................................     (5,024,000)     (4,906,000)
     Other.....................................................................             --        (213,000)
                                                                                  ------------    ------------
               Total other expense.............................................     (5,009,000)     (5,106,000)
                                                                                  ------------    ------------
Loss Before Income Taxes.......................................................     (2,045,000)     (2,551,000)
Income Taxes, state............................................................        155,000         103,000
                                                                                  ------------    ------------
Net Loss.......................................................................   $ (2,200,000)   $ (2,654,000)
                                                                                  ------------    ------------
                                                                                  ------------    ------------

   The accompanying notes to the unaudited consolidated financial statements are an integral part of these statements.

              BRISSETTE BROADCASTING CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
     FOR THE THIRTEEN WEEK PERIODS ENDED MARCH 26, 1995 AND MARCH 31, 1996

                                                                                        1995           1996
                                                                                     -----------    -----------
                                                                                     (UNAUDITED)    (UNAUDITED)

Cash Flows from Operating Activities:
     Net loss.....................................................................   $(2,200,000)   $(2,654,000)
     Adjustments to reconcile net loss to net cash provided by operating activities --
          Depreciation............................................................       552,000        623,000
          Amortization of intangibles.............................................     1,018,000      1,027,000
          Amortization of film contract rights....................................       400,000        483,000
          Net trade/barter expense................................................        26,000        (16,000)
          (Gain) loss on sale of assets...........................................            --             --
          (Increase) decrease in assets --
               Accounts receivable, net...........................................       956,000      1,284,000
               Other assets.......................................................      (468,000)      (324,000)
          Increase (decrease) in liabilities --
               Accounts payable and accrued expenses..............................       (87,000)      (108,000)
               Accrued interest...................................................       126,000        (85,000)
               Taxes payable......................................................        31,000        (29,000)
               Other liabilities..................................................       224,000        148,000
               Payments for film contract obligations.............................      (399,000)      (512,000)
                                                                                     -----------    -----------
                    Net cash provided by (used by) operating activities...........       179,000       (163,000)
                                                                                     -----------    -----------
Cash Flows from Investing Activities:
     Capital expenditures.........................................................      (327,000)      (405,000)
     Proceeds from sale of assets.................................................            --             --
                                                                                     -----------    -----------
                    Net cash used in investing activities.........................      (327,000)      (405,000)
                                                                                     -----------    -----------
Cash Flows from Financing Activities:
     Payments on long-term debt...................................................            --             --
     Proceeds (payments) from borrowings on line of credit, net...................     1,000,000             --
                                                                                     -----------    -----------
                    Net cash provided by financing activities.....................     1,000,000             --
                                                                                     -----------    -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..............................       852,000       (568,000)
CASH AND CASH EQUIVALENTS, beginning of year......................................       881,000      2,102,000
                                                                                     -----------    -----------
CASH AND CASH EQUIVALENTS, end of year............................................   $ 1,733,000    $ 1,534,000
                                                                                     -----------    -----------
                                                                                     -----------    -----------

   The accompanying notes to the unaudited consolidated financial statements are an integral part of these statements.

              BRISSETTE BROADCASTING CORPORATION AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF STOCKHOLDER'S INVESTMENT
     FOR THE THIRTEEN WEEK PERIODS ENDED MARCH 26, 1995 AND MARCH 31, 1996

                                         COMMON STOCK       PREFERRED STOCK      ADDITIONAL
                                        ---------------   --------------------     PAID-IN       RETAINED
                                        SHARES   AMOUNT   SHARES     AMOUNT        CAPITAL        DEFICIT          TOTAL
                                        ------   ------   ------   -----------   -----------   -------------   -------------

BALANCE, December 25, 1994............  2,000    $  --    2,000    $66,500,000   $35,837,000   $(197,644,000)  $ (95,307,000)
    3/26/95 Net loss (unaudited)......                                                            (2,200,000)     (2,200,000)
                                        ------   ------   ------   -----------   -----------   -------------   -------------
BALANCE, March 26, 1995 (unaudited)...  2,000    $  --    2,000    $66,500,000   $35,837,000   $(199,844,000)  $ (97,507,000)

BALANCE, December 31, 1995............  2,000    $  --    2,000    $66,500,000   $35,837,000   $(204,279,000)  $(101,942,000)
    3/31/96 Net loss (unaudited)......                                                            (2,654,000)     (2,654,000)
                                        ------   ------   ------   -----------   -----------   -------------   -------------
BALANCE, March 31, 1996 (unaudited)...  2,000    $  --    2,000    $66,500,000   $35,837,000   $(206,933,000)  $(104,596,000)
                                        ------   ------   ------   -----------   -----------   -------------   -------------
                                        ------   ------   ------   -----------   -----------   -------------   -------------

   The accompanying notes to the unaudited consolidated financial statements are an integral part of these statements.

              BRISSETTE BROADCASTING CORPORATION AND SUBSIDIARIES
            NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE THIRTEEN WEEK PERIODS ENDED MARCH 26, 1995 AND MARCH 31, 1996

1. DESCRIPTION OF COMPANY

     Paul Brissette, Jr. (Brissette) agreed to purchase all the outstanding shares of stock of Forward Television Corporation II (FTVC or predecessor) subject to the indebtedness of FTVC. The acquisition was consummated on February 13, 1992. The basis in assets and liabilities were carried over at the time of this transaction. Accordingly, Brissette changed the name of the corporation to Brissette Broadcasting Corporation (Brissette Broadcasting) and includes Brissette TV of Madison, Inc. (WMTV); Brissette TV of Lansing, Inc. (WILX); Brissette TV of Odessa, Inc. (KOSA); Brissette TV of Peoria, Inc. (WHOI); Brissette TV of Springfield, Inc. (WWLP); Brissette TV of Wausau, Inc. (WSAW); Brissette TV of Wichita Falls, Inc. (KAUZ); and Brissette TV of Wheeling, Inc.
(WTRF) as wholly owned subsidiaries.

     The accompanying unaudited consolidated financial statements have been prepared assuming that Brissette Broadcasting will continue as a going concern. Brissette Broadcasting is heavily dependent on General Electric Capital Corporation (GECC) for the continuation of its ongoing operations, as GECC is the debt holder and preferred stockholder (see Notes 3 and 4).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The unaudited consolidated financial statements include the accounts of Brissette Broadcasting and its subsidiaries. Significant intercompany accounts and transactions have been eliminated.

FISCAL YEAR

     Brissette Broadcasting determines their month-end dates based on a 4-4-5 week schedule, which does not coincide with the normal broadcasting industry month-end.

MANAGEMENT ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

BROADCAST CONTRACT RIGHTS

     In accordance with Statement of Financial Accounting Standards No. 63 (SFAS No. 63), broadcast contract rights are recorded at full contract price when the license period begins and all of the following conditions have been met: (a) the cost of each program is known or reasonably determinable, (b) the program material has been accepted in accordance with the conditions of the license agreement and (c) the program is available for its first showing or telecast. Contractual agreements define the life of the license and the number of showings available. Broadcast contract rights are amortized using the straight-line method over the life of the contract. The contract rights estimated to be used within one year are included in current assets.

     Commitments for broadcast contract rights that have been executed, but which have not been recorded in the accompanying consolidated financial statements (because they do not meet the criteria prescribed in SFAS No. 63), were approximately $1,172,000 and $1,613,000 as of March 26, 1995, and March 31, 1996, respectively.

              BRISSETTE BROADCASTING CORPORATION AND SUBSIDIARIES
    NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
     FOR THE THIRTEEN WEEK PERIODS ENDED MARCH 26, 1995 AND MARCH 31, 1996

BARTER TRANSACTIONS

     Barter transactions, which represent the exchange of advertising time for goods or services, are recorded at the estimated fair value of the products or services received. Barter revenue is recognized when commercials are broadcast and expenses are recognized when the related products or services are received.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. The cost of property and equipment acquired in conjunction with the acquisition, was carried over from the predecessor. Depreciation is computed on the straight-line method over the expected useful lives of the respective assets as follows:

                                                                ESTIMATED USEFUL LIFE
                                                                ------------------------

Buildings....................................................   27 1/2 - 39 years
Land improvements............................................   15 years
Broadcasting equipment.......................................   5 - 15 years
Furniture and fixtures.......................................   5 - 7 years
Vehicles.....................................................   5 years
Leasehold improvements.......................................   Term of lease

INTANGIBLE ASSETS

     Intangible assets include goodwill, network affiliation rights, organization and financing costs, noncompete agreements, Federal Communications Commission (FCC) licenses and other agreements and licenses. Amortization is computed on a straight-line basis over the estimated useful lives of the assets. Should events or circumstances occur subsequent to the acquisition of a station which bring into question the realizable value or impairment of the related goodwill and intangibles, Brissette Broadcasting will evaluate the remaining useful life and balance of goodwill and intangibles and make appropriate adjustments. Brissette Broadcasting's principal considerations in determining impairment include the strategic benefit to Brissette Broadcasting of the particular station and the current and expected future operating income and cash flow levels of that particular station.

     Intangible assets as of March 26, 1995 and March 31, 1996, consisted of the following:

                                                                               COST BASIS
                                                        ESTIMATED     ----------------------------
                                                       USEFUL LIFE        1995            1996
                                                       ------------   ------------    ------------

Goodwill............................................   40 years       $ 85,301,000    $ 85,301,000
Network affiliation rights..........................   10-40 years      22,740,000      16,024,000
Organization and financing costs....................   5-10 years       18,942,000      18,446,000
Noncompete agreements...............................   5 years          11,445,000              --
FCC licenses........................................   10-40 years       1,659,000       1,659,000
Other...............................................   5-40 years        3,252,000       2,995,000
                                                                      ------------    ------------
     Total intangibles..............................                   143,339,000     124,425,000
     Accumulated amortization.......................                   (62,875,000)    (48,076,000)
                                                                      ------------    ------------
                                                                      $ 80,464,000    $ 76,349,000
                                                                      ------------    ------------
                                                                      ------------    ------------

REVENUE RECOGNITION

     Revenue related to the sale of advertising and contracted time is recognized at the time of broadcast. Income related to production for third parties is recognized when the production of the television commercials, programs or sound recording has been completed and delivered.

              BRISSETTE BROADCASTING CORPORATION AND SUBSIDIARIES
    NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
     FOR THE THIRTEEN WEEK PERIODS ENDED MARCH 26, 1995 AND MARCH 31, 1996

DEFERRED REVENUE

     During December 1995, Brissette Broadcasting changed national sales representatives. In connection with this change, the new representatives paid Brissette Broadcasting a one time fee of $700,000 for their undertaking to buyout whatever contract rights the previous representative may have had at each station. Amounts were allocated to the stations as stipulated in the contract. These amounts are recorded as deferred revenue and will be amortized over five years which is the term of the representatives agreement.

CASH EQUIVALENTS

     Brissette Broadcasting considers all short-term investments purchased with an original maturity of three months or less to be cash equivalents.

3. LONG-TERM DEBT

                                                              MARCH 26,       MARCH 31,
                                                                1995             1996
                                                            -------------    ------------

Revolving Credit Note....................................   $   2,000,000    $  4,300,000
Term Note................................................     194,048,000     193,048,000
Less -- Current maturities...............................              --    (197,348,000)
                                                            -------------    ------------
                                                            $ 196,048,000    $         --
                                                            -------------    ------------
                                                            -------------    ------------

TERM NOTE

     Brissette Broadcasting has a term note agreement with GECC. The agreement, as amended, requires a payment equal to the remaining balance plus accrued and unpaid interest due on January 2, 1997. Additionally, Brissette Broadcasting shall pay interest, at an annual rate equal to the prime rate plus 1.50%, to GECC, monthly in arrears on the last day of each month.

     The Term Note also stipulates that any net proceeds received from any sale or disposition of assets or properties of Brissette Broadcasting or any of its subsidiaries other than in the ordinary course of business, or any net proceeds from the issuance of any stock of Brissette Broadcasting or any subsidiary, shall be remitted to GECC and shall be applied to the principal installments due under the Term Note in the inverse order of maturity and be deemed a mandatory prepayment of the Term Loan; provided, however, that Brissette Broadcasting or any of its subsidiaries shall be entitled to deduct or hold back from any such net proceeds to be remitted to GECC an amount of cash sufficient to pay all federal, state or local income (or similar) taxes applicable to such sale or disposition of assets or properties and an amount of cash sufficient to pay the long-term incentive agreement payment if due and payable under the Employment Agreement (see Note 11).

     The Term Note consists of several covenants, more fully defined in the agreement, including consolidated debt to cash flow ratio maximum of 7.6 to 1.0, and cash flow to debt service requirement of at least 1.0 to 1.0 for the thirteen week period ended March 31, 1996, and a stipulation that consolidated cash flow plus corporate expenses must be equal to or greater than $25,066,000 for the fiscal year ended December 29, 1996.

     In 1995, Brissette Broadcasting was not in compliance with certain of these covenants and has obtained a waiver by letter dated May 5, 1995, from GECC.
Additionally, Brissette Broadcasting is not or expects they will not be in compliance with certain of these covenants in 1996. The agreement was amended as of January 1, 1996 to waive these covenants.

     Brissette Broadcasting expects that cash flow from operations will be sufficient to meet required interest payments under the term loan agreement through 1996. However, Brissette Broadcasting does not expect that cash flow from operations will be sufficient to meet the principal payment due on

              BRISSETTE BROADCASTING CORPORATION AND SUBSIDIARIES
    NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
     FOR THE THIRTEEN WEEK PERIODS ENDED MARCH 26, 1995 AND MARCH 31, 1996

January 2, 1997 and intends to either refinance its debt or recapitalize Brissette Broadcasting before the payment is due.

REVOLVING CREDIT NOTE

     Brissette Broadcasting has a revolving credit agreement with GECC whereby GECC will provide secured revolving credit advances to Brissette Broadcasting of up to $8,000,000 in aggregate principal amount outstanding at any one time which Brissette Broadcasting will use for working capital and other needs of Brissette Broadcasting and its subsidiaries. All amounts outstanding shall become due January 2, 1997. Additionally, Brissette Broadcasting shall pay interest, at an annual rate equal to the prime rate plus 1.50%, to GECC, monthly in arrears on the last day of each month. There was $4,300,000 and $2,000,000 amounts outstanding under the revolving credit agreement as of March 26, 1995, and March 31, 1996, respectively. Subsequent to March 31, 1996, Brissette Broadcasting increased the amounts outstanding under the revolving credit agreement to $5,500,000.

     As a requirement of the revolving credit agreement, Brissette Broadcasting shall repay the aggregate unpaid principal amount of all revolving credit advances outstanding such that for a period of 30 consecutive days in each fiscal year Brissette Broadcasting will have no revolving credit advances outstanding. In 1995, Brissette Broadcasting was not in compliance with this covenant and has obtained a waiver by letter dated May 5, 1995, from GECC. Additionally, Brissette Broadcasting was not in compliance with this covenant in 1996 and obtained a waiver dated March 6, 1996, from the GECC.

     So long as any event of default shall be continuing, the interest rate applicable to the Term Note and the Revolving Credit Note shall be increased by 2% per annum above the rate otherwise applicable.

COLLATERAL

     As collateral, Brissette Broadcasting pledged the securities of Brissette Broadcasting and the certificates representing the pledged securities and all dividends, distributions, cash instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the pledged securities of Brissette Broadcasting and all additional shares of capital stock of any subsidiary of Brissette
Broadcasting   acquired  in  any  manner  and   all  stock  owned  by  Brissette
Broadcasting.

4. PREFERRED STOCK

     The amended and restated certificate of incorporation of Brissette Broadcasting stipulates that in the event of any liquidation, dissolution or winding up of Brissette Broadcasting, whether voluntary or involuntary, the holders of preferred stock then outstanding shall be entitled to be paid out of the assets of Brissette Broadcasting available for distribution to its stockholders, whether such assets are capital, surplus or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of any shares of common stock, (a) an amount equal to $33,250 per share of Series A participating preferred stock, (b) an amount equal to $33,250 per share of Series B participating preferred stock, (c) an amount equal to $33,250 per share of Series C participating preferred stock and (d) an amount equal to $33,250 per share of Series D participating preferred stock. The total value of the preferred stock is $66,500,000. The holders of preferred stock shall be entitled to participate with the holders of common stock with respect to any cash, stock or other dividends when and as declared by Brissette Broadcasting's Board of Directors in an amount allocable to the preferred stock equal to 79% of any such dividend, and the holders of Common stock shall be entitled to an amount equal to the remaining 21% of any such dividend.

              BRISSETTE BROADCASTING CORPORATION AND SUBSIDIARIES
    NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
     FOR THE THIRTEEN WEEK PERIODS ENDED MARCH 26, 1995 AND MARCH 31, 1996

     Additionally, the loan agreement states that Brissette Broadcasting shall not have any right to redeem, or any obligation to redeem or otherwise acquire, any shares of preferred stock. Brissette Broadcasting may not voluntarily repurchase any shares of preferred stock unless such repurchase is approved by a vote of the holders of at least 80% of the aggregate voting power of all stockholders and is otherwise permitted by applicable law.

STOCK VOTING RIGHTS

     The holders of common stock and preferred stock shall be entitled to vote together as a single class on the following matters submitted or required to be submitted to Brissette Broadcasting's stockholders:

          a. Any action to (1) institute proceedings seeking the liquidation, reorganization, dissolution or other relief with respect to Brissette Broadcasting or its debts under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect, or (2) consent to the appointment of a receiver, liquidator, assignee, trustee, custodian sequestrator or other similar official over BBC or a substantial part of its property; and

          b. Any action to (1) create any class or series of stock ranking prior to or on a parity with or junior to the Preferred Stock (other than Common Stock) either as to dividends or upon liquidation, (2) amend, alter or repeal any of the provisions of Brissette Broadcasting's Certificate of Incorporation or bylaws so as to affect adversely the preferences, special rights or powers of the preferred stock, or (3) consolidate or merge with or into any other corporation (other than a merger of a subsidiary of Brissette Broadcasting into Brissette Broadcasting whereby Brissette Broadcasting is the surviving corporation), or liquidate, wind up or dissolve itself, or convey, sell, assign, transfer or otherwise dispose of, all or substantially all of its assets.

     On matters referred to above, each holder of common stock shall be entitled to one vote per share of common stock held, and such holders in the aggregate will have 21% of the aggregate voting power of all stockholders. On the matters referred to above, the holders of preferred stock shall be entitled to an aggregate number of votes equal to 3.762 multiplied by the number of shares of common stock then outstanding, which shall be allocated ratably among the holders of preferred stock in proportion to the aggregate of the liquidation preferences specified above with respect to the shares of preferred stock held by each such holder. Such votes shall entitle the holders of the preferred stock in the aggregate 79% of the aggregate voting power of all stockholders on such matters.

     All other matters submitted or required to be submitted to Brissette Broadcasting's stockholders for a vote shall be voted on solely by the holders of the common stock. Notwithstanding the foregoing, at such time as the holders of the preferred stock obtain approval from the FCC or its successor (the FCC) to control Brissette Broadcasting or to exercise any such voting rights, the holders of preferred stock shall automatically be entitled to vote together with the holders of the common stock on all matters submitted or required to be submitted to Brissette Broadcasting's stockholders for a vote in an amount allocable to the holders of preferred stock equal to 79% of the aggregate voting power of all stockholders as provided above.

5. COMMON STOCK

     In connection with the closing of the amended and restated loan agreement dated March 6, 1992, Paul Brissette was designated as a sole shareholder of the common stock of Brissette Broadcasting with 2,000 shares at a par value of $.001 outstanding.

              BRISSETTE BROADCASTING CORPORATION AND SUBSIDIARIES
    NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
     FOR THE THIRTEEN WEEK PERIODS ENDED MARCH 26, 1995 AND MARCH 31, 1996

6. INCOME TAXES

     Deferred taxes arise from temporary differences in the recognition of income and expense for income tax and financial statement purposes and result principally from depreciation and amortization expense as well as net operating loss carryforwards. As of March 31, 1996, Brissette Broadcasting has a deferred tax asset of approximately $1,292,000 that is fully reserved for as realization is uncertain.

     Brissette Broadcasting files a consolidated federal tax return. Any applicable income taxes are not allocated to individual stations. Stations are taxable entities in the states in which they conduct business. The taxes reflected in the March 31, 1996, financial statements reflect taxes due to those states, if applicable.

     As of March 26, 1995, and March 31, 1996, Brissette Broadcasting has a net operating tax loss carryforward of approximately $5,139,000 and $5,574,000, respectively, which begins to expire in 2007. Additionally, there are other net operating loss carryforwards available which can be utilized upon the sale of the assets of Brissette Broadcasting.

7. COMMITMENTS AND CONTINGENCIES

LEASES

     Future minimum payments under noncancellable operating leases having terms greater than one year, as of March 31, 1996, are as follows:

For the 39 weeks ending 12/29/96.......................................   $196,000
1997...................................................................    180,000
1998...................................................................    147,000
1999...................................................................    115,000
2000...................................................................     68,000
Thereafter.............................................................    155,000
                                                                          --------
                                                                          $861,000
                                                                          --------
                                                                          --------

     The operating leases consist of broadcasting facilities and equipment with remaining terms ranging from one to fifteen years. Certain terms of the operating leases include renewal provisions which may be exercised at the option of Brissette Broadcasting.

     Aggregate rent expense incurred under operating leases was approximately $37,000 and $65,000 in the thirteen week periods ended March 26, 1995 and March 31, 1996, respectively.

FILM CONTRACT RIGHTS AND OBLIGATIONS

     Future minimum payments for film contract obligations, including those mentioned in footnote 2, are as follows:

For the 39 weeks ending December 29, 1996............................   $1,574,000
1997.................................................................    1,469,000
1998.................................................................      831,000
1999.................................................................      375,000
                                                                        ----------
                                                                        $4,249,000
                                                                        ----------
                                                                        ----------

     The fair value of the film contract obligations at March 31, 1996, is approximately $3,868,000. This amount was estimated by computing the net present value of the above-mentioned obligations utilizing a 10.0% discount rate.

              BRISSETTE BROADCASTING CORPORATION AND SUBSIDIARIES
    NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
     FOR THE THIRTEEN WEEK PERIODS ENDED MARCH 26, 1995 AND MARCH 31, 1996

LITIGATION

     Brissette Broadcasting is involved in various litigation matters arising in the normal course of business. It is the opinion of management that the ultimate resolution of such litigation will not have a material adverse effect on the consolidated financial position of Brissette Broadcasting or results of operations.

8. DEFERRED SAVINGS AND PROFIT-SHARING PLAN

     Brissette Broadcasting maintains a 401(k) retirement plan. Employees must have attained age 21 and have completed one year of consecutive service to participate in the plan. Employees may contribute up to 15% of their salaries in accordance with IRS limitations. On a discretionary basis, Brissette Broadcasting matches employee contributions at a rate up to 50% (up to 6%) of the employee's salary. Brissette Broadcasting's contribution to the plan totaled approximately $54,000, and $66,000 for the thirteen week periods ended March 26, 1995 and March 31, 1996, respectively.

9. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

     Cash paid during the thirteen week periods ended March 26, 1995 and March 31, 1996 was as follows:

                                                           1995          1996
                                                        ----------    ----------

Interest.............................................   $4,898,000    $4,991,000
Income taxes.........................................      190,000       132,000
                                                        ----------    ----------
                                                        $5,088,000    $5,123,000
                                                        ----------    ----------
                                                        ----------    ----------

10. RELATED-PARTY TRANSACTIONS

     Brissette Broadcasting recognized income of $51,000 and $0 for the thirteen week periods ended March 26, 1995 and March 31, 1996, respectively, for management fees for expenses related to payroll, rent and other corporate expenses from WWAY (Wilmington). This station is related through common management. Brissette Broadcasting discontinued providing management services to WWAY in 1995.

     During the thirteen week periods ended March 26, 1995 and March 31, 1996, Brissette Broadcasting paid approximately $30,000 and $31,000, respectively, to Mr. Greg Brissette, son of the sole common shareholder, for certain sales related consultation to the stations.

11. EMPLOYMENT AGREEMENT

     As part of the corporate restructuring, Brissette Broadcasting entered into an employment agreement dated March 6, 1992, with Paul Brissette whereas Brissette Broadcasting continues to employ Brissette as President and Chief Operating Officer. The employment agreement includes a long-term compensation component, which is payable to Brissette on December 31, 1996, or sooner if Brissette's employment ceases or is terminated or there is a sale or disposal of any station.

     The compensation interest is based on (a) gross proceeds received directly or indirectly from the sale or disposition of any station, the sale of all or substantially all of the assets related to any station or by merger, reorganization, consolidation or otherwise; or (b) an increase in operating profit of a station. Additionally, there are other severance and employee benefits included in the employment agreement.

     During  December  1995,  Brissette  Broadcasting  entered  into   incentive
compensation agreements with certain officers and employees of Brissette Broadcasting. The incentive compensation is a one-time bonus, provided that net income increases an average of 6% per year, commencing as of the

              BRISSETTE BROADCASTING CORPORATION AND SUBSIDIARIES
    NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
     FOR THE THIRTEEN WEEK PERIODS ENDED MARCH 26, 1995 AND MARCH 31, 1996

1995 fiscal year, compounded through and including the 1999 fiscal year. Payment shall be made at the end of fiscal year 1999. A pro rata share will be paid to the employee if termination occurs prior to the end of fiscal year 1999.

     For the thirteen week periods ended March 26, 1995 and March 31, 1996, the expense related to these employment agreements was $223,000 and $177,000, respectively and is included in long-term incentive expense on the consolidated statements of operations.

12. POTENTIAL SALE AGREEMENT

     During 1995, Brissette Broadcasting signed a stock purchase agreement which called for the sale of all issued and outstanding shares of capital stock of Brissette Broadcasting to Benedek Broadcasting Corporation (Benedek Broadcasting) in exchange for cash and preferred stock. The total purchase price of approximately $270,000,000 may be adjusted based on targeted working capital at the closing date. The sale is contingent upon Benedek Broadcasting obtaining financing and FCC approval.

     Brissette Broadcasting also entered into management continuity agreements with certain employees in order to provide them a severance benefit that would become effective on the date of a change in ownership. The severance benefit, of approximately $887,000, is based on annual wages and will be paid to the station management employees if they are terminated within one year subsequent to the change in ownership. Corporate employees will receive a severance benefit regardless if they are terminated or not. These amounts are not accrued for in the March 31, 1996 financial statements.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

_____________________________________      _____________________________________

  NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                                       PAGE
                                                       -----
Available Information...............................       2
Certain Definitions.................................       4
Market and Industry Data............................       5
Summary.............................................       6
Risk Factors........................................      23
The Acquisitions....................................      30
The Financing Plan..................................      31
Use of Proceeds.....................................      31
Capitalization......................................      32
Pro Forma Financial Statements......................      33
Selected Financial Data.............................      40
Management's Discussion and Analysis of Financial
  Condition and Results of Operations...............      42
Exchange Offer......................................      51
Business............................................      59
Management..........................................      93
Stock Ownership.....................................      96
Description of Other Indebtedness...................      96
Description of the Notes............................      99
Description of Capital Stock........................     126
Certain Federal Income Tax Consequences ............     132
Plan of Distribution................................     135
Legal Matters.......................................     135
Experts.............................................     135
Index to Financial Statements.......................     F-1

  UNTIL              , 1996 ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

_____________________________________      _____________________________________

_____________________________________      _____________________________________

                                  $170,000,000

                             BENEDEK COMMUNICATIONS
                                  CORPORATION
                          13 1/4% SENIOR SUBORDINATED
                            DISCOUNT NOTES DUE 2006

                         ------------------------------
                                   PROSPECTUS
                               ------------------

_____________________________________      _____________________________________

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant's authority to indemnify its officers and directors is governed by the provisions of Section 145 of the General Corporation Law of the State of Delaware (the 'GCL') and by the Certificate of Incorporation of the Registrant. The Certificate of Incorporation of the Registrant provides that the Registrant shall, to the fullest extent permitted by Section 145 of the GCL, (i) indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and (ii) advance expenses to any and all said persons, and that such indemnification and advances shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such offices, and shall continue as to persons who have ceased to be directors, officers, employees or agents and shall inure to the benefit of the heirs, executors and administrators of such person. In addition, the Certificate of Incorporation of the Registrant provides for the elimination of personal liability of directors of the Registrant to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the GCL, as amended and supplemented.

     The Registrant has entered into indemnification agreements with each of its directors and executive officers whereby the Registrant will, in general, indemnify such directors and executive officers, to the extent permitted by the Registrant's Certificate of Incorporation or the laws of the State of Delaware, against any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any actual or threatened action or proceeding to which such director or officer is made or threatened to be made a party by reason of the fact that such person is or was a director or officer of the Registrant.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:

EXHIBIT
  NO.                                                     DESCRIPTION
- -------   ------------------------------------------------------------------------------------------------------------
   3.1    -- Certificate of Incorporation of the Registrant.
   3.2    -- By-laws of the Registrant.
   3.3    -- Certificate of Designation  of the Powers,  Preferences and Relative,  Participating, Optional and  Other
             Special Rights  of 15.0%  Exchangeable Redeemable  Senior  Preferred Stock  Due 2007  and Qualifications,
             Limitations and Restrictions thereof.
   3.4    -- Certificate of Designation, Preferences and Relative, Participating, Optional and Other Special Rights of
             Series C Junior Discount Preferred Stock and Qualifications, Limitations and Restrictions thereof.
   4.1    -- Indenture dated as of May  15, 1996 between the Registrant and  United States Trust Company of New  York,
             relating to the 13 1/4% Senior Subordinated Discount Notes due 2006.
   4.2    -- Form of 13 1/4% Senior Subordinated Discount Note due 2006 (included in Exhibit 4.1 hereof).
   4.3    -- Indenture dated as of March 1, 1995 between Benedek Broadcasting Corporation ('Benedek Broadcasting') and
             The Bank of New York, relating to the 11 7/8% Senior Secured Notes due 2005 of Benedek Broadcasting.
   4.4    -- Form of 11 7/8% Senior Secured Note due 2005 of Benedek Broadcasting (included in Exhibit 4.3 hereof).
   4.5    -- Certificate of Designation  of the Powers,  Preferences and Relative,  Participating, Optional and Other
             Special Rights  of 15.0%  Exchangeable Redeemable  Senior  Preferred Stock  Due 2007  and  Qualifications,
             Limitations and Restrictions thereof (filed as Exhibit 3.3 hereof).
   4.6    -- Certificate of Designation, Preferences and Relative, Participating, Optional and Other Special Rights of
             Series  C Junior Discount Preferred Stock and  Qualifications, Limitations and Restrictions thereof (filed as Exhibit 3.4 hereof).
   4.7    -- Warrant Agreement dated as of June 5, 1996  between the Registrant and IBJ Schroder Bank & Trust  Company
             with respect to Class A Common Stock of the Registrant.
  *5      -- Opinion of Shack & Siegel, P.C., counsel for Registrant.
  10.1    -- Purchase Agreement dated May 30, 1996 between the Registrant and Goldman, Sachs & Co.

EXHIBIT
  NO.                                                     DESCRIPTION
- -------   ------------------------------------------------------------------------------------------------------------
  10.2    -- Exchange and Registration Rights Agreement dated May 30, 1996 between the Registrant and Goldman, Sachs &
             Co. with respect to the 13 1/4% Senior Subordinated Discount Notes of the Registrant.
  10.3    -- Placement Agreement  dated June 5,  1996 among the  Registrant, Goldman,  Sachs & Co.  and BT Securities
             Corporation.
  10.4    -- Exchange and Registration Rights Agreement dated June 5, 1996 among the Registrant, Goldman, Sachs &  Co.
             and BT Securities Corporation with respect to the 15.0% Exchangeable Redeemable Senior Preferred Stock due
             2007 of the Registrant.
  10.5    -- Warrant Agreement dated as of June 5, 1996 between  the Registrant and IBJ Schroder Bank & Trust Company
             (filed as Exhibit 4.7 hereof).
  10.6    -- Contingent Warrant Escrow  Agreement dated June 5,  1996 between the Registrant  and IBJ Schroder Bank  &
             Trust Company.
  10.7    -- Common Stock Registration Rights Agreement dated as of June 5, 1996 among the Registrant, Goldman, Sachs
             & Co. and BT Securities Corporation.
  10.8    -- Credit Agreement dated as of June 6, 1996 among the Registrant, Benedek Broadcasting, the Lenders  listed therein, Pearl Street L.P., Goldman, Sachs & Co. and Canadian Imperial Bank of Commerce, New York Agency.
  10.9    -- Guaranty dated as of June 6, 1996 by the  Registrant in favor of Canadian Imperial Bank of Commerce, New
             York Agency.
  10.10   -- Pledge Agreement dated as of June 6, 1996 between the Registrant and Canadian Imperial Bank of  Commerce,
             New York Agency.
  10.11   -- Security  Agreement dated  as of  June 6,  1996  between the  Registrant and  Canadian Imperial  Bank of
             Commerce, New York Agency.
  10.12   -- Collateral Account Agreement dated as of June  6, 1996 between the Registrant and Canadian Imperial  Bank of Commerce, New York Agency.
  10.13   -- Third Party Account Agreement dated as of June 6, 1996 among the Registrant, AMCORE Bank, N.A., Rockford and Canadian Imperial Bank of Commerce, New York Agency.
  10.14   -- Form of Indemnity Agreement between the Registrant and each of its executive officers and directors.
 *10.15   -- Option Agreement dated as of June 6, 1996 between the Registrant and K. James Yager.
  12.1    -- Statement of computation of ratio of earnings to fixed charges.
  21      -- Subsidiaries of the Registrant.
 *23.1    -- Consent of Shack & Siegel, P.C. (included in Exhibit 5 hereof).
  23.2    -- Consent of McGladrey & Pullen, LLP with respect to the Registrant.
  23.3    -- Consent of Arthur Andersen LLP with respect to the TV Division of Stauffer Communications, Inc.
  23.4    -- Consent of Arthur Andersen LLP with respect to Brissette Broadcasting Corporation.
  24.1    -- Power of Attorney of the Registrant (included on page II-4 hereof).
  25      -- Statement of Eligibility of Trustee on Form T-1 related to the Notes.
  27      -- Financial Data Schedule.
  99.1    -- Form of Letter of Transmittal relating to the 13 1/4% Senior Subordinated Discount Notes due 2006.
  99.2    -- Form of Notice  of Guaranteed Delivery  relating to the  13 1/4% Senior  Subordinated Discount Notes  due
             2006.
  99.3    -- Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees relating to the
             13 1/4% Senior Subordinated Discount Notes due 2006.
  99.4    -- Form of Letter to Clients relating to the 13 1/4% Senior Subordinated Discount Notes due 2006.

- ------------

     * To be filed by amendment.

     (b) Financial Statement Schedules:

     The following consolidated financial statement schedule is included in Part II of this Registration Statement and should be read in conjunction with the consolidated financial statements and notes thereto:

           Independent Auditors Report
           Schedule II -- Valuation and Qualifying Accounts

ITEM 22. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 2, 1996.

                                          BENEDEK COMMUNICATIONS CORPORATION
                                          (Registrant)

                                          By:       /s/ RONALD L. LINDWALL
                                             -----------------------------------
                                                    RONALD L. LINDWALL,
                                            SENIOR VICE PRESIDENT-FINANCE, CHIEF
                                              FINANCIAL OFFICER AND TREASURER

                               POWER OF ATTORNEY

     Each person whose signature to this Registration Statement appears below hereby appoints K. James Yager and Ronald L. Lindwall, and each of them acting singly, as his attorney-in-fact to sign in his behalf individually and in the capacity as stated below and to file all amendments and post-effective amendments to the Registration Statement, which amendment or amendments may make such changes and additions to the Registration Statement as such attorney-in-fact may deem necessary or appropriate.

     Pursuant   to  the  requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                   NAME                                        TITLE                              DATE
- ------------------------------------------  --------------------------------------------   -------------------

          /s/ A. RICHARD BENEDEK            Chairman, Chief Executive Officer (Principal     August 2, 1996
- ------------------------------------------    Executive Officer) and Director
            A. RICHARD BENEDEK

            /s/ K. JAMES YAGER              President and Director                           August 2, 1996
- ------------------------------------------
              K. JAMES YAGER

          /s/ RONALD L. LINDWALL            Senior Vice President-Finance, Chief             August 2, 1996
- ------------------------------------------    Financial Officer, Treasurer (Principal
            RONALD L. LINDWALL                Financial and Principal Accounting
                                              Officer) and Director

             /s/ JAY KRIEGEL                Director                                         August 2, 1996
- ------------------------------------------
               JAY KRIEGEL

           /s/ PAUL S. GOODMAN              Director                                         August 2, 1996
- ------------------------------------------
             PAUL S. GOODMAN

              INDEX TO CONSOLIDATED FINANCIAL STATEMENT SCHEDULES

Independent Auditors Report................................................................................   S-2
Schedule II -- Valuation and Qualifying Accounts...........................................................   S-3

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
BENEDEK BROADCASTING CORPORATION AND SUBSIDIARY
Rockford, Illinois

     Our audit of the consolidated financial statements of Benedek Broadcasting Corporation and subsidiary included Schedule II contained herein, for the years ended December 31, 1993, 1994 and 1995.

     In our opinion this schedule presents fairly the information required to be set forth therein in conformity with generally accepted accounting principles.

                                          MCGLADREY & PULLEN, LLP

Rockford, Illinois
February 9, 1996

                BENEDEK BROADCASTING CORPORATION AND SUBSIDIARY
                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                                                                               ADDITIONS
                                                                 BALANCE AT    CHARGED TO                    BALANCE AT
                                                                 BEGINNING     COSTS AND      DEDUCTIONS       END OF
                                                                 OF PERIOD      EXPENSES     DESCRIBED(1)      PERIOD
                                                                 ----------    ----------    ------------    ----------

Deducted from asset account -- allowance for doubtful
  accounts:
     Year ended December 31, 1993.............................    $153,137      $253,437       $314,796       $ 91,778
     Year ended December 31, 1994.............................      91,778       130,622        122,132        100,268
     Year ended December 31, 1995.............................     100,268       201,382         52,627        249,023

- ------------

(1) Uncollectable accounts written off, net of recoveries.

                                 EXHIBIT INDEX

                                                                                                    LOCATION OF EXHIBIT
EXHIBIT                                                                                                IN SEQUENTIAL
  NO.                                           DESCRIPTION                                          NUMBERING SYSTEM
- -------   ---------------------------------------------------------------------------------------   -------------------
   3.1    -- Certificate of Incorporation of the Registrant......................................
   3.2    -- By-laws of the Registrant...........................................................
   3.3    -- Certificate of Designation of the  Powers, Preferences and Relative, Participating,
             Optional and Other Special Rights  of 15.0% Exchangeable Redeemable Senior  Preferred
             Stock Due 2007 and Qualifications, Limitations and Restrictions thereof..............
   3.4    -- Certificate of Designation,  Preferences and Relative,  Participating, Optional and
             Other Special Rights of Series C Junior Discount Preferred Stock and  Qualifications,
             Limitations and Restrictions thereof.................................................
   4.1    -- Indenture dated as of  May 15, 1996 between the  Registrant and United States Trust
             Company of New York, relating to the  13 1/4% Senior Subordinated Discount Notes  due
             2006.................................................................................
   4.2    -- Form of 13 1/4% Senior Subordinated Discount Note due 2006 (included in Exhibit 4.1 hereof)..............................................................................
   4.3    -- Indenture  dated  as of  March  1,  1995 between  Benedek  Broadcasting  Corporation
             ('Benedek  Broadcasting') and The  Bank of New  York, relating to  the 11 7/8% Senior
             Secured Notes due 2005 of Benedek Broadcasting.......................................
   4.4    -- Form of 11 7/8%  Senior Secured Note due 2005  of Benedek Broadcasting (included  in
             Exhibit 4.3 hereof)..................................................................
   4.5    -- Certificate of Designation of the  Powers, Preferences and Relative, Participating,
             Optional and Other Special Rights  of 15.0% Exchangeable Redeemable Senior  Preferred
             Stock  Due 2007  and Qualifications, Limitations  and Restrictions  thereof (filed as
             Exhibit 3.3 hereof)..................................................................
   4.6    -- Certificate of  Designation, Preferences and  Relative, Participating, Optional  and
             Other  Special Rights of Series C Junior Discount Preferred Stock and Qualifications,
             Limitations and Restrictions thereof (filed as Exhibit 3.4 hereof)...................
   4.7    -- Warrant Agreement dated as of June  5, 1996 between the Registrant and IBJ  Schroder
             Bank & Trust Company with respect to Class A Common Stock of the Registrant..........
  *5      -- Opinion of Shack & Siegel, P.C., counsel for Registrant.............................
  10.1    -- Purchase Agreement dated May  30, 1996 between the  Registrant and Goldman, Sachs &
             Co...................................................................................
  10.2    -- Exchange and Registration Rights Agreement dated May 30, 1996 between the Registrant and Goldman, Sachs &  Co. with respect  to the 13  1/4% Senior Subordinated  Discount
             Notes of the Registrant..............................................................
  10.3    -- Placement Agreement dated June  5, 1996 among the  Registrant, Goldman, Sachs & Co.
             and BT Securities Corporation........................................................
  10.4    -- Exchange and Registration Rights Agreement dated June 5, 1996 among the  Registrant,
             Goldman,  Sachs  &  Co. and  BT  Securities  Corporation with  respect  to  the 15.0%
             Exchangeable Redeemable Senior Preferred Stock due 2007 of the Registrant............
  10.5    -- Warrant Agreement dated as of June  5, 1996 between the Registrant and IBJ  Schroder
             Bank & Trust Company (filed as Exhibit 4.7 hereof)...................................
  10.6    -- Contingent Warrant Escrow Agreement  dated June 5, 1996  between the Registrant and
             IBJ Schroder Bank & Trust Company....................................................
  10.7    -- Common  Stock Registration  Rights Agreement  dated as  of June  5, 1996  among  the
             Registrant, Goldman, Sachs & Co. and BT Securities Corporation.......................
  10.8    -- Credit  Agreement  dated  as  of  June  6,  1996  among  the  Registrant,  Benedek
             Broadcasting, the Lenders listed therein, Pearl Street L.P., Goldman, Sachs & Co. and
             Canadian Imperial Bank of Commerce, New York Agency..................................
  10.9    -- Guaranty dated as of  June 6, 1996 by the  Registrant in favor of Canadian  Imperial
             Bank of Commerce, New York Agency....................................................
  10.10   -- Pledge  Agreement dated  as of  June 6,  1996 between  the Registrant  and Canadian
             Imperial Bank of Commerce, New York Agency...........................................
  10.11   -- Security Agreement  dated as of  June 6,  1996 between the  Registrant and  Canadian
             Imperial Bank of Commerce, New York Agency...........................................

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
                                                                                                    LOCATION OF EXHIBIT
EXHIBIT                                                                                                IN SEQUENTIAL
  NO.                                           DESCRIPTION                                          NUMBERING SYSTEM
- -------   ---------------------------------------------------------------------------------------   -------------------
  10.12   -- Collateral Account Agreement  dated as of  June 6, 1996  between the Registrant and
             Canadian Imperial Bank of Commerce, New York Agency..................................
  10.13   -- Third Party Account Agreement dated as of June 6, 1996 among the Registrant,  AMCORE
             Bank, N.A., Rockford and Canadian Imperial Bank of Commerce, New York Agency.
  10.14   -- Form  of Indemnity  Agreement  between the  Registrant  and each  of  its executive officers and directors...............................................................
 *10.15   -- Option  Agreement dated  as of  June 6,  1996 between  the Registrant  and K.  James
             Yager................................................................................
  12.1    -- Statement of computation of ratio of earnings to fixed charges......................
  21      -- Subsidiaries of the Registrant......................................................
 *23.1    -- Consent of Shack & Siegel, P.C. (included in Exhibit 5 hereof)......................
  23.2    -- Consent of McGladrey & Pullen, LLP with respect to the Registrant...................
  23.3    -- Consent  of  Arthur  Andersen LLP  with  respect  to the  TV  Division  of Stauffer
             Communications, Inc..................................................................
  23.4    -- Consent   of  Arthur   Andersen  LLP   with  respect   to  Brissette   Broadcasting
             Corporation..........................................................................
  24.1    -- Power of Attorney of the Registrant (included on page II-4 hereof)..................
  25      -- Statement of Eligibility of Trustee on Form T-1 related to the Notes................
  27      -- Financial Data Schedule.............................................................
  99.1    -- Form of Letter of Transmittal relating  to the 13 1/4% Senior Subordinated Discount
             Notes due 2006.......................................................................
  99.2    -- Form of Notice of  Guaranteed Delivery relating to  the 13 1/4% Senior  Subordinated
             Discount Notes due 2006..............................................................
  99.3    -- Form of  Letter to  Brokers, Dealers, Commercial  Banks, Trust  Companies and Other
             Nominees relating to the 13 1/4% Senior Subordinated Discount Notes due 2006.........
  99.4    -- Form of Letter to Clients relating to the 13 1/4% Senior Subordinated Discount Notes due 2006.............................................................................

- ------------

* To be filed by amendment.




                             STATEMENT OF DIFFERENCE

         The service mark shall be expressed as ..........'sm'
         The section mark shall be expressed as...........'SS'


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